    As filed with the Securities and Exchange Commission on August 20, 1998

                                                 Registration No. 333-58061
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________


                                AMENDMENT NO. 1

                                       TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                _______________


                             AVIVA PETROLEUM INC.
            (Exact name of registrant as specified in its charter)

            TEXAS                                 1311                        75-1432205
(State or other jurisdiction of        (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)         Classification Code Number)        Identification Number)

                                                                   JAMES L. BUSBY
                                                                SECRETARY AND TREASURER
                                                                  AVIVA PETROLEUM INC.
           8235 DOUGLAS AVENUE                                    8235 DOUGLAS AVENUE
                SUITE 400                                              SUITE 400
            DALLAS, TEXAS 75225                                   DALLAS, TEXAS 75225
             (214) 691-3464                                          (214) 691-3464
 (Address, including zip code, and telephone            (Name, address, including zip code, and
      number, including area code, of                       telephone number, including area
 registrant's principal executive offices)                     code, of agent for service)

                                  Copies to:

        VINSON & ELKINS L.L.P.                     PARSONS BEHLE & LATIMER
          FIRST CITY TOWER                             ONE UTAH CENTER
         1001 FANNIN STREET                         201 SOUTH MAIN STREET
       HOUSTON, TEXAS 77002-6760                         SUITE 1800
     ATTENTION:  WILLIAM E. JOOR III            SALT LAKE CITY, UTAH 84145-0898
            (713) 758-2222                       ATTENTION:  STUART A. FREDMAN

                                                  (801) 532-1234

                              ___________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                _______________




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



================================================================================

                          GARNET RESOURCES CORPORATION

                                  RR2 BOX 4400

                            NACOGDOCHES, TEXAS 75961



Dear Stockholder:

     A Special Meeting of Stockholders (the "Garnet Special Meeting") of Garnet Resources Corporation ("Garnet") will be held at 201 South Main, Suite 1800, Salt Lake City, Utah, on September 29, 1998 at 10:00 a.m. local time.

     At the Garnet Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 24, 1998 (the "Merger Agreement") providing for the merger (the "Merger") of an indirect, wholly owned subsidiary ("Merger Sub") of Aviva Petroleum Inc. ("Aviva") with and into Garnet, pursuant to which (a) Garnet will be the corporation surviving the Merger (the "Surviving Corporation"), (b) subject to the next sentence, each share of Garnet Common Stock outstanding immediately prior to the consummation of the Merger will be converted into 0.10 of one share of Aviva Common Stock (the "Exchange Ratio") and (c) Garnet will become a wholly owned subsidiary of Aviva. If any record holder of Garnet Common Stock would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger, the shares of Garnet Common Stock so held will be converted into the right to receive cash at the rate of $0.02 per share. In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Garnet stockholders at the Garnet Special Meeting and a proxy card.
The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Garnet and Aviva.

     THE GARNET BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF GARNET AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE GARNET SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE GARNET SPECIAL MEETING, HOWEVER, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE GARNET SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE GARNET SPECIAL MEETING.

                                Sincerely,



                                Douglas W. Fry
                                President, Chief Executive Officer and Director

                          GARNET RESOURCES CORPORATION

                                  RR2 BOX 4400

                            NACOGDOCHES, TEXAS 75961


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        To be held on September 29, 1998

To the Stockholders of Garnet Resources Corporation:

     A Special Meeting of Stockholders (the "Garnet Special Meeting") of Garnet Resources Corporation, a Delaware corporation ("Garnet"), will be held on Tuesday, September 29, 1998 at 10:00 a.m., local time, at 201 South Main, Suite 1800, Salt Lake City, Utah, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of June 24, 1998 (the "Merger Agreement"), among Aviva Petroleum Inc., a Texas corporation ("Aviva"), Aviva Merger Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Aviva ("Merger Sub"), and Garnet. Pursuant to the Merger Agreement, Merger Sub would be merged with and into Garnet (the "Merger") and, among other things but subject to the following proviso, each share of common stock, par value $.01 per share, of Garnet ("Garnet Common Stock") outstanding at the effective time of the Merger would be converted into 0.10 of one share of common stock, without par value, of Aviva, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part; provided, however, that, if any record holder of Garnet Common Stock would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger, the shares of Garnet Common Stock so held will be converted into the right to receive cash at the rate of $0.02 per share; and

          2. to transact such other business as may properly come before the Garnet Special Meeting or any adjournment thereof.

     The Board of Directors of Garnet has fixed the close of business on August 10, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Garnet Special Meeting and any adjournment thereof. Only holders of record of shares of Garnet Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Garnet Special Meeting. A complete list of such stockholders will be available for examination at the offices of Garnet in Salt Lake City, Utah during normal business hours by any Garnet stockholder, for any purpose germane to the Garnet Special Meeting, for a period of 10 days prior to the meeting. Stockholders of Garnet are not entitled to appraisal rights under the General Corporation Law of the State of Delaware in respect of the Merger.

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF GARNET COMMON STOCK ENTITLED TO VOTE IS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE GARNET SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE GARNET SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE GARNET SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                              By Order of the Board of Directors



                              Edgar L. Dyes
                              Secretary
Nacogdoches, Texas
______________, 1998

                             AVIVA PETROLEUM INC.

                         SUITE 400, 8235 DOUGLAS AVENUE

                              DALLAS, TEXAS 75225


Dear Stockholder:

     A Special Meeting in lieu of the 1998 Annual Meeting of Stockholders (the "Aviva Special Meeting") of Aviva Petroleum Inc. ("Aviva") will be held at Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3800, Dallas, Texas, on September 29, 1998 at 10:00 a.m. local time.

     At the Aviva Special Meeting you will be asked to consider and vote upon a proposal to approve the issuance by Aviva of an aggregate of up to 14,036,987 shares of common stock, without par value ("Aviva Common Stock"), of Aviva, of which (i) up to 1,149,216 shares would be issued pursuant to an Agreement and Plan of Merger dated as of June 24, 1998 (the "Merger Agreement") providing for the merger (the "Merger") of an indirect, wholly owned subsidiary of Aviva Petroleum Inc. ("Aviva") with and into Garnet Resources Corporation ("Garnet"), as a result of which (a) Garnet will be the corporation surviving the Merger,
(b) subject to the next sentence, each share of common stock, par value $0.01 per share, of Garnet ("Garnet Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into 0.10 of one share of "Aviva Common Stock" and (c) Garnet will become a wholly owned subsidiary of Aviva, and (ii) 12,887,771 shares would be issued pursuant to a Debenture Purchase Agreement (the "Debenture Purchase Agreement") dated as of June 24, 1998 between Aviva and the holders of $15,000,000 in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures due December 21, 1998 (the "Debentures"). If any record holder of Garnet Common Stock would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger, the shares of Garnet Common Stock so held will be converted into the right to receive cash at the rate of $0.02 per share. Consummation of the purchase of the Debentures by Aviva is a condition to Aviva's obligation to consummate the Merger pursuant to the Merger Agreement.

     In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by the Aviva stockholders at the Aviva Special Meeting and by the Garnet stockholders at the Garnet Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger, the Merger Agreement and the Debenture Purchase Agreement and includes information about Garnet and Aviva.

     THE AVIVA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE DEBENTURE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF AVIVA AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ISSUANCE OF AVIVA COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE DEBENTURE PURCHASE AGREEMENT.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE AVIVA SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE AVIVA SPECIAL MEETING, HOWEVER, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE AVIVA SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE AVIVA SPECIAL MEETING.

Sincerely,



Ronald Suttill
President, Chief Executive Officer and Director

                              AVIVA PETROLEUM INC.

                         SUITE 400, 8235 DOUGLAS AVENUE

                              DALLAS, TEXAS 75225

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        To be held on September 29, 1998

To the Stockholders of Aviva Petroleum Inc.:

     A Special Meeting in lieu of the 1998 Annual Meeting of Stockholders (the "Aviva Special Meeting") of Aviva Petroleum Inc., a Texas corporation ("Aviva"), will be held on Tuesday, September 29, 1998 at 10:00 a.m., local time, at Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3800, Dallas Texas, for the following purposes:

          1. To consider and vote upon the proposed issuance by Aviva of an aggregate of up to 14,036,987 shares of common stock, without par value ("Aviva Common Stock"), of Aviva (the "Share Issuance"), of which (i) up to 1,149,216 shares would be issued pursuant to an Agreement and Plan of Merger dated as of June 24, 1998 (the "Merger Agreement") providing for the merger (the "Merger") of an indirect, wholly owned subsidiary ("Merger Sub") of Aviva Petroleum Inc. ("Aviva") with and into Garnet Resources Corporation, a Delaware corporation ("Garnet"), as a result of which (a) Garnet will be the corporation surviving the Merger, (b) subject to the following proviso, each share of common stock, par value $0.01 per share, of Garnet ("Garnet Common Stock") outstanding immediately prior to the consummation of the Merger would be converted into 0.10 of one share of Aviva Common Stock and (c) Garnet would become a wholly owned subsidiary of Aviva and (ii) 12,887,771 shares would be issued pursuant to a Debenture Purchase Agreement (the "Debenture Purchase Agreement") dated as of June 24, 1998 between Aviva and the holders of $15,000,000 in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures due December 21, 1998 (the "Debentures") in exchange for the Debentures, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement and the Debenture Purchase Agreement, copies of which are filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part; provided, however, that, if any record holder of Garnet Common Stock would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger, the shares of Garnet Common Stock so held will be converted into the right to receive cash at the rate of $0.02 per share; and

          2.  to elect a board of directors consisting of two directors; and

          3. to approve KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998; and

          4. to transact such other business as may properly come before the Aviva Special Meeting or any adjournment thereof.

     The Board of Directors of Aviva has fixed the close of business on August 10, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Aviva Special Meeting and any adjournment thereof. Only holders of record of shares of Aviva Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Aviva Special Meeting. A complete list of such stockholders will be available for examination at the offices of Aviva in Dallas, Texas during normal business hours by any Aviva stockholder, for any purpose germane to the Aviva Special Meeting, for a period of 10 days prior to the meeting. Stockholders of Aviva are not entitled to appraisal rights under the Texas Business Corporation Act in respect of the Share Issuance.

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF AVIVA COMMON STOCK ENTITLED TO VOTE WITH RESPECT TO THE SHARE ISSUANCE AND PRESENT AT THE AVIVA SPECIAL MEETING IN PERSON OR BY PROXY IS REQUIRED TO APPROVE THE SHARE ISSUANCE. EVEN IF YOU PLAN TO ATTEND THE AVIVA SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE AVIVA SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE AVIVA SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                              By Order of the Board of Directors



                              James L. Busby
                              Secretary
Dallas, Texas
______________, 1998

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   SUBJECT TO COMPLETION, DATED AUGUST 20, 1998

                              AVIVA PETROLEUM INC.
                          GARNET RESOURCES CORPORATION
                        JOINT PROXY STATEMENT/PROSPECTUS

  This Joint Proxy Statement/Prospectus relates to the proposed merger of Aviva Merger, Inc. a Delaware corporation ("Merger Sub") and an indirect, wholly owned subsidiary of Aviva Petroleum Inc., a Texas corporation ("Aviva"), with and into Garnet Resources Corporation, a Delaware corporation ("Garnet"), pursuant to the Agreement and Plan of Merger dated as of June 24, 1998 among Aviva, Merger Sub and Garnet (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

  This Joint Proxy Statement/Prospectus also relates to the issuance by Aviva of an aggregate of up to 14,036,987 shares of Aviva Common Stock (the "Share Issuance"), of which (i) up to 1,149,216 shares would be issued in the Merger pursuant to the Merger Agreement and (ii) 12,887,771 shares would be issued in exchange for $15,000,000 in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures due December 21, 1998 (the "Debentures") pursuant to the Debenture Purchase Agreement dated as of June 24, 1998 between Aviva and the holders of the Debentures (the "Debenture Purchase Agreement"). Consummation of the purchases of the Debentures by Aviva is a condition to Aviva's obligation to consummate the Merger.

  As a result of the Merger, (i) Garnet would become a wholly owned subsidiary of Aviva and (ii) each share of common stock, par value $.01 per share, of Garnet ("Garnet Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than Garnet Common Stock held directly or indirectly by Aviva or Garnet, would be converted into 0.10 of one share of common stock, without par value, of Aviva ("Aviva Common Stock"); provided, however, that any record holder of Garnet Common Stock who would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger will receive cash at the rate of $0.02 per share for each of the shares of Garnet Common Stock held by such holder.

  This Joint Proxy Statement/Prospectus is being furnished to holders of Garnet Common Stock in connection with the solicitation of proxies by the Board of Directors of Garnet for use at the special meeting of stockholders of Garnet to be held on September 29, 1998 (the "Garnet Special Meeting"). At the Garnet Special Meeting, holders of Garnet Common Stock will be asked to adopt the Merger Agreement.

  This Joint Proxy Statement/Prospectus is also being furnished to holders of Aviva Common Stock in connection with the solicitation of proxies by the Board of Directors of Aviva for use at the special meeting in lieu of the 1998 annual meeting of stockholders of Aviva to be held on September 29, 1998 (the "Aviva Special Meeting"). At the Aviva Special Meeting, holders of Aviva Common Stock will be asked to approve the Share Issuance, to elect two directors and to approve the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of Aviva with respect to up to 1,149,216 shares of Aviva Common Stock to be issued pursuant to the Merger Agreement.

  The shares of Aviva Common Stock issued pursuant to the Merger and in connection with the purchase of the Debentures will be deposited with ChaseMellon Shareholder Services L.L.C., as Depositary pursuant to a Depositary Agreement with Aviva, and the Depositary will issue and deliver to the holders of Garnet Common Stock and the Debentures Depositary Shares evidenced by Depositary Receipts on the basis of one Depositary Share for each five shares of Aviva Common Stock. The Aviva Depositary Shares will be listed on the American Stock Exchange ("ASE").

  On August 18, 1998, the middle market price of Aviva Common Stock on the London Stock Exchange Limited was 6.50 pence and the closing price of Aviva Depositary Shares (each of which represents five shares of Aviva Common Stock) on the ASE was $0.50. On the same day, the closing price of Garnet Common Stock, as reported on the OTC Bulletin Board ("OTCBB"), was $0.01.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS _____________, 1998. THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO STOCKHOLDERS OF GARNET AND AVIVA ON OR ABOUT _____________, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AVIVA OR GARNET. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AVIVA OR GARNET SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

                             AVAILABLE INFORMATION

     AVIVA AND GARNET ARE SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") (FILE NOS. 1-13440 AND 0-16621, RESPECTIVELY), AND, IN ACCORDANCE THEREWITH, FILE PERIODIC REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") RELATING TO THEIR RESPECTIVE BUSINESSES, FINANCIAL STATEMENTS AND OTHER MATTERS. REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY AVIVA AND GARNET CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ROOM 1024, 450 FIFTH STREET, N.W., JUDICIARY PLAZA, WASHINGTON, D.C. 20549, AND AT THE COMMISSION'S REGIONAL OFFICES AT SEVEN WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK 10048 AND CITICORP CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661-2511. COPIES OF SUCH MATERIAL CAN BE OBTAINED BY MAIL FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT 450 WEST FIFTH STREET, N.W., WASHINGTON, D.C. 20549, AT PRESCRIBED RATES. THE COMMISSION ALSO MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING AVIVA AND GARNET. THE ADDRESS OF THAT WEB SITE IS HTTP://WWW.SEC.GOV. IN ADDITION, REPORTS, PROXY STATEMENTS AND OTHER INFORMATION CONCERNING AVIVA MAY BE INSPECTED AT THE OFFICES OF THE ASE, 86 TRINITY PLACE, NEW YORK, NEW YORK 10006.

     AVIVA HAS FILED WITH THE COMMISSION A REGISTRATION STATEMENT ON FORM S-4 (TOGETHER WITH ALL AMENDMENTS, SUPPLEMENTS AND EXHIBITS THERETO, THE "REGISTRATION STATEMENT") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WITH RESPECT TO THE OFFERING, SALE AND DELIVERY OF THE AVIVA COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT. THE INFORMATION CONTAINED HEREIN WITH RESPECT TO AVIVA AND ITS AFFILIATES, INCLUDING MERGER SUB, HAS BEEN PROVIDED BY AVIVA, AND THE INFORMATION CONTAINED HEREIN WITH RESPECT TO GARNET AND ITS AFFILIATES HAS BEEN PROVIDED BY GARNET, CERTAIN PARTS OF WHICH WERE OMITTED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION. FOR FURTHER INFORMATION, REFERENCE IS HEREBY MADE TO THE REGISTRATION STATEMENT. ANY STATEMENTS CONTAINED HEREIN CONCERNING THE PROVISIONS OF ANY DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OR OTHERWISE FILED WITH THE COMMISSION ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF SUCH DOCUMENT SO FILED. EACH SUCH STATEMENT IS QUALIFIED IN ITS ENTIRETY BY SUCH REFERENCE.

     ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO AVIVA WAS SUPPLIED BY AVIVA, AND ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO GARNET WAS SUPPLIED BY GARNET.

FORWARD LOOKING STATEMENTS

     STATEMENTS RELATING TO AVIVA CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, AVIVA, THROUGH ITS MANAGEMENT, FROM TIME TO TIME MAKES FORWARD-LOOKING PUBLIC STATEMENTS CONCERNING ITS EXPECTED FUTURE OPERATIONS AND PERFORMANCE AND OTHER DEVELOPMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE NECESSARILY ESTIMATES REFLECTING AVIVA'S BEST JUDGMENT BASED ON CURRENT INFORMATION AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THERE CAN BE NO ASSURANCE THAT OTHER FACTORS WILL NOT AFFECT THE ACCURACY OF SUCH FORWARD-LOOKING STATEMENTS. WHILE IT IS IMPOSSIBLE TO IDENTIFY ALL SUCH FACTORS, FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ESTIMATED BY AVIVA INCLUDE, AMONG OTHER THINGS, GENERAL ECONOMIC CONDITIONS, VOLATILITY OF OIL AND GAS PRICES, THE IMPACT OF POSSIBLE GEOPOLITICAL OCCURRENCES WORLD-WIDE AND IN COLOMBIA, IMPRECISION OF RESERVE ESTIMATES, CHANGES IN LAWS AND REGULATIONS, UNFORESEEN ENGINEERING AND MECHANICAL OR TECHNOLOGICAL DIFFICULTIES IN DRILLING, WORKING-OVER AND OPERATING WELLS DURING THE PERIODS COVERED BY THE FORWARD LOOKING STATEMENTS AND WORSENING FINANCIAL DIFFICULTIES AFFECTING AVIVA'S CO-OWNER OF OIL AND GAS PROPERTIES IN COLOMBIA, AS WELL AS OTHER FACTORS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

     CERTAIN OF THE MATTERS DISCUSSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO GARNET ARE FORWARD-LOOKING STATEMENTS, AND SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. THE FORWARD-LOOKING STATEMENTS WERE PREPARED ON THE BASIS OF CERTAIN ASSUMPTIONS THAT RELATE, AMONG OTHER THINGS, TO COSTS EXPECTED TO BE INCURRED IN THE DEVELOPMENT OF GARNET'S PROPERTIES, THE RECEIPT OF ENVIRONMENTAL AND OTHER NECESSARY ADMINISTRATIVE PERMITS REQUIRED FOR SUCH DEVELOPMENT, FUTURE OIL PRICES, FUTURE PRODUCTION RATES AND THE ABILITY TO CONCLUDE A BUSINESS COMBINATION OR A DEBT RESTRUCTURING TRANSACTION. EVEN IF THE ASSUMPTIONS ON WHICH THE PROJECTIONS ARE BASED PROVE ACCURATE AND APPROPRIATE, THE ACTUAL RESULTS OF GARNET'S OPERATIONS IN THE FUTURE MAY VARY WIDELY FROM THE FINANCIAL PROJECTIONS DUE TO UNFORESEEN ENGINEERING, MECHANICAL OR TECHNOLOGICAL DIFFICULTIES IN DRILLING OR WORKING OVER WELLS, REGIONAL POLITICAL ISSUES, GENERAL ECONOMIC CONDITIONS, INCREASED COMPETITION, CHANGES IN GOVERNMENT REGULATION OR INTERVENTION IN THE OIL AND GAS INDUSTRY, AND OTHER RISKS DESCRIBED HEREIN. ACCORDINGLY, THE ACTUAL RESULTS OF GARNET'S OPERATIONS IN THE FUTURE MAY VARY WIDELY FROM THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN.

                               TABLE OF CONTENTS

                                                                                                 Page
AVAILABLE INFORMATION............................................................................  2
     Forward Looking Statements..................................................................  3

QUESTIONS AND ANSWERS ABOUT
     THE AVIVA/GARNET MERGER.....................................................................  9

SUMMARY.......................................................................................... 12
     The Companies............................................................................... 12
     Our Reasons for the Merger.................................................................. 12
     The Stockholder Meetings.................................................................... 12
     Our Recommendations to Stockholders......................................................... 13
     The Record Date for Voting at the Special Meetings.......................................... 13
     Votes Required.............................................................................. 13
     Voting...................................................................................... 13
     Security Ownership of Management............................................................ 13
     The Merger and the Merger Agreement......................................................... 14
     Related Transactions........................................................................ 14
     Ownership of Aviva Following the Merger..................................................... 14
     Interests of Certain Persons in the Merger.................................................. 14
     Directors of Aviva Following the Merger..................................................... 14

     Conditions to the Merger...................................................................  15
     No Solicitation............................................................................  15
     Termination of the Merger Agreement........................................................  15
     Termination Fees...........................................................................  16
     Material Federal Income Tax Consequences...................................................  16
     Anticipated Accounting Treatment...........................................................  16
     No Appraisal Rights........................................................................  16
     Comparative Rights of Garnet and Aviva Stockholders........................................  16

RISK FACTORS....................................................................................  17
     Fixed Merger Consideration for Garnet Stockholders.........................................  17
     Effect of Volatile Product Prices and Markets..............................................  17
     Reliance on Estimates of Proved Reserves and Future Net Cash Flows.........................  17
     Replacement of Reserves....................................................................  18
     Substantial Capital Requirements...........................................................  18
     Leverage...................................................................................  18
     Drilling Risks.............................................................................  19
     Title to Properties........................................................................  19
     Operating Hazards; Limited Insurance Coverage..............................................  19
     Year 2000 Compliance.......................................................................  19
     Governmental Regulation and Environmental Matters..........................................  20
     Competition................................................................................  20
     Restrictions on Dividends..................................................................  20
     Risks Relating to Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for
         Aviva's Securities.....................................................................  20
     Possible Volatility of Stock Price.........................................................  21
     Recent Losses..............................................................................  21

MARKET PRICE AND DIVIDEND DATA..................................................................  22
     Market Prices..............................................................................  22
     Dividends..................................................................................  23

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION..........................................  24
     Aviva Petroleum Inc........................................................................  24
     Garnet Resources Corporation...............................................................  26

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.....................................  28

COMPARATIVE PER SHARE DATA......................................................................  29

THE COMPANIES...................................................................................  30
     Aviva......................................................................................  30
     Merger Sub.................................................................................  30
     Garnet.....................................................................................  30

THE SPECIAL MEETINGS............................................................................  30
     Garnet.....................................................................................  30
     Aviva......................................................................................  31

REASONS FOR THE MERGER..........................................................................  33
     General Background.........................................................................  33
     Aviva......................................................................................  34
     Garnet.....................................................................................  34

     Pro Forma Financial Condition..............................................................  35
     Aviva Board of Directors...................................................................  36
     Garnet Board of Directors..................................................................  38

THE MERGER......................................................................................  39
     General Description of the Merger..........................................................  39
     Interests of Certain Persons in the Merger.................................................  39
     Federal Income Tax Consequences............................................................  40
     Accounting Treatment.......................................................................  40
     Governmental and Regulatory Approvals......................................................  40
     Restrictions on Resales by Affiliates......................................................  41
     Rights of Dissenting Stockholders..........................................................  41

CERTAIN TERMS OF THE MERGER AGREEMENT...........................................................  41
     Effective Time of the Merger...............................................................  41
     Manner and Basis of Converting Shares......................................................  41
     Garnet Options.............................................................................  42
     Conditions to the Merger...................................................................  42
     Representations and Warranties.............................................................  43
     Certain Covenants; Conduct of Business Prior to the Merger.................................  43
     No Solicitation............................................................................  44
     Certain Post-Merger Matters................................................................  45
     Termination or Amendment of the Merger Agreement...........................................  45
     Expenses and Termination Fee...............................................................  46
     Indemnification............................................................................  46

THE DEBENTURE PURCHASE AGREEMENT................................................................  46
     General....................................................................................  46
     Representations and Warranties.............................................................  47
     Conditions.................................................................................  47
     Termination................................................................................  47

THE BANK CREDIT FACILITY........................................................................  48

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.............................................  49
     Unaudited Pro Forma Condensed Statement of Operations
             Year Ended December 31, 1997.......................................................  49
     Unaudited Pro Forma Condensed Statement of Operations
             Six Months Ended June 30, 1998.....................................................  50
     Unaudited Pro Forma Condensed Balance Sheet
             June 30, 1998......................................................................  51
     Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements...................  52

SUPPLEMENTAL INFORMATION RELATED TO OIL AND GAS ACTIVITIES......................................  54
     Quantities of Oil and Gas Reserves (unaudited).............................................  54
     Standardized Measure of Oil and Gas Reserves (unaudited)...................................  54

PRO FORMA PRODUCTION, SALES PRICES AND COSTS....................................................  56
     Pro Forma Productive Wells and Acreage.....................................................  57

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
       AND RESULTS OF OPERATIONS OF AVIVA.......................................................  59
     Results of Operations......................................................................  59
     Year 2000..................................................................................  62

     Liquidity and Capital Resources............................................................  62
     New Accounting Pronouncements..............................................................  63

BUSINESS AND PROPERTIES OF AVIVA................................................................  64
     General....................................................................................  64
     Current Operations.........................................................................  64
     Risks Associated with Aviva's Business.....................................................  65
     Products, Markets and Methods of Distribution..............................................  66
     Regulation.................................................................................  67
     Competition................................................................................  71
     Employees..................................................................................  72
     Properties.................................................................................  72
     Legal Proceedings..........................................................................  77

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS OF GARNET.......................................................  79
     Liquidity and Capital Resources............................................................  79
     Year 2000..................................................................................  80
     New Accounting Pronouncements..............................................................  80
     Results of Operations......................................................................  82

BUSINESS AND PROPERTIES OF GARNET...............................................................  84
     General....................................................................................  84
     Risks Associated with Garnet's Business....................................................  85
     Competition................................................................................  86
     Markets....................................................................................  86
     Regulation.................................................................................  87
     Employees..................................................................................  87
     Financial Information about Foreign and Domestic Operations and Export Sales...............  87
     Properties.................................................................................  87
     Supplementary Information in Respect of Oil and Gas Properties.............................  89
     Legal Proceedings..........................................................................  90

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................  91
     Aviva......................................................................................  91
     Garnet.....................................................................................  91

DESCRIPTION OF AVIVA CAPITAL STOCK..............................................................  93
     General....................................................................................  93
     Aviva Common Stock.........................................................................  93
     Certain Provisions of Aviva Charter and Bylaws.............................................  93
     Transfer Agent and Registrar...............................................................  93

DESCRIPTION OF DEPOSITARY SHARES................................................................  94
     Deposit and Withdrawal of Aviva Common Stock...............................................  94
     Dividends, Other Distributions and Rights..................................................  94
     Record Dates...............................................................................  95
     Voting of the Aviva Common Stock...........................................................  95
     Inspection of Transfer Books...............................................................  95
     Reports and Notices........................................................................  96
     Changes Affecting Aviva Common Stock.......................................................  96
     Amendment and Termination of the Deposit Agreement.........................................  96
     Charges of Depositary......................................................................  97
     General....................................................................................  97

COMPARATIVE RIGHTS OF AVIVA AND GARNET STOCKHOLDERS.............................................  97
     Amendments to the Charter..................................................................  97
     Amendments to Bylaws.......................................................................  98
     Board of Directors.........................................................................  98
     Removal of Directors.......................................................................  98
     Newly Created Directorships and Vacancies..................................................  98
     Special Meetings of Stockholders...........................................................  99
     Action by Written Consent..................................................................  99
     Voting.....................................................................................  99
     Mergers and Other Fundamental Transactions.................................................  99
     Limitations on Directors' Liability........................................................ 100
     Indemnification............................................................................ 100

THE AVIVA SPECIAL MEETING; ADDITIONAL MATTERS................................................... 101
     Election of Aviva Directors................................................................ 101
     Information Regarding Current Directors.................................................... 101
     Information Regarding Nominees for Director................................................ 101
     Executive Officers of Aviva................................................................ 102
     Meetings and Committees of the Board of Directors.......................................... 102
     Compliance with Section 16(a) of the Securities Exchange Act of 1934....................... 102
     Summary Compensation Table................................................................. 103
     Directors' Fees............................................................................ 103
     Option Grants During 1997.................................................................. 103
     Option Exercises During 1997 and Year End Option Values.................................... 103
     Compensation Committee Interlocks and Insider Participation in Compensation Decisions...... 103
     Employment Contracts....................................................................... 104
     Compensation Committee Report on Executive Compensation.................................... 104
     Performance Graph.......................................................................... 104
     Security Ownership of Certain Beneficial Owners............................................ 106
     Security Ownership of Management........................................................... 108

INDEPENDENT PUBLIC ACCOUNTANTS.................................................................. 110

LEGAL MATTERS................................................................................... 110

EXPERTS......................................................................................... 110

STOCKHOLDER PROPOSALS........................................................................... 110

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES..............................  F - 1

                          QUESTIONS AND ANSWERS ABOUT
                            THE AVIVA/GARNET MERGER


Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: Garnet is engaged in the oil and gas exploration and production business through the ownership and operation of certain properties in Colombia. Aviva is similarly engaged and is the co-owner of the Colombian oil and gas properties operated by Garnet. Aviva also owns oil and gas properties located in the offshore waters of the Gulf of Mexico. For various reasons, including depressed oil and gas prices, Garnet is experiencing serious financial difficulties. If Garnet were unable to continue to pay its share of the costs of operating the Colombian properties, the financial burden of doing so would fall on Aviva and both companies would risk forfeiture of their interests in the properties. Aviva is experiencing similar financial difficulties and is unlikely to be able to bear the additional financial burden of operating the properties. The managements of the two companies believe that a merger of the two companies, together with the debt relief to be provided in conjunction with the merger, will enable the combined company to withstand the current financial crisis.

Q:   WHAT ARE POSSIBLE DISADVANTAGES TO ME IF THE TWO COMPANIES MERGE?

A: Although consummation of the merger will result in reduced leverage of the combined company as a result of the conversion of outstanding debentures into common stock and refinancing of current bank debt, there can be no assurance that the combined company will be successful in pursuing its oil and gas business. In addition, with respect to holders of Garnet common stock, their position in the combined company will be heavily diluted, particularly by holders of outstanding debentures whose interests will be converted into shares of common stock of the combined company. Finally, there is a risk that integration of the two companies will not be successful, although such risk is minimized by the fact that Aviva and Garnet are currently joint operating partners with respect to their Colombian properties and that ongoing management by Garnet personnel will be severely reduced.

Q:   WHAT WILL GARNET STOCKHOLDERS RECEIVE FOR THEIR GARNET SHARES?

A: Depending on the number of shares of Garnet common stock you own, you will receive either cash or depositary shares representing Aviva common stock.

Q:   HOW DO I DETERMINE WHICH I WILL RECEIVE?

A: If you own less than 1,000 shares of Garnet common stock, you will receive cash in the amount of $0.02 per share. If you own 1,000 or more shares (i.e., enough to entitle you to receive at least 100 shares of Aviva common stock), you will receive Aviva common stock.

Q:   IF I AM ENTITLED TO AVIVA COMMON STOCK, WHAT WILL I RECEIVE?

A: You will receive one-tenth of one share of Aviva common stock in exchange for each of your shares of Garnet common stock. This exchange ratio will not change, even if the market price of Aviva's common stock or Garnet's common stock increases or decreases between now and the date that the merger is completed. Aviva will not issue fractional shares, but will pay cash in lieu thereof.

Q:   WILL I BE ABLE TO SELL THE AVIVA COMMON STOCK?

A: No, but you will be able to sell the depositary shares you receive in lieu of Aviva common stock. In the U. S., the only market for Aviva securities is the American Stock Exchange. The securities listed on that exchange are depositary shares representing shares of Aviva common stock. Consequently, the shares of Aviva common stock to be issued pursuant to the merger will be deposited with an institutional depositary for the benefit of the former Garnet stockholders. The depositary will issue depositary shares on the basis of one depositary share for each five shares of Aviva common stock. The depositary receipts representing the depositary shares will be delivered to the former Garnet stockholders.

Q:   WILL AVIVA STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. The merger will not have any effect on the number of shares of Aviva common stock that you own.

Q:   WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the September 29, 1998 Aviva special stockholder meeting (if you are an Aviva stockholder) or at the September 29, 1998 Garnet special stockholder meeting (if you are a Garnet stockholder).

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you are a Garnet stockholder, your broker will not be able to vote your shares without instructions from you. If you are an Aviva stockholder, your broker will not be able to vote your shares without instructions from you, except with respect to the election of directors and ratification of Aviva's independent accountants. You should instruct your broker to vote your shares, following the directions by your broker. If you are a Garnet stockholder and wish to revoke your proxy, you may do so (i) by writing to Garnet Resources Corporation, 1214 Wilmington Avenue, Suite 303, Salt Lake City, Utah 84106, Attention: President, or (ii) by attending the Garnet Special Meeting and voting your shares in person. If you are an Aviva stockholder and wish to revoke your proxy, you may do so (i) by writing to Aviva Petroleum Inc., Suite 400, 8235 Douglas Avenue, Dallas, Texas 75225,
     Attention: Secretary, or (ii) by attending the Aviva Special Meeting and voting your shares in person.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy card is voted at the applicable stockholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are a Garnet stockholder, after the merger is completed you will receive written instructions for exchanging your shares of Garnet common stock for depositary shares representing shares of Aviva common stock (and your cash payment in lieu of any fractional share of Aviva common stock). If you are an Aviva stockholder, you will keep your certificates.

Q:   WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Neither Aviva nor Garnet has, during the last fifteen years, paid any dividends with respect to its outstanding common stock. The board of directors does not now intend to pay any such dividends in the foreseeable future.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS?

A: The Merger will not constitute a tax-free reorganization for federal income tax purposes. Accordingly, a holder of Garnet common stock that exchanges such stock for Aviva common stock in the Merger will recognize gain or loss equal to the difference between the fair market value of the Aviva common stock, plus any cash received in lieu of fractional shares, received by such holders in the Merger and the adjusted basis of the Garnet common stock surrendered in the Merger. Thus, the Merger could result in a federal income tax liability.

     The merger will not have any effect on Aviva stockholders for federal income tax purposes.

     Neither Aviva nor Garnet will recognize gain or loss solely as a result of the Merger.

Q:   ARE ANY REGULATORY APPROVALS NEEDED TO COMPLETE THE MERGER?

A: No, other than certain filings under the securities or blue sky laws of certain states.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger in the third quarter of 1998. We are working toward completing the merger as quickly as possible.

Q:   WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both of our companies file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov and, in the case of Aviva, at the offices of the American Stock Exchange. For a more detailed description of the information available, please see pages 2 and 3.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you are an Aviva stockholder and you have more questions about the merger, you should contact:

          AVIVA PETROLEUM INC.
          8235 Douglas Avenue
          Suite 400
          Dallas, Texas  75225
          Telephone: (214) 691-3464
          Attn.:  Mr. Ronald Suttill

     If you are a Garnet stockholder and you have more questions about the merger, you should contact:

          GARNET RESOURCES CORPORATION
          1214 Wilmington Avenue
          Suite 303
          Salt Lake City, Utah 84106
          Telephone:  (801) 484-3088
          Attn.:  Mr. Douglas W. Fry

                                    SUMMARY

     This summary primarily highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other available information referred to in "Where Can I Find More Information about the Companies?" (page 11). The merger agreement is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. Aviva and Garnet will furnish copies of the merger agreement to any stockholder of such corporation upon request. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                            THE COMPANIES  (PAGE 30)

AVIVA PETROLEUM INC. (PAGE 30)
8235 Douglas Avenue
Suite 400
Dallas, Texas 75225

     Aviva is engaged in the exploration for and development and production of oil and gas in Colombia and offshore in the United States. At June 30, 1998, Aviva had consolidated total assets of approximately $10.131 million and consolidated stockholders' deficit of approximately $1.981 million and employed 8 persons. For the year ended December 31, 1997, and the six months ended June 30, 1998, Aviva reported net losses of $22.482 million and $5.729 million, respectively. Non-cash write-downs of oil and gas properties included in these figures were $19.953 million (1997) and $4.725 million (1998), respectively, resulting primarily from substantial reductions in oil and gas prices in these periods.

GARNET RESOURCES CORPORATION (PAGE 30)
RR 2 Box 4400
Nacogdoches, Texas 75961

     Garnet is engaged primarily in the exploration, development and production of oil and gas properties located outside the United States. Garnet currently holds interests in oil and gas properties in Colombia and in Papua New Guinea. At June 30, 1998, Garnet had consolidated total assets of approximately $8.880 million and consolidated stockholders' deficit of approximately $14.462 million and employed approximately 75 persons. Garnet reported net losses of $27.790 million and $6.879 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The non-cash write-downs of oil and gas properties for such periods were $25.752 million and $5.127 million, respectively. These write-downs resulted primarily from substantial reductions in oil and gas prices.

     The report of Garnet's independent public accountants with respect to Garnet's financial statements as of and for the year ended December 31, 1997 was qualified by a discussion of the substantial uncertainty that exists regarding Garnet's ability to continue as a going concern. You should review the discussion contained in this Joint Proxy Statement/Prospectus under the caption "Reasons for the Merger -- Garnet."

                      OUR REASONS FOR THE MERGER (PAGE 33)

     Subsidiaries of Garnet and Aviva are co-owners of oil and gas properties located in Colombia. For various reasons, including depressed oil and gas prices, Garnet is experiencing serious financial difficulties. If Garnet were unable to continue to pay its share of the costs of operating the Colombian properties, the financial burden of doing so would fall on Aviva and both companies would risk forfeiture of their interests in the properties. Aviva is experiencing similar financial difficulties and is unlikely to be able to bear the additional financial burden of operating the properties. The managements of the two companies believe that a merger of the two companies, together with the debt relief to be provided in conjunction with the merger, will enable the combined company to withstand the current financial crisis.

                      THE STOCKHOLDER MEETINGS  (PAGE 30)

     AVIVA. A special meeting of the stockholders of Aviva in lieu of its annual meeting will be held on Tuesday, September 29, 1998, at Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3800, Dallas, Texas 75201 at 10:00 a.m. local time. At the meeting, Aviva stockholders will be asked to:

     . approve the issuance of shares of Aviva common stock to Garnet stockholders in the merger and to the holders of the Garnet debentures pursuant to the debenture purchase agreement,

     . elect two directors; and

     . ratify the appointment of KPMG Peat Marwick LLP as Aviva's independent auditors.

     GARNET. A special meeting of the stockholders of Garnet will be held on Tuesday, September 29, 1998, at 201 South Main, Suite 1800, Salt Lake City, Utah at 10:00 a.m. local time. At the meeting, Garnet stockholders will be asked to approve the merger agreement.


OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGE 36)

TO AVIVA STOCKHOLDERS:

     The Aviva Board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote "FOR" the issuance of the Aviva shares (i) in the merger and (ii) to the holders of the Garnet debentures in exchange for the debentures. The Aviva Board also unanimously recommends that you vote "FOR" the election of the Board's nominees to the Aviva Board of Directors and "FOR" the ratification of the Board's selection of KPMG Peat Marwick LLP as Aviva's independent accountants.

TO GARNET STOCKHOLDERS:

     The Garnet Board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote "FOR" the approval of the merger agreement.

THE RECORD DATE FOR VOTING AT THE SPECIAL MEETINGS (PAGE 31)

     AVIVA. The close of business on August 10, 1998 was the record date for determining the holders of common stock of Aviva that are entitled to vote at the Aviva special meeting. There are 31,482,716 shares of common stock of Aviva entitled to be voted at the Aviva special meeting.

     GARNET. The close of business on August 10, 1998 was the record date for determining the holders of common stock of Garnet that are entitled to vote at the Garnet special meeting. There are 11,492,162 shares of common stock of Garnet entitled to be voted at the Garnet special meeting.

VOTES REQUIRED  (PAGE 31)

     AVIVA. The transaction of business at the Aviva special meeting requires the presence in person or by proxy of the holders of one-third of the shares of common stock of Aviva entitled to vote in order to constitute a quorum. If a quorum is present, (i) approval of the Share Issuance requires the affirmative vote of a majority of the shares of common stock of Aviva entitled to vote with respect thereto present in person or by proxy at the Aviva special meeting, (ii) the election of each director requires a plurality of the votes cast and (iii) ratification of the selection of independent accountants requires the affirmative vote of the holders of a majority of the shares of common stock of Aviva present in person or by proxy at the meeting and entitled to vote thereon.

     GARNET. The transaction of business at the Garnet special meeting requires the presence in person or by proxy of the holders of a majority of the shares of Garnet common stock entitled to vote in order to constitute a quorum. If a quorum is present, the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Garnet common stock entitled to vote.

VOTING  (PAGE 31)

     AVIVA. Aviva stockholders will have one vote at the Aviva Special Meeting for each share of Aviva Common stock held of record on August 10, 1998 for each of the matters to be considered at the meeting. If you are a holder of Aviva depositary shares, you should instruct the depositary to vote the Aviva common stock represented by your depositary shares in accordance with your wishes, following directions provided by the depositary.

     GARNET. Garnet stockholders will have one vote at the Garnet special meeting for each share of Garnet common stock held of record on August 10, 1998 for each of the matters to be considered at the meeting.

SECURITY OWNERSHIP OF MANAGEMENT  (PAGES 91 AND 108)

     AVIVA. As of the Aviva record date, the directors and executive officers of Aviva owned approximately 8.7% of the outstanding shares of Aviva common stock entitled to vote at the Aviva special meeting. Each of such directors and executive officers has advised Aviva that he or she plans to vote or to direct the vote of all such shares of Aviva common stock in favor of the Share Issuance, the election of the proposed nominees for director and the ratification of Aviva's independent auditors.

     GARNET. At the Garnet record date, the directors and executive officers of Garnet did not own any of the outstanding shares of Garnet common stock entitled to vote at the Garnet special meeting.

                      THE MERGER AND THE MERGER AGREEMENT

WHAT YOU WILL RECEIVE IN THE MERGER  (PAGE 39)

     AVIVA STOCKHOLDERS:

     After the Merger, each share of Aviva common stock will remain outstanding and will represent one share of the combined companies, which will continue under the name "Aviva Petroleum Inc."

     GARNET STOCKHOLDERS:

     At the effective time of the merger, (i) Merger Sub will be merged with and into Garnet, and Garnet will be the surviving corporation in the merger, (ii) Garnet will become a wholly owned subsidiary of Aviva and (iii) subject to certain provisions with respect to fractional shares, each issued and outstanding share of Garnet common stock will, depending on the number of shares of Garnet common stock you hold, be converted into the right to receive $0.02 in cash or be converted into Aviva common stock at the exchange ratio of one-tenth of one share of Aviva common stock for each share of Garnet common stock.

     If you hold less than 1,000 shares of Garnet common stock (which at such exchange ratio would entitle you to receive less than 100 shares of Aviva common stock), you will receive cash at the rate of $0.02 per share. If you hold 1,000 shares of Garnet common stock, you will receive shares of Aviva common stock at the rate of one-tenth of one Aviva share for each Garnet share.

                     RELATED TRANSACTIONS (PAGE 46)

     GARNET DEBENTURES. Aviva has entered into an agreement to purchase $15,000,000 in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures in exchange for 12,887,771 shares of Aviva common stock. Consummation of this transaction is a condition to the merger.


     BANK CREDIT FACILITY. Aviva and its bank lender have amended Aviva's bank credit facility to allow Aviva to borrow $15,000,000 at the effective time of the Merger. Aviva will use these funds to pay $7.44 million owed to its bank lender and approximately $6.3 million owed by Garnet to another bank, which borrowings were guaranteed by the Overseas Private Investment Corporation. Consummation of this transaction is a condition to the merger.

 OWNERSHIP OF AVIVA FOLLOWING THE MERGER (PAGE 39)

     Assuming that, following the record dates, there are no changes in the numbers of shares of Aviva common stock or Garnet common stock outstanding and the numbers of shares of Garnet common stock held by the holders thereof do not change prior to the effective date of the merger, Aviva would issue 1,124,714 shares of its common stock and pay $5,000 in cash pursuant to the merger. No shares of Aviva common stock will be issued on exercise of Garnet stock options after the merger because the holders of such options will be required to surrender the options as a condition of the merger. Consequently, current holders of Garnet common stock would own approximately 2% of the outstanding Aviva common stock after the merger. The holders of the Garnet debentures will acquire Aviva common stock representing approximately 28% of the shares outstanding after the merger.

   INTERESTS OF CERTAIN PERSONS IN THE MERGER  (PAGE 39)

     In considering the Garnet Board's recommendation that Garnet stockholders vote in favor of approval and adoption of the merger agreement and the transactions related thereto, Garnet stockholders should be aware that the President and Chief Executive Officer and the Vice President -- Finance and Secretary of Garnet have change in control severance agreements with Garnet that give them interests in the merger that are different from other Garnet stockholders.

DIRECTORS OF AVIVA FOLLOWING THE MERGER  (PAGE 101)

     Pursuant to the merger agreement, Aviva and Garnet have agreed that the Board of Directors of Aviva immediately following the merger will be reduced to three and will consist of two members of Aviva's Board of Directors and, in addition, Robert J. Cresci, a director of Garnet.

     CONDITIONS TO THE MERGER  (PAGE 42)

     Aviva and Garnet will not complete the merger unless a number of conditions are satisfied or, if permitted, waived by them. These include:

     . the approval and adoption of the merger agreement by the stockholders of Garnet;

     .    the approval of the Share Issuance by the stockholders of Aviva;

     . the absence of any law, regulation or order making the merger illegal or otherwise prohibiting consummation of the merger;

     . the depositary shares representing the Aviva common stock shall have been listed on the American Stock Exchange; and

     . the accuracy in all material respects of the representations and warranties of each party and compliance in all material respects with all agreements and covenants by each party.

In addition, Aviva will not complete the merger unless a number of conditions are satisfied or, if permitted, waived by it. These include:

     . The Garnet debentures shall have been acquired by Aviva in exchange for 12,887,771 shares of Aviva common stock;

     . The bank credit agreement shall have been amended and the bank shall have made available to Aviva credit of $15,000,000 against which Aviva shall have refinanced the indebtedness theretofore outstanding under the bank credit agreement and shall have paid and discharged the Garnet bank debt;

     . The aggregate obligation of Garnet with respect to the principal of the Garnet bank debt shall not, on the closing date, exceed $6,000,000 (net of escrow amounts);

     . The aggregate amount of consolidated current assets of Garnet, less the aggregate amount of its consolidated liabilities, absolute and contingent, whether or not accrued (exclusive of indebtedness represented by the Garnet bank debt and the Garnet debentures), shall not be less than $100,000; and

     . Each holder of outstanding Garnet stock options shall have surrendered all such options to Garnet for cancellation.

     NO SOLICITATION  (PAGE 44)

     Garnet has agreed, subject to certain exceptions, not to initiate or engage in any discussions with another party regarding a business combination with such other party while the merger is pending.

     TERMINATION OF THE MERGER AGREEMENT (PAGE 45)

     BY EITHER PARTY. Aviva and Garnet mutually can agree to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval, without completing the merger. In addition, either one of them can terminate the merger agreement if:

     .    the merger is not completed before September 30, 1998;

     .    a governmental authority prohibits the merger;

     . the stockholders of Garnet do not approve and adopt the merger agreement; or

     .    the stockholders of Aviva do not approve the Share Issuance.

     BY AVIVA.  Aviva may terminate the merger agreement:

     . upon a breach of any representation, warranty, covenant or agreement on the part of Garnet set forth in the merger agreement or if any representation or warranty of Garnet shall have become untrue, in either case such that Aviva's conditions to effecting the merger would not be satisfied and such breach or untruth would result in a material adverse effect on Garnet;

     . if (A) a third party acquires securities representing more than 30% of the outstanding voting securities of Garnet or (B) individuals who as of the date of the merger agreement constitute the Board of Directors of Garnet shall cease for any reason to constitute a majority of the Board of Directors of Garnet; or

     . if the Board of Directors of Garnet withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to Aviva or recommends any superior proposal, or resolves to do so.

     BY GARNET.  Garnet may terminate the merger agreement:

     . upon a breach of any representation, warranty, covenant or agreement on the part of Aviva set forth in the merger agreement or if any representation or warranty of Aviva shall have become untrue, in either case such that Garnet's conditions to effecting the merger would not be satisfied, and such breach or untruth would result in a material adverse effect on Aviva; or

     . at any time prior to approval and adoption of the merger agreement and the merger by the stockholders of Garnet, upon 72 hours prior written notice to Aviva, if the Board of Directors of Garnet shall have concluded in good faith based on advice of outside counsel that such action is necessary to act in a manner consistent with its fiduciary duties under applicable law and subject to certain other conditions.

TERMINATION FEES  (PAGE 46)

     TERMINATION FEES PAYABLE TO AVIVA. If the merger agreement is terminated by Aviva because the Board of Directors of Garnet shall have withdrawn or modified its recommendation of the merger in a manner adverse to Aviva or shall have approved or recommended any superior proposal or because Garnet shall have breached the merger agreement or because of an acquisition of voting power or change of board of Garnet, Garnet will be required to pay to Aviva $50,000.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(PAGE 40)

     The merger will not constitute a tax-free reorganization for federal income tax purposes. Accordingly, even though no cash is received in the transaction, a holder of Garnet common stock that exchanges such stock for Aviva common stock in the merger will recognize gain or loss equal to the difference between the fair market value of the Aviva common stock received by such holder in the merger and the adjusted basis of the Garnet common stock surrendered in the merger. Thus, the merger could result in a federal income tax liability even though no cash is received in the transaction.

     TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU

ANTICIPATED ACCOUNTING TREATMENT  (PAGE 40)

     The merger will be accounted for as a "purchase" of Garnet for financial accounting purposes.

    NO APPRAISAL RIGHTS  (PAGE 41)

     Neither Aviva's nor Garnet's stockholders are entitled to any appraisal or dissenter's rights in connection with the merger.

  COMPARATIVE RIGHTS OF GARNET AND AVIVA STOCKHOLDERS  (PAGE 97)

     In the merger, if you are a Garnet stockholder, you will receive depositary shares, each of which represents five shares of Aviva common stock and you will thereby become an Aviva stockholder. There are various differences between the rights of Garnet stockholders and the rights of Aviva stockholders. If you are an Aviva stockholder, there will be no change in your rights as an Aviva stockholder after the merger.

                                  RISK FACTORS

     Stockholders of Aviva and Garnet should carefully review the following factors together with the other information contained in this Joint Proxy Statement/Prospectus prior to voting on the proposals herein.

FIXED MERGER CONSIDERATION FOR GARNET STOCKHOLDERS

     Stockholders of Garnet should consider that the merger consideration will not be adjusted in the event of an increase or decrease in the market price of Garnet Common Stock or an increase or decrease in the market price of Aviva Common Stock. Holders of Garnet Common Stock will receive 0.10 of one share of Aviva Common Stock for each share of Garnet Common Stock held. If any holder of Garnet Common Stock would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger, the shares of Garnet Common Stock so held will be converted into the right to receive cash at the rate of $0.02 per share. Stockholders of Garnet are urged to obtain current stock market quotations for Garnet Common Stock.

EFFECT OF VOLATILE PRODUCT PRICES AND MARKETS

     The future financial condition and results of operations of Aviva will depend upon the prices received for oil and gas production and the costs of acquiring, finding, developing and producing reserves. Prices for oil and gas are subject to fluctuations in response to relatively minor changes in supply, demand, market uncertainty and a variety of additional factors that are beyond the control of Aviva. These factors include worldwide political instability (especially in the Middle East and other oil-producing regions), the foreign supply of oil and gas, the price of foreign imports, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. A substantial or extended decline in oil or gas prices would have a material adverse effect on Aviva's financial position, results of operations, quantities of oil and gas that may be economically produced and access to capital.

     The sale of oil and gas production of Aviva depends upon a number of factors beyond its control, including the availability and capacity of transportation and processing facilities. A substantial portion of Aviva's oil and a significant portion of its gas is transported through gathering systems and pipelines that are not owned by Aviva. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other oil and gas shippers that may or may not have priority transportation agreements. Aviva has not experienced any material inability to market its proved reserves of oil or gas as a result of limited access to transportation space. If transportation space is materially restricted or is unavailable in the future, Aviva's ability to market its oil or gas could be impaired and cash flow from the affected properties could be reduced, which could have a material adverse effect on Aviva's financial condition or results of operations. See "-- Governmental Regulation and Environmental Matters."

     Oil and gas prices have historically been volatile and are likely to continue to be volatile in the future. Such volatility makes it difficult to estimate the value of producing properties for acquisition and to budget and project the financial return on exploration and development projects involving producing properties. In addition, unusually volatile prices often disrupt the market for oil and gas properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties. In particular, from January 2, 1997 to August 14, 1998, the prices of crude oil have ranged from a high of $26.62 per Bbl to a low of $11.56 per Bbl and gas prices have ranged from a high of $3.78 per MMbtu to a low of $1.78 per MMbtu, in each case as the reported NYMEX Daily Prompt Month Closing Price.

RELIANCE ON ESTIMATES OF PROVED RESERVES AND FUTURE NET CASH FLOWS

     Information relating to Aviva's and Garnet's proved oil and gas reserves set forth in this Joint Proxy Statement/Prospectus is based upon engineering estimates. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operation costs, the amount and timing of future development expenditures, and future oil and gas sales prices may all vary from those assumed in these estimates. Those variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

     The present value of estimated future net cash flows should not be construed as the current market value of the estimated proved oil and gas reserves attributable to Aviva's and Garnet's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Aviva's or Garnet's business or the oil and gas industry in general.

REPLACEMENT OF RESERVES

     Aviva's future success will depend on its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of Aviva will generally decline as reserves are depleted, except to the extent that Aviva conducts successful exploration or development activities or acquires properties containing proved reserves, or both. There can be no assurance that Aviva's planned development and exploration projects and acquisition activities will result in significant additional reserves or that Aviva will have success drilling productive wells at low finding and development costs. Furthermore, while Aviva's revenues may increase if prevailing oil and gas prices increase significantly, Aviva's finding costs for additional reserves could also increase.

SUBSTANTIAL CAPITAL REQUIREMENTS

     Aviva and Garnet have made, and Aviva will continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and gas reserves. Historically, Aviva and Garnet have financed these expenditures primarily with proceeds from bank borrowings, operational cash flow and private placements of equity and debt. Aviva and Garnet respectively made capital expenditures (including expenditures for acquisitions) of $8.7 million and $6.1 million during 1996, $2.8 million and $2.9 million during 1997 and $0.4 million and $0.3 million for the six months ended June 30, 1998. If following the consummation of the Merger, revenues decrease as a result of lower oil and gas prices or operating difficulties, Aviva may be limited in its ability to expend the capital necessary to undertake or complete its drilling program in future years. There can be no assurance that additional debt or equity financing on terms which are acceptable to Aviva or cash generated by operations will be available to meet these requirements.

LEVERAGE

     Upon consummation of the Merger, Aviva will have long-term indebtedness of approximately $15 million under its credit facility with ING (U.S.) Capital Corporation and Chase Bank of Texas, N.A. (the "Credit Facility"). It is anticipated that Aviva will incur additional indebtedness in the future to assist in financing its growth. Any delay in repayment or default on such debt could have an adverse effect on Aviva and its stockholders.

     Aviva's degree of leverage could have important consequences to the holders of the Aviva Common Stock, including the following: (i) Aviva's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of Aviva's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to Aviva for other purposes;
(iii) Aviva's borrowings under the Credit Facility will be at variable rates of interest, which will expose Aviva to the risk of increased interest rates; (iv) Aviva may be substantially more leveraged than certain of its competitors, which may place Aviva at a competitive disadvantage; and (v) Aviva's degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business.

DRILLING RISKS

     Drilling for oil and gas involves a high degree of risk. For any given well, there is no assurance that a reservoir will be encountered or, if encountered, will produce in commercial quantities. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including, without limitation, unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. Aviva's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on Aviva's future results of operations and financial condition. While all drilling, whether development or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons. Because of the percentage of Aviva's capital budget devoted to exploratory projects, it is likely that Aviva will continue to experience exploration and abandonment expenses.

TITLE TO PROPERTIES

     Substantially all of Aviva's oil and gas properties will be mortgaged to secure borrowings under the Credit Facility. In the event of Aviva's default under certain provisions of the Credit Facility, Aviva's ownership interest in these properties may be subject to foreclosure by the lender.

OPERATING HAZARDS; LIMITED INSURANCE COVERAGE

     Aviva's operations will be subject to oil field operating hazards such as fires, explosions, blowouts, cratering and oil spills, any of which can cause loss of hydrocarbons, personal injury and loss of life, and can severely damage or destroy equipment, suspend drilling operations and cause substantial damage to subsurface structures, surrounding areas or property of others. As protection against operating hazards, Aviva maintains broad insurance coverage, including indemnity insurance covering well control, redrilling and cleanup and containment expenses, Outer Continental Shelf Lands Act coverage, physical damage on certain risks, employer's liability, comprehensive general liability, appropriate auto and marine liability and workers' compensation insurance.
Aviva believes that such insurance coverage is customary for companies engaged in similar operations, but Aviva may not be fully insured against various of the foregoing risks, because such risks are either not fully insurable or the cost of insurance is prohibitive. Aviva does not carry business interruption insurance because of the prohibitively high cost. The occurrence of an uninsured hazardous event could have a material adverse effect on the financial condition of Aviva.

     On August 3, 1998, Colombian leftist guerilla groups launched a nationwide series of attacks. As a result of one attack, Aviva's oil production and storage facilities at the Mary field were damaged and minor damage was inflicted on the Linda facilities. While it is too early to accurately assess the cost of repairs, Aviva does not believe the property damage will exceed property insurance limits. As of August 10, 1998, Aviva's oil production from the Linda and Toroyaco fields had been restored, however, production from the Mary and Miraflor fields may be suspended or significantly curtailed for at least several weeks and possibly longer depending on the extent of damage and availability of repair crews.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish the 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Based on a preliminary study, Aviva expects to spend approximately $0.1 million from 1998 through 1999 to modify its computer information systems enabling proper processing of transactions relating to the year 2000 and beyond. Aviva continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized. Although Aviva does not expect the amounts required to be expensed over the next two years to have a material effect on its financial position or results of operations, there can be no assurance that Aviva's upgraded system will contain all necessary software routines and programs necessary for the accurate calculation, display, storage and manipulation of data involving dates. Moreover, Aviva cannot determine what effect, if any, the Year 2000 requirements will have on its vendors, customers, other businesses with which it conducts business and the numerous local, state, federal and other U.S. and foreign governmental entities by which it is regulated, governed or taxed. No assurance can be given that the computer systems and software of such entities will be Year 2000 compliant or that compliance costs or the impact of Aviva's failure to achieve substantial Year 2000 compliance will not have a material adverse effect on Aviva's financial position and results of operations.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     Aviva's business will be regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, oil and gas. Aviva's business will also be subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. As with any owner of property, Aviva will also be subject to cleanup costs and liability for hazardous materials, asbestos or any other toxic or hazardous substance that may exist on or under any of its properties. The implementation of new, or the modification of existing, laws or regulations, including amendments to the Oil Pollution Act of 1990, as amended, or regulations which may be promulgated thereunder, could have a material adverse effect on Aviva. The imposition of any such liabilities on Aviva could have a material adverse effect on Aviva's financial condition and results of operations.

COMPETITION

     The oil and gas industry is highly competitive. Aviva will encounter competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. Aviva's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than Aviva and which, in many instances, have been engaged in the energy business for a much longer time than Aviva. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than Aviva's financial or human resources will permit. Aviva's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

RESTRICTIONS ON DIVIDENDS

     Dividends will be paid on Aviva Common Stock only if, as and when declared by the Board of Directors of Aviva. Aviva's ability to pay dividends is limited by the terms of the Credit Facility and may be limited by terms of any future debt indentures and preferred stock. It is Aviva's current intention to retain earnings to fund future growth and, therefore, Aviva will not pay dividends.

RISKS RELATING TO LOW-PRICED STOCK; POSSIBLE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR AVIVA'S SECURITIES

     If the Aviva Depositary Shares cease to be listed on the ASE, the Aviva Depositary Shares would become subject to Rule 15g-9 under the Exchange Act. This Rule (the "Penny Stock Rule") imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may affect the ability of broker-dealers to sell Aviva's securities and may affect the ability of purchasers to sell any of Aviva's securities in the secondary market.

     The Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

     The foregoing required penny stock restrictions will not apply to Aviva Depositary Shares if Aviva satisfies ASE requirements regarding continued listing. There can be no assurance that Aviva Depositary Shares will qualify for exemption from the penny stock restrictions. In any event, even if Aviva Depositary Shares were exempt from such restrictions, Aviva would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

     If Aviva securities were subject to the rules on penny stocks, the market liquidity for Aviva could be materially adversely affected.

POSSIBLE VOLATILITY OF STOCK PRICE

     Following the Merger, the market price for Aviva capital stock may be highly volatile depending on various factors, including the general economy, stock market conditions, announcements by Aviva, its competitors and fluctuations in Aviva's overall operating results. In addition, the stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. The trading price of Aviva capital stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, governmental regulatory action, general trends in the industry and overall market conditions, and other factors. No assurance can be given or prediction made as to the relationship between trading prices of Garnet Common Stock and Aviva Common Stock prior to completion of the Merger and future trading prices for Aviva Common Stock following the Merger.

RECENT LOSSES

     Aviva has incurred net losses in the last five years of its operations. There can be no assurance that Aviva will be profitable in the future. See "Selected Historical Consolidated Financial Information -- Aviva Petroleum Inc."

                    MARKET PRICE AND DIVIDEND DATA

MARKET PRICES

      Aviva Depositary Shares (each representing five shares of Aviva Common Stock) are traded on the ASE under the symbol "AVV" and Garnet Common Stock is traded on the OTC Bulletin Board (the "OTCBB") under the symbol "GARN." The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Aviva Depositary Shares and Garnet Common Stock as reported on the ASE and the OTCBB.

                                                      Aviva           Garnet
                                                  --------------   -------------
                                                   High     Low    High     Low
                                                  ------   -----   -----   -----
1995*
  First Quarter................................   $ 6.13   $5.13   $3.50   $2.13
  Second Quarter...............................     7.38    5.13    3.13    1.75
  Third Quarter................................     5.38    4.00    2.38    1.63
  Fourth Quarter...............................     4.88    4.25    2.38    1.00
1996*
  First Quarter................................     4.38    3.88    2.00    0.94
  Second Quarter...............................    11.38    3.50    1.00    0.44
  Third Quarter................................     6.25    3.00    0.63    0.25
  Fourth Quarter...............................     5.75    3.00    0.56    0.25
1997*
  First Quarter................................     4.13    2.88    1.00    0.38
  Second Quarter...............................     3.00    1.63    0.50    0.31
  Third Quarter................................     4.13    1.63    0.50    0.25
  Fourth Quarter...............................     2.06    0.98    0.38    0.03
1998*
  First Quarter................................     1.75    1.00    0.10    0.03
  Second Quarter...............................     1.19    0.69    0.14    0.01
  Third Quarter (through August 10, 1998)......     0.88    0.50    0.02    0.01

 * Calendar quarters. The fiscal years of both Aviva and Garnet end on December 31.

  The Aviva Common Stock (rather than Aviva Depositary Shares) is traded on the London Stock Exchange Limited (the "LSE"). The following table sets forth, for the periods indicated, the middle market prices for the Aviva Common Stock as published in the Daily Official List and do not represent actual transactions. Prices on the LSE are expressed in British pounds sterling and, accordingly, the prices for the Common Stock traded on the LSE included in the following table are similarly expressed. For ease of reference, these prices are also expressed in U.S. dollars, having been converted using the exchange rate in effect on the first day on which the stock price attained the high or low price indicated.

                                                             Pounds                    Dollars
                                                             ------                    -------
                                                      High            Low           High      Low
                                                      ----            ---           ----      ---
1995
 First Quarter.............................   (Pounds)0.55   (Pounds)0.47          $0.87     $0.73
 Second Quarter............................           0.58           0.53           0.93      0.84
 Third Quarter.............................           0.53           0.45           0.85      0.71
 Fourth Quarter............................           0.55           0.38           0.85      0.59

1996
 First Quarter.............................           0.46           0.34           0.71      0.52
 Second Quarter............................           0.41           0.25           0.63      0.38
 Third Quarter.............................           0.34           0.25           0.53      0.38
 Fourth Quarter............................           0.41           0.28           0.67      0.43

                                                             Pounds                    Dollars
                                                             ------                    -------
                                                      High            Low            High       Low
                                                      ----           ----            ----       ---
1997
 First Quarter.............................   (Pounds)0.42   (Pounds)0.28           $0.69     $0.45
 Second Quarter............................           0.32           0.27            0.51      0.44
 Third Quarter.............................           0.30           0.21            0.50      0.34
 Fourth Quarter............................           0.25           0.17            0.40      0.28

1998
 First Quarter.............................           0.28           0.12            0.45      0.20
 Second Quarter............................           0.14           0.10            0.22      0.16
 Third Quarter (through August 10, 1998)...           0.10           0.07            0.17      0.12

-----------

     On April 15, 1998, the last trading day prior to the date of the joint announcement by Aviva and Garnet that they had entered into an agreement in principle contemplating the Merger, the closing per share sales prices of Aviva Depositary Shares (each representing five shares of Aviva Common Stock) and Garnet Common Stock, as reported on the ASE and the OTCBB, were $1.00 and $0.0625, respectively. See the cover page of this Joint Proxy Statement/Prospectus for recent closing prices of Aviva Depositary Shares and Garnet Common Stock.

     Following the Merger, Aviva Common Stock will continue to be traded on the LSE and Aviva Depositary Shares will continue to be traded on the ASE. Following the Merger, Garnet Common Stock will cease to be traded on the OTCBB and there will be no further market for the Garnet Common Stock.

DIVIDENDS

     No cash dividends were declared or paid on Aviva Common Stock or Garnet Common Stock during any of the calendar quarters indicated in the table above.

     The Board of Directors of Aviva does not intend for the foreseeable future to declare any dividends on the outstanding shares of Aviva Common Stock. The declaration and payment of future dividends, however, will be at the discretion of the Board of Directors of Aviva and will depend upon, among other things, future earnings of Aviva, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                              AVIVA PETROLEUM INC.

     The following selected historical financial information for each of the years ended December 31, 1993 through 1997 have been derived from Aviva's Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent public accountants. The selected consolidated financial data as of June 30, 1997 and 1998 and for the six month periods ended June 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements of Aviva, have been prepared on the same basis as the other financial statements of Aviva and, in the opinion of Aviva, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Aviva for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere herein. The oil and gas price declines discussed under "Reasons for the Merger -- General Background" have materially and adversely affected the financial results of operations of Aviva and Garnet for the year ended December 31, 1997 and the six months ended June 30, 1998 and may continue to materially and adversely affect their financial results of operations for the third and fourth quarters of fiscal year 1998 through further write-downs of the carrying costs of oil and gas properties and otherwise.

                                                       FOR THE YEARS ENDED                         SIX MONTHS ENDED
                                                           DECEMBER 31,                                 JUNE 30,
                                       1997        1996        1995        1994        1993        1998         1997
                                       ----        ----        ----        ----        ----        ----         ----
CONSOLIDATED INCOME                                        (in thousands, except per share data)
      STATEMENT DATA FOR
      THE PERIOD:

Revenues                             $  9,726     $13,750     $10,928     $ 8,546     $10,682     $ 2,060     $  5,553
Loss before extraordinary item
       and cumulative effect
       of accounting change          $(22,482)    $  (937)    $(2,689)    $(2,460)    $(1,963)    $(5,729)    $(14,036)
Extraordinary item -
        debt extinguishment          $      -     $     -     $     -     $     -     $  (341)    $     -     $      -
Cumulative effect to
        January 1, 1993 of
        change in
        accounting for taxes         $      -     $     -     $     -     $     -     $  (330)    $     -     $      -
Net loss                             $(22,482)    $  (937)    $(2,689)    $(2,460)    $(2,634)    $(5,729)    $(14,036)
Loss before extraordinary
        item and cumulative
        effect of accounting
        change per common share      $  (0.71)    $ (0.03)    $ (0.09)    $ (0.08)    $ (0.08)    $ (0.18)    $  (0.45)
Basic and diluted net loss
       per common share              $  (0.71)    $ (0.03)    $ (0.09)    $ (0.08)    $ (0.11)    $ (0.18)    $  (0.45)
Weighted average
       shares outstanding              31,483      31,483      31,483      31,483      24,756      31,483       31,483
Cash dividends per
       common share                  $      -     $     -     $     -     $     -     $     -     $     -     $      -


CONSOLIDATED BALANCE SHEET
 DATA AT PERIOD END:
Total assets                         $ 16,445     $42,944     $45,460     $42,383     $45,017     $10,131     $ 25,844
Long term debt, including
       current portion               $  7,690     $ 7,990     $13,067     $ 6,640     $ 5,476     $ 7,440     $  7,840
Stockholders' equity (deficit)       $  3,748     $26,230     $27,167     $29,856     $32,316     $(1,981)    $ 12,194

          Effective January 1, 1993, Aviva adopted Statement of Financial Accounting Standards No. 109 ("Statement 109"), without restatement of prior periods. Statement 109 requires recognition of deferred tax assets in certain circumstances and deferred tax liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. In connection with the application of the full cost method, Aviva recorded ceiling test write-downs of oil and gas properties of $19,953,000 in 1997 and $4,725,000 in the first half of 1998.

                          GARNET RESOURCES CORPORATION

  The following selected historical financial information for each of the years ended December 31, 1993 through 1997 have been derived from Garnet's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The report of Arthur Andersen LLP with respect to Garnet's financial statements as of and for the year ended December 31, 1997 was qualified by a discussion of the substantial uncertainty that exists regarding Garnet's ability to continue as a going concern. See "Reasons for the Merger -- Garnet." The selected consolidated financial data as of June 30, 1997 and 1998 and for the six month periods ended June 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements of Garnet, have been prepared on the same basis as the other financial statements of Garnet and, in the opinion of Garnet, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Garnet for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere herein. The oil and gas price declines discussed under "Reasons for the Merger -- General Background" have materially and adversely affected the financial results of operations of Aviva and Garnet for the year ended December 31, 1997 and the six months ended June 30, 1998 and may continue to materially and adversely affect their financial results of operations for the third and fourth quarters of fiscal year 1998 through further write-downs of the carrying costs of oil and gas properties and otherwise.

                                                       FOR THE YEARS ENDED                                   SIX MONTHS
                                                                                                                ENDED
                                                          DECEMBER 31,                                         JUNE 30
                                -----------------------------------------------------------------------------------------------

                                    1997          1996         1995         1994          1993          1998          1997
                                    ----          ----         ----         ----          ----          ----          ----
CONSOLIDATED INCOME                                         (in thousands, except per share data)
   STATEMENT DATA FOR
   THE PERIOD:
Revenues                          $  9,182     $11,709      $ 8,881       $ 4,355       $ 4,597      $  2,095      $  5,322

Loss before
   cumulative effect
   of accounting change           $(27,790)    $(2,060)     $(4,623)      $(7,426)      $(3,275)     $ (6,879)     $(16,074)

Cumulative effect to
   January 1, 1993 of change in
   accounting for taxes           $      -     $     -      $     -       $     -       $  (172)     $      -      $      -
Net loss                          $(27,790)    $(2,060)     $(4,623)      $(7,426)      $(3,447)     $ (6,879)     $(16,074)

Loss before cumulative
   effect of accounting change
   per common share               $  (2.42)    $ (0.18)     $ (0.40)      $ (0.67)      $ (0.29)     $  (0.60)     $  (1.40)

Basic and diluted net loss
   per common share               $  (2.42)    $ (0.18)     $ (0.40)      $ (0.67)      $ (0.31)     $  (0.60)     $  (1.40)

Weighted average
   shares outstanding               11,492      11,492       11,417        11,126        11,125        11,492        11,492
Cash dividends per
   common share                   $      -     $     -      $     -       $     -       $     -       $     -      $      -

CONSOLIDATED BALANCE SHEET
      DATA AT PERIOD END:

Total assets                      $ 16,460      $48,522      $48,959       $49,300       $52,151      $  8,880      $ 29,804
Long term debt, including
   current portion                $ 22,641      $23,634      $24,195       $19,438       $15,436      $ 21,302      $ 23,138
Stockholders' equity              $ (7,583)     $20,207      $22,267       $25,790       $33,216      $(14,462)     $  4,133
 (deficit)

          Effective January 1, 1993, Garnet adopted Statement of Financial Accounting Standards No. 109 ("Statement 109") without restatement of prior periods. Statement 109 requires recognition of deferred tax assets in certain circumstances and deferred tax liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information has been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The following selected unaudited pro forma combined financial information is based on the historical consolidated balance sheets and related historical consolidated statements of operations of Aviva and Garnet as adjusted to give effect to the Merger using the purchase method of accounting for business combinations. In addition, the following selected unaudited pro forma combined financial information gives effect to the purchase of the Garnet Debentures by Aviva pursuant to the Debenture Purchase Agreement, the borrowing by Aviva of $15 million pursuant to the Bank Credit Facility and the application of such funds to pay Aviva's indebtedness to the bank and Garnet's Chase Loan (as defined herein). The following selected unaudited pro forma combined financial information may not necessarily reflect the financial condition or results of operations of Aviva that would actually have resulted had the Merger occurred as of the date and for the periods indicated or reflect the future results of operations of Aviva.


                                                        Year Ended                          Six Months Ended
                                                     December 31, 1997                        June 30, 1998
                                                     -----------------                      ----------------
         (In thousands, except per share data)
COMBINED OPERATING STATEMENT
    DATA FOR THE PERIOD:
Revenues                                                  $ 18,708                               $  3,988
                                                          ========                               ========
Net loss                                                   (48,242)                               (12,272)
                                                          ========                               ========
Basic and diluted net loss per common share                  (1.04)                                 (0.26)
                                                          ========                               ========
Cash dividends per common share                                 --                                     --
                                                          ========                               ========
                                                                                                   As of
                                                                                               June 30, 1998
                                                                                               -------------
COMBINED BALANCE SHEET
    DATA AT PERIOD END:

Total assets                                                                                     $ 21,239
                                                                                                 ========
Long-term debt, including current portion                                                          15,000
                                                                                                 ========
Stockholders' equity                                                                                  169
                                                                                                 ========

                           COMPARATIVE PER SHARE DATA

     Set forth below are the net income and book value per common share data for Aviva and Garnet on an historical basis, a pro forma basis for Aviva and an equivalent pro forma basis for Garnet. The Aviva pro forma data was derived by combining historical consolidated financial information of Aviva and Garnet using the purchase method of accounting for business combinations, all on the basis described under "Selected Unaudited Pro Forma Combined Financial Information" herein. The equivalent pro forma data for Garnet was calculated by multiplying the Aviva pro forma per common share data by the Exchange Ratio of
0.10. No dividends were paid by either Aviva or Garnet during the periods presented.

     The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes thereto of Aviva and Garnet and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                         Year Ended                    Six Months
                                                                      December 31, 1997            Ended June 30, 1998
                                                                      -----------------            -------------------

AVIVA HISTORICAL PER COMMON SHARE DATA:
      Loss from continuing operations (basic and diluted)................  $(0.71)                       $ (0.18)
      Cash dividends.....................................................      --                             --
      Book value.........................................................    0.12                          (0.06)

AVIVA PRO FORMA PER COMMON SHARE DATA:
      Loss from continuing operations (basic and diluted)................  $(1.04)                       $ (0.26)
      Cash dividends.....................................................      --                             --
      Book value.........................................................    0.13                          0.004

GARNET HISTORICAL PER COMMON SHARE DATA:
      Loss from continuing operations (basic and diluted)................  $(2.42)                       $ (0.60)
      Cash dividends.....................................................      --                             --
      Book value.........................................................   (0.66)                         (1.26)

GARNET EQUIVALENT PRO FORMA PER COMMON SHARE DATA:
      Loss from continuing operations (basic and diluted)................  $(0.10)                       $ (0.03)
      Cash dividends.....................................................      --                             --
      Book value.........................................................    0.01                         0.0004

                                 THE COMPANIES

AVIVA

     Aviva Petroleum Inc. is a Texas corporation that, through its subsidiaries, is engaged in the exploration for and production and development of oil and gas in Colombia and offshore in the United States. Aviva was incorporated in 1973 and the Aviva Common Stock has been traded on the London Stock Exchange Limited (the "LSE") since 1982. Depositary shares ("Depositary Shares"), each representing the beneficial ownership of five shares of Aviva Common Stock, have traded on the Primary List of the American Stock Exchange (the "ASE") since May 31, 1995, and, prior to that, on the Emerging Company Marketplace of the ASE since November 14, 1994. Aviva's principal executive offices are located in Dallas, Texas and Aviva maintains a field office in Venice, Louisiana.

     Through a wholly owned subsidiary, Aviva is the owner of interests in, and is engaged in exploration for, and development and production of oil from, four Colombian concessions granted by Empresa Colombiana de Petroleos, the Colombian national oil company ("Ecopetrol"). Aviva's Colombian activities are carried out pursuant to four joint operating agreements between Neo Energy, Inc., a wholly owned subsidiary ("Neo"), and Aviva's co-owner Argosy Energy International ("Argosy" or the "Partnership"), a subsidiary of Garnet. Neo has a 45% interest and Argosy has the remaining 55% interest in the properties covered by the four joint operating agreements. Argosy is the operator of all the properties subject to those agreements.

     For the year ended December 31, 1997, Aviva had consolidated revenues of $9.726 million and a consolidated net loss of $22.482 million or $0.71 per share. For the six months ended June 30, 1998, Aviva had consolidated revenues of $2.060 million and a consolidated net loss of $5.729 million or $0.18 per share. Aviva's consolidated total stockholders' deficit at June 30, 1998 was $1.981 million.

MERGER SUB

     Merger Sub is a wholly-owned subsidiary of Aviva incorporated on June 24, 1998 in the State of Delaware.

GARNET

     Garnet Resources Corporation is a Delaware corporation that is engaged primarily in the exploration, development and production of oil and gas properties located outside the United States. Garnet currently holds interests in oil and gas properties in the Republic of Colombia and the Independent State of Papua New Guinea.

     Garnet's only revenue producing properties are its oil and gas properties located in Colombia. These properties are co-owned by Argosy and Neo, a wholly owned subsidiary of Aviva. Argosy Energy Incorporated, a wholly owned subsidiary of Garnet, is the general partner of Argosy and owns an 89.11% interest in Argosy. Garnet owns an additional 10.13% interest in Argosy as a limited partner. Argosy is the operator of all the properties subject to the four joint operating agreements described above among Argosy, Neo and Ecopetrol.

     For the year ended December 31, 1997, Garnet had consolidated revenues of $9.182 million and a consolidated net loss of $27.790 million or $2.42 per share. For the six months ended June 30, 1998, Garnet had consolidated revenues of $2.095 million and a consolidated net loss of $6.879 million or $0.60 per share. Garnet's consolidated total stockholders' deficit at June 30, 1998 was $14.462 million. The report of Garnet's independent public accountants with respect to Garnet's financial statements as of and for the year ended December 31, 1997 was qualified by a discussion of the substantial uncertainty that exists regarding Garnet's ability to continue as a going concern.

                              THE SPECIAL MEETINGS

GARNET

      DATE, TIME AND PLACE. The Special Meeting of stockholders of Garnet will be held on Tuesday, September 29, 1998, at 201 South Main, Suite 1800, Salt Lake City, Utah, commencing at 10:00 a.m. local time.

     PURPOSE OF THE SPECIAL MEETING. The purposes of the Garnet Special Meeting are to consider and vote upon (i) a proposal to adopt the Merger Agreement and
(ii) such other matters as may properly be brought before the Garnet Special Meeting.

     RECORD DATE AND OUTSTANDING SHARES. Only holders of record of Garnet Common Stock at the close of business on the Record Date (August 10, 1998) are entitled to notice of, and to vote at, the Garnet Special Meeting. There were approximately 1,600 holders of record of Garnet Common Stock on the Record Date, with 11,492,162 shares of Garnet Common Stock issued and outstanding. Each share of Garnet Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners and Management" for information regarding persons known to the management of Garnet to be the beneficial owners of more than 5% of the outstanding Garnet Common Stock.

     VOTING AND REVOCATION OF PROXIES. All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of Garnet Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of Garnet. A stockholder of Garnet who has executed and returned a proxy may revoke it at any time before it is voted at the Garnet Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the President of Garnet at Garnet Resources Corporation, 1214 Wilmington Ave., Suite 303, Salt Lake City, Utah 84106, stating that the proxy is revoked or (iii) attending the Garnet Special Meeting and voting in person.

     VOTE REQUIRED. The presence at the Garnet Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Garnet Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business, and adoption of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding Garnet Common Stock entitled to vote thereon. On the Record Date, there were 11,492,162 shares of Garnet Common Stock outstanding and entitled to vote at the Garnet Special Meeting. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

     Directors and officers of Garnet do not own any shares of Garnet Common Stock that were issued and outstanding on the Record Date.

     SOLICITATION OF PROXIES. In addition to solicitation by mail, the directors, officers, employees and agents of Garnet may solicit proxies from its stockholders by personal interview, telephone, telegram or otherwise. Garnet will bear the costs of the solicitation of proxies from its stockholders, except that Aviva and Garnet will each pay one-half of the cost of printing this Joint Proxy Statement/Prospectus, Commission and other regulatory filing fees incurred in connection with this Joint Proxy Statement/Prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Garnet for the forwarding of solicitation materials to the beneficial owners thereof. Garnet will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

     OTHER MATTERS. At the date of this Joint Proxy Statement/Prospectus, the Board of Directors of Garnet does not know of any business to be presented at the Garnet Special Meeting other than as set forth in the notice accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the Garnet Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. The persons voting such proxies will not use discretionary authority granted from proxies voting against the Merger to adjourn the Garnet Special Meeting in order to solicit additional votes.

AVIVA

     DATE, TIME AND PLACE. The Special Meeting of stockholders of Aviva will be held on September 29, 1998, at Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3800, Dallas, Texas commencing at 10:00 a.m. local time.

     PURPOSE OF THE SPECIAL MEETING. The purposes of the Aviva Special Meeting are to consider and vote upon (i) the Share Issuance, (ii) the election of a board of directors consisting of two directors (iii) the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998 and (iv) such other matters as may properly be brought before the Aviva Special Meeting.

     RECORD DATE AND OUTSTANDING SHARES. Only holders of record of Aviva Common Stock at the close of business on the Record Date (August 10, 1998) are entitled to notice of, and to vote at, the Aviva Special Meeting. There were approximately 5,663 holders of record of Aviva Common Stock on the Record Date, with 31,482,716 shares of Aviva Common Stock issued and outstanding. Each share of Aviva Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners and Management" for information regarding persons known to the management of Aviva to be the beneficial owners of more than 5% of the outstanding Aviva Common Stock.

     VOTING AND REVOCATION OF PROXIES. All properly executed proxies that are not revoked will be voted at the Aviva Special Meeting in accordance with the instructions contained therein. If a holder of Aviva Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval of the Share Issuance, "for" the election of the Board's nominees for directors and "for" the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998, all in accordance with the recommendation of the Board of Directors of Aviva. A stockholder of Aviva who has executed and returned a proxy may revoke it at any time before it is voted at the Aviva Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Aviva at Aviva Petroleum Inc., Suite 400, 8235 Douglas Avenue, Dallas, Texas 75225, stating that the proxy is revoked or (iii) attending the Aviva Special Meeting and voting in person.

     VOTE REQUIRED. Quorum. The presence at the Aviva Special Meeting, in person or by proxy, of the holders of a third of the outstanding shares of Aviva Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. On the Record Date, there were 31,482,716 shares of Aviva Common Stock outstanding and entitled to vote at the Aviva Special Meeting.

     SHARE ISSUANCE. The Share Issuance does not, under the Texas Business Corporation Act (the "TBCA"), require stockholder approval. The rules of the American Stock Exchange (the "ASE") require, however, that the Share Issuance be submitted to the stockholders of Aviva and be approved by a majority of the shares of Aviva Common Stock entitled to vote thereon and present in person or by proxy at the Aviva Special Meeting. In determining whether the proposal has received the affirmative vote of a majority of the shares of Aviva Common Stock present and entitled to vote thereon, abstentions and broker non-votes will not be counted.

     ELECTION OF DIRECTORS. A plurality of the votes cast is required to elect a nominee to the Aviva Board of Directors. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors assuming a quorum is present or represented at the meeting.

     RATIFICATION OF AUDITORS' SELECTION. The affirmative vote of the holders of a majority of the shares of Aviva Common Stock represented at the Aviva Special Meeting and entitled to vote on the matter is required to approve the proposal to ratify the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998. If the stockholders do not ratify the selection of KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Aviva Board of Directors.

     Directors and officers of Aviva own beneficially an aggregate of 2,880,291 shares of Aviva Common Stock that were issued and outstanding on the Record Date (representing approximately 9.04% of the outstanding Aviva Common Stock on the Record Date). Each of such directors and officers has advised Aviva that he intends to vote or direct the vote of all such shares of Aviva Common Stock in favor of the Share Issuance, the election of the Board's nominees for directors and ratification of the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998.

     SOLICITATION OF PROXIES. In addition to solicitation by mail, the directors, officers, employees and agents of Aviva may solicit proxies from its stockholders by personal interview, telephone, telegram or otherwise. Aviva will bear the costs of the solicitation of proxies from its stockholders, except that Aviva and Garnet will each pay one-half of the cost of printing this Joint Proxy Statement/Prospectus, the Commission and other regulatory filing fees incurred in connection with this Joint Proxy Statement/Prospectus and the solicitation fee of $7,500 described below. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Aviva for the forwarding of solicitation materials to the beneficial owners thereof. Aviva will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Aviva has engaged the services of ChaseMellon Shareholder Services, L.L.C. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Aviva stockholders for a fee of $7,500 plus payment of certain transaction costs and additional out-of-pocket expenses.

     OTHER MATTERS. At the date of this Joint Proxy Statement/Prospectus, the Board of Directors of Aviva does not know of any business to be presented at the Aviva Special Meeting other than as set forth in the notice accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the Aviva Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. The persons voting such proxies will not use discretionary authority granted from proxies voting against the Merger to adjourn the Aviva Special Meeting in order to solicit additional votes.

                             REASONS FOR THE MERGER

GENERAL BACKGROUND

     Aviva owns interests in oil and gas properties in both Colombia and offshore in the United States. The Colombian properties are, however, Aviva's primary source of oil and gas reserves. Aviva's total standardized measure of discounted (at 10% per annum) net future cash flows applicable to proved oil and gas reserves at December 31, 1997 was $11.420 million. Of this amount, $9.967 million was attributable to its interests in the Colombian properties.

     These properties are co-owned by subsidiaries of Aviva and Garnet. Neo, a wholly owned subsidiary of Aviva, owns a 45% interest and Argosy, a subsidiary of Garnet, owns the remaining 55% interest in the properties covered by four joint operating agreements among Neo and Argosy and Ecopetrol. Neo and Argosy are parties to four contracts with Ecopetrol, being called Santana, La Fragua, Yuruyaco and Aporte Putumayo. All four contracts relate to properties located in the Putumayo Basin of southwestern Colombia. Argosy is the operator under all four joint operating agreements.

     Argosy has, on behalf of both co-owners, filed with Ecopetrol applications for formal relinquishment of the Yuruyaco and Aporte Putumayo contracts, and the relinquishment of the La Fragua contract has been formally accepted by Ecopetrol. The operations of the co-owners in Colombia are concentrated in the Santana contract area.

     Twenty-one wells have been drilled on the properties covered by the Santana contract. Of thirteen exploratory wells, seven have been productive and six were dry holes. Of eight development wells, seven have been productive. Four fields have been discovered and have been declared commercial by Ecopetrol. Gross production from the Santana contract has totaled approximately 13.4 million barrels during the period from April 1992, when production commenced, through December 1997. Aviva's share of this production was approximately 2.0 million barrels and Garnet's share was approximately 2.5 million barrels.

     The Santana contract covers a 28-year period and required certain exploration expenditures in the early years of the contract (all of such obligations have been fulfilled by the co-owners) and, in the later years of the contract, allows exploitation of reserves that have been found. The Santana contract provides that Ecopetrol shall receive, on behalf of the Colombian Ministry of Mines, royalty payments in the amount of 20% of the gross proceeds of the oil produced pursuant to the contract, less certain costs of transporting the oil to the point of sale. Under the contract, application must be made to Ecopetrol for a declaration of commerciality for each discovery. If Ecopetrol declares the discovery commercial, it has the right to a 65% reversionary interest in the field and is required to pay 65% of future operating costs and 50% of future capital costs. If, alternatively, Ecopetrol declines to declare the discovery commercial, Neo and Argosy have the right to proceed with development and production at their own expense until such time as they have recovered 200% of the costs incurred, at which time Ecopetrol is entitled to back in for a 50% working interest in the field without payment or reimbursement of any historical costs. Exploration costs (as defined in the agreement) incurred by the co-owners prior to the declaration of commerciality are recovered by means of retention by the co-owners of all of the non-royalty proceeds of production from each well until costs relating to that well are recovered.

     The co-owners may initiate the recompletion of certain existing wells and various miscellaneous projects. Aviva's share of the estimated future costs of these development activities is approximately $0.3 million and Garnet's share is approximately $0.4 million, in each case as of June 30, 1998. Depending on the results of future exploration and development activities, substantial expenditures that have not been anticipated may be required. Failure by the co-owners to fund certain of these capital expenditures could, under either the contract or the joint operating agreement between the co-owners, result in the forfeiture of all or part of the co-owners' interests in this contract.

     Production from the Santana contract has been sold to Ecopetrol pursuant to various sales contracts, the most recent of which became effective on February 1, 1997, and was extended through December 31, 1998. Prices under the contract are determined differently depending on whether (in the discretion of Ecopetrol) the crude oil is exported. If the crude oil is exported, the price received by the co-owners is the export price less specified handling and commercialization charges and subject to an adjustment (specified in the contract) for the quality of the produced crude as compared with the overall pipeline blend at the point of export (the "Pipeline Blend Adjustment"). If the crude oil is not exported, the price received by the co-owners is the previous month's average posted price for Cano Limon crude less specified handling and transportation charges and subject to (i) the Pipeline Blend Adjustment and (ii) a deduction of $0.56 per barrel for the quality of the overall pipeline blend at the point of sale as compared with the quality of Cano Limon crude (the "Cano Limon Adjustment"). During 1997, Ecopetrol exported the crude each month and the net sales price averaged $17.39 per barrel after the handling and commercialization charges and the Pipeline Blend Adjustment.

     During the last quarter of calendar year 1997 and in the first half of calendar year 1998, world oil prices have declined dramatically. This decline in oil prices has been pronounced in Colombia. Colombian oil prices have, during the eighteen month period ended June 30, 1998, fallen from a high of $22.71 in January 1997 to $8.05 in June 1998. Whereas the sale price for crude oil from the Santana contract averaged $18.58 per barrel during the first half of calendar year 1997 and $17.39 per barrel for the year, the sale price averaged $11.53 per barrel during the first half of calendar year 1998.

     These price declines have materially and adversely affected the financial results of operations of Aviva and Garnet for the year ended December 31, 1997 and the six months ended June 30, 1998 and may continue to materially and adversely affect their financial results of operations for the third and fourth quarters of fiscal year 1998 through further write-downs of the carrying costs of oil and gas properties and otherwise.

     Aviva recorded write-downs of its carrying amounts of its Colombian oil and gas properties of $17.829 million and $3.355 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. Together with comparable write-downs of its carrying amounts of its United States oil and gas properties of $2.124 million and $1.370 million, respectively, these were the dominant causes of Aviva's reported consolidated net losses of $22.482 million for the year ended December 31, 1997 and $5.729 million for the six months ended June 30, 1998.

     The effect of these price declines on Garnet was comparable. Garnet recorded write-downs of its carrying amounts of its Colombian oil and gas properties of $25.752 million and $5.127 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. These were the dominant causes of Garnet's reported consolidated net losses of $27.790 million for the year ended December 31, 1997 and $6.879 million for the six months ended June 30, 1998.

AVIVA

     The effect on both Aviva and Garnet of the decline in Colombian oil prices has been dramatically adverse. As indicated below, the effect on Garnet may be sufficient to force it to declare bankruptcy if the Merger is not effected and its debt is not reduced as required by the Merger Agreement. While, as the following discussion indicates, Aviva's financial condition has been adversely affected by the decline in Colombian oil prices, the management of Aviva believes that a bankruptcy of Garnet, which owns Argosy, the operator of the Colombian oil and gas properties co-owned by Aviva, would be even more damaging to Aviva's financial condition. If Argosy cannot fund its obligations under the joint operating agreement, Aviva may be required to accept an assignment of Argosy's interest therein and assume those funding obligations. If thereafter, Aviva were to be unable to raise sufficient funds to meet such obligations, Aviva's interests in the properties may be forfeited. In light of the reduction of Aviva's cash flow resulting from the decline in oil prices, management of Aviva believes that Aviva's cash flow would not, at such prices, be sufficient to permit Aviva to bear, in addition to its own costs of operating the Colombian oil and gas properties, the burden of Garnet's operating costs.

GARNET

     Garnet is highly leveraged with $21,302,000 in current debt as of June 30, 1998 consisting of (i) $15,000,000 in principal amount of outstanding Debentures and (ii) $6,350,000 ($6,302,000 net to Garnet) in principal outstanding under indebtedness of Argosy (the "Chase Loan") to the Chase Bank of Texas ("Chase") guaranteed by the Overseas Private Investment Corporation ("OPIC"). The report of Garnet's independent public accountants with respect to Garnet's financial statements as of and for the year ended December 31, 1997 was qualified by a discussion of the substantial uncertainty that exists regarding Garnet's ability to continue as a going concern. Based on Argosy's year-end financial statements, Argosy determined that it is no longer in compliance with certain covenants required by the financial agreement governing the Chase Loan. In the absence of a waiver of such covenants, either OPIC, Chase or both has the right to declare a default under the Chase Loan, accelerate payment of all outstanding amounts due thereunder and realize upon the collateral securing the Chase Loan. Although Argosy may apply for a waiver, given Garnet's financial position and negative working capital balance at June 30, 1998, no assurance can be given that such waiver will be granted or continued. Under the terms of the Chase Loan 75% of the proceeds from Argosy's oil sales that are paid in U.S. dollars are deposited in an escrow account with Chase to secure payment of the Chase Loan. Argosy is required to maintain a minimum balance in such escrow account equal to six months of interest, principal and other fees due under the Chase Loan. The escrow account minimum required balance at June 15, 1998 was $1,700,000 and the total account balance was $2,100,000. Argosy was unable to pay the scheduled Chase Loan principal, interest and fees due June 15, 1998 from its operating account. Chase and OPIC therefore, exercised their right to withdraw such amounts totaling $1,600,000 from the escrow account and released $200,000 to Argosy, leaving a balance of $300,000 in the account. U.S. dollar revenues continue to be deposited into the escrow account in an effort to bring the balance up to the required minimum as soon as possible. Release of additional funds to Argosy will be at the sole discretion of OPIC and Chase. No assurance can be given that OPIC will release additional amounts sufficient to fund the Company's operations.

     Garnet was unable to pay the interest due on the Debentures on March 31 and June 30, 1998. Garnet's financial forecasts indicate that, assuming no changes in its capital structure, working capital and cash flow from operations, Garnet will not be able to pay Debenture interest due September 30, 1998 or pay principal and interest due under the Chase Loan on December 15, 1998 and maintain the minimum balance in the escrow account. Garnet also does not expect working capital and cash flow from operations to be sufficient to repay the principal amount of the Debentures at maturity or earlier if the Debenture holders call a default as a result of the non-payment of interest. Garnet must complete a restructuring transaction or renegotiate the terms of the Debentures in order to avoid non-compliance with its obligations to pay the Debentures. As a result, management believes there is substantial doubt about Garnet's ability to continue as a going concern. In the absence of a business transaction or a restructuring of Garnet's indebtedness, Garnet may seek protection from its creditors under the Federal Bankruptcy Code.

     In view of its operating losses and financial condition, Garnet initiated further cost containment programs in 1997 and 1998 including a 28% reduction in its Colombian personnel and the termination of all U.S. personnel other than Douglas W. Fry, the Chief Executive Officer, and Edgar L. Dyes, the Chief Financial Officer and the closing of the Garnet executive office in Houston. Garnet also engaged Rauscher Pierce Refsnes, Inc. (now Dain Rauscher) as a financial advisor to provide assistance in negotiating a business combination or a debt restructuring transaction to address Garnet's liquidity issues. Although Garnet engaged in comprehensive efforts, including extensive negotiations with two separate candidates, Garnet was not successful in concluding a transaction.

     It is anticipated that any future foreign exploration and development activities will require substantial amounts of capital. If Garnet is unable to conclude a business combination or a debt restructuring transaction, Garnet will not have the resources to finance any further exploration or development activity. Accordingly, there can be no assurance that any additional exploration or development activities will be conducted, other than those activities required to deplete Garnet's existing proved reserves. The present environment for financing the ongoing obligations of an oil and gas business is uncertain due, in part, to the substantial instability in oil and gas prices and to the volatility of financial markets. In addition, Garnet's ability to continue its exploration and development programs may be dependent upon the ability of its co-owner to finance its portion of such costs and expenses.
There can be no assurance that Garnet's co-owner will contribute, or be in a position to contribute, its portion of the costs and expenses of the development of the Santana contract.

PRO FORMA FINANCIAL CONDITION

     The conditions to consummation of the Merger include the following: (i) The exchange of $15 million in aggregate principal amount of the outstanding Garnet Debentures for Aviva Common Stock and cancellation of the Debentures;
(ii) the funding of an amended Bank Credit Facility for Aviva in the amount of $15 million; and (iii) the use of the proceeds from the Bank Credit Facility to pay $7.4 million owed by Aviva to the bank and $6.3 million owed by Garnet to Chase and guaranteed by OPIC. After utilization of the proceeds for such purposes, the combined company would have $1.3 million in such proceeds that it may use to supplement working capital and, to the extent not funded by cash flow from operations, fund the combined company's remaining estimated capital expenditures for 1998.

     Following the Merger, the only debt service requirements of the combined company would relate to $15 million of indebtedness of the combined company incurred pursuant to the Bank Credit Facility. The terms of the Bank Credit Facility require payments of principal of $50,000 per month until April 1, 1999, at which time a payment of principal sufficient to reduce the principal amount of the indebtedness to $9.1 million is required. Thereafter, monthly payments of principal of $275,758 are required until final maturity at December 31, 2001. Borrowings under the Bank Credit Facility will bear interest at the London Interbank Offered Rate ("LIBOR") plus 2.125% per annum. In addition, a guarantee fee of 2.4% per annum on the portion of the borrowings guaranteed by OPIC will be payable to OPIC. For further information regarding the terms of the Bank Credit Facility, see "Bank Credit Facility."

     Management of Aviva has prepared an internal projection of the cash flow of the combined company that assumes (i) a continuation of the prices at which oil is being sold from its Colombian association contract and the prices at which oil and gas are being sold from its United States offshore properties, (ii) a continuation of current interest rates and operating costs, (iii) production decline curves commensurate with those assumed by the independent engineers with respect to the oil and gas properties of the combined company, (iv) no other significant deviations from anticipated volumes of oil and gas production from its properties and (v) no significant interruptions in production of oil and gas from its properties. This cash flow projection indicates that the combined company would be able to meet its debt service obligations under the Bank Credit Facility (as well as its other normal operating expenditures) by application of internally generated funds through March 1999. Management of Aviva does not, however, project that, under such assumptions, the internal cash flow of the combined company will be sufficient to meet the principal payment due on April 1, 1999 under the Bank Credit Facility. In the past, the Bank has amended or waived compliance with certain covenants and scheduled payments when Aviva has been unable to comply with them. There can be no assurance, however, that the Bank will continue to make similar concessions in the future. In such circumstances, it will be necessary for the combined company to raise additional capital through equity issues or by sales of assets to retire the debt. Based on the same assumptions used in connection with the internal projection of cash flow of the combined company and the further assumption that no reserves are added to those of the combined company, management of Aviva has projected that the standardized measure of the discounted (at 10% per annum) net future cash flows applicable to proved oil and gas reserves of the combined company will be approximately $12 million at April 1, 1999. There can be no assurance that the combined company will be able, through sales of equity or assets, to raise capital necessary to meet its debt service requirements under the Bank Credit Facility on April 1, 1999 or at any time thereafter.

AVIVA BOARD OF DIRECTORS

     Aviva and Garnet have had a close working relationship since mid-1987 because of the joint ownership of Colombian assets commencing in that year. Merger discussions between the respective boards of directors of Aviva and Garnet commenced in August 1995 and continued until December 1995, at which point discussions ceased due to the inability of the respective boards to agree on an appropriate exchange ratio. In 1996 and 1997, each company on its own behalf discussed with other industry entities the possibilities of merging or being acquired as a stand-along entity, without success, but no further merger discussions between the two companies took place. In December 1997, Garnet announced a merger/combination transaction with another U.S. public company, but a closing deadline of December 31, 1997 required by such company could not be met, and the transaction was cancelled in late December 1997. In March 1998, Aviva management resumed discussions with Garnet management and its debenture holders, which resulted in the currently proposed merger arrangements.

     At December 31, 1997, Garnet asset values, less total outstanding debt, were such that shares of Garnet Common Stock had a negative value. In negotiations between Aviva management and Garnet debenture holders, it was agreed that Garnet's 9.5% Convertible Subordinated Debentures, face value $15 million, should be valued (at then prevailing oil and gas prices) at $2.8 million, equivalent to 14 million shares of Aviva Common Stock (at the then prevailing Aviva share price of 20 cents per share). In order to provide some possible future value for existing Garnet stockholders, debenture holders agreed to allot 1.1 million of their 14 million shares (approximately 1 share of Aviva Common Stock for every 10 shares of Garnet Common Stock outstanding) to Garnet stockholders. The Aviva and Garnet boards of directors considered these "values" fair to Aviva and Garnet stockholders, compared with the likely alternative of possible forfeiture of Colombian assets resulting from potential bankruptcy proceedings of Garnet as disclosed in its year-end filings with the Commission.

     Based on an understanding of the circumstances discussed above, the Board of Directors of Aviva has determined that the Share Issuance, including the shares of Aviva Common Stock to be issued pursuant to the Merger Agreement and the Debenture Purchase Agreement, is in the best interests of Aviva and its stockholders. The determination of the Aviva Board of Directors to approve and adopt the Merger Agreement and the Debenture Purchase Agreement and the transactions contemplated thereby was based on consideration of a number of factors. The following list includes the material factors considered by the Aviva Board of Directors in its evaluation of the Merger, the Merger Agreement, the Debenture Purchase Agreement and the transactions contemplated thereby:

   (i) the judgment, advice and analyses of management of Aviva, including its favorable recommendation of the Merger;

   (ii) the businesses conducted by Garnet, including the compatibility of such business with the operations of Aviva;

   (iii) the ability to combine the operations and support functions of the two companies;

   (iv) the substantial likelihood that, if Garnet seeks protection from its creditors under the United States Bankruptcy Code, Aviva will be unable to finance the continued operation of the Santana contract and will be forced to forfeit the contract;

   (v) the combination of the two companies will effect a combination of their interests in the Santana contract and will improve the saleability thereof if the combined company should determine that a sale is necessary or desirable;

   (vi) the conversion of the Garnet Debentures into Aviva equity will substantially reduce the leverage of the combined company and its attendant debt service requirements;


   (vii) the refinancing of Aviva's bank debt and Garnet's Chase Loan through the Bank Credit Facility, which is viewed as improving the chances that the combined company will be able to raise additional capital through an equity financing;

   (viii) the improvement represented by pro forma financial condition of the combined company over that of Aviva currently;

   (ix) the terms and conditions of the Merger Agreement and related agreements, including the Exchange Ratio and structure, which were considered by both management and the Board of Directors to provide an equitable basis for the Merger; and

   (x) the long standing competitive but amicable relationship between the two companies.

     The Aviva Board of Directors evaluated the risks, inherent in any business combination, that currently unanticipated difficulties could arise in the process of integrating the operations of the combining companies. The following list includes the material risks considered by the Aviva Board of Directors in its evaluation of the Merger, the Merger Agreement, the Debenture Purchase Agreement and the transactions contemplated thereby:

     (a) there can be no assurance that the combined company resulting from consummation of the Merger will be successful in pursuing its oil and gas interests in spite of its reduced leverage as a result of the conversion of outstanding debentures into common stock and refinancing its bank debt;

     (b) the position of holders of shares of Garnet Common Stock in the combined company will be heavily diluted, particularly by holders of outstanding debentures whose interests will be converted into shares of Aviva Common Stock;

     (c) there can be no assurance that integration of the two companies will be successful, although such risk is minimized by the fact that Aviva and Garnet are currently joint operating partners with respect to their Colombian properties and that ongoing management by Garnet personnel will be severely reduced; and

     (d) the necessity of obtaining additional financing prior to the date (April 1, 1999) when a substantial payment of principal on the Bank Credit Facility will be due.

     In its evaluation of the Merger, the Board of Directors did not quantify or assign any particular weight to any of the factors it considered, but the factors enumerated as (iv), (v), (vi) and (vii) above, if not determinative, significantly affected its decision. The Aviva Board of Directors made its determination based on the total mix of the information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors.

     THE AVIVA BOARD OF DIRECTORS HAS BY THE UNANIMOUS VOTE OF THE DIRECTORS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE DEBENTURE PURCHASE AGREEMENT AND DETERMINED TO RECOMMEND BOTH AGREEMENTS TO HOLDERS OF AVIVA COMMON STOCK. THE AVIVA BOARD RECOMMENDS THAT THE HOLDERS OF AVIVA COMMON STOCK VOTE FOR APPROVAL OF THE SHARE ISSUANCE.

GARNET BOARD OF DIRECTORS

     THE GARNET BOARD OF DIRECTORS HAS BY THE UNANIMOUS VOTE OF THE DIRECTORS APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED TO RECOMMEND THE MERGER AGREEMENT TO HOLDERS OF GARNET COMMON STOCK. THE GARNET BOARD RECOMMENDS THAT THE HOLDERS OF GARNET COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of Garnet and its stockholders, the Garnet Board of Directors considered a number of factors, including, without limitation, the following:

   (i) The judgment, advice and analyses of management of Garnet, including its favorable recommendation of the Merger;

   (ii) the businesses conducted by Aviva, including the compatibility of such business with the operations of Garnet;

   (iii) the ability to combine the operations and support functions of the two companies;

   (iv)   Garnet is in default under the Debentures and the Chase Loan.

   (v) the substantial likelihood that, if Garnet is not able to restructure its indebtedness, it will be forced to seek protection from its creditors under the United States Bankruptcy Code;

   (vi) the substantial likelihood that, if Garnet seeks protection from its creditors under the United States Bankruptcy Code, it will be forced to assign its interest in the Santana contract to Aviva or will be forced to forfeit the contract;

   (vii) the combination of the two companies will effect a combination of their interests in the Santana contract and will improve the saleability thereof if the combined company should determine that a sale is necessary or desirable;

   (viii) the conversion of the Garnet Debentures into Aviva equity will substantially reduce the leverage of the combined company and its attendant debt service requirements;

   (ix) the refinancing of Aviva's bank debt and Garnet's Chase Loan through the Bank Credit Facility, which is viewed as improving the chances that the combined company will be able to raise additional capital through an equity financing;

   (x) the improvement represented by pro forma financial condition of the combined company over that of Garnet currently;

   (xi) the terms and conditions of the Merger Agreement and related agreements, including the Exchange Ratio and structure, which were considered by both management and the Board of Directors to provide an equitable basis for the Merger; and

   (xii) the long standing competitive but amicable relationship between the two companies.

     Because Garnet's liabilities far exceed its assets, it is extremely doubtful that the stockholders of Garnet would receive any distribution upon an immediate liquidation of Garnet's assets. The stockholders of Garnet shall receive upon the consummation of the Merger 0.10 shares of Aviva Common Stock for each share of Garnet Common Stock held by such stockholder. Accordingly, the board of directors of Garnet believes that the consideration to be received by Garnet's stockholders in connection with the Merger is financially and structurally fair.

     The foregoing discussion of the information and factors considered by the Garnet Board of Directors is not meant to be exhaustive but includes all material factors considered by it. Although the Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of Garnet and its stockholders, the Board of Directors did view the factors enumerated as (iv), (v), (vi), (vii),
(viii) and (ix) above as very important. As a result of its consideration of the foregoing and other relevant considerations, the Board of Directors determined that the Merger Agreement and the Merger are fair to and in the best interests of Garnet and its stockholders and approved and adopted the Merger

Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Merger Sub will be merged with and into Garnet with Garnet becoming the Surviving Corporation. Also at the Effective Time, each outstanding share of Garnet Common Stock (other than shares of Garnet Common Stock held in the treasury of Garnet or owned by Aviva or by any direct or indirect wholly owned subsidiary of Aviva or of Garnet and other than Odd Lot Shares) will be converted into 0.10 of one share of Aviva Common Stock. The shares of Garnet Common Stock held by holders who would otherwise be entitled to receive less than 100 shares of Aviva Common Stock pursuant to the Merger (the "Odd Lot Shares") will be converted into the right to receive cash at the rate of $0.02 per share. Any fractional shares of Aviva Common Stock resulting from the conversion of Garnet Common Stock in the Merger will be settled in cash in the manner described under "Certain Terms of the Merger Agreement - Manner and Basis of Converting Shares."

     Based on the number of shares of Aviva Common Stock and Garnet Common Stock outstanding as of the Record Date and on the holdings of Garnet Common Stock on the Record Date, 1,124,714 shares of Aviva Common Stock will be issuable pursuant to the Merger Agreement, representing approximately 2% of the total Aviva Common Stock to be outstanding after such issuance, and $5,000 in cash will be payable to those holders entitled to receive cash pursuant to the Merger Agreement. The holders of the Garnet debentures will acquire 12,887,771 shares of Aviva Common Stock, representing approximately 28% of the shares outstanding after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Garnet's Board of Directors with respect to the Merger, Garnet's stockholders should be aware that certain members of Garnet's Board of Directors and officers have certain interests respecting the Merger separate from their interests as holders of Garnet Common Stock, including those referred to below.

     CHANGE IN CONTROL AGREEMENTS. Douglas Fry, President and Chief Executive Officer of Garnet, and Edgar Dyes, Vice President--Finance and Secretary of Garnet, are parties to Change in Control Agreements with Garnet. Under the terms of such agreements, Messrs. Fry and Dyes would be entitled to receive the following severance benefits upon consummation of the Merger:

     . in the case of Mr. Fry, a severance benefit, payable in cash, equal to one month's base salary for each year, or part thereof, of his employment by Garnet or its predecessors, which amount was $268,000 as of June 30, 1998;

     . in the case of Mr. Dyes, a severance benefit, payable in cash, equal to twelve months' base salary, which amount was $135,000 as of June 30, 1998;

     . medical insurance coverage for a period of 18 months following termination of employment;

     . life and disability insurance coverage for a period of two years and one year, respectively, following termination of employment; and

     . all stock options would vest and remain exercisable for a period of two years.


     It is a condition to Aviva's obligation to consummate the Merger, however, that the Change in Control Agreements shall have been amended to reduce the severance payments thereunder to $65,000 in the case of Mr. Fry and $35,000 in the case of Mr. Dyes, to limit the medical, life and disability insurance coverage requirements to five months, five months and five months in the case of Mr. Fry and three months, three months and three months, in the case of Mr. Dyes, and to delete the provisions thereof relating to stock options.

     The only Garnet officer who will continue to provide services to the combined company after consummation of the Merger is Mr. Dyes, who is expected to continue his employment following the Merger as Executive Vice President of Argosy in Colombia. Mr. Dyes' compensation will include an annual salary of

$100,000 and medical, life and disability insurance coverage, and he will forego the severance payment described above.

     STOCK OPTIONS. There are currently eight holders of outstanding options to purchase 773,000 shares of Garnet Common Stock. The exercise prices under such options range from $0.38 to $2.50 per share of Garnet Common Stock. It is a condition to Aviva's obligation to consummate the Merger that each holder of such stock options shall have surrendered all such stock options to Garnet for cancellation. Management of Garnet expects that the options will be surrendered without any compensation paid to optionholders.

     INDEMNIFICATION. The Merger Agreement provides that, for a period of three years after the Effective Time, the indemnification provisions of the certificate of incorporation and bylaws of the Surviving Corporation will not be amended in a manner that would reduce or limit the rights of indemnity thereunder of present or former directors and officers of Garnet, to reduce or limit the ability of the Surviving Corporation to indemnify such persons or to hinder or delay the exercise of such rights by such persons. In addition, the Merger Agreement requires Aviva to cause to be maintained in effect for a comparable period the current Garnet directors' and officers' liability insurance or policies that are substantially equivalent thereto, subject to the proviso that neither the Acquiror nor the Surviving Corporation shall be required to maintain any such policies to the extent the coverage thereunder exceeds $3,000,000 or to expend more than 100 percent of the current annual premiums paid by Garnet for such insurance. See "Certain Terms of the Merger Agreement - Indemnification."

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of Garnet Common Stock and is based upon current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service (the "IRS") and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules which may modify or alter the following discussion, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. Holders of Garnet Common Stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

     The Merger will not constitute a tax-free reorganization for federal income tax purposes. Accordingly, a holder of Garnet Common Stock that exchanges such stock for Aviva Common Stock in the Merger will recognize gain or loss equal to the difference between the fair market value of the Aviva Common Stock (plus any cash in lieu of fractional shares) received by such holder in the Merger and the adjusted basis of the Garnet Common Stock surrendered in the Merger. Such gain or loss will be capital gain or loss if the Garnet Common Stock surrendered in the Merger is held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such Garnet Common Stock has been held for more than one year. For individuals, the maximum federal income tax rate for long-term capital gain generally is 28% (20% for capital assets held more than 18 months). There are substantial restrictions on the ability of both individuals and corporations to deduct capital losses. The basis of a holder's shares of Aviva Common Stock received in the Merger will be equal to the fair market value of those shares at the Effective Time.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the "purchase" method of accounting for business combinations pursuant to Opinion No. 16 of the Accounting Principles Board. See "Unaudited Pro Forma Condensed Financial Information."

GOVERNMENTAL AND REGULATORY APPROVALS

     Aviva and Garnet are not aware of any governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

     No filing by Aviva or Garnet is required under the Hart-Scott-Rodino Antitrust Amendments Act of 1977. Nonetheless, the Department of Justice, the FTC or a private person or entity could, at any time before or after the Effective Time, seek under the antitrust laws, among other things, to enjoin the Merger or to cause Aviva to divest itself, in whole or in part, of Garnet or of other businesses conducted by Aviva. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Aviva and Garnet will prevail.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Aviva Common Stock to be received by Garnet stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Aviva Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Garnet prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Accordingly, the Merger Agreement provides that Garnet will use all reasonable efforts to cause its affiliates to execute an agreement (an "Affiliates' Agreement"), in the form thereof attached to the Merger Agreement as Annex B, to the effect that such persons will not sell, transfer or otherwise dispose of any shares of Aviva Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145.

RIGHTS OF DISSENTING STOCKHOLDERS

     Neither holders of Garnet Common Stock nor holders of Aviva Common Stock will be entitled to dissenters' rights of appraisal under the Delaware General Corporation Law (the "DGCL") or the TBCA, respectively.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus constitutes a part and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that, promptly after the satisfaction or, if permissible, the waiver of the conditions to effecting the Merger or at such other time as the parties to the Merger Agreement may agree, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. It is anticipated that, if the Merger Agreement is approved and adopted at the Garnet Special Meeting, the Share Issuance is approved at the Aviva Special Meeting and all other conditions to the Merger have been satisfied or waived, the effective time (the "Effective Time") will occur on the date of the Special Meetings or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

     At the Effective Time, except for shares of Garnet Common Stock held in the treasury of Garnet or owned by Aviva or any direct or indirect wholly-owned subsidiary of either Aviva or Garnet, which shares will be canceled at the Effective Time, and except for Odd Lot Shares, each outstanding share of Garnet Common Stock will be converted into 0.10 of one share of Aviva Common Stock (the "Exchange Ratio"). The shares of Garnet Common Stock held by holders who would otherwise be entitled to receive less than 100 shares of Aviva Common Stock pursuant to the Merger (being the Odd Lot Shares) will be converted into the right to receive cash at the rate of $0.02 per share. Any fractional shares of Aviva Common Stock resulting from the conversion of Garnet Common Stock in the Merger will be settled in cash in the manner described below.

     If between the date of the Merger Agreement and the Effective Time the outstanding shares of Aviva Common Stock shall have been changed, or if the outstanding shares of Garnet Common Stock shall have been changed, into a different number of shares or a different class, by reason of any stock dividend, any subdivision, combination or exchange of shares or any reclassification or recapitalization, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, combination or exchange of shares or any reclassification or recapitalization.

     ChaseMellon Shareholder Services, L.L.C. is the transfer agent in the United States for the Aviva Common Stock and is the Depositary under that certain Deposit Agreement dated September 15, 1994 between Aviva and the Depositary (the "Deposit Agreement"). ChaseMellon Shareholder Services, L.L.C. will also act as Exchange Agent in connection with the Merger.

     As soon as practicable following the Effective Time, Aviva will cause the Exchange Agent to mail to each record holder of Garnet Common Stock at the Effective Time information advising such holder of the consummation of the Merger and a letter of transmittal for use in exchanging Garnet Common Stock certificates for Depositary Receipts evidencing Depositary Shares (each of which represents five shares of Aviva Common Stock) or, in the case of Odd Lot Shares, cash. Letters of transmittal will also be available following the Effective Time at the offices of the Exchange

Agent at 120 Broadway, 13th Floor, New York, New York 10271, and holders of certificates that previously evidenced Garnet Common Stock may, at their option after the Effective Time, surrender such certificates for Depositary Receipts or cash at the offices of the Exchange Agent in person. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Garnet of shares of Garnet Common Stock that were outstanding immediately prior to the Effective Time. Share certificates should not be surrendered for exchange by stockholders of Garnet prior to the Effective Time.

     Promptly after the Effective Time, Aviva will cause the transfer agent for the Aviva Common Stock to issue and deliver to the Exchange Agent a certificate registered in the name of the Exchange Agent evidencing the maximum number of shares of Aviva Common Stock issuable pursuant to the Merger Agreement that can be deposited under the Deposit Agreement and Aviva will deliver to the Exchange Agent cash in an amount sufficient to pay for the Odd Lot Shares. The number of shares to be evidenced by such certificate will be determined by the Exchange Agent based on the holdings of Garnet Common Stock of record at the Effective Time. The Exchange Agent will deposit such number of shares of Aviva Common Stock with the Depositary and the Depositary will issue Depositary Receipts evidencing Depositary Shares registered in the names of the record holders on the basis of one Depositary Share for each five shares of Aviva Common Stock. The Exchange Agent will then distribute the Depositary Receipts to the record holders. In the case of holders entitled to a number of shares of Aviva Common Stock not evenly divisible by five, the Exchange Agent will obtain certificates from the transfer agent evidencing the remaining shares of Aviva Common Stock and will deliver such certificates to the holders entitled thereto.

     No fractional shares of Aviva Common Stock will be issued in the Merger. Each holder of Garnet Common Stock entitled to a fractional share will receive an amount in cash, without interest thereon, determined as follows: Pursuant to instructions from Aviva, the Exchange Agent will determine the number of fractional shares allocable to all holders of Garnet Common Stock pursuant to the Merger Agreement, will aggregate all such fractional shares into whole shares, will sell such whole shares of Aviva Common Stock in the open market at then prevailing prices on behalf of the holders who would otherwise be entitled thereto and will distribute to each such holder, at the time of surrender of such holder's Garnet Common Stock certificates, such holder's ratable share of such proceeds, after withholding federal income taxes and any applicable transfer taxes. All brokers' fees and commissions and fees of the Exchange Agent incurred in connection with such sales will be paid by Aviva.

     Until so surrendered and exchanged, each certificate previously evidencing Garnet Common Stock will be deemed, for all purposes other than the payment of dividends and other distributions, to evidence whole shares of Aviva Common Stock and the right to receive cash in lieu of fractional shares of Aviva Common Stock or, in the case of Odd Lot Shares, the right to receive cash. Unless and until any such certificates that previously evidenced Garnet Common Stock are so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Aviva Common Stock as of any time on or after the Effective Time will be paid to the holders of such certificates previously evidencing Garnet Common Stock. While the Board of Directors of Aviva does not currently intend to pay any dividends or make any distributions with respect to the Aviva Common Stock, upon any such surrender and exchange of such certificates there will be paid to the record holders of the certificates issued and exchanged therefor (i), at the time of such surrender and exchange, the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Aviva Common Stock and (ii), at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Aviva Common Stock.

GARNET OPTIONS

     There are currently eight holders of outstanding options to purchase Garnet Common Stock. The exercise prices under such options range from $0.38 to $2.50 per share of Garnet Common Stock. It is a condition to Aviva's obligation to consummate the Merger that each holder of such stock options shall have surrendered all such stock options to Garnet for cancellation.

CONDITIONS TO THE MERGER

     The respective obligations of Aviva and Garnet to consummate the Merger are subject to the satisfaction of the following conditions: (a) the Registration Statement shall have been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission; (b) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of Garnet; (c) the Share Issuance shall have been approved by the stockholders of Aviva; (d) no Court or Governmental Authority (as such terms are defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any Law, Regulation, or Order

(all as defined in the Merger Agreement) (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (e) the Depositary Shares representing the Aviva Common Stock issuable in the Merger shall have been listed on the ASE subject to official notice of issuance. The condition specified in clause (e) may be waived by Aviva and Garnet; neither Aviva nor Garnet, however, intends to waive such condition without resoliciting the votes of the stockholders of Garnet.

     The obligation of each of Aviva and Garnet to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by the party entitled to satisfaction thereof, in whole or in part, to the extent permitted by applicable law: (a) each of the representations and warranties of the other party contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made again as of the Effective Time; and (b) the other party shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time.

     In addition, the obligation of Aviva to consummate the Merger is subject to the following conditions: (i) ING Bank (the "Bank") shall have made available to Aviva a bank credit facility of $15,000,000 in order for Aviva to refinance its outstanding debt to the Bank of $7,440,000 and to refinance Garnet's bank indebtedness guaranteed by the Overseas Petroleum Investment Corporation (the "Chase Loan"), which shall not exceed $6,000,000 (net of escrow amounts); (ii) Aviva shall have acquired the Debentures pursuant to the Debenture Purchase Agreement in exchange for Aviva Common Stock; (iii) the consolidated current assets of Garnet less liabilities (other than the Chase Loan) shall not be less than $100,000; and (iv) the holders of the outstanding stock options relating to Garnet Common Stock shall have surrendered all such stock options to Garnet for cancellation.

     There can be no assurance that all of the conditions to the Merger will be satisfied. All the conditions referenced in the two preceding paragraphs may be waived by the party entitled to satisfaction thereof. Neither Aviva nor Garnet, however, intends to waive satisfaction of any such condition if such waiver would be material to the consideration and vote of the stockholders of Garnet upon the proposal to adopt the Merger Agreement or to the consideration and vote of the stockholders of Aviva upon the proposal to approve the Share Issuance without resoliciting the votes of such stockholders.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of each of Garnet and Aviva relating to, among other things, (i) its organization and similar corporate matters, (ii) its capitalization, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the absence of conflicts, violations and defaults under its charter and bylaws and certain other agreements and documents, (iv) the documents and reports filed by it with the Commission and the accuracy of the information contained therein,
(v) the absence of certain changes and events, (vi) the title to its assets and properties, including the condition of its oil and gas properties, (vii) its material contracts and agreements, (viii) the material permits and orders from Governmental Authorities required to conduct its business, (ix) its litigation and compliance with laws, (x) its employee benefit plans, (xi) its taxes, (xii) certain environmental matters, (xiii) its insurance policies, (xiv) its affiliates, (xv) its brokers or investment bankers involved in the transaction and (xvi) certain business practices. The representations and warranties of Garnet and Aviva also extend in many respects to their respective subsidiaries and, in the case of Aviva, Merger Sub joins in the representations and warranties. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

     BUSINESS MAINTENANCE. Each of Garnet and Aviva has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other party, it will do and will cause its subsidiaries to do the following: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     NEGATIVE COVENANTS. Each of Garnet and Aviva has agreed that, prior to the Effective Time, subject to certain exceptions and unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other party, it will not do, and will not permit any of its subsidiaries to do, any of the following: (a)(i) increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay to, or enter into or amend in any material respect any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan; or (iv) amend, or take any other actions with respect to, any employee benefit plans of such party; (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock; (c)(i) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such party or any of its subsidiaries; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of the capital stock, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock, or such equity interests, of such party or any of its subsidiaries; (d)(i) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, such party or any of its subsidiaries; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (iii) take any action to accelerate the vesting of any stock options; or (iv) grant any lien with respect to any shares of capital stock of, or other equity interest in, any subsidiary of such party; (e) acquire or agree to acquire any business or other entity, or otherwise acquire or agree to acquire any assets of any other person; (f) sell or otherwise dispose of, or grant any lien with respect to, any of its material assets or any material assets of any of its subsidiaries; (g) adopt certain amendments to its charter or bylaws; (h) change any of its significant accounting policies or take certain actions with respect to taxes; (i) incur any obligation for borrowed money or purchase money indebtedness; (j), in the case of Garnet, release any third party from its obligations under any existing standstill provision relating to a Competing Transaction (as defined) or otherwise under any confidentiality or similar agreement; (k) enter into certain material contracts; or (l) agree in writing or otherwise to do any of the foregoing.

     ACCESS TO BUSINESS OF OTHER PARTY. During the pendency of the Merger Agreement, Aviva and Garnet have each agreed to afford, and to cause its subsidiaries to afford, to the other party and its representatives access at reasonable times to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to their books and records. Each of them has also agreed to furnish, and to cause its subsidiaries to furnish, to the other party and its representatives such information concerning the business, properties, contracts, records and personnel of such party and its subsidiaries as may be reasonably requested. If the Merger Agreement is terminated in accordance with its terms, a party that has received information pursuant to the Merger Agreement is obligated to return or destroy such information within ten days after a request therefor by the other party.

NO SOLICITATION

     Under the Merger Agreement, Garnet has agreed (i) that it will not (a) initiate, solicit or encourage (including by way of furnishing nonpublic information or assistance) or take any other action knowingly to facilitate any inquiries from any other person or entity or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (b) enter into discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal,
(c) agree to, or endorse, an Acquisition Proposal or (d) authorize or permit any of its directors, officers, employees or other representatives to take any such action, (ii) that it will promptly notify Aviva of all relevant terms of any such inquiries and proposals received by Garnet or any of its directors, officers, employees or other representatives and (iii), if such inquiry or proposal is in writing, it will deliver a copy thereof promptly to Aviva; provided, however, that this provision of the Merger Agreement will not prevent the Board of Directors of Garnet from (A) complying, to the extent applicable, with regard to an Acquisition Proposal, with Rule 14e-2(a) promulgated under the Exchange Act, (B) in response to an unsolicited bona fide written Acquisition Proposal from any Person, recommending such Acquisition Proposal to Garnet's stockholders or withdrawing or modifying in any adverse manner its approval or recommendation of this Agreement, or both, or (C) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case described in clause (B) or (C), if (i) the Required Garnet Vote shall not have been theretofore obtained, (ii) the Board of Directors of Garnet shall have concluded in good faith that such Acquisition Proposal (x) in the case of that described in clause (B) above would, if consummated, constitute a Superior Proposal (as defined below) or (y), in the case described in clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) the Board of Directors of Garnet shall have determined in good faith on the basis of written advice of outside legal counsel that such action is necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, (iv) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors shall have received from such person an executed confidentiality agreement containing customary terms and provisions and (v) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Board of Directors of Garnet shall have notified Aviva immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers. Garnet has agreed that it will keep Aviva informed, on a current basis, of the status of any such discussions or negotiations. Garnet has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. An "Acquisition Proposal" means any proposal or offer with respect to a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the Equity Securities (as defined in the Merger Agreement) of, Garnet or any of its subsidiaries that, in any case, could be reasonably expected to interfere with the consummation of the Merger or the other transactions contemplated by this Agreement. A "Superior Proposal" means a bona fide Acquisition Proposal that the Board of Directors of Garnet determines in its good faith judgment (after consultation with its financial advisers and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal or offer and the person making the proposal or offer, (i) would, if consummated, result in a transaction that is more favorable to Garnet's stockholders, from a strategic and financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed; provided, however, that, for the purposes of this definition, the term "Acquisition Proposal" shall have the meaning ascribed to it in the Merger Agreement except that the reference therein to 10% shall be deemed to be a reference to 50% and the proposal or offer therein described shall be deemed only to refer to a transaction involving Garnet or the assets of Garnet (including the shares of its subsidiaries), taken as a whole, rather than any transaction relating to any of the Subsidiaries of Garnet alone.

CERTAIN POST-MERGER MATTERS

     Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and Garnet, as the Surviving Corporation, will succeed to all of the assets, rights and obligations of Garnet and Merger Sub.

     Pursuant to the Merger Agreement, the certificate of incorporation and the bylaws of Garnet, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the DGCL.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Garnet: (a) by mutual consent of Aviva and Garnet; (b) by Aviva, upon a material breach of any covenant or agreement on the part of Garnet set forth in the Merger Agreement or if any representation or warranty of Garnet shall have become untrue in any material respect, in either case such that the conditions to the obligation of Aviva to consummate the Merger would not be satisfied, subject to a cure period under certain circumstances (a "Terminating Garnet Breach"); (c) by Garnet, upon a material breach of any covenant or agreement on the part of Aviva or Merger Sub set forth in the Merger Agreement or if any representation or warranty of Aviva or Merger Sub shall have become untrue in any material respect, in either case such that the conditions to the obligation of Garnet to consummate the Merger would not be satisfied, subject to a cure period under certain circumstances (a "Terminating Aviva Breach"); (d) by either Aviva or Garnet, if there shall be any order of any court or governmental authority that is final and nonappealable preventing the consummation of the Merger, subject to a limited exception; (e) by either Aviva or Garnet, if the Merger shall not have been consummated before September 30, 1998; provided, however, that the Merger Agreement may be extended by written notice given by either Aviva or Garnet to a date not later than October 31, 1998 if the Merger shall not have been consummated as a direct result of Garnet, Aviva or Merger Sub having failed by September 30, 1998 to receive all required regulatory approvals or consents with respect to the Merger or as the result of the entering of an order by a court or governmental authority; (f) by either Aviva or Garnet, if the Merger Agreement shall fail to receive the requisite vote for adoption by the stockholders of Garnet at the Garnet Special Meeting; (g) by either Aviva or Garnet, if the Share Issuance shall fail to receive the requisite vote for approval by the stockholders of Aviva at the Aviva Special Meeting; (h) by Garnet, if the Board of Directors of Garnet shall, at any time prior to the Garnet Special Meeting but subject to certain restrictions, approve a Superior Proposal (as defined); (i) by Aviva, if the Board of Directors of Garnet shall withdraw or modify in any manner adverse to Aviva the Board's approval or recommendation of the Merger Agreement, shall fail to reaffirm such approval or recommendation upon Aviva's request or shall approve or recommend any Superior Proposal; (j) by Aviva, if (1) any person (other than Aviva or any of its Affiliates) shall have acquired 30% or more of the outstanding Garnet Common Stock or (2) individuals who as of the date of this Agreement constitute the Board of Directors of Garnet shall cease for any reason to constitute a majority of the Board of Directors of Garnet.

     Subject to limited exceptions, including the survival of Garnet's agreement to pay a termination fee to Aviva under certain circumstances, as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement shall become void, there shall be no liability on the part of Aviva, Merger Sub or Garnet to the other, and all rights and obligations of the parties thereto shall cease, except that no party will be relieved from its obligations with respect to any breach of the Merger Agreement.

     The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Garnet, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Garnet Common Stock will be converted pursuant to the Merger Agreement upon consummation of the Merger. At any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party thereto, (b) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (c) waive compliance by the other party with any of the agreements or conditions contained therein. Any such extension or waiver shall be valid only if set forth in a writing signed by the party or parties to be bound thereby. Neither Aviva nor Garnet, however, intends to enter into any amendment to the Merger Agreement or to waive compliance by the other with the terms of the Merger Agreement if such amendment or waiver would be material to the consideration and vote of the stockholders of Garnet upon the proposal to adopt the Merger Agreement or to the consideration and vote of the stockholders of Aviva upon the proposal to approve the Share Issuance without resoliciting the votes of such stockholders.

EXPENSES AND TERMINATION FEE

     All expenses incurred by Aviva, Merger Sub, and Garnet will be borne by the party incurring such expenses; provided, however, that the allocable share of Aviva and Merger Sub, as a group, and Garnet for all expenses related to printing, filing and mailing this Joint Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement or this Joint Proxy Statement/Prospectus shall be one-half each; and provided further, however, that Aviva may, at its option, pay any expenses of Garnet that are solely and directly related to the Merger.

     Garnet has agreed that, if the Merger Agreement is terminated for any of the reasons specified in clause (b), (h), (i) or (j) in the first paragraph under "-- Termination or Amendment of the Merger Agreement," Garnet will pay to Aviva, as liquidated damages and expense reimbursement, an amount in cash equal to $50,000.

INDEMNIFICATION

     The Merger Agreement provides that, for a period of six years after the Effective Time, (i) the certificate of incorporation and bylaws of the Surviving Corporation as in effect immediately following the Effective Time shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of Garnet thereunder or as to the ability of the Surviving Corporation to indemnify such persons or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify with respect to any claims made against such persons arising from their service in such capacities; and (ii) Aviva shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Garnet (or substitute policies under certain circumstances) with respect to claims arising from facts or events that occurred before the Effective Time, subject to the proviso that neither Aviva nor the Surviving Corporation shall be required to maintain any such policies to the extent the coverage thereunder exceeds $3,000,000 or to expend more than 100 percent of the current annual premiums paid by Garnet for such insurance.

                        THE DEBENTURE PURCHASE AGREEMENT

GENERAL

     Consummation of the Debenture Purchase Agreement is a condition precedent to the obligation of Aviva to consummate the Merger under the Merger Agreement.

     Garnet has outstanding $15,000,000 in aggregate principal amount of its 9 1/2% Convertible Subordinated Debentures due December 21, 1998 (the "Debentures"). Aviva has entered into a Debenture Purchase Agreement dated as of June 24, 1998 with each of the holders of the Debentures (the "Debenture Purchase Agreement") pursuant to which the holders (the "Sellers") have agreed to sell to Aviva, and Aviva has agreed to purchase, the Debentures in exchange for the issuance by Aviva to the Sellers of an aggregate of 12,887,771 shares of Aviva Common Stock.

REPRESENTATIONS AND WARRANTIES

     Each of the Sellers has represented and warranted, severally and not jointly, to Aviva that such Seller has full authority to enter into the Debenture Purchase Agreement and to sell the Debentures owned by such Seller; that, with the exception of certain filings pursuant to federal and state securities laws, no order of, or filing or registration with, any governmental authority is required in order to permit the Seller to enter into the Debenture Purchase Agreement or to sell the Debentures owned by such Seller; that the execution and delivery of the Debenture Purchase Agreement by such Seller and the sale of the Debentures thereunder will not violate any law, regulation or order applicable to such Seller, any organizational document pursuant to which such Seller is organized or any contract to which it is a party; that such Seller has good title to the Debentures owned by it and that Aviva will acquire good title thereto upon consummation of the Agreement, in each case free and clear of any liens and encumbrances; that such Seller engaged no broker in connection with such sale; and that such Seller is qualified to purchase the Debentures under a specified exemption from the registration provisions of the Securities Act.

     Aviva has made similar representations and warranties to each of the Sellers (other than the representation relating to the exemption from the registration provisions of the Securities Act).

     The representations and warranties of each of the parties to the Debenture Purchase Agreement terminate at the closing.

CONDITIONS

     Conditions to the obligations of Aviva and each of the Sellers to consummate the purchase and sale of the Debentures include (i) the satisfaction of any statutory requirements with respect to the transaction (including the requisite filings pursuant to federal and state securities laws); (ii) no governmental authority or court shall have enacted or issued any law, regulation or order the effect of which is to declare such transaction illegal or to prohibit consummation of such transaction; and each such party shall have received any third party consents to the transaction that are material to such party.

     The obligation of Aviva to consummate the transaction is subject to the additional conditions that all of the Sellers' representations and warranties shall be true, in all material respects, at closing as if made again on the date of closing; each of the Sellers shall have performed in all material respects each covenant required to be performed by it prior to the closing date; and each and every condition to Aviva's obligation to consummate the Merger Agreement shall have been fulfilled or waived.

     The obligation of each Seller to consummate the transaction is subject to the additional conditions that all of Aviva's representations and warranties shall be true, in all material respects, at closing as if made again on the date of closing and Aviva shall have performed in all material respects each covenant required to be performed by it prior to the closing date.

TERMINATION

     The Debenture Purchase Agreement may be terminated at any time prior to the closing: (a) by mutual consent of Aviva and a Majority of the Sellers (as defined in the agreement); (b) by Aviva, upon a material breach of any covenant or agreement on the part of any Seller set forth in the Debenture Purchase Agreement or if any representation or warranty of any Seller shall have become untrue in any material respect, in either case such that the conditions to the obligation of Aviva to consummate the transaction would not be satisfied, subject to a cure period under certain circumstances; (c) by a Majority of the Sellers, upon a material breach of any covenant or agreement on the part of Aviva set forth in the Debenture Purchase Agreement or if any representation or warranty of Aviva shall have become untrue in any material respect, in either case such that the conditions to the obligation of any Seller to consummate the transaction would not be satisfied, subject to a cure period under certain circumstances; (d) by either Aviva or a Majority of the Sellers, if there shall be any order of any court or governmental authority that is final and nonappealable preventing the consummation of the transaction, subject to a limited exception; (e) by either Aviva or a Majority of the Sellers, if the transaction shall not have been consummated before September 30, 1998; provided, however, that the Debenture Purchase Agreement may be extended by written notice given by either Aviva or a Majority of the Sellers to a date not later than October 31, 1998 if the Merger Agreement shall have been so extended in accordance with the terms thereof; (f) by either Aviva or a Majority of the Sellers, if the Merger Agreement shall fail to receive the approval of the stockholders of Garnet at the Garnet Special Meeting or if the Share Issuance shall fail to receive the approval of the stockholders of Aviva at the Aviva Special Meeting; or (g) by either Aviva or a Majority of the Sellers, if the Merger Agreement is terminated in accordance with its terms.

                            THE BANK CREDIT FACILITY

     Aviva will enter into a new credit facility (the "Bank Credit Facility") with ING (U.S.) Capital Corporation and one or more other lenders (collectively, the "Bank") that provides a $15,000,000 senior secured revolving line of credit to Aviva. The purpose of the Bank Credit Facility is to consolidate the bank indebtedness of both Aviva and Garnet. The proceeds of borrowings will be used to renew and extend Garnet's Chase Loan (estimated to be approximately $6.3 million) and Aviva's indebtedness to ING (U.S.) Capital Corporation (estimated to be approximately $7.4 million). The balance of the proceeds (estimated to be approximately $1.3 million) is to be used to supplement working capital and, to the extent not funded by cash flow from operations, fund the combined company's remaining estimated capital expenditures for 1998.

     The borrower under the Bank Credit Facility is Neo Energy, Inc. ("Neo"), a wholly owned subsidiary of Aviva that is the owner of Aviva's Colombian oil and gas properties. By virtue of the Merger, Aviva will assume Garnet's Chase Loan. Borrowings under the Bank Credit Facility are to be guaranteed by Aviva and Aviva America, Inc. ("Aviva America"), a wholly owned subsidiary of Aviva that is the owner of Aviva's United States oil and gas properties. Borrowings under the Bank Credit Facility are to be secured by a first mortgage on all of Aviva's oil and gas properties (including the oil and gas properties owned by Garnet), a lien on Aviva's accounts receivable (including those of Garnet) and any other assets deemed appropriate by the Bank and an unrestricted pledge of all the outstanding capital stock of Neo and Aviva America. The portion of the credit (estimated to be approximately $6.0 million) under the Bank Credit Facility that renews and extends Garnet's Chase Loan will be guaranteed by OPIC.

     Borrowings under the Bank Credit Facility, which are not guaranteed by OPIC, will bear interest at the London Interbank Offered Rate ("LIBOR") plus 3.0% per annum. Borrowings under the Bank Credit Facility which are guaranteed by OPIC will bear interest at the LIBOR rate plus 0.5% per annum. In addition, a guarantee fee of 2.4% per annum on the portion of the borrowings guaranteed by OPIC will be payable to OPIC.

     Aviva has agreed to issue to the Bank 800,000 shares of Aviva Common Stock and warrants to purchase 1,500,000 shares of Aviva Common Stock at an exercise price of $0.50 per share in payment of financial advisory fees at the time of the first borrowing thereunder. In addition, an arrangement fee of $150,000 is payable at the closing of the Bank Credit Facility.

     Borrowings under the Bank Credit Facility will be payable as follows:
$50,000 per month through February 1999; on April 1, 1999 an amount sufficient to reduce the indebtedness thereunder to $9,100,000; and thereafter $275,758 per month until final maturity on December 31, 2001.

     Conditions precedent under the Bank Credit Facility include consummation of the Merger pursuant to the Merger Agreement, consummation of a merger of the Partnership with Neo, termination of Garnet's bank credit facility and receipt of a guaranty from OPIC with respect to approximately $6.0 million of the borrowings.

     Aviva's affirmative covenants under the Bank Credit Facility include (i) provision to the Bank of annual and quarterly financial statements, annual reviews of Aviva's insurance policies and monthly production and cash flow reports, (ii) compliance by Aviva with applicable laws and regulation, including environmental laws, (iii) notices to the Bank of material litigation and claims,
(iv) maintenance of a consolidated current ratio of not less than 1.0 to 1.0 (excluding the current portion of indebtedness under the Bank Credit Facility) and (v) for periods subsequent to March 31, 1999, maintenance of consolidated net worth of not less than $2,500,000 plus 50% of consolidated net income (if positive) and 50% of the proceeds of future equity sales and maintenance of a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) to interest expense of not less than 2.75 to 1.0. Its negative covenants include (a) no incurrence of additional indebtedness other than permitted indebtedness which includes capitalized leases if the annual payment obligations thereunder does not exceed $500,000, (b) no incurrence of additional liens except in the ordinary course of business, (c) no sales of assets except in the ordinary course of business and (d) the avoidance of consolidated general and administrative expense of more than $2,000,000 in any 12-month period.

     Events of default under the Bank Credit Facility include, in addition to nonpayment of principal, interest and fees and breach of representations and covenants thereunder, breach of other agreements that are material to Aviva, the incurrence of a material legal judgment against Aviva, the occurrence of certain ERISA events and a Change of Control of Aviva (as therein defined).

          Based on its internal projections of cash flow, Aviva does not believe that Aviva will be able to make the principal payment due under the Bank Credit Facility on April 1, 1999 out of its internally generated funds. See the discussion under "Reasons for the Merger -- Pro Forma Financial Condition." Moreover, without an infusion of additional equity capital prior to April 1, 1999, management of Aviva believes that Aviva will be in default of the consolidated net worth covenant described above which comes into effect on that date.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information is presented to illustrate the effect on the historical financial statements of Aviva of the Merger and related transactions including (i) the acquisition of Garnet by Aviva in a stock for stock exchange to be accounted for using the purchase method of accounting, (ii) the purchase by Aviva of $15 million in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures in exchange for 12,887,771 shares of Aviva common stock, and (iii) additional borrowings by Aviva of $15 million and the use of those funds to refinance $7.44 million of existing indebtedness of Aviva and $6.3 million of indebtedness of Garnet. The unaudited pro forma condensed statements of operations give effect to these transactions as if they had occurred on January 1, 1997. The unaudited pro forma condensed balance sheet gives effect to these transactions as if they had occurred on June 30, 1998.

     The unaudited pro forma adjustments are based on available information and certain assumptions Aviva believes are reasonable, and in the opinion of management, include all adjustments necessary to present fairly the pro forma financial information. The pro forma financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and notes thereto of Aviva and Garnet, included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma condensed statements of operations are not necessarily indicative of the results that would have occurred had the Merger and related transactions occurred on January 1, 1997, nor are they necessarily indicative of future operating results of the combined companies.

                              AVIVA PETROLEUM INC.
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                    (in thousands, except per share amounts)


                                                    AVIVA        GARNET
                                                 HISTORICAL    HISTORICAL     PRO FORMA         PRO FORMA
                                                   AMOUNTS       AMOUNTS     ADJUSTMENTS    ADJUSTED AMOUNTS
                                                 ----------    ----------    -----------    ----------------
Oil and gas sales...............................   $  9,726      $ 8,982       $    --          $  18,708
                                                   --------      -------       ---------        ---------
Expense:
 Production.....................................      4,235        3,677            --              7,912
 Depreciation, depletion and
   amortization.................................      6,067        4,764          (389)(h)         10,442
 Write-down of oil and gas properties...........     19,953       25,761            --             45,714
 General and administrative.....................      1,510          941            --              2,451
                                                   --------      -------       -------          ---------
     Total expense..............................     31,765       35,143          (389)            66,519
                                                   --------      --------      -------          ---------

Other income (expense):
 Interest and other income (expense), net.......        122          381            --                503
 Interest expense...............................       (658)      (2,295)        1,641(i)          (1,312)
                                                   --------      -------        ------          ---------
     Total other income (expense)...............       (536)      (1,914)        1,641               (809)
                                                   --------      -------        ------          ---------
Loss before income taxes........................    (22,575)     (28,075)        2,030            (48,620)

Income tax benefits.............................         93          285            --                378
                                                   --------     --------        ------          ---------
     Net loss...................................   $(22,482)    $(27,790)       $2,030           $(48,242)
                                                   ========     ========        ======          =========
Weighted average common shares outstanding......     31,483                                        46,320
                                                   ========                                     =========
Basic and diluted net loss per common share.....     $(0.71)                                       $(1.04)
                                                   ========                                     =========


See accompanying notes to pro forma condensed financial statements.

                              AVIVA PETROLEUM INC.
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                     AVIVA        GARNET
                                                  HISTORICAL    HISTORICAL     PRO FORMA         PRO FORMA
                                                    AMOUNTS       AMOUNTS     ADJUSTMENTS    ADJUSTED AMOUNTS
                                                  ----------    ----------    -----------    ----------------
Oil and gas sales..............................      $ 2,060       $ 1,928     $      --         $  3,988
                                                     -------       -------     ---------         --------

Expense:
 Production....................................        1,515         1,081            --            2,596
 Depreciation, depletion and amortization......        1,174           877           449(h)         2,500
 Write-down of oil and gas properties..........        4,725         5,127            --            9,852
 General and administrative....................          660           561            --            1,221
                                                      ------       -------     ---------         --------
    Total expense..............................        8,074         7,646           449           16,169
                                                      ------       -------     ---------         --------
Other income (expense):
 Interest and other income (expense), net......          771           184            --              955
 Interest expense..............................         (320)       (1,118)          785(i)          (653)
                                                      ------       -------     ---------         --------

   Total other income (expense)................          451          (934)          785              302
                                                      ------       -------     ---------         --------

Loss before income taxes.......................       (5,563)       (6,652)          336          (11,879)

Income taxes...................................         (166)         (227)           --             (393)
                                                     -------       -------     ---------         --------

     Net loss..................................      $(5,729)      $(6,879)    $     336         $(12,272)
                                                     =======       =======     =========         ========

Weighted average common shares outstanding -
 basic and diluted.............................       31,483                                       46,320
                                                     =======                                      =======

Basic and diluted net loss per common share....      $ (0.18)                                     $ (0.26)
                                                     =======                                      =======

See accompanying notes to pro forma condensed financial statements.

                              AVIVA PETROLEUM INC.
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                    (in thousands, except number of shares)
                                  (unaudited)

                                                         AVIVA        GARNET                        PRO FORMA
                                                      HISTORICAL    HISTORICAL       PRO FORMA       ADJUSTED
                                                        AMOUNTS       AMOUNTS      ADJUSTMENTS       AMOUNTS
                                                      ----------    ----------     -----------      ---------
ASSETS

Current Assets:
 Cash and cash equivalents                             $    197      $    466       $    808  (c)   $  1,753
                                                                                         282  (d)
 Restricted cash                                             --           282           (282) (d)         --
 Accounts receivable                                      1,466           775             --           2,241
 Inventories                                                599           435             --           1,034
 Prepaid expenses and other                                  46            89             --             135
                                                       --------      --------       ---------       --------
       Total current assets                               2,308         2,047            808           5,163
                                                       --------      --------       ---------       --------

Property and equipment, at cost:
 Oil and gas properties and equipment (full cost
 method)                                                 61,442        60,552        (52,555) (a)     69,439
 Other                                                      612            62            (62) (a)        612
                                                       --------      --------       ---------       --------
                                                         62,054        60,614        (52,617)         70,051

Less accumulated depreciation, depletion and
 amortization                                           (55,740)      (54,167)        54,167  (a)    (55,740)
                                                       --------     ---------      ---------        --------
                                                          6,314         6,447          1,550          14,311
Other assets                                              1,509           386           (130) (b)      1,765
                                                       --------       --------      --------        --------

                                                       $ 10,131      $  8,880       $  2,228        $ 21,239
                                                       ========      ========       ========        ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)

Current liabilities:
 Current portion of long term debt                     $     37      $ 21,302       $(14,612) (e)   $  6,727
 Accounts payable and accrued liabilities                 3,104         1,766           (642) (f)      4,228
                                                       --------      --------       ---------       --------
     Total current liabilities                            3,141        23,068        (15,254)         10,955
                                                       --------      --------       ---------       --------

Long term debt, excluding current portion                 7,403            --            870 (e)       8,273
Gas balancing obligations and other                       1,568           274             --           1,842

Stockholders' equity (deficit):
 Common stock, no par value                               1,574           115           (115) (g)      1,574
 Additional paid-in capital                              33,376        52,491        (50,341) (g)     35,526
 Accumulated deficit                                    (36,931)      (67,068)        67,068  (g)    (36,931)
                                                        --------      --------      ---------       ---------

     Total stockholders' equity (deficit)                (1,981)      (14,462)        16,612             169
                                                        --------      --------      ---------       --------

                                                        $ 10,131      $ 8,880       $  2,228        $ 21,239
                                                        ========      ========      =========       ========

See accompanying notes to pro forma condensed financial statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The purchase price of Garnet, approximately $9.7 million, consists of $2.3 million related to the issuance of 14,036,987 shares of Aviva's common stock at $0.167 per share and the assumption of approximately $6.3 million of debt and $1.4 million of other liabilities.

     A summary of the assets acquired and liabilities assumed as of June 30, 1998 follows (in thousands):

Current assets........................................   $ 2,047
Oil and gas properties................................     7,997
Current liabilities...................................    (1,054)
Long term debt........................................    (6,302)
Other liabilities.....................................      (344)
                                                         -------
                  Fair value of net assets acquired...   $ 2,344
                                                         =======

     The unaudited pro forma condensed consolidated financial statements reflect the following pro forma adjustments:

     Balance Sheet

     (a) To adjust oil and gas properties and fixed assets to their allocated purchase price amount of $8.0 million.

     (b) To record debt issue costs resulting from additional borrowings of Aviva and remove debt issue costs associated with extinguished debt agreements of Aviva and Garnet.

     (c) To adjust cash for net proceeds of debt refinancing as follows (in thousands):



Proceeds from new debt........................    $15,000
Extinguishment of old Aviva debt..............     (7,440)
Extinguishment of old Garnet debt.............     (6,302)
Estimated costs to issue Aviva Common Stock...       (300)
Deferred loan costs...........................       (150)
                                                  -------
                                                  $   808
                                                  =======

     (d) To reclassify restricted cash associated with old Garnet debt for which restrictions will no longer apply.

     (e) To adjust for financing activity including: (i) the retirement of $15 million of Garnet's 9 1/2% Convertible Subordinated Debentures in exchange for 12,887,771 shares of Aviva common stock, (ii) additional borrowings by Aviva of $15 million and the use of those funds to refinance $7.44 million of existing indebtedness of Aviva and $6.3 million of indebtedness of Garnet and (iii) the reclassification of certain portions of long term debt from current to noncurrent.

     (f) To remove the accrued interest payable ($712,000) on Garnet's 9 1/2% Convertible Subordinated Debentures and record anticipated severance benefits for the Chief Executive Officer of Garnet consisting of $65,000 in cash and $5,000 of estimated insurance premiums. The Vice President--Finance and Secretary of Garnet is expected to continue employment with Aviva.

     (g) To eliminate Garnet stockholders' equity and record the value of 12,887,771 shares of Aviva common stock issued at $0.167 per share in exchange for $15 million of Garnet's 9 1/2% Convertible Subordinated Debentures and 1,149,216 shares of Aviva common stock issued at $0.167 per share in exchange for 11,492,162 shares of Garnet common stock, net of estimated issue costs of $300,000.

     Statement of Operations

     (h) To adjust depletion, depreciation and amortization of oil and gas properties determined by the unit-of-production method based upon the allocated purchase price of the Garnet oil and gas properties of $8.0 million at January 1, 1997. The pro forma statements of operations for the year ended December 31, 1997, and the six months ended June 30, 1998, include combined historical charges for ceiling write-downs of oil and gas producing properties of $45,714,000 and $9,853,000, respectively. Had the effects of the purchase allocation to oil and gas producing properties been considered in the application of the ceiling tests, the write-downs would have been approximately $9,400,000 for the year ended December 31, 1997, and $7,100,000 for the six months ended June 30, 1998.

     (i) To adjust interest expense for the effect of refinancing the $7.44 million of Aviva debt and $6.3 million of Garnet debt with $15 million of new debt; and the removal of interest associated with Garnet's $15 million of 9 1/2% Convertible Subordinated Debentures that are being extinguished upon the issuance of Aviva common stock. A 1/8th percent change in the effective interest rate of the new debt would have an $18,750 effect on the combined company's annual results of operations.

          SUPPLEMENTAL INFORMATION RELATED TO OIL AND GAS ACTIVITIES

QUANTITIES OF OIL AND GAS RESERVES (UNAUDITED)

     The following pro forma historical data presents estimates of the Company's proved reserves giving effect to the purchase of Garnet proved reserves. The proved reserves in Colombia and the United States were determined by independent petroleum engineers, Huddleston & Co., Inc. and Netherland, Sewell & Associates, Inc., respectively.

                                                      Aviva                 Garnet
                                                      -----                 ------
                                                United
                                                States    Colombia    Colombia    Pro Forma
                                                ------    --------    --------    ---------
Oil
---
  Estimated reserves at December 31, 1996        305        2,817       3,416        6,538
  Revisions of previous estimates                (34)        (915)     (1,109)      (2,058)
  Production                                     (76)        (426)       (517)      (1,019)
                                               -----        -----      ------       ------
  Estimated reserves at December 31, 1997        195        1,476       1,790        3,461
                                               =====        =====      ======       ======

  Proved developed reserves at
    December 31, 1997                            195       1,476        1,790        3,461
                                               =====       =====        =====       ======
Gas
----

  Estimated reserves at December 31, 1996      1,682          --           --        1,682
  Revisions of previous estimates               (247)         --           --         (247)
  Production                                    (316)         --           --         (316)
                                               -----       -----       ------       ------
  Estimated reserves at December 31, 1997      1,119          --           --        1,119
                                               =====       =====       ======       ======

  Proved developed reserves at
  December 31, 1997                            1,119          --           --        1,119
                                               =====       =====       ======       ======


STANDARDIZED MEASURE OF OIL AND GAS RESERVES (UNAUDITED)

     The following schedule is a pro forma standardized measure of the discounted net future cash flows applicable to proved oil and gas reserves as of December 31, 1997. The future cash flows are based on estimated oil and gas reserves utilizing prices and costs in effect as of the applicable year end, discounted at ten percent per year and assuming continuation of existing economic conditions. The pro forma standardized measure of discounted future net cash flows, in the Company's opinion, should be examined with caution. The schedule is based on estimates of proved oil and gas reserves prepared by independent petroleum engineers. Reserve estimates are, however, inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. Therefore, the pro forma standardized measure of discounted future net cash flows does not necessarily reflect the fair value of the proved oil and gas properties.

     The following pro forma tabulation reflects the Company's estimated discounted future cash flows from oil and gas production giving effect to the purchase of Garnet:

                                                                                    Pro
                                                                                   Forma
                                                                                 ---------

  Future gross revenues                                                           $ 52,751
  Future production costs                                                          (20,605)
  Future development costs                                                          (1,921)
                                                                                  --------
  Future net cash flows before income taxes                                         30,225
  Future income taxes                                                                 (962)
                                                                                  --------
  Future net cash flows after income taxes                                          29,263

  Discount at 10% per annum                                                         (6,362)

                                                                                                                --------
Standardized measure of discounted future net cash flows                                                        $ 22,901
                                                                                                                ========
The following are the significant sources of change in discounted future net cash flows relating to proved reserves:
                                                                                                                 Pro
                                                                                                                Forma
                                                                                                                -----

Sales of oil and gas, net of production costs                                                                   $(10,796)
Development costs incurred that reduced
    future development costs                                                                                       2,553
Accretion of discount                                                                                              9,356
Revision of previous estimates:
Change in price                                                                                                  (49,432)
Change in quantities                                                                                             (16,366)
Change in future development costs                                                                                 2,521
Change in timing and other changes                                                                                (7,677)
Change in estimated income taxes                                                                                   4,992
                                                                                                                --------

Net decrease                                                                                                     (64,849)
Balance at beginning of year                                                                                      87,750
                                                                                                                --------

Balance at end of year                                                                                          $ 22,901
                                                                                                                ========

                  PRO FORMA PRODUCTION, SALES PRICES AND COSTS

     The following pro forma tabulation summarizes Aviva's oil production in thousands of barrels and natural gas production in millions of cubic feet for the year ended December 31, 1997 giving effect to the purchase of Garnet.

                            Pro
                           Forma
                           -----
Oil (1)
 United States               76
 Colombia                   942

Gas

 United States              316
 Colombia                   --

__________________

(1)  Includes crude oil and condensate.

     The pro forma average sales price per barrel of oil and per thousand cubic feet ("MCF") of gas produced and the pro forma average production cost per dollar of oil and gas revenue and per barrel of oil equivalent (6 MCF: 1 barrel) for the year ended December 31, 1997 were, giving effect to the purchase of Garnet, as follows:

                                                                  Pro Forma(1)
                                                                  ------------

     Average sales price per barrel of oil (2)      United States      $19.17
                                                    Colombia           $17.39

     Average sales price per MCF of gas             United States      $ 2.73
                                                    Colombia           $   --

     Average production cost per dollar of
      oil and gas revenue                           United States      $ 0.54
                                                    Colombia           $ 0.41

     Average production cost per barrel of
      oil equivalent                                United States      $ 9.81
                                                    Colombia           $ 7.06

__________________

(1)  All amounts are stated in United States dollars.
(2)  Includes crude oil and condensate.

PRO FORMA PRODUCTIVE WELLS AND ACREAGE

     The following table summarizes the pro forma developed acreage and productive wells at December 31, 1997 giving effect to the purchase of Garnet. "Gross" refers to the total acres or wells in which Aviva or Garnet has a working interest, and "net" refers to gross acres or wells multiplied by the percentage working interest owned.

   Developed Acreage (1)
                           GROSS    NET
                           -----   -----

       United States       3,880   1,565
       Colombia (2)        3,706   1,296
                           -----   -----
                           7,586   2,861
                           =====   =====

   Productive Wells (3)
                                      OIL                 GAS
                                ---------------      -------------
                                GROSS       NET      GROSS     NET
                                -----       ---      -----     ---

       United States (4)         10         5.29       7       2.87
       Colombia                  14         4.90      --         --
       -----                     24        10.19       7       2.87
                                 ==        =====      ==       ====

_____________________

(1)  Developed acreage is acreage assignable to productive wells.
(2)  Excludes Aporte Putumayo acreage pending relinquishment.
(3)  Productive wells represent producing wells and wells capable of producing.
(4)  Two of the oil wells and one of the gas wells are dually completed.

     The following table shows the pro forma undeveloped acreage held at December 31, 1997 giving effect to the purchase of Garnet. Undeveloped acreage is acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains proved reserves.

                                  PRO FORMA ACRES
                                  ---------------
                                  GROSS       NET
                                  -----       ---
        Colombia (1)             48,636    48,636
        Papua New Guinea        952,000    57,120
                              ---------   -------
                              1,000,636   105,756
                              =========   =======

________________

(1) Excludes undeveloped acreage associated with the Fragua concession that has been relinquished and the Yuruyaco concession which is pending relinquishment.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF AVIVA


  The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements included elsewhere herein.


RESULTS OF OPERATIONS

  Six Months Ended June 30, 1998 compared to Six Months Ended June 30, 1997

                      UNITED STATES
                     ---------------   --------------------
                                       COLOMBIA
                      OIL      GAS        OIL       TOTAL
                     ------   ------   ---------   --------
                                  (THOUSANDS)

Revenue -- 1997      $ 835    $ 420     $ 4,298    $ 5,553
Volume variance       (294)    (243)     (1,736)    (2,273)
Price variance        (189)     (42)       (972)    (1,203)
Other                   --      (17)         --        (17)
                     -----    -----     -------    -------
Revenue -- 1998      $ 352    $ 118     $ 1,590    $ 2,060
                     =====    =====     =======    =======


     Colombian oil volumes were 138,000 barrels in the first half of 1998, a decrease of 93,000 barrels as compared to the first half of 1997. Such decrease is due to a 106,000 barrel decrease resulting from production declines, partially offset by a 13,000 barrel increase resulting from the completion of a development well in June 1997.

     U.S. oil volumes were 27,000 barrels in 1998, down approximately 15,000 barrels from 1997. Of such decrease, approximately 7,000 barrels was due to Aviva's Main Pass 41 field being shut-in for approximately 85 days during the first half of 1998 due to equipment failures and 8,000 barrels resulted from normal production declines. U.S. gas volumes before gas balancing adjustments were 36,000 MCF in 1998, down 103,000 MCF from 1997. Of such decrease, approximately 54,000 MCF was due to the aforementioned shut-in of the Main Pass 41 field and 25,000 MCF was due to the suspension of production of one of the wells at Main Pass 41 beginning in the first quarter of 1998. The remaining 24,000 MCF was due to production declines.

     The above-referenced equipment failures at Aviva's Main Pass 41 field necessitated upgrading and additional modification of production and water treatment facilities. As of August 7, 1998, this field had been shut-in an additional 23 days since July 1, 1998, in order to complete the project.

     Colombian oil prices averaged $11.53 per barrel during the first half of 1998. The average price for the same period of 1997 was $18.58 per barrel. Aviva's average U.S. oil price decreased to $13.00 per barrel in 1998, down from $19.97 per barrel in 1997. In 1998 prices have been lower than in the first half of 1997 due to a dramatic decrease in world oil prices. U.S. gas prices averaged $2.10 per MCF in 1998 compared to $2.23 per MCF in 1997.

     In addition to the above-mentioned variances, U.S. gas revenue decreased approximately $17,000 as a result of gas balancing adjustments.

     Operating costs decreased approximately 31%, or $683,000, primarily due to lower operating costs in Colombia. Such decreases have resulted mainly from the elimination of the production tax on the majority of Aviva's Colombian production and lower pipeline tariffs resulting from lower volumes.

     Depreciation, depletion and amortization decreased by 64%, or $2,111,000, primarily due to a decrease in costs subject to amortization resulting from property write-downs and lower levels of production.

     Aviva recorded write-downs of $3,355,000 and $1,370,000 to the carrying amounts of its Colombian and U.S. oil and gas properties, respectively, as a result of ceiling test limitations on capitalized costs during 1998.

     G & A expenses declined $92,000 mainly due to a $73,000 decrease in legal and consulting fees and an $86,000 reduction in payroll. These savings were partially offset by lower amounts of capitalized G & A.

     Interest and other income increased during the first half of 1998 as Aviva realized a $720,000 gain on the settlement of litigation involving the administration of a take or pay contract settlement.

     Income taxes were $448,000 higher in 1998 principally as a result of Colombian deferred tax benefits recorded in the second quarter of 1997. Such deferred tax benefits in 1997 resulted from the write-down of the carrying amount of Aviva's Colombian oil properties.

     1997 versus 1996

                        UNITED STATES                 COLOMBIA
                     -------------------              ---------
                       OIL        GAS        OIL        TOTAL
                     --------   --------   --------   ---------
                                    (THOUSANDS)

Revenue--1996.....    $1,940    $ 2,373    $ 9,437     $13,750
Volume variance...      (366)    (1,782)      (995)     (3,143)
Price variance....      (115)       223     (1,037)       (929)
Other.............        --         48         --          48
                      ------    -------    -------     -------
Revenue--1997.....    $1,459    $   862    $ 7,405     $ 9,726
                      ======    =======    =======     =======


     Colombian oil volumes were 426,000 barrels in 1997, a decrease of 50,000 barrels from 1996. Such decrease is the result of a 68,000 barrel decrease due to Aviva's net revenue interest declining from 18% to 12.6% in June 1996 when cumulative production from the Santana concession reached the 7 million barrel threshold specified in the risk-sharing contract, and a 119,000 barrel decrease resulting from normal production declines, partially offset by a 136,000 barrel increase primarily due to the completion of two development wells in the latter part of 1996 and one development well completed in June 1997.

     U.S. oil volumes were 76,000 barrels in 1997, down 18,000 barrels from 1996. This decrease resulted primarily from the sale of Aviva's U.S. onshore properties on December 23, 1996. U.S. gas volumes before gas balancing adjustments were 274,000 thousand cubic feet ("MCF") in 1997, down 862,000 MCF from 1996. Such decrease is the result of an 896,000 MCF decrease resulting from the U.S. onshore property sale, and normal production declines partially offset by new production from a development well completed at Main Pass 41 during October 1996.

     Colombian oil prices averaged $17.39 per barrel during 1997. The average price for the same period in 1996 was $19.82 per barrel. Aviva's average U.S. oil price decreased to $19.17 per barrel in 1997, down from $20.68 in 1996. U.S. gas prices averaged $2.73 per MCF in 1997 compared to $2.07 per MCF in 1996.

     In addition to the above-mentioned variances, U.S. gas revenue increased approximately $48,000 as a result of gas balancing adjustments.

     Operating costs decreased by $599,000, or 12%. Of such decrease, approximately $845,000 resulted from the sale of the U.S. onshore properties, offset by a $181,000 increase for the U.S. offshore properties and a $65,000 increase for the Colombian properties.

     Depreciation, depletion and amortization ("DD&A") decreased $1.3 million, or 17%, mainly due to lower production levels.

     Aviva recorded write-downs to the carrying amounts of its U.S. and Colombian oil and gas properties of $2,124,000 and $17,829,000, respectively, during 1997. The U.S. write-down was primarily due to lower prices. The Colombian write-down resulted primarily from lower prices and, to a somewhat lesser extent, downward revisions of proved oil reserves.

     General and administrative ("G&A") expense decreased $44,000 mainly due to reductions in the number of employees, officers, directors and related fees and expenses which resulted in cost savings of approximately $262,000 during 1997. These savings were partially offset by increases in legal and consulting fees aggregating $201,000. Such increases were primarily related to Aviva's restructuring plan. See "-- Liquidity and Capital Resources."

     Interest and other income (expense) decreased mainly due to the absence in 1997 of a $641,000 gain recorded in 1996 relating to the sale of the U.S. onshore oil and gas properties.

     Interest expense was $156,000 lower, primarily as a result of lower average balances outstanding.

     Income taxes were lower in 1997 primarily due to Colombian deferred tax benefits resulting from the write-down of the carrying amount of Aviva's Colombian oil and gas properties.

  1996 versus 1995

                        UNITED STATES                COLOMBIA
                     -------------------             --------
                       OIL        GAS        OIL      TOTAL
                     --------   --------   -------   --------
                                   (THOUSANDS)

Revenue--1995.....    $1,781     $2,015     $7,132    $10,928
Volume variance...      (206)       (99)       671        366
Price variance....       365        422      1,634      2,421
Other.............        --         35         --         35
                      ------     ------     ------    -------
Revenue--1996.....    $1,940     $2,373     $9,437    $13,750
                      ======     ======     ======    =======

     Colombian oil volumes were 476,000 barrels in 1996, an increase of 41,000 barrels over 1995. Of such increase, approximately 110,000 barrels resulted from a fracture stimulation program involving eight wells that was completed in February 1996, net of normal production declines, and approximately 20,000 barrels resulted from the completion of two development wells in the latter part of 1996, offset by a decrease of approximately 90,000 barrels resulting from Aviva's net revenue interest declining from 18% to 12.6% in June 1996 when cumulative production from the concession reached the 7 million barrel threshold specified in the Santana risk-sharing contract.

     U.S. oil volumes were 94,000 barrels in 1996, down approximately 12,000 barrels from 1995. This decrease resulted primarily from normal production declines. U.S. gas volumes before gas balancing adjustments were 1,136,000 MCF in 1996, a decrease of 62,000 MCF from 1995, resulting primarily from normal production declines, partially offset by new production from a development well completed at Main Pass 41 during October 1996.

     Included in 1996 results of operations are revenue and operating costs of $1,998,000 and $845,000, respectively, relating to Aviva's U.S. onshore properties which were sold on December 23, 1996. During 1996, oil and gas volumes for such properties were approximately 17,000 barrels and 864,000 MCF, respectively, net to Aviva.

     Colombian oil prices averaged $19.82 per barrel during 1996. The average for the same period in 1995 was $16.39. Aviva's average U.S. oil price increased to $20.68 per barrel in 1996, up from $16.78 in 1995. U.S. gas prices averaged $2.07 per MCF in 1996 compared to $1.70 in 1995.

     Operating costs decreased $238,000, or 5%, mainly due to cost reductions in the Colombian operations. DD&A increased by 28%, or $1,584,000, primarily due to higher Colombian and U.S. DD&A rates per barrel and higher Colombian production. U.S. DD&A expenses increased on a per barrel basis to $5.93 in 1996 from $4.12 in 1995, primarily due to an increase in costs subject to amortization resulting from development costs incurred in 1996. Colombian DD&A expenses increased on a per barrel basis to $11.49 in 1996 from $9.79 in

1995, primarily due to an increase in costs subject to amortization resulting from development and exploratory costs incurred in 1996 and the transfer of unevaluated costs into the amortization base during 1996.

     G&A expense decreased $762,000, or 33%, as a result of a cost reduction program implemented by Aviva during the first quarter of 1996. This program targeted all categories of G&A.

     Aviva incurred $196,000 of severance expense during 1996 relating to the termination of the employment of the Executive Vice President and Chief Operating Officer of Aviva and certain other employees. For more information regarding such terminations, see Note 6 of Notes to Consolidated Financial Statements.

     Interest and other income (expense) increased $566,000 mainly due to a gain of $641,000 on the sale of the U.S. onshore oil and gas properties on December 23, 1996.

     Interest expense was $256,000 higher, primarily as a result of higher average balances outstanding in 1996. Debt refinancing expense of $100,000 represents a fee paid to ING (U.S.) Capital Corporation in consideration for certain modifications to Aviva's credit agreement in March 1996.

     Income taxes were $500,000 higher in 1996 primarily as a result of an increase in Colombian taxable income and an increase in the valuation allowance for deferred Colombian tax assets.

YEAR 2000

     Based on a preliminary study, Aviva expects to spend approximately $0.1 million from 1998 through 1999 to modify its computer information systems enabling proper processing of transactions relating to the year 2000 and beyond. Aviva continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized. Accordingly, Aviva does not expect the amounts required to be expensed over the next two years to have a material effect on its financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Since December 31, 1997, costs incurred in oil and gas property acquisition, exploration and development activities by Aviva totaled $411,000. Of such amount, $242,000 was incurred in Colombia and $169,000 was incurred in the U.S. These activities were funded primarily by cash provided by operating activities.

     In the U.S., Aviva is currently committed to the drilling of a saltwater disposal well at its Breton Sound 31 field facilities in order to comply with a state-wide prohibition against discharges of produced water to coastal waters offshore Louisiana. The cost to drill and equip such a well is estimated at $0.3 million, net to Aviva's interest. Pursuant to a revised produced water termination schedule approved by the Louisiana Department of Environmental Quality, Aviva has until September 1, 1998, to cease discharges of produced water. If Aviva is unable to complete the project and reinject the produced water by September 1, 1998, Aviva will be required to curtail or even cease production from its Breton Sound leases. Additionally, Aviva has recently completed upgrades to certain equipment at its Main Pass 41 field facilities, the remaining cost of which is expected to aggregate $0.2 million, net to Aviva's interest.

     Aviva, along with Argosy (referred to collectively as the "Co-owners"), is also engaged in ongoing operations on the Santana concession in Colombia. The contract obligations of the Santana concession have been met. The Co-owners may, however, initiate the recompletion of certain existing wells and various miscellaneous projects. Aviva's share of the estimated future costs of these development activities is approximately $0.3 million at June 30, 1998. Depending on the results of future exploration and development activities, substantial expenditures that have not been anticipated may be required. Failure by Aviva to fund certain of these capital expenditures could, under either the concession agreement or joint operating agreement with Argosy, or both, result in the forfeiture of all or part of Aviva's interest in this concession.

     In addition, Aviva's ability to continue its Colombian development program is dependent upon the ability of Argosy to finance its portion of such costs and expenses. If Argosy cannot fund its obligations, Aviva may be

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


required to accept an assignment of Argosy's interest therein and assume those funding obligations. If, thereafter, Aviva were to be unable to raise sufficient funds to meet such obligations, Aviva's interests in the properties may be forfeited.

     In reports filed with the U.S. Securities and Exchange Commission, which are publicly available, Garnet has disclosed, among other things, that: (i) Argosy is no longer in compliance with certain covenants required by its finance agreement with Chase Bank of Texas which is guaranteed by the Overseas Private Investment Corporation and secured by Argosy's assets in Colombia; (ii) its management believes that Garnet's available working capital and cash flows from operations will not be sufficient to make its required debt principal and interest payments as they become due beginning March 31, 1998; and (iii) in the absence of a business transaction or a restructuring of Garnet's indebtedness, Garnet may seek protection from its creditors under the Federal Bankruptcy Code.

     As discussed in Note 2 of the condensed consolidated financial statements, Aviva has entered into a definitive agreement to merge with Garnet. Pursuant to the merger plan, Garnet's $15 million of subordinated debentures will be canceled and Argosy's bank debt, along with Aviva's existing bank debt, will be refinanced through a proposed $15 million credit facility that Aviva has requested ING Capital to provide to Aviva. In addition to refinancing the existing bank debt of Argosy and Aviva, this proposed new credit facility is expected to supplement Aviva's working capital and, to the extent not funded by cash flow from operations, fund Aviva's remaining estimated capital expenditures for 1998.

     Management of Aviva is currently finalizing efforts to effectuate the merger, which efforts now require only execution and delivery of the proposed new credit facility with ING Capital. Additionally, approval by the shareholders of Aviva and Garnet is required to consummate the merger. A Joint Proxy Statement will be provided to Shareholders for their review and voting at Shareholder Meetings expected to be held in late September.

     While management believes that the merger will be consummated substantially as planned, there can be no assurance that this will be the case. If Aviva is unable to consummate the merger, then, in the absence of another business transaction or debt restructuring, Garnet may seek bankruptcy protection or other alternatives, any of which may have a material adverse effect on Aviva's consolidated financial condition. As indicated above, if Argosy cannot fund its obligations, Aviva may be required to accept an assignment of Argosy's interest therein and assume those funding obligations. Aviva itself has experienced significant losses which have resulted in recurring noncompliance with the minimum consolidated tangible net worth covenant and its debt repayment schedule under its credit agreement with ING Capital. Moreover, failure to consummate the merger with Garnet on or before October 31, 1998, would be an event of default under the recently amended credit agreement (see note 4). Without the Garnet merger and the proposed new credit facility, management's current cash flow analysis does not indicate that Aviva would be able to make the October 1, 1999 scheduled debt repayment under the existing ING Capital Credit Agreement. In the past, ING Capital has amended or waived compliance with these covenants when Aviva has been unable to comply with them. There can be no assurance, however, that ING Capital will continue to make similar concessions in the future.

     On August 3, 1998, leftist Colombian guerrillas inflicted damage on Aviva's oil processing and storage facilities at the Mary field, and to a lesser extent, at the Linda facilities. While it is still too early to accurately assess the cost of repairs, Aviva does not believe that the property damage will exceed insurance limits. As more fully discussed in Note 7 of the condensed consolidated financial statements, Aviva's Colombian production has been temporarily suspended.

     With the exception of historical information, the matters discussed in this quarterly report contain forward-looking statements that involve risks and uncertainties. Although Aviva believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, among other things, general economic conditions, volatility of oil and gas prices, the impact of possible geopolitical occurrences world-wide and in Colombia, imprecision of reserve estimates, changes in laws and regulations, unforeseen engineering and mechanical or technological difficulties in drilling, working-over and operating wells during the periods covered by the forward-looking statements, as well as other factors described in Aviva's annual report on Form 10-K.

NEW ACCOUNTING PRONOUNCEMENTS

     Aviva is assessing the reporting and disclosure requirements of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement requires a public business enterprise to report financial and descriptive information about its reportable operating segments. The statement is effective for financial statements for periods beginning after December 15, 1997, but is not required for interim financial statements in the initial year of its application. Aviva will adopt the provisions of SFAS No. 131 in its December 31, 1998 consolidated financial statements.

     Aviva is also assessing the reporting and disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities. The statement is effective for financial statements for fiscal years beginning after June 15, 1999. Aviva believes SFAS No. 133 will not have a material impact on its financial statements or accounting policies. Aviva will adopt the provisions of SFAS No. 133 in the first quarter of 2000.

                        BUSINESS AND PROPERTIES OF AVIVA

    GENERAL


     Aviva is engaged in the exploration for and production and development of oil and gas in Colombia and offshore in the United States. Aviva was incorporated in 1973 and the Aviva Common Stock has been traded on the LSE since 1982. Depositary Shares, each representing the beneficial ownership of five shares of Aviva Common Stock, have traded on the Primary List of the American Stock Exchange since May 31, 1995, and prior to that on the Emerging Company Marketplace of the American Stock Exchange since November 14, 1994. Aviva's principal executive offices are located in Dallas, Texas, and Aviva maintains a field office in Venice, Louisiana.

CURRENT OPERATIONS

     Colombia. Through a wholly owned subsidiary, Aviva is the owner of interests in, and is engaged in exploration for, and development and production of oil from, four concessions granted by Ecopetrol.


     Aviva's Colombian activities are carried out pursuant to four joint operating agreements between Neo and Argosy. Neither Garnet nor Argosy is affiliated with Aviva. Neo has a 45% interest and Argosy has the remaining 55% interest in properties covered by the four joint operating agreements. Neo and Argosy are parties to four concession agreements with Ecopetrol called Santana, La Fragua, Yuruyaco and Aporte Putumayo. All four concessions are located in the Putumayo Basin of southwestern Colombia. Aviva's exploration and development activities are currently concentrated in the Santana concession.

     Twenty-one wells have been drilled on the Santana concession. Of the 13 exploratory wells, seven have been productive and six were dry holes. Of the eight development wells, seven have been productive. Four fields have been discovered and have been declared commercial by Ecopetrol. Gross production from the Santana concession has totaled approximately 13.4 million barrels during the period from April 1992, when production commenced, through June 30, 1998. Aviva's share of this production totaled approximately 2.0 million barrels.

     The contracts for the La Fragua concession, which adjoins Santana to the north, and the Yuruyaco concession, which adjoins Santana and La Fragua to the east, were approved by Ecopetrol in June 1992 and September 1995, respectively. The acquisition of all seismic data required under these contracts has been completed. Aviva has determined, however, that further exploration on these concessions is not technically justified. Accordingly, Aviva filed with Ecopetrol applications for formal relinquishment, which in the case of La Fragua, occurred in August 1998. Formal relinquishment of the Yuruyaco Concession is expected in the latter part of 1998.

     The Aporte Putumayo block produced from 1976 until March 1995, when declining production caused the block to be unprofitable under the terms of the contract. Argosy and Neo notified Ecopetrol in 1994 that they intend to abandon the remaining wells and relinquish the Aporte Putumayo Concession because declining production rates made continued operation of the wells economically unattractive. Ecopetrol is presently in discussion with another company desirous of contracting with Ecopetrol for a new contract area that will include the Aporte Putumayo Concession. Depending on the terms of this new contract, Aviva may still be obligated to pay its share of the abandonment costs estimated to be approximately $180,000.

     Each concession is governed by a separate contract with Ecopetrol. Generally, the contracts cover a 28-year period and require certain exploration expenditures in the early years of the contract and, in the later years of the contract, permit exploitation of reserves that have been found. All of the contracts provide that Ecopetrol shall receive, on behalf of the Colombian Ministry of Mines, royalty payments in the amount of 20% of the gross proceeds of the oil produced pursuant to the respective contract, less certain costs of transporting the oil to the point of sale. Under each of the contracts, application must be made to Ecopetrol for a declaration of commerciality for each discovery. If Ecopetrol declares the discovery commercial, it has the right to a 50% reversionary interest in the field and is required to pay 50% of all future costs. If, alternatively, Ecopetrol declines to declare the discovery commercial, Neo and Argosy have the right to proceed with development and production at their own expense until such time as they have recovered 200% of the costs incurred, at which time Ecopetrol is entitled to back in for a 50% working interest in the field without payment or reimbursement of any historical costs. Exploration costs (as defined in the concession agreements) incurred by the co-owners prior to the declaration of commerciality are recovered by means of retention by the co-owners of all of the non-royalty proceeds of production from each well until costs relating to that well are recovered.

     United States. In the United States Aviva, through its wholly owned subsidiary, Aviva America, Inc. ("AAI"), is engaged in the production of oil and gas attributable to its working interests in 17 wells located in the Gulf of Mexico offshore Louisiana, at Main Pass 41 and Breton Sound 31 fields. AAI is the operator of these fields. Aviva acquired its interests in these fields through the acquisition of Charterhall Oil North America PLC in 1990.

RISKS ASSOCIATED WITH AVIVA'S BUSINESS

     General. Aviva's operations are subject to oil field operating hazards such as fires, explosions, blowouts, cratering and oil spills, any of which can cause loss of hydrocarbons, personal injury and loss of life, and can severely damage or destroy equipment, suspend drilling operations and cause substantial damage to subsurface structures, surrounding areas or property of others. As protection against operating hazards, Aviva maintains broad insurance coverage, including indemnity insurance covering well control, redrilling and cleanup and containment expenses, Outer Continental Shelf Lands Act coverage, physical damage on certain risks, employers' liability, comprehensive general liability, appropriate auto and marine liability and workers' compensation insurance.
Aviva believes that such insurance coverage is customary for companies engaged in similar operations, but Aviva may not be fully insured against various of the foregoing risks, because such risks are either not fully insurable or the cost of insurance is prohibitive. Aviva does not carry business interruption insurance because of the prohibitively high cost. The occurrence of an uninsured hazardous event could have a material adverse effect on the financial condition of Aviva.

     Colombia. Aviva has expended significant amounts of capital for the acquisition, exploration and development of its Colombian properties and plans to expend additional capital for further exploration and development of such properties. Even if the results of such activities are favorable, further drilling at significant costs may be required to determine the extent of and to produce the recoverable reserves. Failure to fund capital expenditures could result in forfeiture of all or part of Aviva's interests in the applicable property. For additional information on Aviva's concession obligations, see "-- Current Operations," and regarding its cash requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aviva -- Liquidity and Capital Resources."

     In addition, Aviva's ability to continue its Colombian exploration and development programs is dependent upon the ability of its co-owner to finance its portion of such costs and expenses. There can be no assurance that Aviva's co-owner will be in a position to pay, or provide for the payment of, its costs and expenses of joint projects. If Aviva's co-owner cannot fund its obligations, Aviva may be required to accept an assignment of the co-owner's interest therein and assume those funding obligations. If, thereafter, Aviva were to be unable to raise sufficient funds to meet such obligations, Aviva's interests in the affected properties may be forfeited. Moreover, even if Aviva were to be able to raise sufficient funds, there could be no assurance that Aviva would be able to discover, develop and produce sufficient reserves to recover the costs and expenses incurred in connection with the exploration and development thereof. In reports filed with the Commission, which are publicly available, Garnet has expressed its intent to use its existing working capital and cash flow from production in Colombia, to the extent available, to finance its planned exploration and development activities.

Garnet has indicated, however, that it does not expect its working capital and cash flow from operations to be sufficient to repay the principal amount ($15 million) of its subordinated debentures at maturity in December 1998, and that it must consummate a restructuring transaction prior to their maturity in order to avoid non-compliance with its obligations under the debentures. If no restructuring transaction is consummated, Garnet will be required to renegotiate the terms of the debentures to extend the maturity date so that the debentures may be repaid out of cash flow from operations over time. There can be no assurance that Garnet will be successful in consummating a restructuring transaction or renegotiating the terms of the debentures.

     Aviva is subject to the other risks inherent in the ownership and development of foreign properties including, without limitation, cancellation or renegotiation of contracts, royalty and tax increases, retroactive tax claims, expropriation, adverse changes in currency values, foreign exchange controls, import and export regulations, environmental controls and other laws, regulations or international developments that may adversely affect Aviva's properties. Aviva does not maintain political risk insurance.

     Exploration and development of Aviva's Colombian properties are dependent upon obtaining appropriate governmental approvals and permits. See "-- Regulation." Aviva's Colombian operations are also subject to price risk. See "-- Products, Markets and Methods of Distribution."

     There are logistical problems, costs and risks in conducting oil and gas activities in remote, rugged and primitive regions in Colombia. Aviva's operations are also exposed to potentially detrimental activities by the leftist guerrillas who have operated within Colombia for many years. The guerrillas in the Putumayo area, where Aviva's property is located, have damaged the Company's assets in the past. On August 3, 1998, Colombian leftist guerrilla groups launched a nationwide series of attacks. As a result of one attack, Aviva's oil production and storage facilities at the Mary field were damaged and minor damage was inflicted on the Linda facilities. While it is too early to accurately assess the cost of repairs, Aviva does not believe the property damage will exceed insurance limits. As of August 10, 1998, Aviva's oil production from the Linda and Toroyaco fields had been restored, however, production from the Mary and Miraflor fields may be suspended or significantly curtailed for at least several weeks and possibly longer depending on the extent of damage and availability of repair crews. Although Aviva's losses on those occasions have been substantially recovered through insurance, there can be no assurance that such coverage will remain available or affordable. The Colombian army guards Aviva's operations, however, there can be no assurance that Aviva's operations will not be the target of guerrilla attacks in the future.

     United States. Aviva's activities in the United States are subject to a variety of risks. The U.S. properties could, in certain circumstances, require expenditure of significant amounts of capital. Failure to fund its share of such costs could result in a diminution of value of, or under applicable operating agreements forfeiture of, Aviva's interest. Aviva's ability to fund such expenditures is also dependent upon the ability of the other working interest owners to fund their share of the costs. If such working interest owners fail to do so, Aviva could be required to pay its proportionate share or forego further development of such properties. Aviva's activities in the United States are subject to various environmental regulations and to price risk. See "-- Regulation" and "--- Products, Markets and Methods of Distribution."

     Information concerning the amounts of revenue, operating loss and identifiable assets attributable to each of Aviva's geographic areas is set forth in Note 11 of the Notes to Consolidated Financial Statements contained elsewhere herein.

PRODUCTS, MARKETS AND METHODS OF DISTRIBUTION

     Colombia. Aviva's oil is sold pursuant to sales contracts with Ecopetrol. The contracts generally provide for cancellation by either party with notice. In the event of cancellation by Ecopetrol, Aviva may export its oil production. Ecopetrol has historically purchased Aviva's production, but there can be no assurance that it will continue to do so, nor can there be any assurance of ready markets for the Colombian production if Ecopetrol does not elect to purchase the production. Aviva currently produces no natural gas in Colombia. See "-- Properties."

     During each of the three years ended December 31, 1997 and the six months ended June 30, 1998, Aviva received the majority of its revenue from Ecopetrol. Sales to Ecopetrol accounted for $1.6 million or 77% of oil and gas revenue for the six months ended June 30, 1998, $7,405,000, or 76.1% of oil and gas revenue for 1997, $9,437,000, or 68.6% of oil and gas revenue for 1996 and $7,132,000, or 65.3% of oil and gas revenue for 1995, representing Aviva's entire Colombian oil revenue. If Ecopetrol were to elect not to purchase Aviva's Colombian oil production, Aviva believes that other purchasers could be found for such production.

     United States. Aviva does not refine or otherwise process domestic crude oil and condensate production. The domestic oil and condensate it produces are sold to refineries and oil transmission companies at posted field prices in the area where production occurs. Aviva does not have long term contracts with purchasers of its domestic oil and condensate production. Aviva's domestic gas production is primarily sold under short term arrangements at or close to spot prices. Some gas is committed to be processed through certain plants. Aviva has not historically hedged any of its domestic production.

     During 1997, 1996 and 1995, Aviva received more than 10% of its revenue from one domestic purchaser. Such revenue accounted for $1,516,000, or 15.6% of oil and gas revenue for 1997, $1,609,000, or 11.7% of oil and gas revenue for 1996 and $1,422,000, or 13.0% of oil and gas revenue for 1995. If this purchaser were to elect not to purchase Aviva's oil and gas production, Aviva believes that other purchasers could be found for such production.

     General. Oil and gas are Aviva's only products. There is substantial uncertainty as to the prices that Aviva may receive for production from its existing oil and gas reserves or from oil and gas reserves, if any, which Aviva may discover or purchase. The availability of a ready market and the prices received for oil and gas produced depend upon numerous factors beyond the control of Aviva including, without limitation, adequate transportation facilities (such as pipelines), marketing of competitive fuels, fluctuating market demand, governmental regulation and world political and economic developments. World oil and gas markets are highly volatile and shortage or surplus conditions substantially affect prices. As a result, there have been dramatic swings in both oil and gas prices in recent years. From time to time there may exist a surplus of oil or natural gas supplies, the effect of which may be to reduce the amount or price of hydrocarbons that Aviva may produce and sell while such surplus exists.

REGULATION

     Environmental Regulation. Aviva's operations are subject to foreign, federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit by operators before drilling commences; restrict the types, quantities, and concentration of various substances that can be released into the environment in connection with drilling and production activities; limit or prohibit drilling activities on certain lands lying within wilderness areas, wetlands, and other protected areas; require remedial measures to mitigate pollution from former operations, such as plugging and abandoning wells; and impose substantial liabilities for pollution resulting from Aviva's operations. The regulatory burden on the oil and gas industry increases the cost of doing business and consequently affects its profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal, remedial, drilling, or operational requirements could have a material adverse impact on the operating costs of Aviva, as well as significantly impair Aviva's ability to compete with larger, more highly capitalized companies. Management believes that Aviva is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on Aviva's operations, capital expenditures, and earnings. Management further believes, however, that risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities, including civil fines and even criminal penalties for violations of environmental laws and regulations, will not be incurred.

          Colombia.  Any significant exploration or development of Aviva's
          --------
Colombian concessions, such as conducting a seismic program, the drilling of an exploratory or developmental well or the construction of a pipeline, requires environmental review and the advance issuance of environmental permits by the Colombian government. In 1993, Instituto de Recursos Naturales y Ambiente ("Inderena"), the Colombian federal environmental agency, began reviewing the environmental standards and permitting processes for the oil industry in general, and in 1994 a new Ministry of the Environment was organized. In connection with its review, Inderena requested that additional environmental studies be submitted for Aviva's area of operations north of the Caqueta River. See "-- Properties -- Significant Properties -- Colombia -- Santana Concession." As a result of the review and requests for additional environmental studies, Aviva's operations north of the Caqueta River were suspended pending review and approval of additional environmental studies submitted by Aviva in January 1994 and the issuance of environmental licenses by the Ministry of the Environment. In May 1994, the suspension was lifted and certain of the required environmental licenses were issued, including a permit allowing the co-owners of the concession to conduct a seismic program in that area. Since the lifting of the above referenced suspension, the co-owners have received subsequent permits, without substantial delay, to drill development and exploratory wells, construct related production facilities and construct a 10-mile pipeline. There can be, however, no assurance that Aviva will not experience future delays in obtaining necessary environmental licenses. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aviva -- Liquidity and Capital Resources" and "-- Properties -- Significant Properties --Colombia."

          United States.  Aviva believes that its domestic operations are
          -------------
currently in substantial compliance with U.S. federal, state, and local environmental laws and regulations. Aviva has experienced no material financial effects to date from compliance with these U.S. environmental laws or regulations.

     The Oil Pollution Act of 1990 ("OPA '90") and regulations thereunder impose a variety of requirements on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States. A "responsible party" includes the owner or operator of an onshore facility, vessel or pipeline, or the lessee or permittee of the area in which an offshore facility is located. OPA '90 assigns liability to each responsible party for oil spill removal costs and a variety of public and private damages from oil spills. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill is caused by gross negligence or willful misconduct, the spill resulted from violation of a federal safety, construction, or operating regulation, or a party fails to report a spill or to cooperate fully in the cleanup. Few defenses exist to the liability imposed under OPA '90 for oil spills. The failure to comply with these requirements or inadequate cooperation in a spill event may subject a responsible party to civil or criminal enforcement actions. Management of Aviva is currently unaware of any oil spills for which Aviva has been designated as a responsible party under OPA '90 and that will have a material adverse impact on Aviva or its operations. OPA '90 also imposes ongoing requirements on facility operators, such as the preparation of an oil spill contingency plan. Aviva has such plans in place.

     With amendments to OPA '90 signed into law by President Clinton on October 19, 1996, OPA '90 now requires owners and operators of offshore facilities that have a worst case oil spill of more than 1,000 barrels to demonstrate financial responsibility in amounts ranging from $10 million in specified state waters to $35 million in federal outer continental shelf water, with higher amounts of up to $150 million in certain limited circumstances where the U.S. Minerals Management Service ("MMS") believes such a level is justified by the risks posed by the quantity or quality of oil that is handled by the facility. Aviva's two U.S. properties, Main Pass Block 41 field, a federal lease on the outer continental shelf ("OCS") offshore Louisiana, and Breton Sound Block 31 field, on state leases offshore Louisiana, are subject to OPA '90 as amended. On March 25, 1997, the MMS promulgated a proposed rule implementing these OPA '90 financial responsibility requirements. Aviva believes that it currently has established adequate proof of financial responsibility for its offshore facilities. However, Aviva cannot predict whether these financial responsibility requirements under the OPA '90 amendments or the proposed rule will result in the imposition of significant additional annual costs to Aviva in the future or otherwise have a material adverse effect on Aviva. The impact of financial responsibility requirements is not expected to be any more burdensome to Aviva than it will be to other similarly or less capitalized owners or operators in the Gulf of Mexico.

     The Outer Continental Shelf Lands Act ("OCSLA") imposes a variety of requirements relating to safety and environmental protection on lessees and permittees operating on the OCS. Specific design and operational standards may apply to OCS vessels, rigs, platforms, vehicles, and structures. Violations of lease conditions or regulations issued pursuant to OCSLA can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and the cancellation of leases. Such enforcement liabilities can result from either governmental or private prosecution.

     With respect to the Federal Water Pollution Control Act, the United States Environmental Protection Agency ("EPA") issued regulations prohibiting the discharge of produced water and produced sand derived from oil and gas operations in certain coastal areas (primarily state waters) of Louisiana and Texas, effective February 8, 1995. In connection with these regulations, however, the EPA also issued an administrative order that effectively delayed compliance with the no discharge requirement for produced water until January 1, 1997. Effective August 27, 1996, the Louisiana Department of Environmental Quality ("LDEQ") officially assumed responsibility for compliance and enforcement issues for produced water as they relate to Aviva's Breton Sound Block 31 facilities with the EPA operating in an oversight capacity. On December 30, 1996, the LDEQ adopted an emergency rule which, among other things, provided an extension of time, to July 1, 1997, to achieve compliance with the prohibitions against produced water discharges. In July 1997, in response to an earlier request made by Aviva, the LDEQ authorized in writing an extension of the produced water deadline until December 1, 1997. The LDEQ has since authorized an extension of this deadline beyond December 1, 1997, while Aviva and agency work on a produced water termination plan involving the installation of a reinjection well at the Breton Sound Block 31 facilities on or before April 1, 1998. In the event that Aviva and the LDEQ fail to reach agreement on a produced water termination plan or Aviva otherwise fails to timely install and commence operation of the reinjection well, Aviva may be forced to immediately cease discharges of produced waters which could involve limiting or even ceasing operations temporarily or permanently at the Breton Sound Block 31 facilities.

     The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs allegedly caused by the hazardous substances released into the environment. Aviva has not received any notification nor is it otherwise aware of circumstances indicating that it may be potentially responsible for cleanup costs under CERCLA.

     The federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes regulate the storage, treatment and disposal of wastes, including hazardous wastes. The EPA and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes, thereby making such disposal more costly. Furthermore, certain wastes generated by Aviva's oil and natural gas operations that are currently exempt from treatment as hazardous wastes may in the future be designated as hazardous wastes and therefore be subject to more rigorous and costly operating and disposal requirements.

     Other Regulation - Colombia. Aviva's Colombian operations are regulated by Ecopetrol, the Ministry of Mines and Energy, and the Ministry of the Environment, among others. The review of current environmental laws, regulations and the administration and enforcement thereof, or the passage of new environmental laws or regulations in Colombia, could result in substantial costs and liabilities in the future or in delays in obtaining the necessary permits to conduct Aviva's operations in that country. These operations may also be affected from time to time in varying degrees by political developments in Colombia. Such political developments could result in cancellation or significant modification of Aviva's contract rights with respect to such properties, or could result in tax increases and/or retroactive tax claims being assessed against Aviva.

     Other Regulation - United States. Domestic exploration for and production and sale of oil and gas are extensively regulated at both the national and local levels. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations applicable to the oil and gas industry that are often difficult and costly to comply with and that may carry substantial penalties for failure to comply. The regulations also generally specify, among other things, the extent to which acreage may be acquired or relinquished, permits necessary for drilling of wells, spacing of wells, measures required for preventing waste of oil and gas resources and, in some cases, rates of production and sales prices to be charged to purchasers. The heavy and increasing regulatory burdens on the oil and gas industry increase the costs of doing business and, consequently, affect profitability.

     Prior to January 1, 1993, the sale of certain categories of domestic natural gas by Aviva was subject to regulation under the Natural Gas Act ("NGA"), as amended, and the Natural Gas Policy Act of 1978 ("NGPA"), as amended. In 1989, the Natural Gas Wellhead Decontrol Act was enacted. This act amended the NGPA to remove both price and non-price controls from natural gas sold in "first sales" as of January 1, 1993. While sales by producers of natural gas, such as Aviva, can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

     Aviva's sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation.
Several major regulatory changes have been implemented by Congress and the Federal Energy Regulatory Commission ("FERC") from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, that remain subject to the FERC's jurisdiction. These initiatives may also affect the intrastate transportation of gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, many aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions.

     Aviva cannot predict what further action the FERC will take on these matters; however, Aviva does not believe that it will be affected by any action taken materially differently than other natural gas producers, gatherers and marketers with which it competes. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

     A portion of Aviva's operations are located on federal oil and gas leases, which are administered by the MMS. Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the OCSLA (which are subject to change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies, lessees must obtain a permit from the MMS prior to commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications. The MMS also has regulations restricting the flaring or venting of natural gas and has recently proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial and there is no assurance that bonds or other surety can be obtained in all cases. Under certain circumstances, the MMS may require Aviva operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect Aviva's financial condition and operations.

     The MMS has issued a notice of proposed rulemaking in which it proposes to amend its regulations governing the calculation of royalties and the valuation of crude oil produced from federal leases. This proposed rule would modify the valuation procedures for both arm's length and non-arm's length crude oil transactions to decrease reliance on oil posted prices and assign a value to crude oil that better reflects its market value, establish a new MMS form for collecting differential data, and amend the valuation procedure for the sale of federal royalty oil. Aviva cannot predict what action the MMS will take on this matter, nor can it predict how Aviva will be affected by any change to this regulation.

     In April 1997, after two years of study, the MMS withdrew proposed changes to the way it values natural gas for royalty payments. These proposed changes would have established an alternative market-based method to calculate royalties on certain natural gas sold to affiliates or pursuant to non-arm's length sales contracts. Informal discussions among the MMS and industry officials are continuing, although it is uncertain whether, and what changes may be proposed regarding gas royalty valuation. In addition, MMS has recently approved its intention to issue a proposed rule that would require all but the smallest producers to be capable of reporting production information electronically by the end of 1998.

     Sales of crude oil, condensate and gas liquids by Aviva are not currently regulated and are made at market prices. The FERC has issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. The FERC's decision in this matter was recently affirmed by the Court. Aviva is not able at this time to predict the effects of Order Nos. 561 and 561-A, if any, on the transportation costs associated with oil production from Aviva's oil producing operations; however, Aviva does not believe it will be affected by these orders materially differently than other oil producers with which it competes.

     Aviva cannot accurately predict the effect that any of the aforementioned orders or the challenges to the orders will have on Aviva's operations. Additional proposals and proceedings that might affect the oil and natural gas industries are pending before Congress, the FERC and the courts. These include Congressional energy bills and executive branch energy initiatives which have as their goal the decreased reliance by the United States on foreign energy supplies. Aviva cannot accurately predict when or whether any such proposals or proceedings may become effective.

     State Regulation. Production of any domestic oil and gas by Aviva is affected by state regulations. Many states in which Aviva has operated have statutory provisions regulating the production and sale of oil and gas, including provisions regarding deliverability. Such statutes, and the regulations promulgated in connection therewith, are generally intended to prevent waste of oil and gas and to protect correlative rights to produce oil and gas between owners of a common reservoir. Such regulations include requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells, and the disposal of fluids used in connection with operations.

     Aviva's operations are also subject to various conservation laws and regulations including the regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled, and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil and natural gas that Aviva can produce from its wells and may limit the number of wells or the locations at which Aviva can drill. Inasmuch as such laws and regulations are periodically expanded, amended and reinterpreted, Aviva is unable to predict the future cost or impact of complying with such regulations; however, Aviva does not believe it will be affected by these laws and regulations materially differently than the other oil and natural gas producers with which it competes.


COMPETITION

     Aviva encounters strong competition from other independent operators and from major oil companies in acquiring properties suitable for exploration, in contracting for drilling equipment and in securing trained personnel. Many of these competitors have financial and other resources substantially greater than those available to Aviva.

     Aviva's ability to discover reserves in the future depends on its ability to select, generate and acquire suitable prospects for future exploration.
Aviva does not currently generate its own prospects and depends exclusively upon external sources for the generation of oil and gas prospects.

EMPLOYEES

     As of July 31, 1998, Aviva had 8 full-time employees, all in the United States.

PROPERTIES


Productive Wells and Drilling Activity

     The following table summarizes Aviva's developed acreage and productive wells at December 31, 1997. "Gross" refers to the total acres or wells in which Aviva has a working interest, and "net" refers to gross acres or wells multiplied by the percentage working interest owned by Aviva.

Developed Acreage /(1)/
                                      Gross    Net
                                      -----   -----
  United States                       3,880   1,565
  Colombia/(2)/                       3,706     585
                                      -----   -----
                                      7,586   2,150
                                      =====   =====

Productive Wells /(3)/
   Oil                        Gas
---------------------------   -----

                              Gross   Net     Gross   Net
                              -----   -----   -----   ----

  United States /(4) /           10    5.29       7   2.87
  Colombia                       14    2.21       -      -
                                 --   -----   -----   ----
                                 24    7.50       7   2.87
                                 ==   =====   =====   ====

(1) Developed acreage is acreage assignable to productive wells.

(2) Excludes Aporte Putumayo acreage pending relinquishment.

(3) Productive wells represent producing wells and wells capable of producing.

(4) Two of the oil wells and one of the gas wells are dually completed.

     During the periods indicated, Aviva drilled or participated in the drilling of the following development and exploratory wells.


                                          Net Wells Drilled
                                          -----------------
                                                              Development   Exploratory
                                                              -----------   -----------
                             Productive          Dry          Productive        Dry
                             ----------   -----------------   -----------   -----------

   1997      United States            -                   -             -             -
             Colombia               0.5                   -             -             -
                                    ---   -----------------    ----------    -----------
             Total                  0.5                   -             -             -
                                    ===   =================    ==========    ===========

   1996      United States          0.4                   -             -             -
             Colombia               0.3                   -             -           0.3
                                    ---   -----------------   -----------   -----------
             Total                  0.7                   -             -           0.3
                                    ===   =================    ==========   ===========

   1995      United States          0.1                   -             -             -
             Colombia               0.5                 0.2             -           0.3
                                    ---   -----------------    ----------   -----------
             Total                  0.6                 0.2             -           0.3
                                    ===   =================    ==========   ===========


     In the above table, a productive well is an exploratory or development well
that is not a dry well.   A dry well is an exploratory or a development well
found to be incapable of producing either oil or gas in commercial quantities. A development well is a well drilled within the proved area of an oil and gas reservoir to the depth of a stratigraphic horizon known to be productive. An exploratory well is any well that is not a development well.


Undeveloped Acreage


     Aviva's undeveloped acreage in Colombia is held pursuant to concession agreements with the Colombian government. Aviva expects to relinquish all undeveloped acreage associated with the La Fragua and Yuruyaco concessions during 1998. No further relinquishments are required for the Santana concession until the expiration of the concession agreement in 2015. See "-- Significant Properties."

     Aviva does not have an undeveloped acreage position in the United States because of the costs of maintaining such a position. Oil and gas leases in the United States generally can be acquired by Aviva for specific prospects on reasonable terms either directly or through farmout arrangements.

     The following table shows the undeveloped acreage held by Aviva in Colombia at December 31, 1997. Undeveloped acreage is acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains proved reserves.



                                      Undeveloped Acres
                                     -------------------
                                       Gross      Net
                                     --------- ---------
                   Santana             48,636    21,887
                   La Fragua           32,377    14,570
                   Yuruyaco            38,663    17,398
                                      -------    ------
                                      119,676    53,855
                                      =======    ======


Title to Properties

     Aviva has not performed a title examination for offshore U.S. leases in federal waters because title emanates from the United States government. Title examinations also are not performed in Colombia, where mineral title emanates from the national government. Aviva believes that it generally has satisfactory title to all of its oil and gas properties. Aviva's working interests are subject to customary royalty and overriding royalty interests generally created in connection with their acquisition, liens incident to operating agreements, liens for current taxes and other burdens and minor liens, encumbrances, easements and restrictions. Aviva believes that none of such burdens materially detracts from the value of such properties or its interest therein or will materially interfere with the use of the properties in the operation of Aviva's business.

Federal Leases

     Aviva conducts a portion of its operations on federal oil and gas leases and therefore must comply with numerous additional regulatory restrictions, including certain nondiscrimination statutes. Certain of Aviva's operations on federal leases must be conducted pursuant to appropriate permits or approvals issued by various federal agencies. Pursuant to certain federal leases, approval of certain operations must be obtained from one or more government agencies prior to the commencement of such operation. Federal leases are subject to extensive regulation. See "-- Regulation."

Reserves and Future Net Cash Flows

     See Supplementary Information Related to Oil and Gas Producing Activities in "Financial Statements and Supplementary Data" for information with respect to Aviva's reserves and future net cash flows.

     Aviva will file with the Department of Energy (the "DOE") a statement with respect to Aviva's estimate of proved oil and gas reserves as of December 31, 1997, that is not the same as that included in the estimate of proved oil and gas reserves as of December 31, 1997, as set forth in "Financial Statements and Supplementary

Data" elsewhere herein. The information filed with the DOE includes the estimated proved reserves of the properties of which Aviva is the operator, whereas the estimated proved reserves contained in "Financial Statements and Supplementary Data" herein include only Aviva's percentage share of the estimated proved reserves of all properties in which Aviva has an interest.

Production, Sales Prices and Costs

     The following table summarizes Aviva's oil production in thousands of barrels and natural gas production in millions of cubic feet for the years indicated:

                                      Year ended December 31,
                               --------------------------------------
                                1997            1996            1995
                               ------          ------          ------

Oil /(1)/      United States     76               94             106
               Colombia         426              476             435

Gas            United States    316            1,146           1,184
               Colombia           -                -               -

(1)  Includes crude oil and condensate.

     The average sales price per barrel of oil and per thousand cubic feet ("MCF") of gas produced by Aviva and the average production (lifting) cost per dollar of oil and gas revenue and per barrel of oil equivalent (6 MCF: 1 barrel) were as follows for the years indicated:

                                                            Year ended December 31, /(1)/
                                                            -----------------------------
                                                            1997         1996       1995
                                                            ------     ------      ------
                                                                                         >

Average sales price per barrel of oil/ (2)/      United States   $19.17   $20.68   $16.78
                                                 Colombia        $17.39   $19.82   $16.39

Average sales price per MCF of gas               United States   $ 2.73   $ 2.07   $ 1.70
                                                 Colombia        $    -   $    -   $    -

Average production cost per dollar of
oil and gas revenue                              United States   $ 0.54   $ 0.45   $ 0.52
                                                 Colombia        $ 0.40   $ 0.31   $ 0.44

Average production cost per barrel of
oil equivalent                                   United States   $ 9.81   $ 6.76   $ 6.46
                                                 Colombia        $ 6.98   $ 6.11   $ 7.15

(1)   All amounts are stated in United States dollars.

(2)   Includes crude oil and condensate.


Significant Properties

     Colombia.  Aviva's Colombian properties consist of four concessions, all of
     --------
which are located in the Putumayo Basin in southwestern Colombia along the eastern front of the eastern cordillera of the Andes Mountains. Aviva has a 45% working interest in each of the concessions, which is subject to various reversionary interests in favor of Ecopetrol as described below. Argosy, as operator of the properties, carries out the program of operations for the four concessions. The program is determined, with consideration of the obligations contained in the concession agreements, by an operating committee comprised of two representatives from each of Argosy and Neo. The Santana concession, which now consists of approximately 52,000 acres and contains 14 producing wells, has been in effect since 1987 and is the focus of Aviva's exploration and development activities.

     The Aporte Putumayo concession, which consists of approximately 77,000 acres and contains three shut-in wells, has been in effect since 1972. The La Fragua concession consists of approximately 32,000 acres and has been in effect since 1992. The Yuruyaco concession was acquired in 1995 and consists of approximately 39,000 acres. Aviva has filed with Ecopetrol applications for formal relinquishment of the Aporte Putumayo, La Fragua and Yuruyaco concessions. Such formal relinquishments are expected to occur during 1998.

     The Santana, La Fragua and Yuruyaco concessions are contiguous, while the Aporte Putumayo concession is approximately 50 kilometers to the southwest of the Santana concession.

     Production from the concessions is sold pursuant to sales contracts with Ecopetrol. Although sales prices vary between concessions, the contracts generally provide that 25% of the sales proceeds will be paid in Colombian pesos. As a result of certain currency restrictions, pesos resulting from these payments must generally remain in Colombia and are used by Aviva to pay local expenses.

     Neo's pretax income from Colombian sources, as defined under Colombian law, is subject to Colombian income taxes at a statutory rate of 35% (37.5% prior to 1996), although a "presumptive" minimum income tax based on net assets, as defined under Colombian law, may apply in years of little or no net income. Neo's income after Colombian income taxes is subject to a Colombian remittance tax that accrues at a rate of 10% (7% for 1998 and thereafter). Payment of the remittance tax may be deferred under certain circumstances if Neo reinvests such income in Colombia. See Note 7 of the Notes to Consolidated Financial Statements contained elsewhere herein.

     The Colombian government also imposes a production tax which averaged approximately $1.29 per barrel during 1997 and was equal to 7% of the oil price in effect through December 1997 for three of the four fields in the Santana concession. For these three fields the production tax has been eliminated for 1998 and thereafter. For the remaining field, the Miraflor field, the production tax is effective through 2000 at 7%, 5.5%, 4% and 2.5% of the oil price for 1997, 1998, 1999 and 2000, respectively. Any new discoveries declared commercial by Ecopetrol will be exempt from the production tax.

     Santana Concession.  The Santana concession is subject to a "risk-sharing"
     ------------------
contract pursuant to which Ecopetrol has the option to participate on the basis of a 30% working interest in exploration activities in the concession. If a commercial field is discovered, Ecopetrol's working interest increases to 50% and the costs theretofore incurred and attributable to the 20% working interest differential will be recouped by the co-owners from Ecopetrol's share of production on a well by well basis. The risk-sharing contract provides that, when 7 million barrels of cumulative production from the concession have been attained, Ecopetrol's revenue interest and share of operating costs increases to 65% but it remains obligated for only 50% of capital expenditures. In June 1996, the 7 million barrel threshold was reached. At that time, Aviva's revenue interest in the concession declined from 18% to 12.6% and its share of operating expenses declined from 22.5% to 15.75%.

     The Santana concession is divided by the Caqueta River. Two fields located south of the river, the Toroyaco and Linda fields, were declared commercial by Ecopetrol and commenced production in 1992. There are currently four producing wells in the Toroyaco field and five producing wells in the Linda field. During 1995, a 3-D seismic survey covering the Toroyaco and Linda fields was completed. Based on this survey, one development well was drilled in each field during 1996 and one additional development well was drilled in the Linda field in 1997. No further drilling is anticipated for these fields.

     Aviva and its co-owner ("Co-owners") constructed a 42-kilometer pipeline which was completed and commenced operations during 1994 to transport oil production from the Toroyaco and Linda fields to the Trans-Andean Pipeline owned by Ecopetrol, through which Aviva's production is transported to the port of Tumaco on the Pacific coast of Colombia.

     Two additional fields, the Mary and Miraflor fields, were discovered north of the Caqueta River and were declared commercial by Ecopetrol during 1993. Except for oil produced during production tests of wells located in these fields, the production was shut-in until the first quarter of 1995 when construction of a pipeline was completed and commercial production began. With the completion of this pipeline, the Co-owners have direct pipeline access from all four fields to the Pacific coast port of Tumaco. There are currently four producing wells in the Mary field and one producing well in the Miraflor field. A 3-D seismic survey was completed over the Mary and Miraflor fields during early 1997. This survey confirms the presence of several prospects and leads previously identified from two-dimensional seismic data. The most promising prospect, Mary West, appears to be an extension of the Mary field. The drilling of an exploratory well on this prospect has been deferred pending environmental permits and appropriate financing. The survey also confirmed that additional development drilling is not required for the Miraflor field.


     The Co-owners have fulfilled all the initial exploration obligations required by the Santana risk-sharing contract. The contract requires that the Co-owners submit a work program for approval by Ecopetrol for one additional contract year. The current work program contemplates the recompletion of certain existing wells and the construction of a micro-refinery to produce diesel fuel for Aviva's operations.

     In 1993, the Co-owners relinquished 50% of the original Santana concession area in accordance with the terms of the contract. In July 1995, an additional 25% of the original contract area was relinquished. A final relinquishment was made in 1997 such that all remaining contract areas except for those areas within five kilometers of a commercial field were relinquished.

     Production from the Santana concession has been sold to Ecopetrol pursuant to a sales contract that became effective February 1, 1997, and was extended through December 31, 1998. Prices under the contract are determined differently depending on whether (in the discretion of Ecopetrol) the produced crude is exported. If the crude is exported, the price received by Aviva is the export price less specified handling and commercialization charges and subject to an adjustment (specified in the contract) for the quality of the produced crude as compared with the overall pipeline blend at the point of export (the "Pipeline Blend Adjustment"). If the crude is not exported, the price received by Aviva is the previous month's average posted price for Cano Limon crude less specified handling and transportation charges and subject to (i) the Pipeline Blend Adjustment and (ii) a deduction of $0.56 per barrel for the quality of the overall pipeline blend at the point of sale as compared with the quality of Cano Limon crude (the "Cano Limon Adjustment"). In 1997, Ecopetrol exported the crude each month and the sales price averaged $17.39 per barrel.

     At December 31, 1997, the date as of which the standardized measure of discounted future net cash flows applicable to Aviva's proved oil and gas reserves was prepared, Ecopetrol was exporting the crude oil. Accordingly, for purposes of determining the standardized measure applicable to Aviva's Colombian reserves, Aviva used the export price of $14.30 per barrel (which does not include the Cano Limon Adjustment). If Ecopetrol had not been exporting the crude oil at December 31, 1997, the price used for determining the standardized measure applicable to Aviva's Colombian reserves at December 31, 1997, would have been approximately $14.80 per barrel.

     La Fragua Concession.  The La Fragua concession is subject to an
     --------------------
"association" contract whereunder the Co-owners fulfill all exploration obligations without Ecopetrol's participation until a field is declared commercial, as described above. The association contract also provides that Ecopetrol's working interest increases on a sliding scale from 50% to 70% as cumulative production from the concession increases from 60 million barrels to 150 million barrels.

     The Co-owners have completed their seismic obligations for the first two years of the La Fragua concession and were obligated to acquire additional seismic data for the third year. The Co-owners determined, however, that it was not technically justified to explore this concession further and, accordingly, requested and received from Ecopetrol a change of commitment that would allow the Co-owners to substitute certain exploratory expenditures within the Santana concession for the remaining seismic commitment on the La Fragua concession.
The indigenous people of the new commitment area, however, objected to the proposed exploratory work and the Co-owners were not able to comply with the new commitment. The Co-owners requested and

Ecopetrol agreed to allow the Co-owners to surrender the concession without further expenditure. Formal relinquishment occurred in August 1998.


     Yuruyaco Concession.  The Yuruyaco concession, acquired by Aviva in
     -------------------
September 1995, is an "association" contract whereunder Aviva and its co-owner fulfill all exploration obligations without Ecopetrol's participation until a field is declared commercial by Ecopetrol. At such time, Ecopetrol will earn a 50% share in the commercial field and must reimburse its 50% share of successful exploratory wells, seismic and stratigraphic wells, dry step-out exploratory wells and development wells and facilities through its 50% share of production. The contract also provides that Ecopetrol's working interest will be 50% up to 60 million barrels. For production in excess of 60 million barrels, Ecopetrol's interest would increase from 50% to 75%, based on a measure of profitability as defined in the contract.


     Seismic obligations for the first two years of the Yuruyaco concession have also been satisfied with the completion of a 2-D seismic program in January 1997. The interpretation of this seismic data failed to establish any significant prospects and, accordingly, the Co-owners decided to surrender the concession rather than proceeding into the third contract year. The Co-owners have filed an application for formal relinquishment which is expected in the latter part of 1998.

     Aporte Putumayo Concession.  The discoveries on the Aporte Putumayo
     --------------------------
concession were not declared commercial by Ecopetrol and the properties were operated by Argosy and Neo without participation by Ecopetrol. There are no remaining exploration obligations under this contract. Argosy and Neo notified Ecopetrol in 1994 that they intend to abandon the remaining wells and relinquish the Aporte Putumayo Concession because declining production rates made continued operation of the wells economically unattractive. Ecopetrol is presently in discussion with another company desirous of contracting with Ecopetrol for a new contract area that will include the Aporte Putumayo Concession. Depending on the terms of this new contract, the Company may still be obligated to pay its share of the abandonment costs estimated to be approximately $180,000.

     United States.  Aviva's oil and gas properties in the United States are
     -------------
located in the Gulf of Mexico offshore Louisiana at Main Pass 41 and Breton Sound 31 fields. Both of these properties are operated by Aviva.

     Main Pass Block 41 is a federal lease located approximately 25 miles east of Venice, Louisiana, in 50 feet of water. There are currently five productive wells in the field. The field's 1997 production averaged 79 barrels of oil per day and 799 MCF per day, net to Aviva's interest, from six completions in four sands between 6,000 and 7,500 feet. Aviva owns a 35% interest in this field. Main Pass Block 41 represents approximately 71% of Aviva's total net U.S. proved reserves at January 1, 1998.

     Breton Sound Block 31 is located 20 miles offshore Louisiana in 16 feet of water. The field is approximately 55 miles southeast of New Orleans on state leases. During 1997, seven wells averaged 130 barrels of oil per day and 66 MCF of gas per day, net to Aviva's interest, from two sands completed between 5,500 feet and 6,500 feet. Aviva's interests in the leases comprising the field vary from 41% to 67%. Breton Sound Block 31 field represents approximately 29% of Aviva's total net proved U.S. reserves at January 1, 1998.

     The interpretation of 3-D seismic data in 1996 identified two deep and several shallow prospects in the Breton Sound Block 31 field. Aviva is continuing its efforts to secure an industry partner to farm-in to Aviva's acreage by drilling one or more exploratory wells that would test the deep prospects. As for the shallow prospects, Aviva anticipates that it will drill at least one exploratory well once suitable financing has been secured.

     Aviva leases corporate office space in Dallas, Texas containing approximately 5,100 square feet pursuant to a lease which expires in January 1999. The annual lease payments for these offices are $77,000.


LEGAL PROCEEDINGS

     There are no legal proceedings to which Aviva is a party or to which its properties are subject which are, in the opinion of management, likely to have a material adverse effect on Aviva's results of operations or financial condition.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF GARNET


LIQUIDITY AND CAPITAL RESOURCES

     Garnet is highly leveraged with $21,301,740 in current debt consisting of
(i) the Debentures ($15,000,000) due December 21, 1998 and (ii) $6,350,000
($6,301,740 net to Garnet) in principal outstanding under the Chase Loan to Argosy. Based on Argosy's year-end financial statements, Argosy has determined that it is no longer in compliance with certain covenants required by the finance agreement governing the Chase Loan. In the absence of a waiver of such covenants, either OPIC or Chase would have the right to call a default under the Chase Loan, accelerate payment of all outstanding amounts due thereunder and realize upon the collateral securing the Chase Loan. Although Argosy may apply for a waiver, given Garnet's financial position and negative working capital balance at June 30, 1998, no assurance can be given that such waiver will be granted or continued. Under the terms of the Chase Loan, the 75% of proceeds from Argosy's oil sales, which are paid in U.S. dollars are deposited into an escrow account with Chase to secure payment of the Chase Loan. Argosy is required to maintain a minimum balance in such escrow account equal to six months of interest, principal and other fees due under the Chase Loan. The escrow account minimum required balance at June 15, 1998 was $1,700,000 and the total account balance was $2,100,000. As previously stated, Argosy was unable to pay the scheduled Chase Loan principal, interest and fees due June 15, 1998 from its operating accounts. Chase and OPIC therefore, exercised their right to withdraw such amounts totaling $1,600,000 from the escrow account and released $200,000 to Argosy, leaving a balance of $300,000 in the account. Revenues in
U. S. dollars continue to be deposited into the escrow account to bring the balance up to the required minimum as soon as possible. Release of additional funds to Argosy will be at the sole discretion of OPIC and Chase. No assurance can be given that OPIC and Chase will release additional amounts sufficient to fund Garnet's operations.

     Garnet was unable to pay the interest to the debenture holders due March 31 and June 30, 1998 and Garnet's financial forecasts indicate that, assuming no changes in its capital structure, working capital and cash flow from operations, Garnet will not be able to pay Debenture interest due September 30, 1998 or pay principal and interest due under the Chase Loan on December 15, 1998 and
maintain the minimum balance in the escrow account.   Garnet also does not
expect working capital and cash flow from operations to be sufficient to repay the principal amount of the Debentures at maturity or earlier if the debenture holders call a default as a result of the non-payment of interest. Garnet must complete a restructuring transaction or renegotiate the terms of the Debentures in order to avoid non-compliance with its obligations to pay the Debentures. As a result, management believes there is substantial doubt about Garnet's ability to continue as a going concern. In the absence of a business transaction or a restructuring of Garnet's indebtedness, Garnet may seek protection from its creditors under the Federal Bankruptcy Code.

     In view of its operating losses and financial condition, Garnet initiated further cost containment programs in 1997 and 1998 including a 28% reduction in its Colombian personnel and the termination of all U.S. personnel other than Douglas W. Fry, the Chief Executive Officer, and Edgar L. Dyes, the Chief Financial Officer and the closing of Garnet's executive office in Houston. Garnet also engaged Rauscher Pierce Refsnes, Inc. (now Dain Rauscher) as a financial advisor to provide assistance in negotiating a business combination or a debt restructuring transaction to address Garnet's liquidity issues. Although Garnet engaged in comprehensive efforts, including extensive negotiations with two separate candidates, Garnet was not successful in concluding a transaction. Garnet, on June 24, 1998, executed a definitive merger agreement with Aviva.

     It is anticipated that any future foreign exploration and development activities will require substantial amounts of capital. If Garnet is unable to conclude a business combination or a debt restructuring transaction, Garnet will not have the resources to finance any further exploration or development activity. Accordingly, there can be no assurance that any additional exploration or development activities will be conducted, other than those activities required to deplete Garnet's existing proved reserves. The present environment for financing the ongoing obligations of an oil and gas business is uncertain due, in part, to the substantial instability in oil and gas prices in recent years and to the volatility of financial markets. In addition, Garnet's ability to continue its exploration and development programs may be dependent upon its joint venture partners' financing their portion of such costs and expenses. There can be no assurance that Garnet's partners will contribute, or be in a position to contribute, their costs and expenses of the joint venture programs. If Garnet's partners cannot finance their obligations to the joint ventures, Garnet may be required to accept an assignment of the partners' interests therein and assume their financing obligations. If sufficient funds cannot be raised to meet Garnet's obligations in connection with its properties, the interests in such properties might be sold or forfeited.

     On August 3, 1998, Colombian leftist guerrilla groups launched a nationwide series of attacks. As a result of one attack, Garnet's oil production and storage facilities at the Mary field were damaged and minor damage was inflicted on the Linda facilities. While it is too early to accurately assess the cost of repairs, Garnet does not believe the property damage will exceed insurance limits. As of August 10, 1998, Garnet's oil production from the Linda and Toroyaco fields had been restored, however, production from the Mary and Miraflor fields may be suspended or significantly curtailed for at least several weeks and possibly longer depending on the extent of damage and availability of repair crews.

     As described herein, Garnet's operations are primarily located outside the United States. Although certain of such operations are conducted in foreign currencies, Garnet considers the U.S. dollar to be the functional currency in most of the countries in which it operates. In addition, Garnet has no significant operations in countries with highly inflationary economies. As a result, Garnet's foreign currency transaction gains and losses have not been significant. Exchange controls exist for the repatriation of funds from Colombia and Papua New Guinea. Garnet believes that the continuing viability of its operations in these countries will not be affected by such restrictions.

     The foregoing discussion contains, in addition to historical information, forward-looking statements. The forward-looking statements were prepared on the basis of certain assumptions which relate, among other things, to costs expected to be incurred in the development of Garnet's properties, the receipt of environmental and other necessary administrative permits required for such development, future oil prices, future production rates, and the ability to conclude a business combination or a debt restructuring transaction. Even if the assumptions on which the projections are based prove accurate and appropriate, the actual results of Garnet's operations in the future may vary widely from the financial projections due to unforeseen engineering, mechanical or technological difficulties in drilling or working over wells, regional political issues, general economic conditions, increased competition, changes in government regulation or intervention in the oil and gas industry, and other risks described herein. Accordingly, the actual results of Garnet's operations in the future may vary widely from the forward-looking statements included herein.

YEAR 2000

     Garnet is currently utilizing accounting software in the United States that is year 2000 compliant, however, Argosy Energy International, Garnet's subsidiary in Colombia, must upgrade its systems. An evaluation of alternative solutions to the year 2000 problem is complete and a new management information and accounting software package will be selected to upgrade the system in the near future. Garnet does not currently have any information concerning year 2000 compliance of its suppliers and customers. In the event that any of Garnet's significant suppliers or customers do not successfully and timely achieve year 2000 compliance, Garnet does not believe its business or operations would be adversely affected.

NEW ACCOUNTING PRONOUNCEMENTS

     Garnet is assessing the reporting and disclosure requirements of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement requires a public business enterprise to report financial and descriptive information about its reportable operating segments. The statement is effective for financial statements for periods beginning after December 15, 1997, but is not required for interim financial statements in the initial year of its application. Garnet will adopt the provisions of SFAS No. 131 in its December 1998 consolidated financial statements.

     Garnet is also assessing the reporting and disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities. The statement is effective for financial statements for fiscal years beginning after June 15, 1999. Garnet believes SFAS No. 133 will not have a material impact on its financial statements or accounting policies. Garnet will adopt the provisions of SFAS No. 133 in the first quarter of the year 2000.

RESULTS OF OPERATIONS

     Three Months and Six Months Ended June 30, 1998 compared to Three Months and Six Months Ended June 30, 1997

     Garnet reported net losses of $2,503,176 ($.22 per share) and $12,181,418 ($1.06 per share) for the three months ended June 30, 1998 and 1997, respectively and $6,878,810 ($.60 per share) and $16,073,690 ($1.40 per share) for the six months ended June 30, 1998 and 1997 respectively.

     Oil and gas revenues continued to decline due to dramatically lower oil prices and declining production rates. Lost revenues were partially offset by decreased production expenses related to the expiration of Colombian production taxes and lower transportation, handling and commercialization costs. Also Garnet instituted major cost reduction programs at all levels of operations and administration. Garnet's comparative average daily sales volumes in barrels of oil per day ("BOPD"), average sales prices and costs per barrel in Colombia for such periods were as follows:

                                          THREE MONTHS ENDED               SIX MONTHS ENDED
                                       ---------------------------   --------------------------
                                                JUNE 30,                      JUNE 30,
                                       ---------------------------   --------------------------
                                           1998           1997          1998           1997
                                       ------------     ----------   -----------    -----------

     Average oil sales (BOPD)              833             1,439           924          1,550
     Average oil price per barrel       $10.61            $16.56        $11.53         $18.58
     Production costs per barrel        $ 6.26            $ 7.54        $ 6.46         $ 6.88
     Depreciation, depletion and
     amortization per barrel            $ 4.58            $16.06        $ 5.22         $14.94


     Net operating losses for the three month period ending June 30, 1998 increased from $858,000 to $2,503,000 as a result of a $1,645,000 non-cash write down of oil and gas properties attributable to lower oil prices used in the calculation of future net revenues. Garnet's exploration and production activities are accounted for under the full cost method. Under this method, all acquisition, exploration and development costs, including certain related employee costs, incurred for the purpose of finding oil and gas are capitalized. Capitalized costs are limited to the sum of the present value of future net revenues discounted at 10% related to estimated production of proved reserves and the lower of cost or estimated fair value of unevaluated properties. If the net capitalized costs of oil and gas properties in a cost center, exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center plus the costs of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense. Corporate general and administrative expenses decreased by 23 % compared to the same period in 1997 due to personnel reductions and austerity measures taken in the last quarter of 1997 and the first half of 1998. Interest expenses declined because of scheduled repayments of debt. The provision for income taxes, all of which relates to Colombian operations, remained low due to revisions in Colombian presumptive income calculations for tax purposes. The corporate tax rate in Colombia is currently 35 % and is applied to the greater of taxable or presumptive income.

     1997 compared to 1996 and 1995

     Garnet incurred net losses of $26,970,114 ($ 2.35 per share), $2,059,897 ($.18 per share) and $4,623,322 ($.40 per share) for the years ended December 31, 1997, 1996 and 1995, respectively.

                                    Year Ended December 31,
                                  ---------------------------
                                   1997      1996      1995
                                  -------   -------   -------
Average oil sales (BOPD)            1,415     1,578     1,443
Average oil price per barrel       $17.39    $19.82    $16.39
Production costs per barrel        $ 7.12    $ 5.91    $ 6.71

Depreciation, depletion and
 amortization per barrel
 (excluding write down of
 oil and gas properties)          $ 9.20    $10.94    $ 9.37

     A decline in the price of oil in 1997 and a decline in the rate of production commencing in the third quarter of 1997 resulted in a 73% decrease in Garnet's estimate of discounted future net cash flows from proved reserves at December 31, 1997 and a 22% decrease in revenues from oil sales during 1997 compared to 1996. As a result, Garnet recorded $25.8 million of write downs of oil and gas properties during 1997, resulting in a significant net loss during 1997 and negative stockholders' equity at December 31, 1997.

     During 1995 Garnet charged to expense its remaining investments in Papua New Guinea ($609,700) and France ($672,592), costs pertaining to oil and gas exploration in other countries ($74,461), and interest previously capitalized in
connection with these activities ($190,525).   During 1996 Garnet recorded a
loss of $42,748 on the final disposition of the royalty and mineral assets, and charged to expense $40,112 pertaining to ongoing costs in countries other than Colombia.

     Garnet's exploration and production activities are accounted for under the full cost method. Under this method, all acquisition, exploration and development costs, including certain related employee costs, incurred for the purpose of finding oil and gas are capitalized. Capitalized costs are limited to the sum of the present value of future net revenues discounted at 10% related to estimated production of proved reserves and the lower of cost or estimated fair value of unevaluated properties. If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center plus the costs of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense. This process resulted in a $25.8 million write down of oil and gas properties during 1997.

     Interest income in 1997 declined from 1996 as a consequence of the expenditure of cash balances. General and administrative expenses increased in 1997 as a result of personnel changes and increased legal, travel and consulting fees related to efforts to effect a business combination. The increases in interest expense, net of amounts capitalized, resulted from decreases in costs attributable to assets eligible for interest capitalization. Garnet has a benefit for current income taxes, all of which relates to Colombian operations, in 1997 because of write downs of oil and gas properties which eliminated the deferred tax liability. No net deferred tax asset was established for this benefit. The foreign currency translation gain recorded in 1995 resulted from an approximate 19% devaluation in the Colombian peso during 1995 and the settlement of a liability. The gains in 1996 and 1997 also relate to continued devaluation of the Colombian peso for those periods.

                       BUSINESS AND PROPERTIES OF GARNET

GENERAL

     Garnet is engaged primarily in the exploration, development and production of oil and gas properties located outside the United States. Garnet currently holds interests in oil and gas properties in the Republic of Colombia ("Colombia") and the Independent State of Papua New Guinea ("Papua New Guinea"). Garnet's activities in Colombia are conducted through Argosy. Since inception, Garnet has conducted and concluded exploration activities in five additional countries, and also owned a small number of working interests in producing oil and gas properties in the United States, which were sold in 1992.

     A decline in the price of oil in 1997 and a decline in the rate of production commencing in the third quarter of 1997 resulted in a 73% decrease in Garnet's estimate of discounted future net cash flows from proved reserves at December 31, 1997 and a 22% decrease in revenues from oil sales during 1997 compared to 1996. As a result, Garnet recorded $25.8 million of write downs of oil and gas properties during 1997, resulting in a significant net loss during 1997 and negative stockholders' equity at December 31, 1997.

     In view of its operating losses and financial condition, Garnet initiated further cost containment programs in 1997 including a 28% reduction in its Colombian personnel and the termination of all U.S. personnel other than Douglas
W. Fry, the Chief Executive Officer, and Edgar L. Dyes, the Chief Financial Officer. Garnet also engaged Rauscher Pierce Refsnes, Inc. (now, Dain Rauscher Incorporated) as a financial advisor to provide assistance in negotiating a business combination or a debt restructuring transaction to address Garnet's liquidity issues. Although Garnet engaged in comprehensive efforts, including extensive negotiations with two separate candidates, Garnet was not successful in concluding a transaction. Subsequently, Garnet entered into the Merger Agreement with Aviva. In connection with the consummation of the Merger, Garnet shall pay G. Clyde Buck, a financial advisor to Garnet, $10,000.

     Garnet is highly leveraged with $21,302,000 in current debt as of June 30, 1998 consisting of (i) $15,000,000 in principal amount of outstanding Debentures and (ii) $6,350,000 ($6,302,000 net to Garnet) under the Chase Loan guaranteed by OPIC. The report of Garnet's independent public accountants with respect to Garnet's financial statements as of and for the year ended December 31, 1997 was qualified by a discussion of the substantial uncertainty that exists regarding Garnet's ability to continue as a going concern. Based on Argosy's year-end financial statements, Argosy determined that it is no longer in compliance with certain covenants required by the financial agreement governing the Chase Loan. In the absence of a waiver of such covenants, either OPIC, Chase or both has the right to declare a default under the Chase Loan, accelerate payment of all outstanding amounts due thereunder and realize upon the collateral securing the Chase Loan. Although Argosy may apply for a waiver, given Garnet's financial position and negative working capital balance at June 30, 1998, no assurance can be given that such waiver will be granted or continued. Under the terms of the Chase Loan 75% of the proceeds from Argosy's oil sales that are paid in U.S. dollars are deposited in an escrow account with Chase to secure payment of the Chase Loan. Argosy is required to maintain a minimum balance in such escrow account equal to six months of interest, principal and other fees due under the Chase Loan. The escrow account minimum required balance at June 15, 1998 was $1,700,000 and the total account balance was $2,100,000. Argosy was unable to pay the scheduled Chase Loan principal, interest and fees due June 15, 1998 from its operating account. Chase and OPIC therefore, exercised their right to withdraw such amounts totaling $1,600,000 from the escrow account and released $200,000 to Argosy, leaving a balance of $300,000 in the account. U.S. dollar revenues continue to be deposited into the escrow account in an effort to bring the balance up to the required minimum as soon as possible. Release of additional funds to Argosy will be at the sole discretion of OPIC and Chase. No assurance can be given that OPIC will release additional amounts sufficient to fund the Company's operations.

     Garnet was unable to pay the interest due on the Debentures on March 31 and June 30, 1998. Garnet's financial forecasts indicate that, assuming no changes in its capital structure, working capital and cash flow from operations, Garnet will not be able to pay Debenture interest due September 30, 1998 or pay principal and interest due under the Chase Loan on December 15, 1998 and maintain the minimum balance in the escrow account. Garnet also does not expect working capital and cash flow from operations to be sufficient to repay the principal amount of the Debentures at maturity or earlier if the debenture holders call a default as a result of the non-payment of interest. Garnet must complete a restructuring transaction or renegotiate the terms of the

Debentures in order to avoid non-compliance with its obligations to pay the Debentures. As a result, management believes there is substantial doubt about Garnet's ability to continue as a going concern. In the absence of a business transaction or a restructuring of Garnet's indebtedness, Garnet may seek protection from its creditors under the Federal Bankruptcy Code.

     Argosy has an interest in the Santana concession with Ecopetrol, involving exploration, development and production activities in 52,000 acres (the "Santana Block"), in the Putumayo Basin of southwestern Colombia. Argosy participates in these contracts through a 55% interest in a joint venture with Neo. Argosy also holds an interest, through its joint venture with Neo, in the following three additional oil and gas exploration contracts with Ecopetrol: (i) an association contract signed in 1992 (the "Fragua Contract") covering approximately 32,000 acres contiguous to the northern boundary of the Santana Block (the "Fragua Block"), (ii) an association contract signed in 1995 (the "Yuruyaco Contract") covering approximately 39,000 acres contiguous to the eastern boundaries of the Santana Block and the Fragua Block (the "Yuruyaco Block"), and (iii) Association Agreements signed in 1972, as amended (the "Aporte Putumayo Contracts"), covering approximately 77,000 acres 20 miles south of the Santana Block (the "Aporte Putumayo Block"). The relinquishment of the Fragua Contract has been formally accepted by Ecopetrol. The other two contract areas have been submitted to Ecopetrol for relinquishment. Work commitments in all of the blocks have been met and approval of formal relinquishment is not expected to be withheld. Argosy and Neo remain liable for the costs of abandonment of five wells on the Aporte Putumayo Block.

     The Santana Block has been the focus of Garnet's exploration and development activities in Colombia in recent years. Garnet has discovered four oil fields on the Santana Block, which produced a total of approximately 13,400,000 barrels of oil during the period from commencement of production in
April 1992 through June 30, 1998.   Garnet's share of production since 1992 was
approximately 2,497,000 barrels in the aggregate; Garnet's share of 1997 production was 516,543 barrels, and Garnet's share of 1998 production through June 30, 1998 was 167,268 barrels. In 1997, one gross (.3 net) productive development well was drilled on the Santana Block. Garnet also completed its evaluation of data from a 3-D seismic survey over its Mary and Miraflor fields completed in 1996 to define the limits of the fields, identify possible locations for additional development wells, and ascertain the exploration potential of areas west of the Mary field. Additionally the joint venture approved the construction of a small refinery to produce diesel fuel for consumption in operations which began operations in April 1998.

     In an agreement dated November 24, 1997, among Occidental Kanau Ltd, ("Kanau"), Occidental of Papua New Guinea Ltd. ("Occidental PNG"), Santos Niugini Exploration Pty. Limited ("Santos"), Niugini Energy, Inc ("Nuigini") and Garnet PNG Corporation ("Garnet PNG"), a wholly owned subsidiary of Garnet, Garnet PNG agreed to exchange its 6% interest (the "PPL-181 Interest") in Petroleum Prospecting License No. 181 ("PPL-181"), a license to explore for oil and gas on approximately 952,000 acres (the "PPL-181 Area"),for a 4% interest in a newly applied for but not yet issued petroleum prospecting license ("New PPL") covering the PPL-181 Area and Petroleum Prospecting License No. 158 ("PPL-158") held by Occidental PNG and Santos. Garnet PNG also held a 7.73% interest in an adjoining license, Petroleum Prospecting License No. 174 ("PPL-174"), on which an exploratory dry hole was drilled in the first quarter of 1996. On April 28, 1998, the Minister for Petroleum and Energy for the Government of Papua New Guinea agreed in writing to the relinquishment of PPL-181 and PPL-158 and to the issuance of the New PPL to be designated Petroleum Prospecting License No. 206 ("PPL-206"). It is anticipated that PPL-206 will be formally issued during the third quarter of this year. For more information regarding PPL-181, PPL-158, PPL-174 and New PPL, see "-- Properties -- Papua New Guinea."

     Garnet was incorporated in the state of Delaware in June 1986. Garnet's principal executive office is located at RR2 Box 4400, Nacogdoches, Texas 75961 and its telephone number is (409) 559-9959.

RISKS ASSOCIATED WITH GARNET'S BUSINESS

     Garnet has expended significant amounts of capital on the acquisition, exploration and development of its properties. If Garnet is unable to conclude a business combination or a debt restructuring transaction, it is unlikely that Garnet will have the resources to finance any further exploration or development activity. Accordingly, there can be no assurance that any additional exploration or development activities will be conducted, other than those activities required to deplete Garnet's existing reserves. The present environment for financing the ongoing obligations of an oil and gas business is uncertain due, in part, to the substantial instability in oil and gas prices in recent years and to the volatility of financial markets. For additional information on Garnet's cash requirements, see "-- Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources of Garnet."

     In addition, Garnet's ability to continue its exploration and development programs may be dependent upon the ability of its joint venture partners to finance their portion of such costs and expenses. There can be no assurance that Garnet's partners will contribute, or be in a position to contribute, their costs and expenses of the joint venture programs. If Garnet's partners do not finance their obligations to the joint ventures, Garnet may be required to accept an assignment of the partners' interests therein and assume their financing obligations. If sufficient funds cannot be raised to meet Garnet's obligations in connection with its properties, the interests in the affected properties might be sold or forfeited. In addition, if sufficient funds are raised, there can be no assurance that Garnet will be able to discover, develop and produce sufficient reserves in Colombia, Papua New Guinea or elsewhere to recover the costs and expenses incurred in connection with the acquisition, exploration and development thereof and achieve profitability.

     Garnet has invested and may continue to invest primarily in properties located outside the United States, in certain countries which may be considered politically and economically unstable. Accordingly, Garnet is subject to risks inherent in the ownership and development of foreign properties including, without limitation, cancellation or renegotiation of contracts, royalty and tax increases, retroactive tax claims, expropriation, adverse changes in currency values, foreign exchange controls, import and export regulations, environmental controls, and other laws, regulations or international developments which may adversely affect Garnet's properties. In addition, there are usually significant logistical problems, costs and risks in conducting oil and gas activities in remote, rugged and primitive regions such as Papua New Guinea, or in Colombia where Argosy's operations are exposed to potentially detrimental activities by the leftist guerrillas that have operated there for many years.
In 1997, Argosy's assets were damaged as a result of guerrilla activities, although the losses have been substantially recovered through insurance. On August 3, 1998, Colombian leftist guerrilla groups launched a nationwide series of attacks. As a result of one attack, Garnet's oil production and storage facilities at the Mary field were damaged and minor damage was inflicted on the Linda facilities. While it is too early to accurately assess the cost of repairs, Garnet does not believe the property damage will exceed insurance limits. As of August 10, 1998, Garnet's oil production from the Linda and Toroyaco fields had been restored, however, production from the Mary and Miraflor fields may be suspended or significantly curtailed for at least several weeks and possibly longer depending on the extent of damage and availability of repair crews. There can be no assurance that Argosy's operations in Colombia will not be the target of similar attacks in the future, or that Argosy will be able to continue to insure its assets against similar losses.

     Garnet is subject to all the risks normally incident to drilling for and producing oil and gas, including blowouts, cratering and fires, any of which could result in damage to or loss of life or property. In accordance with industry practice, Garnet is not fully insured against these risks, nor are all such risks insurable.

COMPETITION

     The oil and gas business is extremely competitive in all of its phases and particularly in exploration for and development of new sources of crude oil and natural gas. Garnet must compete with other companies that are larger and financially stronger in acquiring properties suitable for exploration, in contracting for drilling equipment, and in securing trained personnel. Garnet is not a significant participant in the oil and gas industry.

MARKETS

     There is substantial uncertainty as to the prices which Garnet may receive for production from its existing oil reserves or from oil and gas reserves, if any, which Garnet may discover. The availability of a ready market and the prices received for oil and gas produced depend upon numerous factors beyond the control of Garnet including, but not limited to, adequate transportation facilities (such as pipelines), the marketing of competitive fuels, fluctuating market demand, governmental regulation and world political and economic developments. World oil and gas markets are highly volatile and shortage or surplus conditions substantially affect prices. As a result, there have been dramatic swings in both oil and gas prices in recent years. The sale of oil from the Santana Block in Colombia is governed by contracts with Ecopetrol. There is no market for natural gas from the Putumayo Region of Colombia. See "-- Properties -- Colombia." It is possible that, under market conditions prevailing in the future, the production and sale of oil or gas, if any, from Garnet's properties in Papua New Guinea may not be commercially feasible.

REGULATION

     Garnet's foreign operations are subject to regulations imposed by the local regulatory authorities including, without limitation, currency regulation, import and export regulation, taxation and environmental controls. The regulations also generally specify, among other things, the extent to which acreage may be acquired or relinquished, permits necessary for drilling of wells, spacing of wells, measures required for preventing waste of oil and gas resources and, in some cases, rates of production and sales prices to be charged to purchasers.

     Specifically, Colombian operations are governed by a number of ministries and agencies including Ecopetrol, the Ministry of Mines and Energy, and the Ministry of the Environment. In 1993, Inderena began reviewing the environmental standards and permitting processes for the oil industry and in 1994 the Ministry of the Environment was organized. Accordingly, it is possible that the review of current environmental laws, regulations and the administration and enforcement thereof, or the passage of new environmental laws or regulations in Colombia, could result in substantial costs and liabilities in the future or in delays in obtaining the necessary permits to conduct Garnet's operations in that country.

     Garnet's operations in Papua New Guinea are currently governed by the Department of Mining and Petroleum, which has jurisdiction over all petroleum exploration in that country. In the event Garnet develops and operates a petroleum business in Papua New Guinea, Garnet will be subject to regulation by the Investment Promotion Authority, which regulates almost all business operations with significant foreign equity or with foreign management control.

EMPLOYEES

     Garnet's operations are managed from its Nacogdoches, Texas office. Garnet's staff consists of two employees, who utilize professional consulting services as needed. Garnet also maintains a temporary executive office in Salt Lake City, Utah.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT
SALES


     Financial information about foreign and domestic operations may be found in
Note 10 of the Notes to Consolidated Financial Statements contained elsewhere herein.


PROPERTIES

     Colombia

     Through its interests in Argosy, Garnet presently has a 54.6% indirect interest in the Santana Contract. Argosy has 76 employees in Colombia and serves as the operator of the Santana Block and the Yuruyaco Block under operating agreements with Ecopetrol and with Neo.

     The Colombian properties are located in the Putumayo Region of southern Colombia which is bounded by the Andes mountains on the west and northwest and the Upper Amazon Platform on the east which lies within the northern portion of a larger regional basin extending nearly 800 miles southward through Ecuador into eastern Peru and western Brazil.

     Argosy's responsibilities as operator of the joint venture with Neo are governed by the terms of operating agreements by and between Argosy and Neo, which provide for the establishment of operating committees which consist of two representatives from each of Argosy and Neo. Argosy has exclusive charge of carrying out the program of operations within the budgets approved by the operating committees and may demand payment in advance from each party of its respective share of estimated monthly expenditures.

     The Santana Contract has a term of 28 years, including an exploration period of 10 years, which ended in July 1997. At the end of the exploration period, all acreage was relinquished except acreage contained within productive fields plus a three-mile reserve zone around each field. Under the terms of the Santana Contract, Ecopetrol is required to pay 30% of exploration costs, 50% of development costs, and 65% of operating expenses. They receive a royalty equal to 20% of production on behalf of the Colombian Government and, in the event a discovery is deemed commercially feasible, Ecopetrol will acquire a 65% interest in the remaining production from the field, bear 50% of the development costs, and reimburse the joint venture, from Ecopetrol's share of future production from each well, for an additional 20% of the direct costs of drilling the discovery well.

          Garnet's net participation in revenues and costs for the Santana Contract is as follows:

                                   PRODUCTION    OPERATING    EXPLORATION    DEVELOPMENT
                                    REVENUES       COSTS         COSTS          COSTS
                                --------------------------------------------------------
  After seven million barrels        15.3%        19.1%          38.2%          27.3%
   of accumulated production

     The joint venture has completed its seismic acquisition and drilling obligations for the Santana Contract, resulting in the discovery of four oil fields, all of which have been declared commercial by Ecopetrol.

     Oil production from the Santana Block moves through the 25-mile Uchupayaco-Santana pipeline built and completed by the joint venture in 1994 to Ecopetrol's Trans-Andean pipeline, where it is transported an additional 230 miles to the Pacific coast export terminal at Tumaco. Under the terms of a contract with Ecopetrol, all oil produced from the Santana Block is sold to Ecopetrol. If Ecopetrol exports the oil, the price paid is the export price received by Ecopetrol, adjusted for quality differences, less a handling and commercialization fee of $.515 per barrel. If Ecopetrol does not export the oil, the price paid is based on the price received from Ecopetrol's Cartagena refinery, adjusted for quality differences, less Ecopetrol's cost to transport the crude to Cartagena and a handling and commercialization fee of $.415 per barrel. The average sales price per barrel of oil produced from the Santana Block during 1997 was $17.39. The contract also requires Argosy to pay a tariff to transport its oil through the Trans-Andean pipeline, the amount of which is presently $1.27 per barrel. Under the terms of its contract with Ecopetrol, 25% of all revenues from oil sold to Ecopetrol is paid in Colombian pesos, which may only be utilized in Colombia.

     In 1994 Argosy entered into a finance agreement with OPIC, pursuant to which OPIC agreed to guarantee up to $9,200,000 in bank loans to Argosy. The loans were funded in two stages of $4,400,000 in August 1994 and $4,800,000 in October 1995. Garnet used these funds to drill development wells and construct pipelines and production facilities in Colombia. OPIC's guaranty is secured by Argosy's interest in the Santana Contract and related assets, as well as the pledge of Garnet's direct and indirect interests in Argosy. The maximum term of the loans is not to exceed seven years, and the principal amortization schedule is based on projected cash flows from wells on the Santana Block. The loans bear interest at the lender's eurodollar deposit rate plus .25% per annum for periods of two, three or six months as selected by Argosy. In consideration for OPIC's guaranty, Argosy pays OPIC a guaranty fee of 2.4% per annum on the outstanding balance of the loans guaranteed.

     Argosy's net income, as defined under Colombian law, from Colombian sources is subject to Colombian taxation at a rate of 35%, although a "presumptive" minimum income tax based on net assets may apply under certain circumstances. Unless Argosy transfers such net income to its assigned capital account, an additional remittance tax accrues at the rate of 12% in 1996, 10% in 1997 and 7% in future years. Payment of the additional remittance tax, if any, may be deferred under certain circumstances if Argosy has reinvested such income in Colombia. For oil fields discovered before 1995, the Colombian Government also imposes a production tax equal to 7% of the crude oil price through 1997 if the field began producing before 1995, or 5.5%, 4% and 2.5%, respectively, of the crude oil prices in 1998, 1999 and 2000 if the field began producing after 1994. The production tax now only applies to production from the Miraflor field.

     Papua New Guinea

     The PPL-181 Area is located in the Western, Gulf and Southern Highland Provinces of Papua New Guinea. The northern section of the PPL-181 Area is in a mountainous tropical rain forest while the southern section of PPL-181 is predominantly lowlands jungle and coastal swamps. In 1986 oil was discovered approximately 10 miles from the northern border of PPL-181 in an adjoining license area. The PPL-158 area is located to the northwest and adjoining the PPL-181 Area.

     Under the terms of an agreement pertaining to PPL-181, Occidental International Exploration and Production Company ("Occidental") agreed to drill and complete at its cost a test well on the PPL-181 Area by September 1997. The well was commenced in March 1997 and plugged and abandoned as a dry hole on April 17, 1997. PPL-181 is owned by Occidental (88%), Garnet PNG (6%) and Niugini (6%).

     According to the terms of the agreement governing the New PPL, the parties agreed to perform surface geological work and complete a seismic program during late 1997 and early 1998. These activities are presently underway and a decision regarding the drilling of an exploratory well in late 1998 or early 1999 will be made once the results of the geological work and seismic program have been evaluated. Garnet PNG is not obligated to pay any of the costs relative to the work presently underway. Should the parties decide to drill an exploratory well, Garnet will have the option to pay its share of the cost of this well (estimated to be $224,000) and maintain its interest at 4% or reduce its interest to 2% and have no obligation to pay its share of the drilling, testing and completion costs of the well.

     In the first quarter of 1996, an exploratory dry hole was drilled on the PPL-174 area. Garnet PNG contributed approximately $238,000 to the costs of the well. PPL-174 was surrendered on April 25, 1997.

     Under the provisions of PPL 158 and PPL -181 the terms of any oil and gas development are set forth in a Petroleum Agreement with the Government of Papua New Guinea. The Petroleum Agreement provides that the operator must carry out an appraisal program after a discovery to determine whether the discovery is of commercial interest. If the appraisal is not carried out or the discovery is not of commercial interest, the license may be forfeited. If the discovery is of commercial interest, the operator must apply for a Petroleum Development License. The Government retains a royalty on production equal to 1.25% of the wellhead value of the petroleum and, at its election, may acquire up to a 22.5% interest in the petroleum development after recoupment by the operator of the project costs attributable thereto out of production. In addition, income from petroleum operations is subject to a Petroleum Income Tax at the rate of 50% of net income, which is defined as gross revenue less royalties, allowances for depreciation, interest deductions, operating costs and previous tax losses carried forward. An Additional Profits Tax of 50% of cash flow (after deducting ordinary income tax payments) is also payable when the accumulated value of net cash flows becomes positive. For annual periods in which net cash flows are negative, the cumulative amount is carried forward and increased at an annual accumulation rate of 27%. The Additional Profits Tax is calculated separately for each Petroleum Development License. In calculating the applicable tax, interest expenses paid by Garnet PNG prior to the issuance of a Petroleum Development License and, thereafter, to the extent that Garnet PNG's debt to equity ratio exceeds two-to-one, are not deductible.

SUPPLEMENTARY INFORMATION IN RESPECT OF OIL AND GAS PROPERTIES

     Reserves Reported to Other Agencies. No estimates of Garnet's total proved net oil and gas reserves have been filed with or included in reports to any federal authority or agency other than the Commission and OPIC.

     Productive Wells and Acreage. As of December 31, 1997, Garnet owned 13 gross (2.0 net) productive oil wells and 3,706 gross (923 net) developed acres in Colombia.

     Undeveloped Acreage. The following table sets forth estimates of the undeveloped acreage for which oil and gas leases or concessions were held by Garnet as of December 31, 1997:


                                     GROSS ACRES   NET ACRES
                                     -----------   ---------


               Colombia                   48,636      26,750
               Papua New Guinea          952,000      57,120
                                       ---------      ------
                      Total            1,000,636      83,870
                                       =========      ======

     Drilling Activity. The following table sets forth the number of wells drilled by Garnet during the three years ended December 31, 1997.

                               EXPLORATORY                                     DEVELOPMENT
                        -------------------------                 --------------------------------
                          PRODUCTIVE       DRY                     PRODUCTIVE            DRY
                        -----------     ---------                 ------------     ---------------
Year ended              GROSS   NET   GROSS   NET                  GROSS   NET      GROSS      NET
December 31, 1997:      -----   ---   -----   ---                 -------  ---      -----      ---

  Colombia                  -     -       -     -                    1    .3         -        -
                        =====   ===       =    ==                   ==    ==        ===      ==

Year ended
December 31, 1996:
  Colombia                  -     -       1    .4                    2    .5         -        -
                        =====   ===       =    ==                    =    ==        ==       ==
Year ended
December 31, 1995:
  Colombia                  -     -       1    .4                    1    .3         1       .3
                        -----   ---       -    --                    -    --        --       --
  Turkey                    -     -       1    .3                    -     -         -        -
                        -----   ---       -    --                    -    --        --       --
                            -     -       2     1                    1    .3         1       .3
                        =====   ===       =    ==                    =    ==        ==       ==


Present Activities. As of December 31, 1997, no wells were in progress.


    Additional Information. Reference is made to the Supplemental Oil and Gas Information included in the consolidated financial statements contained elsewhere herein for additional information regarding Garnet's oil and gas producing activities prepared in accordance with the requirements of Statement of Financial Accounting Standards No. 69 "Disclosures About Oil and Gas Producing Activities."


LEGAL PROCEEDINGS

  There are no material legal proceedings to which Garnet is a party or to which any of its property is subject.

              SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

AVIVA

  For information regarding the security ownership of certain beneficial owners and management of Aviva, see "The Aviva Special Meeting; Additional Matters -- Security Ownership by Certain Beneficial Owners" and "The Aviva Special Meeting; Additional Matters -- Security Ownership by Management."

GARNET

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth, as of the close of business on August 10, 1998, certain information with respect to the beneficial share holdings of each director and each of the five most highly compensated executive officers of Garnet and all executive officers and directors as a group, as well as the holdings of each stockholder who was known to Garnet to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act of more than 5% of the Common Shares, based upon Garnet records or Commission records. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                                  COMMON SHARES
                                                                   BENEFICIALLY       PERCENT
            NAME OF BENEFICIAL OWNER(1)                              OWNED         OF CLASS(2)
-----------------------------------------------------------       -------------   ------------

Wexford Management LLC                                             1,150,909(3)            9.1%
411 West Putnam Avenue
Greenwich, Connecticut 06830

Pecks Management Partners Ltd.                                     1,090,910(4)            8.7
One Rockefeller Plaza
New York, New York 10020

Robert J. Cresci                                                      62,950(5)             *

Edgar L. Dyes                                                         43,046(6)             *

Douglas W. Fry                                                       141,989(6)            1.0

Montague H. Hackett, Jr.                                             159,190(6)            1.1

All directors and executive officers as a group (4 persons)          407,175(7)            2.8
_______________

 *   Less than 1% of the outstanding Common Shares of Garnet.

(1) Except as otherwise indicated, (i) the persons named in the above table have sole voting and investment power with respect to all shares of Garnet Common Stock shown as beneficially owned by them, and (ii) none of the shares shown in such table or referred to in the footnotes thereto are shares of which the persons named in the table have the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

(2) Based on 11,492,162 shares of Garnet's Common Stock issued and outstanding on August 10, 1998 plus 2,727,273 shares issuable to such owner or group upon conversion of the outstanding Garnet Debentures ("Conversion Shares") and shares issuable upon exercise of vested stock options issued pursuant to Garnet's stock option plans.

(3) According to a Schedule 13D dated April 23, 1997, the indicated number of shares consists of Conversion Shares issuable on conversion of Debentures held by four investment funds. Wexford Management LLC ("Wexford Management") serves as investment advisor to three of the funds and as sub-investment advisor to the fourth fund which is organized as a corporation. Wexford Advisors, LLC ("Wexford Advisors") serves as the investment advisor to the corporate fund and as general partner to the remaining funds which are organized as limited partnerships. Wexford Management shares voting and dispositive power with respect to the Conversion Shares with each of the funds, with Wexford Advisors, and with Charles E. Davidson and Joseph M. Jacob, each of whom is a controlling person of Wexford Management and Wexford Advisors.

(4) According to a Schedule 13G dated February 9, 1995 filed by Pecks Management Partners Ltd. ("Pecks"), as a registered investment advisor, the indicated number of shares consists of Conversion Shares issuable to three investment advisory clients of Pecks upon conversion of Debentures owned by such clients. One such client, Delaware State Employees' Retirement Fund, would acquire more than 5% of Garnet's Common Stock if all its Debentures were converted. Pecks has sole investment and dispositive power with respect to the Conversion Shares issuable to its clients and the discretion to convert the Debentures owned by them.

(5) Consists solely of shares issuable upon exercise of vested stock options issued pursuant to Garnet's stock option plans. Does not include Conversion Shares issuable to clients of Pecks, of which Mr. Cresci is a managing director. For information with respect to such shares, see note
     (4) above.

(6) Consists solely of shares issuable upon exercise of vested stock options issued pursuant to Garnet's stock option plans.

(7) Includes 407,175 shares issuable upon exercise of vested stock options issued pursuant to Garnet's stock option plans.

                                  DESCRIPTION OF AVIVA CAPITAL STOCK

GENERAL

  The following descriptions of certain of the provisions of the certificate of incorporation and bylaws of Aviva are necessarily general and do not purport to be complete and are qualified in their entirety by reference to such documents, which are included as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

AVIVA COMMON STOCK

  Aviva is authorized to issue 348,500,000 shares of Aviva Common Stock, without par value. As of the Aviva Record Date, there were 31,482,716 shares of Aviva Common Stock issued and outstanding and approximately 5,663 holders of record of Aviva Common Stock. The holders of Aviva Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Aviva Common Stock do not have cumulative voting rights in the election of directors. The holders of Aviva Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Aviva out of legally available funds. In the event of liquidation, dissolution or winding up of Aviva, the holders of Aviva Common Stock are entitled to share ratably in all assets of Aviva remaining after discharge of all indebtedness of Aviva. The holders of Aviva Common Stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable.

CERTAIN PROVISIONS OF AVIVA CHARTER AND BYLAWS

  The Aviva Charter contains provisions authorizing the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Aviva or is or was serving at the request of Aviva as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses and damages incurred thereby under the circumstances set forth therein. The Aviva Charter also contains provisions that, in accordance with the TBCA, limit the liability of directors of Aviva for monetary damage for acts or omissions by directors acting in such capacity. Pursuant to these provisions, directors of Aviva may only be liable for (i) a breach of the duty of loyalty to Aviva, (ii) acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director received an improper benefit, whether or not the benefit resulted from an act taken within the scope of the director's office and (iv) acts or omissions for which the liability of a director is expressly provided by statute.

  The provisions of the Aviva Charter may be amended or repealed by the vote of holders of a majority of the outstanding capital stock of Aviva entitled to vote thereon.

  Except in the case of nominations by or at the direction of the Aviva Board of Directors, written notice must be given of any nomination of a director not later than the close of business on the tenth day following the day of notice of a stockholders' meeting.

  All actions taken by the Aviva Board of Directors, including the appointment and removal of officers of Aviva, require the affirmative vote of a majority of the directors. The Aviva Bylaws provide that the number of directors on the Aviva Board of Directors may be increased or decreased with the approval of a majority of the then-authorized number of directors. Also, newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office.

  The Aviva Bylaws may be adopted, amended or rescinded by the vote of a majority of the Aviva Board of Directors or by the majority of the outstanding shares of capital stock entitled to vote.

TRANSFER AGENT AND REGISTRAR

  The U. S. transfer agent and registrar for the Aviva Common Stock is ChaseMellon Stockholders Services, L.L.C.

                        DESCRIPTION OF DEPOSITARY SHARES

  The following is a description of certain provisions of the Deposit Agreement dated as of September 15, 1994, between Aviva and ChaseMellon Shareholder Services, L.L.C., as Depositary for the benefit of all registered holders from time to time of the Depositary Shares issued hereunder (the "Holders"). Such description does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement, which has been filed as an exhibit to the Registration Statement. Terms used herein and not otherwise defined have the meanings ascribed thereto in the Deposit Agreement. A copy of the Deposit Agreement has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and is available for inspection at the principal office of the Depositary, currently located at 2323 Bryan Street, Suite 2300, Dallas, Texas 75201 (the "Principal Office").

  Depositary Receipts evidencing Depositary Shares have been and will be issued from time to time by the Depositary in exchange for shares of Aviva Common Stock deposited pursuant to the Deposit Agreement on the basis of one Depositary Share for five shares of Aviva Common Stock.

DEPOSIT AND WITHDRAWAL OF AVIVA COMMON STOCK

  Registered holders of Aviva Common Stock may from time to time and at any time surrender certificates evidencing shares of Aviva Common Stock to the Depositary for deposit pursuant to the Deposit Agreement by executing and delivering such documents as the Depositary may require, including endorsements of stock certificates or execution of stock powers in blank. Upon satisfaction of the Depositary's requirements, the Depositary will issue to the former registered holder of Aviva Common Stock Depositary Shares registered in the name of the former registered holder of Aviva Common Stock on the basis of one Depositary Share for each five shares of Aviva Common Stock so deposited. Depositary Shares issued pursuant to the Deposit Agreement will be evidenced by Depositary Receipts.

  Upon surrender of Depositary Receipts evidencing Depositary Shares at the Corporate Trust Office of the Depositary and upon payment of the charges provided for in the Deposit Agreement, Holders are entitled to withdraw the shares of Aviva Common Stock and any other securities or other property then represented by the Depositary Shares. Any Holder requesting withdrawal of Aviva Common Stock must deliver to the Depositary a written order containing delivery instructions. The forwarding of certificates evidencing Aviva Common Stock and any other securities or property by the Depositary to the withdrawing Holder will be at the risk and expense of the Holder.

  The owners of Depositary Shares are, by virtue thereof, beneficial owners of the Aviva Common Stock represented by the Depositary Shares. By their acceptance of Depositary Receipts evidencing Depositary Shares, the Holders thereof have agreed to comply with all laws, such as Section 13(d) of the Exchange Act, relating to ownership of the Aviva Common Stock.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

  To the extent that the Depositary receives cash dividends paid by Aviva on the Aviva Common Stock, the Depositary is required by the terms of the Deposit Agreement to distribute such amounts to the Holders of Depositary Shares in proportion to the number of Depositary Shares held by each such Holder, after deducting any expenses of the Depositary. The amounts distributed will be reduced by any amounts required to be withheld by Aviva or the Depositary on account of taxes or other governmental charges.

  If the Depositary receives any distribution upon any deposited Aviva Common Stock in securities or other property (other than cash, Aviva Common Stock or rights), the Depositary shall cause such securities or property to be distributed to the Holders of Depositary Shares entitled thereto, after deduction or upon payment of any expenses of the Depositary, in proportion to their holdings, in any manner that the Depositary deems equitable and practicable. If in the opinion of the Depositary, however, the distribution of such securities or property cannot be made proportionately among such Holders, or if for any other reason (including any requirement that Aviva or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to Holders) the Depositary deems such distribution not to be feasible, the Depositary may adopt, with Aviva's approval, such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of the securities or property thus received, or any part thereof, and the distribution to Holders of the net proceeds of any such sale.

  If Aviva declares and pays a dividend payable in the form of Aviva Common Stock on the outstanding Aviva Common Stock, the Depositary may, with the approval of Aviva, and shall, if Aviva so requests, either (i) distribute to the Holders, in proportion to their holdings, additional Depositary Receipts evidencing additional Depositary Shares on the basis of one Depositary Share for each five shares of Aviva Common Stock paid as a dividend or (ii) reflect on the records of the Depositary a change in the ratio of Depositary Shares to the number of shares of Aviva Common Stock represented thereby as necessary to take into account such Aviva Common Stock dividend. In lieu of issuing fractional Depositary Shares, the Depositary will sell the number of whole Depositary Shares represented by the aggregate of such fractions and distribute the net proceeds in cash, all in the manner and subject to the conditions set forth in the Deposit Agreement.

  If Aviva offers to the holders of Aviva Common Stock any rights to subscribe for additional Aviva Common Stock or any other rights, the Depositary will, if Aviva so directs and in such manner as Aviva shall instruct, make such rights available to the Holders of the Depositary Shares (through the issuance of warrants representing such rights or otherwise). If, at the time of issuance of such rights, Aviva shall determine that it is not lawful or feasible to make such rights available to some or all Holders or if and to the extent that the Depositary is instructed by Holders of Depositary Shares who do not desire to exercise such rights, the Depositary shall, if so instructed by Aviva and if applicable laws and the terms of the rights permit, sell such rights at public or private sale and distribute the net proceeds to the Holders of Depositary Shares entitled thereto as in the case of a cash dividend. If the Depositary is precluded by applicable law, the terms of the rights or otherwise from making such rights available to the Holders and from selling the rights and distributing the net proceeds of such sale to the Holders, the Depositary shall allow the rights to lapse.

  The Depositary will not and is not required to offer such rights to Holders unless and until a registration statement under the Securities Act is in effect with respect thereto or unless the offering, sale and delivery of such securities to Holders are exempt from the registration requirements of the Securities Act. Aviva has agreed in the Deposit Agreement that, if registration under the Securities Act is required in connection with the offering to the Holders of the securities to which any such rights relate, Aviva will timely file a registration statement with respect to such offering and will use its best efforts to cause it to become effective under the Securities Act.

RECORD DATES

  Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued or whenever the Depositary shall receive notice of any meeting of holders of Aviva Common Stock or of any solicitation of consents with respect thereto, the Depository will fix a record date, which record date shall be the same record date fixed by Aviva, or as near as practicable to the record date set by Aviva, for the determination of the Holders who will be entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof, or to receive notice of, and to give instructions for the exercise of voting rights at, or the delivery of consents with respect to, any such meeting or consent solicitation, subject, in each case, to the provisions of the Deposit Agreement.

VOTING OF THE AVIVA COMMON STOCK

  At the same time that Aviva mails to its shareholders notice of any meeting or solicitation of consents or proxies of holders of Aviva Common Stock, Aviva will provide to the Depositary and the Depositary will mail the information contained in such notice of meeting to Holders. Holders will be entitled to instruct the Depositary as to the manner of voting the Aviva Common Stock evidenced by the Depositary Receipts at any meeting of shareholders. The Depositary will not itself exercise any voting discretion with respect to any Aviva Common Stock deposited under the Deposit Agreement.

INSPECTION OF TRANSFER BOOKS

  The Depositary will keep books at its Corporate Trust Office for the registration and transfer of Depositary Receipts, which at all reasonable times will be open for inspection and copying by Holders and Aviva, provided that, in the case of a Holder, such right to inspect and copy is limited to the same extent as the right of a holder of Aviva Common Stock is limited by applicable law.

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

REPORTS AND NOTICES

  Aviva will make available for inspection by Holders at its corporate headquarters any notices, reports and communications that are made generally available to the holders of Aviva Common Stock by Aviva. Aviva will also send to the Depositary and Holders copies of such notices, reports and communications as provided in the Deposit Agreement.

CHANGES AFFECTING AVIVA COMMON STOCK

  Upon any change in par value, split-up, consolidation or any other reclassification of the Aviva Common Stock, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Aviva or to which it is a party, any securities that are received by the Depositary in exchange for or in conversion of or in respect of such Aviva Common Stock will be held by the Depositary under the Deposit Agreement, and the Depositary Receipts evidencing outstanding Depositary Shares will thenceforth represent the new securities so received, unless additional or new Depositary Receipts are delivered as described in the following sentence. In any such case the Depositary may, and will, if Aviva so requests, execute and deliver additional Depositary Receipts or call for the surrender of outstanding Depositary Receipts to be exchanged for new Depositary Receipts.

  Each Holder of Depositary Shares, by acceptance of the Depositary Receipt evidencing such Depositary Shares, acknowledges that the Depositary Shares represent beneficial ownership of the Aviva Common Stock in exchange for which the Depositary Shares were issued and that, to the extent such Holder is subject to the laws of the United States or the United Kingdom, such Holder will comply with the laws of such jurisdiction relating to beneficial ownership of the Aviva Common Stock, including, in the United States, Section 13(d) of the Securities Exchange Act of 1934, as amended.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of the Depositary Receipts and the Deposit Agreement may at any time and from time to time be amended by agreement between Aviva and the Depositary and, except as provided in the next sentence, such amendment requires no consent from the Holders. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges) payable by Holders, or that otherwise prejudices any substantial existing right of the Holders, will not take effect as to outstanding Depositary Shares until the expiration of three months after notice of such amendment has been given to the Holders. Every Holder at the time any such amendment becomes effective will be deemed, by continuing to hold a Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

  Whenever so directed by Aviva, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement upon 30 days' notice to the Holders if at any time 90 days shall have expired after the Depositary shall have delivered to Aviva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment, as provided in the Deposit Agreement. If any Depositary Shares remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of Depositary Receipts, will suspend the distribution of dividends to the Holders and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue to collect dividends and other distributions pertaining to the deposited Aviva Common Stock, will sell rights as provided in the Deposit Agreement and will deliver deposited Aviva Common Stock, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Depositary Receipts surrendered to the Depositary.

  At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited Aviva Common Stock then held and hold the net proceeds of any such sale, together with any cash then held, unsegregated from its other funds and without liability for interest, for the pro rata benefit of the Holders who have not theretofore surrendered their Depositary Receipts.

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

CHARGES OF DEPOSITARY

  Aviva will pay all charges of the Depositary and those of the registrar, if any, under the Deposit Agreement, except for taxes and other governmental charges and certain cable, telex, facsimile transmission and delivery charges, which charges shall be paid by the Holders to the Depositary. As a condition to effecting any delivery, registration, transfer, split-up, combination, surrender or exchange of any Depositary Receipt evidencing Depositary Shares or any transfer or withdrawal of Aviva Common Stock deposited under the Deposit Agreement, the Depositary may require payment of a sum sufficient to reimburse it for, or evidence satisfactory to the Depositary of the payment of, any tax, duty or other governmental charge with respect thereto.

GENERAL

  Neither the Depositary nor Aviva will be liable to the Holders if prevented or delayed by law, governmental authority, any provision of the corporate charter of Aviva or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of Aviva and the Depositary under the Deposit Agreement are expressly limited to using their reasonable efforts and performing in good faith their respective duties specified therein.

  The Depositary Receipts are transferable on the books of the Depositary; provided however, that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of Aviva. The delivery, transfer and surrender of Depositary Receipts generally may be suspended during any period when the transfer books of the Depositary or Aviva are closed, or if any such action is deemed necessary or advisable by the Depositary or Aviva, in good faith, at any time or from time to time in accordance with the Deposit Agreement.

  The Depositary may refuse to deliver Depositary Receipts, register the transfer of any Depositary Receipt or make any distribution of, or related to, Aviva Common Stock until it has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may deem necessary or proper.

  Aviva has also appointed the Depositary to act as registrar, and the Depositary may, with the approval of Aviva, appoint one or more co-registrars for registration of the Depositary Receipts in accordance with the requirements of any stock exchange on which such Depositary Receipts are listed. Such registrars or co-registrars shall, upon Aviva's request, and may, with the approval of Aviva, be removed and a substitute or substitutes appointed by the Depositary.


              COMPARATIVE RIGHTS OF AVIVA AND GARNET STOCKHOLDERS

  As a result of the Merger, Garnet shareholders will receive Aviva Common Stock in exchange for their shares of Garnet Common Stock. The rights of all former Garnet stockholders will thereafter be governed by the articles of incorporation of Aviva (the "Aviva Charter"), the Aviva bylaws (the "Aviva Bylaws"), and the TBCA. The rights of holders of Garnet are currently governed by the certificate of incorporation of Garnet (the "Garnet Charter"), the bylaws of Garnet (the "Garnet Bylaws"), and the DGCL. The following summary, which does not purport to be a complete statement of the general differences between the rights of the stockholders of Aviva and Garnet, sets forth certain differences between the relevant provisions of the Aviva Charter and the Garnet Charter, the Aviva Bylaws and the Garnet Bylaws, and the TBCA and the DGCL.

  Since Aviva is a Texas corporation and Garnet is a Delaware corporation, the differences between the rights of the Aviva stockholders and the Garnet stockholders will arise from the various differences between the TBCA and the DGCL, as well as from the differences between the various provisions of the Aviva Charter and Aviva Bylaws and the Garnet Charter and Garnet Bylaws. The following summary is qualified in its entirety by reference to the TBCA, the DGCL, the complete text of the Aviva Charter and Aviva Bylaws and the Garnet Charter and Garnet Bylaws.

AMENDMENTS TO THE CHARTER

  Aviva. Article 4.02 of the TBCA provides that an amendment to a corporation's articles of incorporation must be approved by the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless the corporation's articles of incorporation provide otherwise. Under the Aviva Charter, provisions of the Charter may be amended or repealed by the vote of holders of a majority of the outstanding capital stock entitled to vote thereon.

  Garnet. Section 242 of the DGCL provides that an amendment to a corporation's certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment and by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. The DGCL also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

AMENDMENTS TO BYLAWS

  Aviva. The Aviva Bylaws may be adopted, amended or rescinded either by the vote of a majority of the Board of Directors or by the holders of a majority of the outstanding shares of the capital stock present and entitled to vote at a meeting.

  Garnet. The Garnet Bylaws may be amended either by the Board of Directors or by the holders of a majority of the outstanding shares of the capital stock present and entitled to vote at a meeting.

BOARD OF DIRECTORS

  Both the TBCA and the DGCL provide that a majority of the total number of directors shall constitute a quorum for the transaction of business, unless the charter or bylaws require a greater number.

  Aviva. The TBCA provides that the board of directors of a Texas corporation shall consist of one or more members as fixed by the articles of incorporation or bylaws. The Aviva Bylaws grant the Board of Directors the power to set the number of directors. This number, which is presently set at five, may be increased or decreased with the approval of a majority of the then authorized number of directors. All actions taken by the Aviva Board of Directors, including the appointment and removal of officers of Aviva, require the affirmative vote of a majority of the directors.

  Garnet. The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or bylaws. The Garnet Bylaws authorize no fewer than three and no more than seven persons to serve on its Board of Directors at one time. Garnet presently has three directors. The number of directors may be increased or decreased by resolution approved by the unanimous vote of the then authorized directors.

REMOVAL OF DIRECTORS

  Aviva. Under the TBCA, a corporation's bylaws or articles of incorporation may provide that, at any meeting of shareholders called expressly for that purpose, one or more directors or the entire board may be removed with or without cause by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote in an election of directors.

  Garnet. Both the DGCL and the Garnet Bylaws provide that a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

  Aviva. Under the TBCA, any vacancy occurring on a board of directors shall be filled by the affirmative vote of a majority of the remaining members of the board of directors then in office, even though less than a quorum, provided that any director so elected shall hold office only for the remainder of the term of the director whose departure caused the vacancy. Under the TBCA, a directorship created by reason of an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors (whether at an annual or special shareholders meeting). The TBCA further provides that the board of directors shall not fill more than two such directorships during the period between two successive annual meetings of shareholders. According to the Aviva Bylaws, newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office. This provision of the Aviva Bylaws may be altered, amended or repealed by the affirmative vote of the majority of either the Aviva Board of Directors or the outstanding shares of capital stock of Aviva entitled to vote.

  Garnet. The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. The Garnet Bylaws provide that vacancies and newly created directorships resulting from any such increase may be filled by a majority of the directors then in office. This provision of the Garnet Bylaws may be altered, amended, or repealed by the affirmative vote of the majority of either the Garnet Board of Directors or the outstanding shares of capital stock of Garnet entitled to vote.

SPECIAL MEETINGS OF STOCKHOLDERS

  Aviva. Under the TBCA, special meetings of the shareholders may be called at any time by the board of directors, the chairman of the board, the president, or holders of at least 10% of the shares entitled to vote at the special meeting. The Aviva Bylaws, however, provide that a special meeting of stockholders may be called by the Aviva Board of Directors, the Chairman of the Board, the President, or by the holders of a majority of the issued and outstanding shares of the capital stock of Aviva entitled to vote. Written notice of a special meeting must be mailed out not fewer than ten or more than sixty days before the meeting to each stockholder of record entitled to vote.

  Garnet. The DGCL provides that special meetings of shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws. The Garnet Bylaws provide that a special meeting of the stockholders may be called by the Chairman of the Board, the President, or by the Garnet Board of Directors pursuant to a resolution approved by the majority of the entire Board. The DGCL and the Garnet Bylaws provide that written notice of a special meeting must be delivered not less than ten or more than sixty days before the date of such meeting to each stockholder of record entitled to vote.

ACTION BY WRITTEN CONSENT

  Aviva. The TBCA provides that any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action to be taken shall be signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting of shareholders.

  Garnet. The DGCL provides that, unless otherwise provided in the corporation's charter or bylaws, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Garnet Bylaws permit action to be taken by the Garnet stockholders without a meeting.

VOTING

  Neither the Aviva nor the Garnet Charter provides for cumulative voting rights for the election of directors.

MERGERS AND OTHER FUNDAMENTAL TRANSACTIONS

  Aviva. The TBCA generally requires that a merger, consolidation, sale of all or substantially all of the assets, or dissolution of a corporation be approved by the holders of at least two-thirds of the outstanding shares of stock entitled to vote, unless such corporation's articles of incorporation provide otherwise. The Aviva Charter does not contain any provisions that would require greater than a majority of stockholders to approve such transactions involving Aviva.

  Garnet. Under the DGCL, mergers, consolidations, sales of substantially all of the assets or dissolution of a corporation generally must be approved by the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon, unless the certificate of incorporation requires approval by a greater number of shares of stock.

The Garnet Charter does not contain any provisions that would require greater than a majority of stockholders to approve mergers, consolidations, sales of a substantial amount of assets or other similar transactions involving Garnet.

     Unless required by its certificate of incorporation, no stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) either no shares are to be issued by the surviving corporation or the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger.

LIMITATIONS ON DIRECTORS' LIABILITY

     Aviva. Under the TBCA, a director shall not be liable to the corporation or to shareholders as a director if that director exercised ordinary care and acted in good faith. Additionally, the director shall not be personally liable for damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the corporation if, in the exercise of ordinary care, he acted in good faith and in reliance upon the written opinion of an attorney for the corporation. The Aviva Charter contains provisions that limit the liability of directors of Aviva for breach of fiduciary duty by directors acting in such capacity. Pursuant to these provisions, directors of Aviva may be liable for breach of fiduciary duty only (a) in relation to the payment of unlawful dividends, the unlawful purchases of stock of the corporation or (b) if, in addition to any and all other requirements for such liability, any such director (i) shall have breached the duty of loyalty to Aviva, (ii) in acting or failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit.

     Garnet. Under the DGCL and the Garnet Charter, directors shall not be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for intentional or negligent payment of unlawful dividends or stock redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION

     Aviva. Under Article 2.02-1 of the TBCA and the Aviva Charter, each current and former director and officer of a Texas corporation, or each person who served at request as a director or officer of a subsidiary of the corporation, shall be indemnified by the corporation for liabilities imposed upon him, expense reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of being or having been a director or an officer, and for any reasonable settlement of any such claim, action, suit or proceeding. The TBCA provides that a corporation may undertake any indemnification of a director or officer only if it is determined that such person (i) conducted himself in good faith,
(ii) reasonably believed that, in the case of conduct in his official capacity as a director, that his conduct was in the corporation's best interests, and in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and that a corporation must indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant because he is or was a director if he has been wholly successful in the defense of the proceeding. The TBCA further provides that Texas corporations may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation for any liability asserted against him, whether or not the corporation would have the power to indemnify him against liability under the TBCA.

     The Aviva Charter authorizes the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Aviva or is or was serving at the request of Aviva as a director, officer, employee or agent of another corporation, partnership, or other enterprise against expenses and damages incurred thereby.

     Garnet. Under Section 145 of the DGCL and the Garnet Charter, Garnet shall indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director or employee of Garnet, or was serving at the request of Garnet as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding (i) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Additionally, the DGCL provides that a corporation must indemnify a director or officer against expenses (including attorneys' fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the corporation. The DGCL further provides that the corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against liability.

                          THE AVIVA SPECIAL MEETING;
                              ADDITIONAL MATTERS

ELECTION OF AVIVA DIRECTORS

     The by-laws of Aviva grant the Board of Directors the power to set the number of directors, except that a decrease in the number of directors shall not have the effect of reducing the term of any incumbent director. On July 30, 1997, the Board of Directors, by resolution, increased the number of directors from four to five. At that time, Eugene C. Fiedorek was elected a director at a regular meeting of the Board of Directors.

     The Merger Agreement contemplates that the Board of Directors of Aviva following the Merger will consist of three directors who shall be, if they continue to be able and willing to serve as such, Ronald Suttill, Eugene C. Fiedorek and Robert J. Cresci. Messrs. Suttill and Fiedorek currently serve as directors of Aviva and Mr. Cresci is currently a director of Garnet.

     In contemplation of consummation of the Merger, the Board of Directors has, effective as of the date of the Special Meeting, reduced the number of directors to three and has nominated two individuals to serve as directors for the ensuing year and until their successors are elected and qualify: Ronald Suttill and Eugene C. Fiedorek. If the Merger is consummated, it is the intention of the Board of Directors that Robert J. Cresci, who has consented to serve, shall be elected to fill the vacancy on the Board of Directors. If the Merger is not consummated, the Board of Directors has no current plan to fill such vacancy.

INFORMATION REGARDING CURRENT DIRECTORS

     The information set forth below, furnished to Aviva by the respective individuals, shows as to each individual who is currently serving as a director of Aviva his name, age and principal positions with Aviva.

     NAME                    AGE            POSITIONS                          DIRECTOR SINCE
     ----                    ----           ---------                          --------------
Ronald Suttill                66       President, Chief Executive Officer           1985
                                       and Director

Eugene C. Fiedorek            66       Director                                     1997

John J. Lee                   61       Director                                     1993

Elliott Roosevelt, Jr.        62       Director                                     1994

James E. Tracey               50       Director                                     1992

INFORMATION REGARDING NOMINEES FOR DIRECTOR

     Ronald Suttill has been a director of Aviva since August 1985 and has been President and Chief Executive Officer of Aviva since January 1992. In December 1991, Mr. Suttill was appointed President and Chief Operating Officer and prior to that served as Executive Vice President of Aviva.

     Eugene C. Fiedorek has been a director of Aviva since July 1997. Mr. Fiedorek is a Managing Director of EnCap Investments, L.C., a company he co-founded in 1988. He was previously associated with RepublicBank Dallas for more than 20 years, most recently as the Managing Director in the Energy Department in charge of all energy-related commercial lending and corporate finance activities. Prior to joining RepublicBank, Mr. Fiedorek was with Shell Oil Company as an Exploitation Engineer. Mr. Fiedorek currently serves on the boards of Energy Capital Investment Company PLC, Apache Corporation and privately held Matador Petroleum Corporation.

     Robert J. Cresci has been a Managing Director of Pecks Management Partners, Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Meris Laboratories, Inc., Film Roman, Inc., Educational Medical, Inc., Source Media, Inc., Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc. and several private companies.

EXECUTIVE OFFICERS OF AVIVA

     The following table lists the names and ages of each of the executive officers of Aviva and their principal occupations for the past five years.

NAME AND AGE                      POSITIONS
------------                      ---------

Ronald Suttill, 66                President and Chief Executive Officer since
                                  January 1992, President and Chief Operating
                                  Officer from December 1991 to January 1992 and Executive Vice President prior to that.

James L. Busby, 38                Treasurer since May 1994, Secretary since
                                  June 1996, Controller since November 1993 and a Senior Manager with the accounting firm of KPMG Peat Marwick LLP prior to that.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of Aviva held nine meetings during 1997. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served.

     The Audit Committee and the Compensation Committee are the only standing committees of the Board of Directors, and the members of such committees are appointed at the initial meeting of the Board of Directors each year. Aviva does not have a nominating committee; the Board of Directors performs this function.

     The Audit Committee, which is comprised of Messrs. Roosevelt and Tracey, consults with the independent accountants of Aviva and such other persons as the committee deems appropriate, reviews the preparations for and scope of the audit of Aviva's annual financial statements, makes recommendations as to the engagement and fees of the independent accountants and performs such other duties relating to the financial statements of Aviva as the Board of Directors may assign from time to time. The Audit Committee held two meetings during 1997.

     The Compensation Committee, which is comprised of Messrs. Lee, Roosevelt and Tracey, makes recommendations to the Board of Directors regarding the compensation of executive officers of Aviva, including salary, bonuses, stock options and other compensation. The Compensation Committee held no meetings during 1997.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires officers, directors and holders of more than 10% of the Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Common Stock with the SEC within certain time periods and to furnish Aviva with copies of all such reports. Based solely on its review of the copies of such reports furnished to Aviva by such Reporting Persons or on the written representations of such Reporting Persons, Aviva believes that, during the year ended December 31, 1997, all of the Reporting Persons complied with their Section 16(a) filing requirements.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation earned in each of the last three fiscal years by the President and Chief Executive Officer of Aviva (the "Named Executive Officer").

                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                  --------------------------------------
                            ANNUAL COMPENSATION                              AWARDS             PAYOUTS
                        ---------------------------                --------------------------  ---------
                                                        OTHER      RESTRICTED     SECURITIES
      NAME AND                                         ANNUAL         STOCK       UNDERLYING      LTIP       ALL OTHER
      PRINCIPAL                                        COMPEN-      AWARD(S)       OPTIONS/     PAYOUTS      COMPENSA-
      POSITION          YEAR   SALARY($)   BONUS($)   SATION($)        ($)          SARS(#)       ($)         TION($)
      --------          ----   ---------   --------   ---------   -----------     ----------    --------     ----------
Ronald Suttill(1)
  President and CEO     1997    185,000         --          --            --              --         --           4,750
  President and CEO     1996    200,000         --          --            --              --         --           4,750
  President and CEO     1995    200,000         --          --            --              --         --           4,620

/(1)/ The amounts reported for all other compensation for Mr. Suttill represent matching contributions made under the Aviva Petroleum Inc. 401(k) Retirement Plan (the "401(k) Plan").

DIRECTORS' FEES

          Messrs. Fiedorek, Lee, Roosevelt and Tracey each receive $20,000 per year for their services as directors and are reimbursed for travel and lodging expenses. Mr. Suttill receives no compensation as a director but is reimbursed for travel and lodging expenses incurred to attend meetings.

OPTION GRANTS DURING 1997

          There were no options granted to the Named Executive Officer during 1997. No stock appreciation rights have been issued by Aviva.

OPTION EXERCISES DURING 1997 AND YEAR END OPTION VALUES

          The following table provides information related to options exercised by the Named Executive Officers during 1997 and the number and value of options held at year-end. No stock appreciation rights have been issued by Aviva.


                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FY-END (#)             AT FY-END($)(1)
                    SHARES ACQUIRED      VALUE       ---------------------------   ------------------------------
NAME                ON EXERCISE (#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
-----------------   ---------------    ----------    -----------   -------------   -----------   ----------------
Ronald Suttill          None             None          270,000          --              --              --

/(1)/ No values are ascribed to unexercised options of the Named Executive Officer at December 31, 1997 because the fair market value of a share of Aviva's Common Stock at December 31, 1997 ($0.33) did not exceed the exercise price of any such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

          As indicated above, the Compensation Committee, none of the members of which is an employee of Aviva, makes recommendations to the Board of Directors regarding the compensation of the executive officers of Aviva, including salary, bonuses, stock options and other compensation. There are no Compensation Committee interlocks.

Until this committee was originally appointed in 1993, the compensation of the executive officers was established by the Board of Directors as a whole, including Mr. Suttill.

EMPLOYMENT CONTRACTS

     Each executive officer serves at the discretion of the Board of Directors, except that, effective in January 1995, Aviva entered into an employment contract with Mr. Suttill. Mr. Suttill's contract provides for annual compensation of not less than $200,000 if his employment is terminated for any reason other than death, disability or cause, as defined in the contract. Mr. Suttill's contract was automatically renewed for one-year periods on January 1, 1996, 1997 and 1998.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Aviva currently employs only two executive officers, the names of whom are set forth above under "Election of Directors - Executive Officers of Aviva." Decisions regarding compensation of the executive officers are made by the Board of Directors, after giving consideration to recommendations made by the Compensation Committee.

     Aviva's compensation policies are designed to provide a reasonably competitive level of compensation within the industry in order to attract, motivate, reward and retain experienced, qualified personnel with the talent necessary to achieve Aviva's performance objectives. These objectives are to increase oil and gas reserves and to control costs, both objectives selected to increase shareholder value. These policies were implemented originally by the entire Board of Directors, and, following its establishment, were endorsed by the Compensation Committee. It is the intention of the Compensation Committee and the Board of Directors to balance compensation levels of Aviva's executive officers, including the Chief Executive Officer, with shareholder interests.
The incentive provided by stock options and bonuses, in particular, is intended to promote congruency of interests between the executive officers and the shareholders. Neither the Compensation Committee nor the Board of Directors, however, believes that it is appropriate to rely on a formulaic approach, such as profitability, revenue growth or return on equity, in determining executive officer compensation because of the nature of Aviva's business. Aviva's business objectives include overseeing a significant exploration and development effort in Colombia and the maintenance of oil and gas production levels and offshore operations in the United States. Success in one such area is not measurable by the same factors as those used in the other. Accordingly, the Compensation Committee and the Board of Directors rely primarily on their assessment of the success of the executive officers, including the Chief Executive Officer, in fulfilling Aviva's performance objectives. The Board of Directors also considers the fact that Aviva competes with other oil and gas companies for qualified executives and therefore it considers available information regarding compensation levels for executives of companies similar in size to Aviva.

     Compensation for Aviva's executive officers during 1997 was comprised of salary and matching employer contributions made pursuant to Aviva's 401(k) Plan. There were no bonuses paid to the executive officers during or for 1997. Aviva's 401(k) Plan is generally available to all employees after one year of service. Aviva makes matching contributions of 50% of the amount deferred by the employee, up to 3% of an employee's annual salary.


                                       Compensation Committee

                                       J.J. Lee
                                       E. Roosevelt, Jr.
                                       J.E. Tracey


PERFORMANCE GRAPH

     The following line-graph presentation compares five-year cumulative shareholder returns on an indexed basis with a broad equity market index and a published industry index. Aviva has selected the American Stock Exchange

Market Value Index as a broad equity market index, and the SIC Index "Crude Petroleum and Natural Gas" as a published industry index.

               COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN OF THE
                    COMPANY, INDUSTRY INDEX AND BROAD MARKET


                              FISCAL YEAR ENDING
--------------------------------------------------------------------------------
COMPANY               1992      1993       1994      1995      1996      1997
AVIVA PETROLEUM INC.   100      215.38     264.10    225.64    200.00     84.62
INDUSTRY INDEX         100      119.15     124.87    137.33    182.60    185.09
BROAD MARKET           100      118.81     104.95    135.28    142.74    171.76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information as to each person who, to the knowledge of Aviva, is, or will be upon consummation of the Merger, the beneficial owner of more than five percent of the outstanding Common Stock of Aviva. Unless otherwise noted, the information is furnished as of July 31, 1998.

NAME AND ADDRESS OF BENEFICIAL               AMOUNT AND NATURE OF         PERCENT OF     PERCENT OF CLASS OWNED
 OWNER OR GROUP                             BENEFICIAL OWNERSHIP /(1)/    CLASS /(2)/    AFTER THE MERGER /(3)/
------------------------------              --------------------------    -----------    ----------------------
Lehman Brothers Inc. /(4)/                         2,966,876                  9.42%              6.15%
3 World Financial Center
11th Floor
New York, NY  10285

Fidelity International Limited                     2,780,000                  8.83%              5.77%
and Edward C. Johnson III /(5)/
P.O. Box HM670
Hamilton, HMCX, Bermuda

Yale University /(6)/                              2,551,886                  8.11%              5.29%
230 Prospect Street
New Haven, CT  06511

Wexford Management LLC /(7)/                       5,438,639                    --              11.28%
411 West Putnam Avenue
Greenwich, Connecticut  06830

Pecks Management Partners Ltd./(8)/                5,155,108                    --              10.69%
One Rockefeller Plaza
New York, New York  10020

ING (U.S.) Capital Corporation /(9)/               2,700,000                    --               5.60%
135 East 57th Street
New York, New York  10022

/(1)/ Except as set forth below, to the knowledge of Aviva, each beneficial owner has, or will have upon consummation of the Merger, sole voting and sole investment power.

/(2)/ Based on 31,482,716 shares of the Common Stock issued and outstanding on July 31, 1998.

/(3)/ Based on the total of the following: (a) 31,482,716 shares of Aviva Common
      Stock issued and outstanding on July 31, 1998, (b) the 1,149,216 maximum shares of Aviva Common Stock that may be issued in connection with the acquisition of Garnet to Garnet stockholders, (c) 12,887,771 shares of Aviva Common Stock to be issued in connection with the acquisition of Garnet under the Debenture Purchase Agreement, (d) 400,000 shares issued to ING Bank in August 1998, (e) 800,000 shares to be issued to ING Bank upon the consummation of the Merger and (f) warrants for 1,500,000 shares to be issued to ING Bank upon the consummation of the Merger.

/(4)/ Information regarding Lehman Brothers Inc. is based on information received from Lehman Brothers Inc. on March 16, 1998.

/(5)/ Information regarding Fidelity International Limited is based on an amended notification of disclosable interests, dated July 25, 1996, pursuant to the U.K. Companies Act. Fidelity International Limited is the parent holding company for various direct and indirect subsidiaries that hold these interests. Mr. Edward C. Johnson III is a principal shareholder and chairman of Fidelity International Limited.

/(6)/ Information regarding Yale University is based on a Schedule 13G dated
      March 11, 1994 filed by Yale University with the Commission.

/(7)/ According to the Debenture Purchase Agreement, the indicated number of shares are issuable upon consummation of the Merger. A Schedule 13D dated April 23, 1997 indicated the debentures are held by four investment funds. Wexford Management LLC ("Wexford Management") serves as investment advisor to three of the funds and as sub-investment advisor to the fourth fund which is organized as a corporation. Wexford Advisors, LLC ("Wexford Advisors") serves as the investment advisor to the corporate fund and as general partner to the remaining funds which are organized as limited partnerships. One of the limited partnerships, Wexford Special Situations 1996 L.P., would acquire more than 5% of Aviva Common Stock. Wexford Management shares voting and dispositive power with respect to these shares with each of the funds, with Wexford Advisors, and with Charles E. Davidson and Joseph M. Jacob, each of whom is a controlling person of Wexford Management and Wexford Advisors.

/(8)/ According to the Debenture Purchase Agreement, the indicated number of shares are issuable upon consummation of the Merger. A Schedule 13G dated February 9, 1995 filed by Pecks Management Partners Ltd. ("Pecks"), as a registered investment advisor, indicated the debentures are held by three investment advisory clients of Pecks. One such client, Delaware State Employees' Retirement Fund, would acquire more than 5% of Aviva's Common Stock under the Debenture Purchase Agreement. Pecks has sole investment and dispositive power with respect to these shares issuable to its clients.

/(9)/ Based on the total of (3)(d), (3)(e) and 3(f) above.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of July 31, 1998, concerning the Aviva Common Stock owned beneficially by each director, by the Named Executive Officer listed in the Summary Compensation Table above, and by directors and executive officers of Aviva as a group:

                                                                                                        PERCENT OF
                                                                                                        CLASS OWNED
NAME AND ADDRESS OF BENEFICIAL                   AMOUNT AND NATURE OF BENEFICIAL         PERCENT OF      AFTER THE
            OWNER                                       OWNERSHIP /(1)/                  CLASS /(2)/     MERGER (3)
-------------------------------                  --------------------------------        -----------    ------------
Ronald Suttill                                              1,355,050  /(4)/(5)/             4.25%           2.79%
8235 Douglas Avenue, Suite 400
Dallas, TX 75225

Eugene C. Fiedorek                                            272,153      /(6)/               *               *
3811 Turtle Creek Blvd., Suite 1080
Dallas, TX  75219

John J. Lee                                                 1,126,928  /(7)/(8)/             3.54%           2.32%
Two Stamford Plaza
281 Tresser Blvd., 16th Floor
Stamford, CT  06901

Elliott Roosevelt, Jr.                                         62,500      /(7)/               *               *
2626 Cole Avenue, Suite 600
Dallas, TX  75204

James E. Tracey                                               968,050  /(5)/(7)/             3.04%           1.99%
3, Grey Close
Hampstead Garden Suburb
London, NW11 3QG

Robert J. Cresci /(9)/                                              0   /(10)/                 *               *
Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, New York  10020

All directors and executive officers as a                   2,880,291   /(11)/               9.04%           5.93%
 group (7 persons)

/(1)/ Except as noted below, each beneficial owner has sole voting power and sole investment power.

/(2)/ Based on 31,482,716 shares of Aviva Common Stock issued and outstanding on July 31, 1998. Treated as outstanding for purposes of computing the percentage ownership of each director, the Named Executive Officer and all directors and executive officers as a group are shares issuable upon exercise of vested stock options granted pursuant to Aviva's stock option plans.

/(3)/ Based on the total of the following: (a) 31,482,716 shares of Aviva Common Stock issued and outstanding on July 31, 1998, (b) the 1,149,216 maximum shares of Aviva Common Stock that may be issued in connection with the acquisition of Garnet to Garnet stockholders, (c) 12,887,771 shares of Aviva Common Stock to be issued in connection with the acquisition of Garnet under the Debenture Purchase Agreement, (d) 400,000 shares issued to ING Bank in August 1998, (e) 800,000 shares to be issued to ING Bank upon the consummation of the Merger and (f) warrants for 1,500,000 shares to be issued to ING Bank upon the consummation of the Merger. Also treated as outstanding for purposes of computing the percentage ownership of each director, the Named Executive Officer and all directors and executive officers as a group are shares issuable upon exercise of vested stock options granted pursuant to Aviva's stock option plans.

/(4)/ Included are options for 250,000 shares exercisable on or within 60 days of July 31, 1998.

/(5)/ Includes the entire ownership of AMG Limited, a limited liability company of which Messrs. Suttill and Tracey are members, as of July 31, 1998, of 935,550 shares of Aviva Common Stock.

/(6)/ Included are options for 10,000 shares exercisable on or within 60 days of July 31, 1998.

/(7)/ Included are options for 32,500 shares exercisable on or within 60 days of July 31, 1998.

/(8)/ Included are 1,094,428 shares owned by Lee Development Corporation, which Mr. Lee controls.

/(9)/ Not currently a director of Aviva but will be upon consummation of the Merger.

/(10)/ Does not include shares issuable upon consummation of the Merger to clients of Pecks, of which Mr. Cresci is a managing director. For information with respect to such shares, see note (8) under "Security Ownership of Certain Beneficial Owners."

/(11)/ Included are 935,550 shares beneficially owned through AMG Limited and options for 385,500 shares exercisable on or within 60 days of July 31, 1998.
/*/    Less than 1% of the outstanding Aviva Common Stock.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of KPMG Peat Marwick LLP will be present at the Aviva Special Meeting and representatives of Arthur Andersen LLP will be present at the Garnet Special Meeting, in each case to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the Aviva Common Stock to be issued in the Merger has been passed upon for Aviva by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Aviva as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited consolidated financial statements of Garnet included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The report of Garnet's independent public accountants on Garnet's 1997 financial statements included a fourth paragraph discussing the substantial uncertainty that exists about the company's ability to continue as a going concern.

     The evaluation of Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers, of Aviva's proved U.S. reserves of oil and natural gas and related information set forth herein and based on such evaluation are included herein in reliance upon the authority of such firm as an expert with respect to such matters.

     The evaluation of Huddleston & Co., Inc., independent consulting engineers, of Aviva's proved Colombian oil reserves and related information set forth herein and based on such evaluation are included herein in reliance upon the authority of such firm as experts with respect to such matters.

                             STOCKHOLDER PROPOSALS

     Any proposals of holders of Aviva Common Stock intended to be presented at the Annual Meeting of Stockholders of Aviva to be held in 1999 must be received by Aviva, addressed to the Secretary of Aviva at 8235 Douglas Avenue, Suite 400, Dallas, Texas 75225, no later than December 29, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Aviva's management will have discretionary authority with respect to proxies submitted to the 1999 Annual Meeting of Stockholders on any matter which Aviva does not receive notice of within 10 days following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the meeting is made.

     If the Merger is not consummated, any proposals of stockholders of Garnet intended to be presented at the Annual Meeting of Stockholders of Garnet to be held in 1999 must be received by Garnet, addressed to the President of Garnet at 1214 Wilmington Avenue, Suite 303, Salt Lake City, Utah 84106, no later than December 31, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Garnet's management will have discretionary authority with respect to proxies submitted to the 1999 Annual Meeting of Stockholders on any matter which Garnet does not receive notice of by March 16, 1999.

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                                                                                              Page
                                                                                              ----
AVIVA PETROLEUM INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements:
  Condensed Consolidated Balance Sheet (unaudited) at June 30, 1998 and December 31, 1997...    F-2
  Condensed Consolidated Statement of Operations (unaudited)
    for the Three and Six Months Ended June 30, 1998 and June 30, 1997......................    F-3
  Condensed Consolidated Statement of Cash Flows (unaudited) for the
    Six Months Ended June 30, 1998 and June 30, 1997........................................    F-4
  Condensed Consolidated Statement of Stockholders' Equity (Deficit)
    (unaudited) for the Six Months Ended June 30, 1998......................................    F-5
  Notes to Condensed Consolidated Financial Statements (unaudited)..........................    F-6
Independent Auditors' Report................................................................   F-11
  Consolidated Balance Sheet as of December 31, 1997 and 1996...............................   F-12
  Consolidated Statement of Operations for the years
    ended December 31, 1997, 1996 and 1995..................................................   F-13
  Consolidated Statement of Cash Flows for the years
    ended December 31, 1997, 1996 and 1995..................................................   F-14
  Consolidated Statement of Stockholders' Equity for the years
    ended December 31, 1997, 1996 and 1995..................................................   F-15
  Notes to Consolidated Financial Statements................................................   F-16
  Supplementary Information Related to Oil and Gas Producing
    Activities (Unaudited)..................................................................   F-27

All schedules called for under Regulation S-X have been omitted because they are not applicable, the required information is not material or the required information is included in the consolidated financial statements or notes thereto.

GARNET RESOURCES CORPORATION AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements:
  Consolidated Balance Sheet (unaudited) at June 30, 1998 and December 31, 1997.............   F-35
  Consolidated Statements of Operations (unaudited) for the Three and Six Months Ended
    June 30, 1998 and June 30, 1997.........................................................   F-37
  Condensed Consolidated Statements of Cash Flows (unaudited) for the Six Months
    Ended June 30, 1998 and June 30, 1997...................................................   F-38
  Notes to Condensed Consolidated Financial Statements (unaudited)..........................   F-39
Report of Independent Public Accountants....................................................   F-46
  Consolidated Balance Sheets at December 31, 1997 and 1996.................................   F-47
  Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995   F-48
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997,
    1996 and 1995...........................................................................   F-49
  Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995   F-50
  Notes to Consolidated Financial Statements................................................   F-51
  Supplemental Oil and Gas Information (unaudited)..........................................   F-61
Garnet Resources Corporation Financial Statement Schedule:
  Schedule I -- Condensed Financial Information of Registrant Balance Sheets at
    December 31, 1997 and 1996..............................................................   F-64
  Statements of Operations for the years ended December 31, 1997, 1996 and 1995.............   F-65
  Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995.............   F-66

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEET

                    (in thousands, except number of shares)

                                  (unaudited)

                                                                      JUNE 30,    DECEMBER 31,
                                                                        1998          1997
                                                                      ---------   -------------
ASSETS
Current assets:
   Cash and cash equivalents.......................................   $    197        $    690
   Accounts receivable.............................................      1,466           1,803
   Inventories.....................................................        599             602
   Prepaid expenses and other......................................         46             203
                                                                      --------        --------
       Total current assets........................................      2,308           3,298
                                                                      --------        --------

Property and equipment, at cost (note 3):
   Oil and gas properties and equipment (full cost method).........     61,442          61,036
   Other...........................................................        612             606
                                                                      --------        --------
                                                                        62,054          61,642
       Less accumulated depreciation, depletion and amortization...    (55,740)        (49,873)
                                                                      --------        --------
                                                                         6,314          11,769
Other assets.......................................................      1,509           1,378
                                                                      --------        --------
                                                                      $ 10,131        $ 16,445
                                                                      ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Current portion of long term debt (note 4)......................   $     37        $    480
   Accounts payable................................................      2,752           3,091
   Accrued liabilities.............................................        352             356
                                                                      --------        --------
       Total current liabilities...................................      3,141           3,927
                                                                      --------        --------

Long term debt, excluding current portion (note 4).................      7,403           7,210
Gas balancing obligations and other................................      1,568           1,560
Stockholders' equity (deficit):
   Common stock, no par value, authorized 348,500,000 shares;
       issued 31,482,716 shares....................................      1,574           1,574
   Additional paid-in capital......................................     33,376          33,376
   Accumulated deficit*............................................    (36,931)        (31,202)
                                                                      --------        --------
       Total stockholders' equity (deficit)........................     (1,981)          3,748

Commitments and contingencies (note 6)
                                                                      --------        --------
                                                                      $ 10,131        $ 16,445
                                                                      ========        ========

*Accumulated deficit of $70,057 was eliminated at December 31, 1992 in connection with a quasi-reorganization.

    See accompanying notes to condensed consolidated financial statements.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     (in thousands, except per share data)

                                  (unaudited)


                                                          THREE MONTHS ENDED         SIX MONTHS ENDED
                                                               JUNE 30,                  JUNE 30,
                                                        ----------------------   -----------------------
                                                          1998         1997        1998          1997
                                                        ---------   ----------   ---------    ----------
Oil and gas sales....................................    $   914     $  2,339     $ 2,060      $  5,553
                                                         -------     --------     -------      --------

Expense:
 Production..........................................        716        1,096       1,515         2,198
 Depreciation, depletion and amortization............        503        1,490       1,174         3,285
 Write-down of oil and gas properties (note 3).......      1,961       11,413       4,725        13,399
 General and administrative..........................        300          402         660           752
                                                         -------     --------     -------      --------
   Total expense.....................................      3,480       14,401       8,074        19,634
                                                         -------     --------     -------      --------

Other income (expense):
 Interest and other income (expense), net (note 5)...         26           67         771            91
 Interest expense....................................       (155)        (162)       (320)         (328)
                                                         -------     --------     -------      --------
   Total other income (expense)......................       (129)         (95)        451          (237)
                                                         -------     --------     -------      --------

Loss before income taxes.............................     (2,695)     (12,157)     (5,563)      (14,318)

Income taxes (benefits)..............................         69         (547)        166          (282)
                                                         -------     --------     -------      --------
   Net loss..........................................    $(2,764)    $(11,610)    $(5,729)     $(14,036)
                                                         =======     ========     =======      ========

Weighted average common shares outstanding --
 basic and diluted...................................     31,483       31,483      31,483        31,483
                                                         =======     ========     =======      ========

Basic and diluted net loss per common share..........      $(.09)       $(.37)      $(.18)        $(.45)
                                                         =======     ========     =======      ========

    See accompanying notes to condensed consolidated financial statements.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                        SIX MONTHS ENDED
                                                                                            JUNE 30,
                                                                                     ----------------------
                                                                                       1998         1997
                                                                                     ---------   ----------
Net loss..........................................................................    $(5,729)    $(14,036)
Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation, depletion and amortization.......................................      1,174        3,285
   Write-down of oil and gas properties...........................................      4,725       13,399
   Deferred foreign income taxes (benefits).......................................         --         (692)
   Changes in working capital and other...........................................         95         (729)
                                                                                      -------     --------
       Net cash provided by operating activities..................................        265        1,227
                                                                                      -------     --------

Cash flows from investing activities:
   Property and equipment expenditures............................................       (411)      (1,959)
   Proceeds from sale of assets...................................................         --           19
   Other..........................................................................        (95)          --
                                                                                      -------     --------
       Net cash used in investing activities......................................       (506)      (1,940)
                                                                                      -------     --------

Cash flows from financing activities --
   Principal payments on long term debt...........................................       (250)        (150)
                                                                                      -------     --------

Effect of exchange rate changes on cash and cash equivalents......................         (2)         (23)
                                                                                      -------     --------
Net decrease in cash and cash equivalents.........................................       (493)        (886)
Cash and cash equivalents at beginning of the period..............................        690        2,041
                                                                                      -------     --------

Cash and cash equivalents at end of the period....................................    $   197     $  1,155
                                                                                      =======     ========

    See accompanying notes to condensed consolidated financial statements.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                  (UNAUDITED)

                                      COMMON STOCK                                      TOTAL
                                   --------------------   ADDITIONAL                STOCKHOLDERS'
                                     NUMBER                PAID-IN    ACCUMULATED      EQUITY
                                   OF SHARES    AMOUNT     CAPITAL      DEFICIT       (DEFICIT)
                                   ----------   -------    --------   ------------   -----------
Balances at December 31, 1997...   31,482,716    $1,574     $33,376    $(31,202)      $ 3,748
Net loss........................           --        --          --      (5,729)       (5,729)
                                   ----------    ------     -------      --------     -------
  Balances at June 30, 1998.....   31,482,716    $1,574     $33,376    $(36,931)      $(1,981)
                                   ==========    ======     =======      ========     =======

    See accompanying notes to condensed consolidated financial statements.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


1.   GENERAL

     The condensed consolidated financial statements of Aviva Petroleum Inc. and subsidiaries (the "Company" or "Aviva") included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures contained herein are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the Company's prior audited yearly financial statements and the notes thereto, included in the Company's latest annual report on Form 10-K.

     In the opinion of the Company, all adjustments, consisting of normal recurring accruals, necessary to present fairly the information in the accompanying financial statements have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income in a full set of general-purpose financial statements. Comprehensive income includes net income and other comprehensive income which is generally comprised of changes in the fair value of available-for-sale marketable securities, foreign currency translation adjustments and adjustments to recognize additional minimum pension liabilities. The Company had no accumulated other comprehensive income at December 31, 1997, and no other comprehensive income for the six months ended June 30, 1998 and 1997.

2.   MERGER PLANS

     On June 24, 1998, the Company entered into a definitive agreement to merge with Garnet Resources Corporation ("Garnet"), a publicly traded international oil and gas exploration and production company. Garnet, through its 99.24%-owned subsidiary, Argosy Energy International ("Argosy"), is the co-owner (55%) and operator of the Colombian joint operations in which the Company has the remaining working interest (45%). Garnet also holds a carried working interest in an oil and gas Production Prospecting License in Papua New Guinea.

     The proposed arrangements include Aviva refinancing Argosy's outstanding debt to Chase Bank of Texas (approximately $6 million, net, at June 30,
     1998) which is guaranteed by the U.S. Overseas Private Investment Corporation ("OPIC"), issuing approximately 1.1 million and 12.9 million new Aviva common shares to Garnet shareholders and Garnet debenture holders, respectively, and canceling Garnet's $15 million of 9.5% subordinated debentures due December 21, 1998.

     The merger will be accounted for as a "purchase" of Garnet for financial accounting purposes. Accordingly, Aviva will be the surviving entity following the merger, which remains subject to various contingencies including approvals by ING (U.S.) Capital Corporation ("ING Capital"), OPIC, and shareholders of Aviva and Garnet. The proposed merger is also subject to execution and delivery of agreements for the proposed credit facility discussed in Note 6.

3.   PROPERTY AND EQUIPMENT

     Internal general and administrative costs directly associated with oil and gas property acquisition, exploration and development activities have been capitalized in accordance with the accounting policies

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)


     of the Company. Such costs totaled $19,000 for the six months ended June 30, 1998 and $70,000 for the six months ended June 30, 1997.

     Unevaluated oil and gas properties totaling $282,000 and $251,000 at June 30, 1998 and December 31, 1997, respectively, have been excluded from costs subject to depletion. The Company capitalized interest costs of $12,000 and $45,000 for the six-month periods ended June 30, 1998 and 1997, respectively, on these properties.

     The following table summarizes the write-down of the carrying amounts of the Company's oil and gas properties as a result of ceiling limitations on capitalized costs:

                     THREE MONTHS ENDED  SIX MONTHS ENDED
                          JUNE 30,           JUNE 30,
                   -------------------- ------------------
                    1998       1997      1998       1997
                   -------   --------   -------   --------
                                     (THOUSANDS)
Colombia........    $1,053    $11,413    $3,355     $11,413
United States...       908         --     1,370       1,986
                    ------    -------    ------     -------
                    $1,961    $11,413    $4,725     $13,399
                    ======    =======    ======     =======

     The 1998 write-downs were primarily due to lower oil and gas prices. A future decrease in the prices the Company receives for its oil and gas production or downward reserve adjustments could result in a further ceiling test write-down that is significant to the Company's operating results.

4.   LONG TERM DEBT

     On August 6, 1993, the Company entered into a credit agreement with ING Capital, secured by a mortgage on substantially all U.S. oil and gas assets, a pledge of Colombian assets and the stock of three subsidiaries, pursuant to which ING Capital agreed to loan to the Company up to $25 million, subject to an annually redetermined borrowing base which is predicated on the Company's U.S. and Colombian reserves. As of December 31, 1997, the borrowing base permitted, and the outstanding loan balance was, $7,690,000. The outstanding loan balance has been subject to interest at the prime rate, as defined (8.5% at June 30, 1998) plus 1% or, at the option of the Company, a fixed rate, based on the London Interbank Offered Rate, for a portion or portions of the outstanding debt from time to time. The terms of the loan, among other things, prohibit the Company from merging with another company or paying dividends, limit additional indebtedness, general and administrative expense, sales of assets and investments and require the maintenance of certain minimum financial ratios.

     In February 1998, the Company entered into an agreement with ING Capital pursuant to which the outstanding loan balance was paid down to $7,440,000 from $7,690,000, the interest rate was increased to the prime rate, as defined, plus 1.5%, or at the option of the Company, a fixed rate based on LIBOR plus 3%, and the repayment schedule was amended to require monthly payments of 80% of defined monthly cash flows until October 1, 1999, at which time the remaining balance is due and payable. Additionally, ING Capital reduced to $2 million the minimum amount of consolidated tangible net worth that the Company is required to maintain.

     As of June 30, 1998, the borrowing base permitted, and the outstanding loan balance was, $7,440,000, but the Company was not in compliance with the above-referenced tangible net worth covenant. Accordingly, on August 6, 1998, the Company entered into an agreement with ING Capital to further amend the credit facility in order to: (i) waive the Company's non-compliance with the tangible net worth covenant through July 1, 1999; (ii) require the Company to consummate the merger with Garnet on or before October 31, 1998; and (iii) provide to the Company a cash advance of $760,000 in order to supplement the Company's existing working capital. As compensation for making the new advance and

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)


     entering into the new agreement, the Company will issue to ING Capital 400,000 new shares of the Company's common stock.

5.   INTEREST AND OTHER INCOME (EXPENSE)

     A summary of interest and other income (expense) follows:


                                          THREE MONTHS ENDED      SIX MONTHS ENDED
                                               JUNE 30,               JUNE 30,
                                        --------------------   -------------------
                                        1998     1997            1998      1997
                                        -----   ------          ------   ---------
                                                     (THOUSANDS)
Gain on settlement of litigation.....   $  --   $  --            $ 720    $  --
Interest income......................      20      39               45       82
Foreign currency exchange loss.......      --      (8)              (2)     (29)
Gain (loss) on sale of assets, net...      --      --               --      (13)
Other, net...........................       6      36                8       51
                                        -----   -----            -----    -----
                                        $  26   $  67            $ 771    $  91
                                        =====   =====            =====    =====


     In January 1998, the Company realized a $720,000 gain on the settlement of litigation involving the administration of a take or pay contract settlement.

6.   COMMITMENTS AND CONTINGENCIES

     In the U.S., the Company is currently committed to the drilling of a saltwater disposal well at its Breton Sound 31 field facilities in order to comply with a state-wide prohibition against discharges of produced water to coastal waters offshore Louisiana. The cost to drill and equip such a well is estimated at $0.3 million, net to the Company's interest. Pursuant to a revised produced water termination schedule approved by the Louisiana Department of Environmental Quality, the Company has until September 1, 1998, to cease discharges of produced water. If the Company is unable to complete the project and reinject the produced water by September 1, 1998, the Company will be required to curtail or even cease production from its Breton Sound leases. Additionally, the Company has recently completed upgrades to certain equipment at its Main Pass 41 field facilities, the remaining cost of which is expected to aggregate $0.2 million, net to the Company's interest.

     The Company, along with Argosy (referred to collectively as the "Co-owners"), is also engaged in ongoing operations on the Santana concession in Colombia. The contract obligations of the Santana concession have been met. The Co-owners may, however, initiate the recompletion of certain existing wells and various miscellaneous projects. The Company's share of the estimated future costs of these activities is approximately $0.3 million at June 30, 1998. Depending on the results of future exploration and development activities, substantial expenditures that have not been anticipated may be required. Failure by the Company to fund certain of these capital expenditures could, under either the concession agreement or joint operating agreement with Argosy, or both, result in the forfeiture of all or part of the Company's interest in this concession.

     In addition, the Company's ability to continue its Colombian development program is dependent upon the ability of Argosy to finance its portion of such costs and expenses. If Argosy cannot fund its obligations, the Company may be required to accept an assignment of Argosy's interest therein and assume those funding obligations. If, thereafter, the Company were to be unable to raise sufficient funds to meet such obligations, the Company's interests in the properties may be forfeited.

     In reports filed with the U.S. Securities and Exchange Commission, which are publicly available, Garnet has disclosed, among other things, that: (i) Argosy is no longer in compliance with certain covenants

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)


     required by its finance agreement with Chase Bank of Texas which is guaranteed by the Overseas Private Investment Corporation and secured by Argosy's assets in Colombia; (ii) its management believes that Garnet's available working capital and cash flows from operations will not be sufficient to make its required debt principal and interest payments as they become due beginning March 31, 1998; and (iii) in the absence of a business transaction or a restructuring of Garnet's indebtedness, Garnet may seek protection from its creditors under the Federal Bankruptcy Code.


     As discussed in Note 2, the Company has entered into a definitive agreement to merge with Garnet. Pursuant to the merger plan, Garnet's $15 million of subordinated debentures will be canceled and Argosy's bank debt, along with Aviva's existing bank debt, will be refinanced through a proposed $15 million credit facility that the Company has requested ING Capital to provide to the Company. In addition to refinancing the existing bank debt of Argosy and Aviva, this proposed new credit facility is expected to supplement the Company's working capital and, to the extent not funded by cash flow from operations, fund the Company's remaining estimated capital expenditures for 1998.

     Management of the Company is currently finalizing efforts to effectuate the merger, which efforts now require only execution and delivery of the proposed new credit facility with ING Capital. Additionally approval by the shareholders of Aviva and Garnet is required to consummate the merger. A Joint Proxy Statement will be provided to Shareholders for their review and voting at Shareholder Meetings expected to be held in late September.


     While management believes that the merger will be consummated substantially as planned, there can be no assurance that this will be the case. If the Company is unable to consummate the merger, then, in the absence of another business transaction or debt restructuring, Garnet may seek bankruptcy protection or other alternatives, any of which may have a material adverse effect on Aviva's consolidated financial condition. As indicated above, if Argosy cannot fund its obligations, the Company may be required to accept an assignment of Argosy's interest therein and assume those funding obligations. Aviva itself has experienced significant losses which have resulted in recurring noncompliance with the minimum consolidated tangible net worth covenant and its debt repayment schedule under its credit agreement with ING Capital. Moreover, failure to consummate the merger with Garnet on or before October 31, 1998, would be an event of default under the recently amended credit agreement (see note 4). Without the Garnet merger and the proposed new credit facility, management's current cash flow analysis does not indicate that the Company would be able to make the October 1, 1999 scheduled debt repayment under the existing ING Capital Credit Agreement. In the past, ING Capital has amended or waived compliance with these covenants when the Company has been unable to comply with them. There can be no assurance, however, that ING Capital will continue to make similar concessions in the future.

     Activities of the Company with respect to the exploration, development and production of oil and natural gas are subject to stringent foreign, federal, state and local environmental laws and regulations including the Oil Pollution Act of 1990 ("OPA 90"), the Outer Continental Shelf Lands Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation, and Liability Act. Such laws and regulations have increased the cost of planning, designing, drilling, operating and abandoning wells. In most instances, the statutory and regulatory requirements relate to air and water pollution control procedures and the handling and disposal of drilling and production wastes. Risks of substantial costs and liabilities are inherent in oil and gas operations and there can be no assurance that significant costs and liabilities, including civil or criminal penalties for violations of environmental laws and regulations, will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations or claims for damages to property or persons resulting from the Company's operations, could result in substantial costs and liabilities. For additional discussions on the applicability of environmental laws and regulations and other risks that may affect the Company's operations, see the Company's latest annual report on Form 10-K.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)


     The Company is involved in certain litigation involving its oil and gas activities, but unrelated to environmental contamination issues. Management of the Company believes that these litigation matters will not have any material adverse effect on the Company's financial condition or results of operations.

7.   SUBSEQUENT EVENT

     On August 3, 1998, leftist Colombian guerrillas launched a wave of bombing attacks across Colombia. These attacks coincide with the change of Colombian presidents and could be a show of force prior to the beginning of formal peace negotiations with the new president.

     As a result of one such attack, the Company's oil processing and storage facilities at the Mary field were damaged, along with minor damage incurred at the Linda facilities. While it is still too early to accurately assess the cost of repairs, the Company does not believe that the property damage will exceed insurance limits.

     As of August 7, 1998, the Company's Colombian oil production has been suspended for approximately five days. The Company estimates that production from the Linda and Toroyaco fields will resume within two to three days. Production from the Mary and Miraflor fields, however, may be suspended or significantly curtailed for at least a few weeks, and possibly longer depending on the extent of the damage.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Aviva Petroleum Inc.:

We have audited the accompanying consolidated financial statements of Aviva Petroleum Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aviva Petroleum Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                              /s/ KPMG Peat Marwick LLP



Dallas, Texas
February 27, 1998

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET

                          December 31, 1997 and 1996

                    (in thousands, except number of shares)

                                                                       1997         1996
                                                                     --------     --------
ASSETS

Current assets:
  Cash and cash equivalents                                           $    690    $  2,041
  Accounts and notes receivable (note 8):
     Oil and gas revenue                                                 1,108       1,699
     Trade                                                                 518       1,674
     Other                                                                 177         377
  Inventories                                                              602         721
  Prepaid expenses and other                                               203         282
                                                                      --------    --------

     Total current assets                                                3,298       6,794
                                                                      --------    --------

Property and equipment, at cost (note 3):
  Oil and gas properties and equipment (full cost method)               61,036      58,324
  Other                                                                    606         613
                                                                      --------    --------
                                                                        61,642      58,937

  Less accumulated depreciation, depletion
     and amortization                                                  (49,873)    (23,991)
                                                                      --------    --------
                                                                        11,769      34,946
Other assets (note 2)                                                    1,378       1,204
                                                                      --------    --------

                                                                      $ 16,445    $ 42,944
                                                                      ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long term debt (note 3)                          $    480    $  2,780
  Accounts payable                                                       3,091       6,271
  Accrued liabilities                                                      356         357
                                                                      --------    --------
     Total current liabilities                                           3,927       9,408
                                                                      --------    --------


Long term debt, excluding current portion (note 3)                       7,210       5,210
Gas balancing obligations and other (note 10)                            1,560       1,404
Deferred foreign income taxes (note 7)                                      --         692
Stockholders' equity (notes 3 and 5):
  Common stock, no par value, authorized 348,500,000 shares;
     issued 31,482,716 shares                                            1,574       1,574
  Additional paid-in capital                                            33,376      33,376
  Accumulated deficit*                                                 (31,202)     (8,720)
                                                                      --------    --------

     Total stockholders' equity                                          3,748      26,230

Commitments and contingencies (note 9)

                                                                        16,445    $ 42,944
                                                                      ========    ========


* Accumulated deficit of $70,057 was eliminated at December 31, 1992 in connection with a quasi-reorganization. See note 5.


See accompanying notes to consolidated financial statements.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                     (in thousands, except per share data)

                                                          1997        1996       1995
                                                        ---------   --------   --------
Oil and gas sales (note 8)                              $  9,726    $13,750    $10,928
                                                        --------    -------    -------
Expense:
 Production                                                4,235      4,834      5,072
 Depreciation, depletion and amortization                  6,067      7,339      5,755
 Write-down of oil and gas properties (note 1)            19,953         --         --
 General and administrative                                1,510      1,554      2,316
 Severance (note 6)                                           --        196         --
                                                        --------    -------    -------

   Total expense                                          31,765     13,923     13,143
                                                        --------    -------    -------

Other income (expense):
 Interest and other income (expense), net (note 4)           122      1,061        495
 Interest expense                                           (658)      (814)      (558)
 Debt refinancing expense (note 3)                            --       (100)        --
                                                        --------    -------    -------

   Total other income (expense)                             (536)       147        (63)
                                                        --------    -------    -------

   Loss before income taxes                              (22,575)       (26)    (2,278)
Income (taxes) benefits (note 7)                              93       (911)      (411)
                                                        --------    -------    -------

   Net loss                                             $(22,482)   $  (937)   $(2,689)
                                                        ========    =======    =======

Weighted average common shares outstanding                31,483     31,483     31,483
                                                        ========    =======    =======


Basic and diluted net loss per common share             $  (0.71)   $ (0.03)   $ (0.09)
                                                        ========    =======    =======

See accompanying notes to consolidated financial statements.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                (in thousands)

                                                            1997        1996       1995
                                                          ---------   --------   --------

Net loss                                                  $(22,482)   $  (937)   $(2,689)
Adjustments to reconcile net loss to
 net cash provided by operating activities:
 Depreciation, depletion and amortization                    6,067      7,339      5,755
 Write-down of oil and gas properties                       19,953         --         --
 Deferred foreign income taxes                                (692)       195         (5)
 Loss (gain) on sale of assets, net                             15       (651)         2
 Foreign currency exchange loss (gain), net                     75         16       (164)
 Other                                                        (217)      (253)      (168)
 Changes in assets and liabilities:
   Accounts and notes receivable                             1,934       (916)       767
   Inventories                                                 118         88        212
   Prepaid expenses and other                                   79        406         (6)
   Accounts payable and accrued liabilities                 (3,119)     3,656       (843)
                                                          --------    -------    -------

     Net cash provided by operating activities               1,731      8,943      2,861
                                                          --------    -------    -------

Cash flows from investing activities:
 Property and equipment expenditures                        (2,757)    (8,667)    (7,457)
 Proceeds from sale of assets                                   19      2,729         73
 Other                                                          --        (46)        --
                                                          --------    -------    -------

     Net cash used in investing activities                  (2,738)    (5,984)    (7,384)
                                                          --------    -------    -------
Cash flows from financing activities:
 Proceeds from long term debt                                   --         --      7,100
 Principal payments on long term debt                         (300)    (5,077)      (673)
                                                          --------    -------    -------
     Net cash provided by (used in)
       financing activities                                   (300)    (5,077)     6,427
                                                          --------    -------    -------
Effect of exchange rate changes on cash and
 cash equivalents                                              (44)       (41)       314
                                                          --------    -------    -------

Net increase (decrease) in cash and cash equivalents        (1,351)    (2,159)     2,218
Cash and cash equivalents at beginning of year               2,041      4,200      1,982
                                                          --------    -------    -------

Cash and cash equivalents at end of year                  $    690    $ 2,041    $ 4,200
                                                          ========    =======    =======

See accompanying notes to consolidated financial statements.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                    (in thousands, except number of shares)

                                Common Stock         Additional                      Total
                          Number of                    Paid-in      Accumulated   Stockholders'
                            Shares        Amount       Capital        Deficit        Equity
                         ------------   ----------   -----------   --------------   ---------
Balances at
  December 31, 1994        31,482,716       $1,574       $33,376        $ (5,094)   $ 29,856

Net loss                           --           --            --          (2,689)     (2,689)
                           ----------       ------       -------        --------    --------
Balances at
  December 31, 1995        31,482,716        1,574        33,376          (7,783)     27,167

Net loss                           --           --            --            (937)       (937)
                           ----------       ------       -------        --------    --------
Balances at
  December 31, 1996        31,482,716        1,574        33,376          (8,720)     26,230

Net loss                           --           --            --         (22,482)    (22,482)
                           ----------       ------       -------        --------    --------
Balances at
  December 31, 1997        31,482,716       $1,574       $33,376        $(31,202)   $  3,748
                           ==========       ======       =======        ========    ========

See accompanying notes to consolidated financial statements.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL

     Aviva Petroleum Inc. and its subsidiaries (the "Company") are engaged in the business of exploring for, developing and producing oil and gas in Colombia and in the United States. The Company's Colombian oil production is sold to Empresa Colombiana de Petroleos, the Colombian national oil company ("Ecopetrol"), while the Company's U.S. oil and gas production is sold to numerous U.S. purchasers (See notes 8 and 11).

     Oil and gas are the Company's only products and there is substantial uncertainty as to the prices that the Company may receive for its production. A decrease in these prices would affect operating results adversely.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Aviva Petroleum Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     INVENTORIES

     Inventories consist primarily of tubular goods, oilfield equipment and spares and are stated at the lower of average cost or market.

     PROPERTY AND EQUIPMENT

     Under the full cost method of accounting for oil and gas properties, all productive and nonproductive property acquisition, exploration and development costs are capitalized in separate cost centers for each country. Such capitalized costs include lease acquisition costs, delay rentals, geophysical, geological and other costs, drilling, completion and other related costs and direct general and administrative expenses associated with property acquisition, exploration and development activities. Capitalized general and administrative costs include internal costs such as salaries and related benefits paid to employees to the extent that they are directly engaged in such activities, as well as all other directly identifiable general and administrative costs associated with such activities, including rent, utilities and insurance and do not include any costs related to production, general corporate overhead, or similar activities. Capitalized internal general and administrative costs were $127,000 in 1997, $129,000 in 1996 and $156,000 in 1995.

     Evaluated capitalized costs of oil and gas properties and the estimated future development, site restoration, dismantlement and abandonment costs are amortized by cost center, using the units-of-production method. Total net future site restoration, dismantlement and abandonment costs are estimated to be $1,199,000 of which $814,000 has been provided through December 31, 1997.

     Depreciation, depletion and amortization expense per equivalent barrel of production was as follows:

                                   1997     1996    1995
                                  ------   ------   -----

               United States      $ 7.32   $ 5.93   $4.12

               Colombia           $11.59   $11.49   $9.79

     In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties less related deferred income taxes for each cost center are limited to the sum of the estimated future net revenues from the properties at current prices less estimated future expenditures, discounted at 10%, and unevaluated costs not being amortized, less income tax effects related to differences between the financial and tax bases of the properties, computed on a quarterly basis. During 1997 the Company

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     wrote down the carrying amount of its U.S. and Colombian oil and gas properties by $2,124,000 and $17,829,000, respectively, as a result of ceiling limitations on capitalized costs.

     Depletion expense and limits to capitalized costs are based on estimates of oil and gas reserves which are inherently imprecise and assume current prices for future net revenues. Accordingly, it is reasonably possible that the estimates of reserves quantities and future net revenues could differ materially in the near term from amounts currently estimated. Moreover, a future decrease in the prices the Company receives for its oil and gas production or downward reserve adjustments could, for either the U.S. or Colombian cost centers, result in a ceiling test write-down that is significant to the Company's operating results.

     Gains and losses on sales of oil and gas properties are not recognized in income unless the sale involves a significant portion of the reserves associated with a particular cost center. Capitalized costs associated with unevaluated properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. Unevaluated costs of $251,000 and $1,066,000 were excluded from amortization at December 31, 1997 and 1996, respectively. Unevaluated properties are assessed quarterly to determine whether any impairment has occurred. The unevaluated costs at December 31, 1997 represent exploration costs and were incurred primarily during the two-year period ended December 31, 1997. Such costs are expected to be evaluated and included in the amortization computation within the next two years.

     In December 1996, the Company sold its remaining U.S. onshore oil and gas properties for $2,702,000 in cash, net of closing adjustments. The sale involved a significant portion of the reserves associated with the U.S. cost center and, accordingly, the resultant gain on the sale was recognized in the accompanying Consolidated Statement of Operations for 1996 (See note
     4).

     Other property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets.

     GAS BALANCING

     The Company uses the entitlements method of accounting for gas sales. Gas production taken by the Company in excess of amounts entitled is recorded as a liability to the other joint owners. Excess gas production taken by others is recognized as income to the extent of the Company's proportionate share of the gas sold and a related receivable is recorded from the other joint owners.

     INTEREST EXPENSE

     The Company capitalizes interest costs on qualifying assets, principally unevaluated oil and gas properties. During 1997, 1996 and 1995, the Company capitalized $91,000, $189,000 and $295,000 of interest, respectively.

     LOSS PER COMMON SHARE

     The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") during the fourth quarter of 1997. Under SFAS 128, basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the years presented herein, basic and diluted EPS are the same since the effects of potential common shares (note 5) are antidilutive.

     INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("Statement 109") which requires recognition of deferred tax assets in certain

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     circumstances and deferred tax liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

     STATEMENT OF CASH FLOWS

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company paid interest, net of amounts capitalized, of $641,000 in 1997, $834,000 in 1996 and $591,000 in 1995 and paid income taxes of $212,000 in 1997,
     $111,000 in 1996 and $178,000 in 1995.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The reported values of cash, cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. The reported value of long-term debt approximates its fair value since the applicable interest rate approximates market rates.

     FOREIGN CURRENCY TRANSLATION

     The accounts of the Company's foreign operations are translated into United States dollars in accordance with Statement of Financial Accounting Standards No. 52. The United States dollar is used as the functional currency. Exchange adjustments resulting from foreign currency transactions are recognized in expense or income in the current period.


     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(2)  OTHER ASSETS

 A summary of other assets follows:

                                                               December 31
                                                               (thousands)
                                                            1997            1996
                                                           ------         -------
 Abandonment funds for U.S. offshore properties            $1,272           $  853
 Deferred financing charges                                   102              225
 Other                                                          4              126
                                                           ------           ------
                                                           $1,378           $1,204
                                                           ======           ======

(3)  LONG TERM DEBT

     On August 6, 1993, the Company entered into a credit agreement with ING (U.S.) Capital Corporation ("ING Capital"), secured by a mortgage on substantially all U.S. oil and gas assets, a pledge of Colombian assets and the stock of three subsidiaries, pursuant to which ING Capital agreed to loan to the Company up to $25 million, subject to an annually redetermined borrowing base which is predicated on the Company's U.S. and Colombian reserves. As of December 31, 1997, the borrowing base permitted, and the outstanding loan balance was, $7,690,000. The outstanding loan balance has been subject to interest at the prime rate, as defined (8.50% at December 31, 1997) plus 1% or, at the option of the Company, a fixed rate, based on the London Interbank Offered Rate ("LIBOR") plus 2.75%, for a portion or portions of the outstanding debt from time to time. Commitment fees of .5% on the unused credit were payable quarterly until December 31, 1995, at which time the credit facility converted from a revolving credit facility to a term loan. The terms of the loan, among other things, prohibit the

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Company from merging with another company or paying dividends, limit additional indebtedness, general and administrative expense, sales of assets and investments and require the maintenance of certain minimum financial ratios.

     In February 1998, the Company entered into an agreement with ING Capital pursuant to which the outstanding loan balance was paid down to $7,440,000 from $7,690,000, the interest rate was increased to the prime rate, as defined, plus 1.5%, or at the option of the Company, a fixed rate based on LIBOR plus 3%, and the repayment schedule was amended to require monthly payments of 80% of defined monthly cash flows until October 1, 1999, at which time the remaining balance is due and payable. Additionally, ING Capital reduced to $2 million the minimum amount of consolidated tangible net worth that the Company is required to maintain.

     The aggregate maturities of long term debt at December 31, 1997 are: 1998 - $480,000 and 1999 - $7,210,000.

     In consideration of certain modifications to the above referenced credit agreement in March 1996 the Company paid a fee of $100,000 to ING Capital.


(4)  INTEREST AND OTHER INCOME (EXPENSE)

     A summary of interest and other income (expense) follows:

                                                             (thousands)
                                                     1997        1996      1995
                                                  -----------   -------   ------
       Interest income                                 $ 138    $  231    $ 157
       Foreign currency exchange gain (loss)             (75)      (16)     164
       Gain (loss) on sale of assets, net                (15)      651       (2)
       Other, net                                         74       195      176
                                                       -----    ------    -----
                                                       $ 122    $1,061    $ 495
                                                       =====    ======    =====

(5)  STOCKHOLDERS' EQUITY

     QUASI-REORGANIZATION

     Effective December 31, 1992, the Board of Directors of the Company approved a quasi-reorganization which resulted in a reclassification of the
     accumulated deficit of $70,057,000 at that date to paid-in capital.   No
     adjustments were made to the Company's assets and liabilities since the historical carrying values approximated or did not exceed the estimated fair values.

     STOCK OPTION PLANS

     At December 31, 1997, the Company has two stock option plans, which are described below. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock option plans been determined consistent with FASB Statement No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):


                                                   1997        1996     1995
                                                 -------     -------   -------

     Net loss                      As reported   $(22,482)   $ (937)   $(2,689)

                                   Pro forma     $(22,506)   $ (947)   $(2,805)

     Loss per share                As reported   $  (0.71)   $(0.03)   $ (0.09)


                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                   Pro forma     $  (0.71)   $(0.03)   $ (0.09)

     At the Annual Meeting of Shareholders held on June 6, 1995, the Company's shareholders approved the adoption of the Aviva Petroleum Inc. 1995 Stock Option Plan (the "Current Plan"). The Current Plan is administered by a committee (the "Committee") composed of two or more outside directors of the Company, who are disinterested within the meaning of Rule 16b-3(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as indicated below and except for non-discretionary grants to non-employee directors, the Committee has authority to determine all terms and provisions under which options are granted pursuant to the Current Plan, including (i) the determination of which employees shall be eligible to receive options, (ii) the number of shares for which an option shall be granted and (iii) the terms and conditions upon which options may be granted. Options will vest at such times and under such conditions as determined by the Committee, as permitted under the Current Plan. An aggregate of up to 1,000,000 shares of the Company's common stock may be issued upon exercise of stock options or in connection with restricted stock awards that may be granted under the Current Plan.

     The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year by a participant in the Current Plan may not exceed $100,000. The maximum number of shares of common stock which may be subject to an option or restricted stock grant awarded to a participant in a calendar year cannot exceed 100,000. Incentive stock options granted under the Current Plan may not be granted at a price less than 100% of the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of incentive stock options granted to participants in the Current Plan holding 10% or more of the voting stock of the Company). Non-qualified stock options may not be granted at a price less than 50% of the fair market value of the common stock on the date of grant.

     At the Annual Meeting of Shareholders held on June 10, 1997, the Company's shareholders approved the amendment of the Current Plan. The amendment increased the 200,000 shares reserved for options to be awarded to non-employee directors to 400,000 shares. In addition, the amendment provides for the grant, on July 1, 1997, and on each subsequent July 1, to each non-employee director who has served in such capacity for at least the entire preceding calendar year of an option to purchase 5,000 shares of the Company's common stock (the "Annual Option Awards"), exercisable as to 2,500 shares on the first anniversary of the date of grant and as to the remaining shares on the second anniversary thereof. Except for the vesting provisions relating to the Annual Options Awards, the provisions of the Plan relating to vesting of such options, the determination of the exercise prices thereof and other terms of such options remain unchanged.

     As a result of the adoption of the Current Plan, during 1995 the Company's former Incentive and Non-Statutory Stock Option Plan was terminated as to the grant of new options, but options then outstanding for 335,000 shares of the Company's common stock remain in effect as of December 31, 1997.


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                       1997    1996    1995
                                       -----   -----   -----

          Expected life (years)        10.0     5.0     7.3
          Risk-free interest rate       6.6%    7.0%    7.0%
          Volatility                   71.0%   77.0%   77.0%
          Dividend yield                0.0%    0.0%    0.0%

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     A summary of the status of the Company's two fixed stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ended on those dates is presented below:

                                                    1997                              1996                         1995
                                      -------------------------            ----------------------           ------------------
                                                       Weighted                          Weighted                     Weighted
                                                       Average                           Average                      Average
                                      Shares           Exercise            Shares        Exercise           Shares    Exercise
Fixed Options                         (000)             Price              (000)          Price             (000)      Price
----------------------                ------          ---------            ------        --------           ------    --------
Outstanding at
  beginning of year                      530               $1.80              716           $1.60              543    $   1.82
Granted                                   45                 .52               20             .74              173         .95
Exercised                                 --                  --               --              --               --          --
Forfeited                                (25)               4.95             (206)           1.25               --          --
                                        ----                              -------                            -----
Outstanding at
  end of year                            550                1.53              530            1.80              716        1.60
                                        ====                              =======                            =====
Options exercisable at
  year-end                               445                                  401                              403
Weighted-average fair
  value of options grated
  during the year                      $ .42                                $ .50                         $    .72

      The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                              Options Outstanding                                    Options Exercisable
                         ----------------------------------                     ----------------------------
        Range              Number           Weighted-Avg.                         Number
         of              Outstanding          Remaining       Weighted-Avg.     Exercisable   Weighted-Avg.
   Exercise Prices       at 12/31/97       Contractual Life   Exercise Price    at 12/31/97   Exercise Price
   ---------------       -----------       ----------------   --------------    -----------   --------------
 $ .51   to      .98         233,000             5.4  years       $0.85           128,667         $0.93
  1.08   to     2.77         295,000             4.5               1.45           295,000          1.45
  9.08   to     9.90          21,500             0.2               9.85            21,500          9.85
 -----          ----         -------             ---                              -------         -----
 $ .51   to     9.90         549,500             4.7               1.53           445,167          1.71
 =====          ====         =======             ===                              =======         =====


(6)  SEVERANCE EXPENSE

     The Board of Directors had charged a committee of the Board with the task of reviewing the Company's general and administrative expenses and making recommendations as to the reduction of such expenses. On March 18, 1996, the Board, acting on one of such committee's recommendations, determined to terminate the employment of the Executive Vice President and Chief Operating Officer of the Company (the "Officer") effective on June 1, 1996. In connection with the severance arrangements between the Company and the Officer, the Company incurred costs of $172,000.

     On July 25, 1996, the above mentioned committee was dissolved and its function was assumed by the entire Board of Directors. In the third quarter of 1996, the Company incurred an additional $24,000 of severance expense relating to the termination of certain employees affected by the program.

(7)  INCOME TAXES

     Income tax expense includes current Colombian income taxes of $587,000 in 1997, $709,000 in 1996 and $398,000 in 1995 and deferred Colombian income taxes (benefit) of $(692,000) in 1997, $195,000 in 1996 and $(5,000) in
     1995. Income tax expense also includes $12,000, $7,000 and $18,000 of state income taxes in 1997, 1996 and 1995, respectively.

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



     The Company's effective tax rate differs from the U.S. statutory rate each year principally due to losses without tax benefit.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 follow:


                                                                             (thousands)
                                                                                1997        1996
                                                                             -----------   -------

     Deferred tax assets - principally net operating loss carryforwards         $42,053    $41,604
       Less valuation allowance                                                  42,053     36,126
                                                                                -------    -------

       Net deferred tax assets                                                       --      5,478

     Deferred tax liabilities - property and equipment                               --      6,170
                                                                                -------    -------

       Net deferred tax liability                                               $    --    $   692
                                                                                =======    =======

     The valuation allowance for deferred tax assets at January 1, 1995 was $35,543,000. The net change in the valuation allowance was a $5,927,000 increase in 1997, a $2,998,000 decrease in 1996 and a $3,581,000 increase in 1995. Subsequently recognized tax benefits relating to the valuation allowance of $33,318,000 for deferred tax assets at January 1, 1993 will be credited to additional paid in capital.

     At December 31, 1997, the Company and its subsidiaries have aggregate net operating loss carryforwards for U.S. federal income tax purposes of approximately $116,000,000, expiring from 1998 through 2012, which are available to offset future federal taxable income. The utilization of a portion of these net operating losses is subject to an annual limitation of approximately $2,400,000 and a portion may only be utilized by certain subsidiaries of the Company.

(8)  FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS

     Financial instruments which are subject to risks due to concentrations of credit consist principally of cash and cash equivalents and receivables. Cash and cash equivalents are placed with high credit quality financial institutions to minimize risk. Receivables are typically unsecured. Historically, the Company has not experienced any material collection difficulties from its customers.

     Ecopetrol has an option to purchase all of the Company's production in Colombia. For the years ended December 31, 1997, 1996 and 1995, Ecopetrol exercised that option and sales to Ecopetrol accounted for $7,405,000 (76.1%), $9,437,000 (68.6%) and $7,132,000 (65.3%), respectively, of the
     Company's aggregate oil and gas sales.

     For the years ended December 31, 1997, 1996 and 1995, sales to one U.S. purchaser accounted for $1,516,000 (15.6%), $1,609,000 (11.7%) and
     $1,422,000 (13.0%), respectively, of oil and gas sales.

(9)  COMMITMENTS AND CONTINGENCIES

     In the U.S., the Company is currently engaged in the conversion of a shut-in well into a saltwater disposal well at its Breton Sound 31 field facilities. The cost to convert and equip such a well is estimated at $0.3 million, net to the Company's interest. Additionally, the Company is upgrading certain equipment at its Main Pass 41 field facilities, the cost of which is expected to aggregate $0.1 million, net to the Company's interest.

     The Company, along with its co-owner (referred to collectively as the "Co-owners"), is also engaged in an ongoing development program on the Santana concession in Colombia. The contract obligations of

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     the Santana concession have been met. The Co-owners currently anticipate, however, the recompletion of four existing wells, the construction of a micro-refinery for production of diesel fuel for the Company's operations and various miscellaneous projects. The Company's share of the estimated future costs of these development activities is approximately $0.8 million at December 31, 1997. Failure to fund certain of these capital expenditures could, under either the concession agreement or joint operating agreement with the Company's co-owner, or both, result in the forfeiture of all or part of the Company's interest in this concession.

     The Company's aggregate remaining estimated development expenditures for 1998 and 1999 were $1.2 million at December 31, 1997. Any substantial increases in the amounts of the above referenced expenditures could adversely affect the Company's ability to meet these obligations.

     The Company plans to fund these development activities using cash provided from operations. Risks that could adversely affect funding of such activities include, among others, a decrease in the Company's borrowing base, delays in obtaining the required environmental approvals and permits, cost overruns, failure to produce the reserves as projected or a further decline in the sales price of oil. Depending on the results of future exploration and development activities, substantial expenditures which have not been included in the Company's cash flow projections may be required.


     The Company's internal projections of its consolidated cash flow indicate that the Company's consolidated cash flow and working capital will be adequate to fund both the estimated development expenditures for 1998 and 1999 and the monthly debt service relating to the ING Capital credit agreement as amended in February 1998. The Company does not, however project that, at current levels, its cash flows will be sufficient to repay the remaining balance under the ING Capital credit agreement that will be due and payable on October 1, 1999. Accordingly, the Company may be required to further extend the maturity of the debt or raise additional capital through equity issues or by sales of assets to retire the debt.
     The ultimate outcome of these matters cannot be projected with certainty.


     The aforementioned internal cash flow projections assume crude oil prices of $11.56 per barrel for Colombian production and $13.89 per barrel for U.S. production and natural gas sales prices of $2.25 per MCF for U.S. production. These prices are indicative of the prices the Company expects to receive for its production in March 1998. These prices are substantially lower than the prices prevailing at December 31, 1997, which were used in the Company's yearend ceiling limitation test for capitalized costs. If prices remain at current levels and do not recover substantially prior to the issuance of the Company's financial statements for the first quarter of 1998, the Company expects that it will incur additional ceiling test write-downs for both its U.S. and Colombian cost centers that, in the aggregate, will have a significant adverse effect on the Company's results of operations and could result in the elimination of the Company's net equity. Moreover, such write-downs could result in the Company's failure to maintain the minimum consolidated tangible net worth of $2 million required by the latest amendment to the Company's credit agreement with ING Capital. In the past, ING Capital has amended or waived compliance with the Company's minimum consolidated tangible net worth covenant when the Company has been unable to meet such requirements. There can be no assurance, however, that ING Capital will continue to make similar concessions in the future.

     Under the terms of the contracts with Ecopetrol, 25% of all revenues from oil sold to Ecopetrol is paid in Colombian pesos which may only be utilized in Colombia. To date, the Company has experienced no difficulty in repatriating the remaining 75% of such payments, which are payable in U.S. dollars.

     Activities of the Company with respect to the exploration, development and production of oil and natural gas are subject to stringent foreign, federal, state and local environmental laws and regulations, including but not limited to the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act. Such laws and regulations

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     have increased the cost of planning, designing, drilling, operating and abandoning wells. In most instances, the statutory and regulatory requirements relate to air and water pollution control procedures and the handling and disposal of drilling and production wastes.

     Although the Company believes that compliance with environmental laws and regulations will not have a material adverse effect on the Company's operations or earnings, risks of substantial costs and liabilities are inherent in oil and gas operations and there can be no assurance that significant costs and liabilities, including civil or criminal penalties for violations of environmental laws and regulations, will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations or claims for damages to property or persons resulting from the Company's operations, could result in substantial costs and liabilities. The Company's policy is to accrue environmental and restoration related costs once it is probable that a liability has been incurred and the amount can be reasonably estimated.


     The Company is involved in certain litigation involving its oil and gas activities, but unrelated to environmental contamination issues. Management of the Company believes that these litigation matters will not have any material adverse effect on the Company's financial condition or results of operations.

     The Company has one lease for office space in Dallas, Texas, which expires in January 1999. Rent expense relating to the lease was $83,000, $84,000 and $90,000 for 1997, 1996 and 1995, respectively. Future minimum payments under the lease are $83,000, primarily due in 1998.

(10) GAS BALANCING

     As of December 31, 1997 and 1996, other joint owners had sold net gas with a volume equivalent of approximately 2,000 thousand cubic feet ("MCF") (with an estimated value of $4,000 included in other assets), for which the Company is generally entitled to be repaid in volumes ("underproduced").
     As of December 31, 1997 and 1996, the Company had sold net gas with a volume equivalent of approximately 458,000 MCF and 353,000 MCF (with an estimated value of $748,000 and $724,000 included in gas balancing obligations and other), respectively, for which the other joint owners are entitled generally to be repaid in volumes ("overproduced"). In certain instances the parties have the option of requesting payment in cash.

     In connection with the sale of the Company's U.S. onshore properties in December 1996, approximately 384,000 MCF for which the Company was underproduced and approximately 337,000 MCF for which the Company was overproduced were assumed by the buyer of such properties.

     In 1997, the Company reacquired from the aforementioned buyer approximately 196,000 MCF for which the Company was overproduced for $98,000 in cash.


(11) GEOGRAPHIC AREA INFORMATION

     The Company is engaged in the business of exploring for, developing and producing oil and gas in the United States and Colombia. Information about the Company's operations in different geographic areas as of and for the years ended December 31, 1997, 1996 and 1995 follows:

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



                                                                   (Thousands)
                                                        United
                                                        States       Colombia       Total
                                                     -------------   ---------   -----------

     1997
     ----
     Oil and gas sales                                    $ 2,321    $  7,405      $  9,726
                                                          -------    --------      --------

     Expense:
      Production                                            1,262       2,973         4,235
      Depreciation, depletion and amortization              1,009       5,058         6,067
      Write-down of oil and gas properties                  2,124      17,829        19,953
      General and administrative                            1,499          11         1,510
                                                          -------    --------      --------
                                                            5,894      25,871        31,765
                                                          -------    --------      --------

     Interest and other income (expense), net                  92          30           122
     Interest expense                                        (399)       (259)         (658)
                                                          -------    --------      --------

     Loss before income taxes                              (3,880)    (18,695)      (22,575)
     Income (taxes) benefit                                   (12)        105            93
                                                          -------    --------      --------

     Net loss                                             $(3,892)   $(18,590)     $(22,482)
                                                          =======    ========      ========

     Identifiable assets                                  $ 3,789    $ 11,966      $ 15,755
                                                          =======    ========

     Corporate assets-cash and cash equivalents                                         690
                                                                                    -------

     Total assets                                                                  $ 16,445
                                                                                   ========

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                (Thousands)
                                                      United
                                                      States      Colombia      Total
                                                     --------     ---------   ---------
     1996
     Oil and gas sales                               $ 4,313       $ 9,437     $13,750
                                                     -------       -------     -------
     Expense:
      Production                                       1,926         2,908       4,834
      Depreciation, depletion and amortization         1,750         5,589       7,339
      General and administrative                       1,539            15       1,554
      Severance                                          196            --         196
                                                     -------       -------     -------
                                                       5,411         8,512      13,923
                                                     -------       -------     -------

     Interest and other income (expense), net            894           167       1,061
     Interest expense                                   (355)         (459)       (814)
     Debt refinancing expense                             --          (100)       (100)
                                                     -------       -------     -------

     Income (loss) before income taxes                  (559)          533         (26)
     Income taxes                                         (7)         (904)       (911)
                                                     -------       -------     -------
     Net loss                                        $  (566)      $  (371)    $  (937)
                                                     =======       =======     =======

     Identifiable assets                             $ 6,838       $34,065     $40,903
                                                     =======       =======

     Corporate assets-cash and cash equivalents                                  2,041
                                                                               -------
     Total assets                                                              $42,944
                                                                               =======
     1995
     Oil and gas sales                               $ 3,796       $ 7,132     $10,928
                                                     -------       -------     -------
     Expense:
      Production                                       1,960         3,112       5,072
      Depreciation, depletion and amortization         1,349         4,406       5,755
      General and administrative                       2,306            10       2,316
                                                     -------       -------     -------
                                                       5,615         7,528      13,143
                                                     -------       -------     -------

     Interest and other income (expense), net            100           395         495
     Interest expense                                   (371)         (187)       (558)
                                                     -------       -------     -------
     Loss before income taxes                         (2,090)         (188)     (2,278)
     Income taxes                                        (18)         (393)       (411)
                                                     -------       -------     -------
     Net loss                                        $(2,108)      $  (581)    $(2,689)
                                                     =======       =======     =======

     Identifiable assets                             $ 7,398       $33,862     $41,260
                                                     =======       =======

     Corporate assets-cash and cash equivalents                                  4,200
                                                                               -------
     Total assets                                                              $45,460
                                                                               =======

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES

     SUPPLEMENTARY INFORMATION RELATED TO OIL AND GAS PRODUCING ACTIVITIES

                                  (UNAUDITED)


The following information relating to the Company's oil and gas activities is presented in accordance with Statement of Financial Accounting Standards No. 69. The Financial Accounting Standards Board has determined the information is necessary to supplement, although not required to be a part of, the basic financial statements.

Capitalized costs and accumulated depreciation, depletion and amortization relating to oil and gas producing activities were as follows:


                                                  (Thousands)
                                        United
                                        States    Colombia      Total
                                        -------   --------   -----------
December 31, 1997
-----------------

Unevaluated oil and gas properties      $   142    $   109      $   251
Proved oil and gas properties            12,075     48,710       60,785
                                        -------    -------      -------

   Total capitalized costs               12,217     48,819       61,036

Less accumulated depreciation
 depletion and amortization              10,622     38,725       49,347
                                        -------    -------      -------

   Capitalized costs, net               $ 1,595    $10,094      $11,689
                                        =======    =======      =======

December 31, 1996
-----------------

Unevaluated oil and gas properties      $   182    $   884      $ 1,066
Proved oil and gas properties            11,835     45,423       57,258
                                        -------    -------      -------

   Total capitalized costs               12,017     46,307       58,324

Less accumulated depreciation,
 depletion and amortization               7,508     15,971       23,479
                                        -------    -------      -------

   Capitalized costs, net               $ 4,509    $30,336      $34,845
                                        =======    =======      =======

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
     SUPPLEMENTARY INFORMATION RELATED TO OIL AND GAS PRODUCING ACTIVITIES
                                  (UNAUDITED)


Costs incurred in oil and gas property acquisition, exploration and development activities were as follows:


                                                 (Thousands)
                             United
                             States   Colombia      Total
                             ------   --------   -----------

1997
----

Exploration                  $   25     $  470       $  495
Development                     176      2,085        2,261
                             ------     ------       ------
   Total costs incurred      $  201     $2,555       $2,756
                             ======     ======       ======

1996
----

Exploration                  $   --     $1,382       $1,382
Development                   3,239      4,030        7,269
                             ------     ------       ------
   Total costs incurred      $3,239     $5,412       $8,651
                             ======     ======       ======

1995
----

Exploration                  $   --     $1,477       $1,477
Development                     172      5,784        5,956
                             ------     ------       ------
 Total costs incurred        $  172     $7,261       $7,433
                             ======     ======       ======

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
     SUPPLEMENTARY INFORMATION RELATED TO OIL AND GAS PRODUCING ACTIVITIES
                                  (UNAUDITED)


The following schedule presents the Company's estimate of its proved oil and gas reserves. The proved oil reserves in Colombia and the United States were determined by independent petroleum engineers, Huddleston & Co., Inc. and Netherland, Sewell & Associates, Inc., respectively. The figures presented are estimates of reserves which may be expected to be recovered commercially at current prices and costs. Estimates of proved developed reserves include only those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Estimates of proved undeveloped reserves include only those reserves which are expected to be recovered on undrilled acreage from new wells which are reasonably certain of production when drilled or from presently existing wells which could require relatively major expenditures to effect recompletion.


                                               Change in Estimated Quantities of Reserves
                                              ---------------------------------------------
                                                 United
                                                 States          Colombia          Total
                                              -------------   ---------------   -----------
Year ended December 31, 1997
----------------------------

Oil (Thousands of barrels)
Proved reserves:
 Beginning of period                                   305             2,817         3,122
 Revisions of previous estimates                       (34)             (915)         (949)
 Production                                            (76)             (426)         (502)
                                                     -----    --------------         -----

 End of period                                         195             1,476         1,671
                                                     =====    ==============         =====

Proved developed reserves, end of period               195             1,476         1,671
                                                     =====    ==============         =====

Gas (Millions of cubic feet)
Proved reserves:
 Beginning of period                                 1,682                --         1,682
 Revisions of previous estimates                      (247)               --          (247)
 Production                                           (316)               --          (316)
                                                     -----    --------------         -----

 End of period                                       1,119                --         1,119
                                                     =====    ==============         =====

Proved developed reserves, end of period             1,119                --         1,119
                                                     =====    ==============         =====

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
     Supplementary Information Related to Oil and Gas producing Activities
                            (Unauditied)(Continued)


                                               Change in Estimated Quantities of Reserves
                                              ---------------------------------------------
                                                 United
                                                 States          Colombia         Total
                                              -------------   --------------   ------------
Year ended December 31, 1996
----------------------------

Oil (Thousands of barrels)
Proved reserves:
 Beginning of period                                   564            3,255          3,819
 Revisions of previous estimates                       (74)              38            (36)
 Discoveries and extensions                              6               --              6
 Sales of reserves                                     (97)              --            (97)
 Production                                            (94)            (476)          (570)
                                                    ------          -------         ------

 End of period                                         305            2,817          3,122
                                                    ======          =======         ======

Proved developed reserves, end of period               305            2,008          2,313
                                                    ======          =======         ======



Gas (Millions of cubic feet)
Proved reserves:
 Beginning of period                                 7,037               --          7,037
 Revisions of previous estimates                      (770)              --           (770)
 Discoveries and extensions                             23               --             23
 Sales of reserves                                  (3,462)              --         (3,462)
 Production                                         (1,146)              --         (1,146)
                                                    ------          -------         ------

 End of period                                       1,682               --          1,682
                                                    ======          =======         ======

Proved developed reserves, end of period             1,682               --          1,682
                                                    ======          =======         ======

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
     Supplementary Information Related to Oil and Gas producing Activities
                            (Unauditied)(Continued)

                                               Change in Estimated Quantities of Reserves
                                              ---------------------------------------------
                                                 United
                                                 States          Colombia         Total
                                              -------------   --------------   ------------
Year ended December 31, 1995
----------------------------

Oil (Thousands of barrels)
Proved reserves:
 Beginning of period                                   678            4,003          4,681
 Revisions of previous estimates                        (3)            (743)          (746)
 Discoveries and extensions                             --              430            430
 Sales of reserves                                      (5)              --             (5)
 Production                                           (106)            (435)          (541)
                                                    ------          -------         ------

 End of period                                         564            3,255          3,819
                                                    ======          =======         ======

Proved developed reserves, end of period               460            1,601          2,061
                                                    ======          =======         ======


Gas (Millions of cubic feet)
Proved reserves:
 Beginning of period                                 8,552               --          8,552
 Revisions of previous estimates                      (257)              --           (257)
 Sales of reserves                                     (74)              --            (74)
 Production                                         (1,184)              --         (1,184)
                                                    ------          -------         ------

 End of period                                       7,037               --          7,037
                                                    ======          =======         ======

Proved developed reserves, end of period             6,779               --          6,779
                                                    ======          =======         ======


                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
     Supplementary Information Related to Oil and Gas producing Activities
                            (Unauditied)(Continued)

The following schedule is a standardized measure of the discounted net future cash flows applicable to proved oil and gas reserves. The future cash flows are based on estimated oil and gas reserves utilizing prices and costs in effect as of the applicable year end, discounted at ten percent per year and assuming continuation of existing economic conditions. The standardized measure of discounted future net cash flows, in the Company's opinion, should be examined with caution. The schedule is based on estimates of the Company's proved oil and gas reserves prepared by independent petroleum engineers. Reserve estimates are, however, inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. Therefore, the standardized measure of discounted future net cash flows does not necessarily reflect the fair value of the Company's proved oil and gas properties.

                                                 (Thousands)
                                        ----------------------------------
                                         United
                                         States    Colombia       Total
                                        --------   ---------   -----------
At December 31, 1997:
---------------------

Future gross revenues                   $ 6,009     $21,124      $ 27,133
Future production costs                  (3,548)     (7,709)      (11,257)
Future development costs                   (970)       (555)       (1,525)
                                        -------     -------      --------
Future net cash flows before
 income taxes                             1,491      12,860        14,351
Future income taxes                          --          --            --
                                        -------     -------      --------
Future net cash flows after
 income taxes                             1,491      12,860        14,351

Discount at 10% per annum                   (38)     (2,893)       (2,931)
                                        -------     -------      --------
Standardized measure of discounted
 future net cash flows                  $ 1,453     $ 9,967      $ 11,420
                                        =======     =======      ========

                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
     Supplementary Information Related to Oil and Gas producing Activities
                            (Unauditied)(Continued)

                                                   (Thousands)
                                        -----------------------------------
                                         United
                                         States     Colombia       Total
                                        ---------   ---------   -----------
At December 31, 1996:
---------------------

Future gross revenues                   $ 14,070    $ 63,666      $ 77,736
Future production costs                   (6,128)    (11,362)      (17,490)
Future development costs                    (970)     (3,067)       (4,037)
                                        --------    --------      --------
Future net cash flows before
 income taxes                              6,972      49,237        56,209
Future income taxes                          (51)     (1,052)       (1,103)
                                        --------    --------      --------
Future net cash flows after
 income taxes                              6,921      48,185        55,106

Discount at 10% per annum                   (993)     (9,513)      (10,506)
                                        --------    --------      --------
Standardized measure of discounted
 future net cash flows                  $  5,928    $ 38,672      $ 44,600
                                        ========    ========      ========

At December 31, 1995:
---------------------

Future gross revenues                   $ 24,720    $ 57,258      $ 81,978
Future production costs                  (11,371)    (14,881)      (26,252)
Future development costs                  (2,153)     (4,529)       (6,682)
                                        --------    --------      --------
Future net cash flows before
 income taxes                             11,196      37,848        49,044
Future income taxes                         (121)       (376)         (497)
                                        --------    --------      --------
Future net cash flows after
 income taxes                             11,075      37,472        48,547

Discount at 10% per annum                 (2,930)    (10,182)      (13,112)
                                        --------    --------      --------
Standardized measure of discounted
 future net cash flows                  $  8,145    $ 27,290      $ 35,435
                                        ========    ========      ========


                     AVIVA PETROLEUM INC. AND SUBSIDIARIES
     Supplementary Information Related to Oil and Gas producing Activities
                            (Unauditied)(Continued)

The following schedule summarizes the changes in the standardized measure of discounted future net cash flows.

                                                             (Thousands)
                                                   ---------------------------------
                                                     1997       1996          1995
                                                   --------    -------       -------
Sales of oil and gas, net of production costs      $ (5,491)   $(8,916)      $(5,856)
Sales of reserves in place                               --     (3,924)          (44)
Development costs incurred that reduced
 future development costs                               801      3,043         3,713
Accretion of discount                                 4,547      3,577         4,009
Discoveries and extensions                               --         87         4,521
Revisions of previous estimates:
 Changes in price                                   (24,154)    13,468         2,263
 Changes in quantities                               (7,054)       153        (7,582)
 Changes in future development costs                  1,175        (86)         (723)
 Changes in timing and other changes                 (3,878)     2,303        (4,623)
 Changes in estimated income taxes                      874       (540)        2,248
                                                   --------    -------       -------

 Net increase (decrease)                            (33,180)     9,165        (2,074)

Balances at beginning of year                        44,600     35,435        37,509
                                                   --------    -------       -------

Balances at end of year                            $ 11,420    $44,600       $35,435
                                                   ========    =======       =======

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                JUNE 30,      DECEMBER 31,
                                                  1998            1997
                                              -------------   -------------
    ASSETS                                     (unaudited)
    ------
CURRENT ASSETS:
        Cash and cash equivalents             $    466,459    $    425,019
        Restricted cash balances                   282,382       1,699,231
        Accounts receivable                        774,573       1,476,485
        Inventories                                435,311         736,899
        Prepaid expenses                            88,759         108,577
                                              ------------    ------------

                Total current assets             2,047,484       4,446,211
                                              ------------    ------------


PROPERTY AND EQUIPMENT, at cost:
     Oil and gas properties
         (full-cost method)-
         Proved                                 60,265,519      59,317,097
         Unproved (excluded from
           amortization)                           286,279         263,908
                                              ------------    ------------

                                                60,551,798      59,581,005

        Other equipment                             62,155         134,598
                                              ------------    ------------

                                                60,613,953      59,715,603
        Less - Accumulated depreciation,
         depletion and amortization            (54,166,983)    (48,213,229)
                                              ------------    ------------

                                                 6,446,970      11,502,374
                                              ------------    ------------

OTHER ASSETS                                       385,873         511,863
                                              ------------    ------------

                                              $  8,880,327    $ 16,460,448
                                              ============    ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                   Continued

                                                       JUNE 30,      DECEMBER 31,
                                                         1998            1997
                                                    -------------   -------------
LIABILITIES AND STOCKHOLDERS' EQUITY                 (unaudited)
------------------------------------
CURRENT LIABILITIES:
     Current portion of long-term debt               $ 21,301,740    $ 22,641,480
     Accounts payable and accrued
     liabilities                                        1,766,620       1,123,104
                                                     ------------    ------------

          Total current liabilities                    23,068,360      23,764,584
                                                     ------------    ------------

LONG-TERM DEBT, net of current portion                          -               -
                                                     ------------    ------------

DEFERRED INCOME TAXES                                           -               -
                                                     ------------    ------------

OTHER LONG-TERM LIABILITIES                               274,113         279,200
                                                     ------------    ------------

STOCKHOLDERS' EQUITY:
     Common stock, $.01 par value, 75,000,000
          shares authorized, 11,492,162 shares
          issued and outstanding as of June 30,
          1998 and December 31, 1997                      114,922         114,922
     Capital in excess of par value                    52,491,212      52,491,212
     Retained earnings (deficit)                      (67,068,280)    (60,189,470)
                                                     ------------    ------------

          Total stockholders' equity                  (14,462,146)     (7,583,336)
                                                     ------------    ------------

                                                     $  8,880,327    $ 16,460,448
                                                     ============    ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                   THREE MONTHS ENDED               SIX MONTHS ENDED
                                        JUNE 30,                         JUNE 30,
                               ----------------------------   --------------------------------
                                   1998           1997            1998             1997
                               ------------   -------------   ------------   -----------------
REVENUES:
 Oil sales                     $   804,113    $  2,169,479    $ 1,928,267        $  5,213,480
 Interest and other                109,105          39,037        166,683             108,796
                               -----------    ------------    -----------        ------------
                                   913,218       2,208,516      2,094,950           5,322,276
                               -----------    ------------    -----------        ------------
COSTS AND EXPENSES:
 Production                        474,211         987,076      1,080,662           1,930,852
 Exploration                          (710)          1,700             50               3,452
 General and
   administrative                  278,768         360,907        561,089             565,815
 Interest                          545,453         560,086      1,118,329           1,145,217
 Depreciation, depletion
   and amortization                346,134       2,107,199        876,677           4,199,772
 Write down of oil and
   Gas properties                1,645,468      10,705,135      5,127,167          14,216,868
 Foreign currency
   translation gain                 12,422         (24,675)       (17,015)           (104,761)
                               -----------    ------------    -----------        ------------
                                 3,301,746      14,697,428      8,746,959          21,957,215
                               -----------    ------------    -----------        ------------
INCOME (LOSS) BEFORE
 INCOME TAXES                   (2,388,528)    (12,488,912)    (6,652,009)        (16,634,939)
PROVISION FOR
 INCOME TAXES                      114,648        (307,494)       226,801            (561,249)
                               -----------    ------------    -----------        ------------

NET LOSS                       $(2,503,176)   $(12,181,418)   $(6,878,810)       $(16,073,690)
                               ===========    ============    ===========        ============

LOSS PER SHARE OF COMMON
STOCK (BASIC AND DILUTED)      $      (.22)   $      (1.06)   $      (.60)       $      (1.40)
                               ===========    ============    ===========        ============

WEIGHTED AVERAGE
SHARES OUTSTANDING              11,492,162      11,492,162     11,492,162          11,492,162
                               ===========    ============    ===========        ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                          SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                    ----------------------------
                                                                        1998           1997
                                                                    ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                       $(6,878,810)   $(16,073,690)
     Exploration costs                                                       50           3,452
     Depreciation, depletion and amortization                           876,677       4,199,772
     Write down of oil and gas properties                             5,127,167      14,216,868
     Deferred income taxes                                                    -        (979,499)
     Changes in components of working capital                         2,089,083         311,987
     Other                                                              120,778         119,668
                                                                    -----------    ------------
          Net cash provided by operating activities                   1,334,945       1,798,558
                                                                    -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                            (1,119,254)     (3,320,539)
     (Increase) decrease in joint venture and
     contractor advances                                               (239,891)        795,375
     Other                                                               29,414         (54,447)
                                                                    -----------    ------------

          Net cash used for investing activities                     (1,329,731)     (2,579,611)
                                                                    -----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Short term borrowings                                               36,226               -
     Cost of debt issuances                                                   -         (18,789)
     Repayments of debt                                                       -        (496,200)
                                                                    -----------    ------------

          Net cash (used for) provided by financing activities           36,226        (514,989)
                                                                    -----------    ------------

NET (DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS                                                   41,440      (1,296,042)

CASH AND CASH EQUIVALENTS
  AT BEGINNING OF PERIOD                                                425,019       3,058,015
                                                                    -----------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $   466,459    $  1,761,973
                                                                    ===========    ============

Supplemental disclosures of cash flow information:
  Cash paid for -
     Interest, net of amounts capitalized                           $   361,272    $  1,094,811
     Income taxes                                                        82,479         324,726


  The accompanying notes are an integral part of these condensed consolidated financial statements.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998
                                  (Unaudited)

(1)  FINANCIAL STATEMENT PRESENTATION-
--------------------------------------

     The condensed consolidated financial statements include the accounts of Garnet Resources Corporation, a Delaware corporation ("Garnet"), and its wholly owned subsidiaries. Garnet and its wholly owned subsidiaries are collectively referred to as the "Company." These financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and include all adjustments (which consist solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of financial position and results of operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the Company's audited consolidated financial statements and the notes thereto included in its Form 10-K for the year ended December 31, 1997.

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income in a full set of general-purpose financial statements. Comprehensive income includes net income and other comprehensive income which is generally comprised of changes in the fair value of available-for-sale marketable securities, foreign currency translation adjustments and adjustments to recognize additional minimum pension liabilities. The Company had no accumulated other comprehensive income at December 31, 1997 and no other comprehensive income for the six months ended June 30, 1998 and 1997.

(2)  MERGER PLANS-
------------------

     The Company and Aviva Petroleum Inc. ("Aviva") signed an Agreement and Plan of Merger dated June 24, 1998 (the "Merger Agreement"). Under the terms of the Merger Agreement, Aviva will form a wholly owned subsidiary which will merge with and into the Company. The Company will become a wholly owned subsidiary of Aviva upon the consummation of the merger. The Company's stockholders will receive approximately 1.1 million shares of common stock of Aviva. The Merger Agreement also provides for the refinancing of Garnet's outstanding debt (the "Chase Loan") to Chase Bank of Texas ("Chase") which is guaranteed by the Overseas Private Investment Corporation ("OPIC"), an agency of the United States Government, and the issuance of approximately 12.9 million shares of Aviva common stock to the holders of the Company's $15 million dollars of 9 1/2% subordinated debentures (the "Debentures") in exchange for those debentures.


     The Company's stockholders will receive one (1) share of Aviva common stock for each ten (10) shares of Garnet's common stock that they hold. The Company's stockholders holding less than 1,000 registrant's shares or who would receive fractional shares of Aviva common stock after the exchange will receive cash in the amount of $0.02 for each share of the Company's common stock held. The Company's stockholders entitled to receive Aviva common stock will be issued one Aviva depositary share for each five (5) shares of Aviva common stock that they receive as a result of the merger. The Aviva depositary shares trade on the American Stock Exchange under the symbol "AVV".

     Completion of the merger transaction is planned to take place during the third quarter of this year and is subject to various contingencies including the execution of a Definitive Credit Agreement and the approval of the transactions contemplated by the Merger Agreement by the stockholders of Aviva and Garnet. A Joint Proxy Statement was filed with the Securities and Exchange Commission on Form S-4 on June 29, 1998 and will be sent to the stockholders of both companies when it has been declared effective by the Securities and Exchange Commission.

(3)   LIQUIDITY AND CAPITAL RESOURCES-
--------------------------------------

     The Company is highly leveraged with $21,301,740 in current debt consisting of (i) the Debentures due December 21, 1998 and (ii) $6,350,000 ($6,301,740 net to Garnet) in principal outstanding under the Chase Loan to an indirect subsidiary of Garnet, Argosy Energy International ("Argosy"), a Utah limited partnership. Based on Argosy's first quarter 1998 financial statements, Argosy has determined that it is no longer in compliance with certain covenants required by the finance agreement governing the Chase Loan. In the absence of a waiver of such covenants, either OPIC, Chase or both would have the right to call a default under the Chase Loan, accelerate payment of all outstanding amounts due thereunder and realize upon the collateral securing the Chase Loan. Although Argosy may apply for a waiver, given the Company's financial position and negative working capital balance at June 30, 1998, no assurance can be given that such waiver will be granted or continued. Under the terms of the Chase Loan, 75% of the proceeds from Argosy's oil sales, which are paid in U.S. dollars are deposited into an escrow account with Chase to secure payment of the Chase Loan. Argosy is required to maintain a minimum balance in such escrow account equal to six months of interest, principal and other fees due under the Chase Loan. The escrow account minimum required balance at June 15, 1998 was $1,700,000 and the total account balance was $2,100,000. As previously stated, Argosy was unable to pay the scheduled Chase Loan principal, interest and fees due June 15, 1998 from its operating account. Chase and OPIC therefore, exercised their right to withdraw such amounts totaling $1,600,000 from the escrow account and released $200,000 to Argosy, leaving a balance of $300,000 in the account. U. S. dollar revenues continue to be deposited into the escrow account in an effort to bring the balance up to the required minimum as soon as possible. Release of additional funds to Argosy will be at the sole discretion of OPIC and Chase. No assurance can be given that OPIC will release additional amounts sufficient to fund the Company's operations.

     The Company was unable to pay interest to the debenture holders due March 31 and June 30, 1998. The Company's financial forecasts indicate that, assuming no changes in its capital structure, working capital and cash flow from operations, the Company will not be able to pay Debentures interest due September 30, 1998, or pay principal and interest due under the Chase Loan on December 15, 1998 and maintain the minimum balance in the escrow account. The Company also does not expect working capital and cash flow from operations to be sufficient to repay the principal amount of the Debentures at maturity or earlier if the debenture holders call a default as a result of the non-payment of interest. The Company must complete a restructuring transaction or renegotiate the terms of the Debentures in order to avoid non-compliance with its obligations to pay the Debentures. As a result, management believes there is substantial doubt about the Company's ability to continue as a going concern. In the absence of a business transaction or a restructuring of the Company's indebtedness, the Company may seek protection from its creditors under the Federal Bankruptcy Code.

(4)  COLOMBIAN OPERATIONS-
--------------------------

     Through its ownership of interests in Argosy , the Company has an indirect interest in a risk sharing contract in Colombia (the "Santana Contract") with Empresa Colombiana de Petroleos, the Colombian national oil company ("Ecopetrol"). The Santana Contract currently entitles Argosy and Neo to explore for oil and gas on approximately 52,000 acres located in the Putumayo Region of Colombia (the "Santana Block"). The contract provided for a ten-year exploration period that expired in 1997 and for a production period expiring in 2015. Argosy and Neo also had two association contracts (the "Fragua Contract"
and the "Yuruyaco Contract") with Ecopetrol.   The Fragua Contract covers an
area of approximately 32,000 acres contiguous to the northern boundary of the Santana Block (the "Fragua Block"), while the Yuruyaco Contract covers an area of approximately 39,000 acres contiguous to the eastern boundaries of the Santana Block and the Fragua Block (the "Yuruyaco Block"). Work obligations under these two contracts have been met and applications to relinquish the areas were filed with Ecopetrol. The relinquishment of the Fragua Contract has been formally accepted by Ecopetrol and the application to relinquish the Yuruyaco Contract is under consideration. Argosy and Neo also have the right until 2003 to explore for and produce oil and gas from approximately 77,000 acres located in the Putumayo Region (the "Aporte Putumayo Block") pursuant to other agreements with Ecopetrol. Argosy and Neo notified Ecopetrol in 1994 that they intend to abandon the remaining wells and relinquish the Aporte Putumayo Block because declining production rates made continued operation of the wells economically unattractive. Ecopetrol is presently in discussion with another company desirous of contracting with Ecopetrol for a new contract area that will include the Aporte Putumayo Block. Depending on the terms of this new contract, the Company may still be obligated to pay its share of the abandonment costs estimated to be approximately $220,000.

     Argosy serves as the operator of the Colombian properties under joint venture agreements. The Santana Contract provides that Ecopetrol will receive a royalty equal to 20% of production on behalf of the Colombian government and, in the event a discovery is deemed commercially feasible, Ecopetrol will acquire a 50% interest in the remaining production from the field, bear 50% of the development costs, and reimburse the joint venture, from Ecopetrol's share of future production from each well, for 50% of the joint venture's costs of successful exploratory wells in the field. In June 1996, cumulative oil production from the Santana Contract exceeded seven million barrels. Under the terms of the Santana Contract, Ecopetrol continued to bear 50% of development costs, but its interest in production revenues and operating costs applicable to wells on the Santana Block increased to 65%. If a discovery is made and is not deemed by Ecopetrol to be commercially feasible, the joint venture may continue to develop the field at its own expense and will recover 200% of the costs thereof, at which time Ecopetrol will acquire a 65% interest therein at no cost to Ecopetrol or further reimbursement by Ecopetrol to Argosy.

     The Company's resulting net participation in revenues and costs for the Santana Contract is as follows:


                                  PRODUCTION    OPERATING    EXPLORATION    DEVELOPMENT
                                   REVENUES       COSTS         COSTS          COSTS
                                  -----------   ----------   ------------   ------------
 After seven million barrels
   of accumulated production            15.3%        19.1%          38.2%          27.3%

     The joint venture has completed its seismic acquisition and drilling obligations for the ten-year exploration period of the Santana Contract, resulting in the discovery of four oil fields, all of which have been declared commercial by Ecopetrol. The joint venture has the right to continue to explore for additional oil and gas deposits on the remaining acreage in the block, which is held under the commercial production provisions of the Santana Contract.

     Under the terms of a contract with Ecopetrol, all oil produced from the Santana Block is sold to Ecopetrol. If Ecopetrol exports the oil, the price paid is the export price received by Ecopetrol, adjusted for quality differences, less a handling and commercialization fee of $.515 per barrel. If Ecopetrol does not export the oil, the price paid is based on the price received from Ecopetrol's Cartagena refinery, adjusted for quality differences, less Ecopetrol's cost to transport the crude to Cartagena and a handling and commercialization fee of $.415 per barrel. Under the terms of its contract with Ecopetrol, 25% of all revenues from oil sold to Ecopetrol is paid in Colombian pesos, which may only be utilized in Colombia. To date, Argosy has experienced no difficulty in repatriating the remaining 75% of such payments which are payable in United States dollars.

     As general partner, the Company's subsidiary is contingently liable for any obligations of Argosy and may be contingently liable for claims generally related to the conduct of Argosy's business.

(5)  EXPLORATION LICENSES IN PAPUA NEW GUINEA-
----------------------------------------------

     Garnet PNG Corporation ("Garnet PNG"), a wholly owned subsidiary of Garnet, owned a 6% interest (the "PPL-181 Interest) in Petroleum Prospecting License No. 181 ("PPL-181") which covered 952,000 acres (the "PPL-181 Area"). Garnet PNG also held a 7.73% interest in an adjoining license, Petroleum Prospecting License No. 174, on which an exploratory dry hole was drilled in the first quarter of 1996. This license was surrendered on April 25, 1997. In 1986, oil was discovered approximately 10 miles from the northern border of the PPL-181 Area in an adjoining license area.

     Under the terms of an agreement pertaining to PPL-181, Occidental International Exploration and Production Company ("Occidental") agreed to drill and complete at its cost, a test well on the PPL-181 Area by September 1997. PPL-181 was owned by Occidental (88%), Garnet PNG (6%) and Niugini Energy Pty. Limited (6%). The test well, Turama-1, was drilled in the first quarter of 1997, reaching a total depth of 9,652 feet. The well encountered the objective sands in the Jurassic-Cretaceous Imburu formation, but evaluations of samples and electric logs indicated that the sands were water bearing; therefore, the well was abandoned as a dry hole.

     In an agreement dated November 24, 1997, among Occidental Kanau Ltd. , Occidental of Papua New Guinea Ltd. ("Occidental PNG"), Santos Niugini Exploration Pty. Limited ("Santos"), Niugini Energy, Inc. and Garnet PNG , Garnet PNG agreed to exchange its 6% interest (the "PPL-181 Interest") in PPL-181 for a 4% interest in a newly applied for but not yet issued petroleum prospecting license (New PPL") covering the PPL-181 Area and Petroleum Prospecting License No. 158 ("PPL-158") held by Occidental PNG and Santos. On April 28, 1998, the Minister for Petroleum and Energy for the Government of Papua New Guinea agreed in writing to the relinquishment of PPL-181and PPL-158 and to the issuance of the New PPL to be designated Petroleum Prospecting License No. 206 ("PPL-206). It is anticipated that PPL-206 will be formally issued during the third quarter of this year.

     Upon presentation of a tax clearance certificate evidencing Garnet PNG's compliance with the relevant provisions of Papua New Guinea's income tax laws, profits, dividends and certain other payments, if any, up to an amount of 500,000 kina (approximately $ 224,000) per year may be fully remitted out of Papua New Guinea. Amounts in excess of 500,000 kina may also be remitted, subject to clearance from the Bank of Papua New Guinea.

 (6)  LONG-TERM DEBT-
---------------------

     Long-term debt at June 30, 1998 and December 31, 1997 consisted of the following:


                                                         1998            1997
                                                     -------------   -------------

     9 1/2% convertible subordinated debentures      $ 15,000,000    $ 15,000,000
     Notes payable by Argosy to a U.S. bank             6,301,740       7,641,480
                                                     ------------    ------------

                                                       21,301,740      22,641,480
     Less - Current portion                           (21,301,740)    (22,641,480)
                                                     ------------    ------------

                                                     $     -         $     -
                                                     ============    ============

     In 1993, Garnet issued $15,000,000 of convertible subordinated debentures (the "Debentures") due December 21, 1998. The Debentures bear interest at 9 1/2% per annum payable quarterly and are convertible at the option of the holders into Garnet common stock at $5.50 per share. If the Company elects to prepay the Debentures under certain circumstances, it will issue warrants under the same economic terms as the Debentures. At the option of a holder, in the event of a change of control of the Company, the Company will be required to prepay such holder's Debenture at a 30% premium. The Debentures are secured by a pledge of all of the common stock of Garnet's wholly owned subsidiary which serves as the general partner of Argosy. Under the terms of an agreement with the holders of its Debentures, Garnet has agreed that it will not pay dividends or make distributions to the holders of its common stock. The Debentures mature December 21, 1998; therefore, the entire balance has been classified as current in the accompanying consolidated balance sheet. As of June 30, 1998, Garnet was not in compliance with the minimum net worth required by the Debentures and did not pay the quarterly interest payment due March 31 and June 30, 1998. Additionally, the Company does not expect working capital and cash flow from operations to be sufficient to repay the principal amount of the debentures at maturity, therefore the Company must consummate a restructuring transaction prior to their maturity date in order to avoid non-compliance with its obligations to pay the Debentures. If no restructuring transaction is consummated the Company will be required to re-negotiate the terms of the debentures. In the absence of a business transaction or a restructuring of the Company's indebtedness, the Company may seek protection from its creditors under the Federal Bankruptcy Code.

     In 1994, Argosy entered into a finance agreement with Overseas Private Investment Corporation, an agency of the United States government ("OPIC"), pursuant to which OPIC agreed to guarantee up to $9,200,000 in bank loans to Argosy, the loans were funded in two stages of $4,400,000 in August 1994 and $4,800,000 in October 1995. The Company used these funds to drill development wells and complete the construction of its production facilities in Colombia.
OPIC's guaranty is secured by Argosy's interest in the Santana Contract and related assets, as well as the pledge of Garnet's direct and indirect interests in Argosy. The terms of the guaranty agreement also restrict Argosy's ability to make distributions to its partners, including the Company, prior to the repayment of the guaranteed loans. The maximum term of the loans is not to exceed seven years, and the principal amortization schedule is based on projected cash flows from wells on the Santana Block. The loans bear interest at the lender's Eurodollar deposit rate plus .25% per annum for periods of two, three or six months as selected by Argosy. The interest rate at March 31, 1998 was 6.125%. In consideration for OPIC's guaranty, Argosy pays OPIC a guaranty fee of 2.4% per annum on the outstanding balance of the loans guaranteed.
Argosy is no longer in compliance with certain covenants required by the finance agreement governing the Chase Loan.


(7)  STOCK OPTION PLANS-
------------------------

     Garnet has adopted stock option plans (the "Employee Plans") pursuant to which an aggregate of 1,473,000 shares of Garnet's common stock is authorized to be issued upon exercise of options granted to officers, employees, and certain other persons or entities performing substantial services for or on behalf of Garnet or its subsidiaries.

     The Stock Option and Compensation Committee of Garnet's Board of Directors (the "Committee") is vested with sole and exclusive authority to administer and interpret the Employees' Plans, to determine the terms upon which options may be granted, to prescribe, amend and rescind such interpretations and determinations and to grant options to directors. Current Committee members are not eligible to receive options under the Employees' Plans.

     The employee stock options are generally exercisable for a period of 10 years and 30 days from the date of grant. The purchase price of shares issuable upon exercise of an option may be paid in cash or by delivery of shares with a value equal to the exercise price of the option. The Committee has determined that the right to exercise non-incentive options issued to employees vests over a period of four years, so that 20% of the option becomes exercisable on each anniversary of the date of grant.

     On May 22, 1997, Garnet adopted the 1997 Directors' Stock Option Plan (the "1997 Directors' Plan") pursuant to which an aggregate of 470,000 shares of Garnet's common stock is authorized to be issued upon exercise of options granted to non-employee directors. An aggregate of 122,950 shares was issuable as of June 30, 1998 upon exercise of options granted thereunder in exchange, among other things, for the surrender of 265,000 options previously granted to such directors under the 1990 Directors' Stock Option Plan that has since been terminated. Director's stock options are exercisable for a period of 5 years from the date of grant. The purchase price of shares issuable upon exercise of a director's stock option must be paid in cash.


     The following is a summary of stock option activity in connection with the Employees' Plans and the Directors' Plan:



                                                   Shares              Price Range
                                              -----------------   ---------------------

Options outstanding at December 31, 1995          1,329,102          $2.50   -   $13.83

Options granted                                     480,000           4.00   -    11.75
Options expired                                    (630,376)          2.87   -     4.05
                                                  ---------        -----------   ------

Options outstanding at December 31, 1996          1,178,726           1.19   -    13.83

Options granted                                     698,956           0.38   -     0.56
Options cancelled                                  (451,080)          4.00   -    11.75
Options expired                                     (85,372)          2.87   -     4.05
                                                  ---------        -----------   ------

Options outstanding at December 31, 1997          1,341,230           0.38   -     2.50




Options expired                            (568,171)     0.38  -    0.56
                                          ---------    ------     ------

Options outstanding at June 30, 1998        773,059    $ 0.38  -  $ 0.56
                                          =========    ======     ======


     As of June 30, 1998, options for 486,458 shares were exercisable.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, a new standard for accounting for stock-based compensation. This standard established a fair-value based method of accounting for stock options awarded after December 31, 1995 and encourages companies to adopt SFAS No. 123 in place of the existing accounting method, which requires expense recognition only in situations where stock compensation plans award intrinsic value to recipients at the date of grant. Companies that do not follow SFAS No. 123 for accounting purposes must make annual pro forma disclosures of its effects. Adoption of the standard was required in 1996, although earlier implementation was permitted. The Company did not adopt SFAS No. 123 for accounting purposes; however it will make annual pro forma disclosures of its effects.


(8)  INCOME TAXES-
------------------

     The provisions for income taxes and deferred income taxes payable relate to the Colombian activities of Argosy. No deferred taxes were provided because the tax bases of the Company's assets exceed the financial statement bases, resulting in a deferred tax asset, which the Company has determined, is not presently realizable.

     As of December 31, 1997, the Company had a regular U. S. tax net operating loss carryforward and an alternative minimum tax loss carryforward of approximately $30,900,000 and $ 30,600,000 respectively. These loss carryforwards will expire beginning in 2001 if not utilized to reduce U.S. income taxes otherwise payable in future years, and are limited as to utilization because of the occurrences of "ownership changes" (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) in 1991 and earlier years. Such loss carryforwards also exclude regular tax net operating loss carryforwards aggregating approximately $4,500,000 attributable to certain of Garnet's subsidiaries, which can be used in certain circumstances to offset taxable income generated by such subsidiaries.


(9) SUBSEQUENT EVENT-
---------------------

     On August 3, 1998, leftist guerrilla groups launched a nation wide offensive in Colombia. As a result of one attack, the Company's oil production and storage facilities at the Mary field were damaged and minor damage was inflicted on the Linda facilities. While it is too early to accurately assess the cost of repairs, the Company does not believe the property damage will exceed insurance limits.

     As of August 10, 1998, the Company's oil production from the Linda and Toroyaco fields had been restored. Production from the Mary and Miraflor fields, however, may be suspended or significantly curtailed for at least several weeks and possibly longer depending on the extent of damage and availability of repair crews.

(10) CAPITAL STOCK: NET INCOME (LOSS) PER COMMON SHARE-

A reconciliation of the components of basic and diluted net income (loss) per common share for the three months and six months ended June 30,1998 and 1997 is presented in the table below (in thousands, except per share amounts):


                                               THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                     JUNE 30,                        JUNE 30,
                                               1998             1997            1998            1997
                                             ---------       ---------       ----------      ---------
BASIC NET INCOME (LOSS) PER SHARE:

Net income (loss)                              $(2,503)       $(12,181)       $(6,879)        $(16,074)
Less:  Preferred stock
     Dividends                                      --              --             --               --
                                               -------        --------        -------         --------

Earnings (loss) available
To common shareholders                         $(2,503)       $(12,181)       $(6,879)        $(16,074)

Weighted average shares of
common stock outstanding(1)                     11,492          11,492         11,492           11,492
                                               -------        --------        -------         --------

Basic net income (loss)
Per share                                      $  (.22)       $  (1.06)       $  (.60)        $  (1.40)
                                               =======        ========        =======         ========

DILUTED NET INCOME (LOSS) PER SHARE:

Weighted average shares of
  common stock outstanding (1)                  11,492          11,492         11,492           11,492

Effect of dilutive securities:
    Restricted stock (2) (3)                        --              --             --               --
    Preferred stock, warrants
    and stock options (2) (3)                       --              --             --               --
                                               -------         -------        -------          -------

Average shares of common
Stock outstanding including
dilutive securities                             11,492          11,492         11,492           11,492
                                               -------         -------        -------          -------

Diluted net income (loss)
Per share                                      $  (.22)       $  (1.06)       $  (.60)         $ (1.40)
                                                =======        =======        =======          =======


(1)  Includes shares issued and outstanding plus vested restricted stock.

(2) Calculated using the treasury stock method, including unearned compensation of restricted stock as proceeds.

(3) Amounts are not included in the computation of diluted net income (loss) per share because to do so would have been antidilutive.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Garnet Resources Corporation:

     We have audited the accompanying consolidated balance sheets of Garnet Resources Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Garnet Resources Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule listed in the index to financial statements and financial statement schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. The financial statement schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 2 to the consolidated financial statements, the Company incurred substantial losses in 1997 and has negative working capital and stockholders' equity at December 31, 1997. The Company's management believes that available working capital and cash flows from operations will not be sufficient to make its required debt principal and interest payments as they become due beginning March 31, 1998. As a result, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                              /s/ ARTHUR ANDERSEN LLP

Houston, Texas
March 20, 1998

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                                 DECEMBER 31,
                                                                                         -----------------------------
                                                                                             1997            1996
                                                                                         -------------   -------------
                                     ASSETS
                                     ------
CURRENT ASSETS:
   Cash and cash equivalents..........................................................   $    425,019    $  3,058,015
   Restricted cash balances...........................................................      1,699,231       1,049,349
   Accounts receivable................................................................      1,476,485       3,541,223
   Inventories........................................................................        736,899         901,216
   Prepaid expenses...................................................................        108,577         132,199
                                                                                         ------------    ------------
       Total current assets...........................................................      4,446,211       8,682,002
                                                                                         ------------    ------------

PROPERTY AND EQUIPMENT, at cost:
   Oil and gas properties (full-cost method):
       Proved.........................................................................     59,317,097      56,500,390
       Unproved (excluded from amortization)..........................................        263,908         227,846
                                                                                         ------------    ------------
                                                                                           59,581,005      56,728,236
   Other equipment....................................................................        134,598         132,083
                                                                                         ------------    ------------
                                                                                           59,715,603      56,860,319
   Less -- Accumulated depreciation, depletion and amortization.......................    (48,213,229)    (17,698,898)
                                                                                         ------------    ------------
                                                                                           11,502,374      39,161,421
OTHER ASSETS..........................................................................        511,863         678,132
                                                                                         ------------    ------------
                                                                                         $ 16,460,448    $ 48,521,555
                                                                                         ============    ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
                          ------------------------------------
CURRENT LIABILITIES:
   Current portion of long-term debt..................................................   $ 22,641,480    $  2,004,648
   Accounts payable and accrued liabilities...........................................      1,123,104       3,323,214
                                                                                         ------------    ------------
       Total current liabilities......................................................     23,764,584       5,327,862

LONG-TERM DEBT, net of current portion................................................             --      21,629,232
                                                                                         ------------    ------------
DEFERRED INCOME TAXES.................................................................             --         979,499
                                                                                         ------------    ------------
OTHER LONG-TERM LIABILITIES...........................................................        279,200         378,054
                                                                                         ------------    ------------

STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value,
       75,000,000 shares authorized, 11,492,162 shares issued and outstanding as of
         December 31, 1997 and 1996...................................................        114,922         114,922
   Capital in excess of par value.....................................................     52,491,212      52,491,212
   Retained earnings (deficit)........................................................    (60,189,470)    (32,399,226)
                                                                                         ------------    ------------

   Total stockholders' equity.........................................................     (7,583,336)     20,206,908
                                                                                         ------------    ------------
                                                                                         $ 16,460,448    $ 48,521,555
                                                                                         ============    ============



The accompanying notes are an integral part of these consolidated financial statements.

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------
                                                          1997            1996            1995
                                                     --------------   -------------   -------------
REVENUES:
 Oil sales........................................    $  8,982,008     $11,446,587     $ 8,635,570
 Interest.........................................         199,775         262,640         245,563
                                                      ------------     -----------     -----------
                                                         9,181,783      11,709,227       8,881,133
                                                      ------------     -----------     -----------
COST AND EXPENSES:
 Production.......................................       3,677,603       3,410,162       3,533,572
 Exploration......................................           8,792          40,112       1,547,278
 Loss (gain) on net assets held for disposition...              --          42,748              --
 General and administrative.......................         941,079         652,746       1,672,501
 Interest.........................................       2,294,853       2,108,346       1,491,131
 Depreciation, depletion and amortization.........       4,764,036       6,334,748       4,949,682
 Write down of oil and gas properties.............      25,752,034              --              --
 Foreign currency translation (gain) loss.........        (181,049)        (25,498)       (741,557)
                                                      ------------     -----------     -----------
                                                        37,257,348      12,563,364      12,452,607
                                                      ------------     -----------     -----------

INCOME (LOSS) BEFORE INCOME TAXES.................     (28,075,565)       (854,137)     (3,571,474)

PROVISION (BENEFIT) FOR INCOME TAXES..............        (285,321)      1,205,760       1,051,848
                                                      ------------     -----------     -----------

NET LOSS..........................................    $(27,790,244)    $(2,059,897)    $(4,623,322)
                                                      ============     ===========     ===========

NET LOSS PER COMMON SHARE-BASIC AND DILUTED.......          $(2.42)          $(.18)          $(.40)
                                                      ============     ===========     ===========

WEIGHTED AVERAGE SHARES OUTSTANDING...............      11,492,162      11,492,162      11,416,828
                                                      ============     ===========     ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                          COMMON STOCK
                                                     -----------------------    CAPITAL IN       RETAINED          TOTAL
                                                      NUMBER OF                 EXCESS OF        EARNINGS       STOCKHOLDERS'
                                                       SHARES      AMOUNT       PAR VALUE        (DEFICIT)         EQUITY
                                                     ----------  ----------   ------------   --------------   --------------

BALANCE AT DECEMBER 31, 1994......................   11,125,537    $111,255    $51,395,004    $(25,716,007)    $ 25,790,252
 Acquisition of partnership interests in Argosy
   Energy International...........................      366,625       3,667      1,096,208              --        1,099,875
Net loss..........................................           --          --             --      (4,623,322)      (4,623,322)
                                                     ----------    --------    -----------    ------------     ------------

BALANCE AT DECEMBER 31, 1995......................   11,492,162     114,922     52,491,212     (30,339,329)      22,266,805
Net loss..........................................           --          --             --      (2,059,897)      (2,059,897)
                                                     ----------    --------    -----------    ------------     ------------

BALANCE AT DECEMBER 31, 1996......................   11,492,162     114,922     52,491,212     (32,399,226)      20,206,908
Net loss..........................................           --          --             --     (27,790,244)     (27,790,244)
                                                     ----------    --------    -----------    ------------     ------------

BALANCE AT DECEMBER 31, 1997......................   11,492,162    $114,922    $52,491,212    $(60,189,470)    $ (7,583,336)
                                                     ==========    ========    ===========    ============     ============



  The accompanying notes are an integral part of these consolidated financial statements.

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                      ----------------------------------------------

                                                                                           1997            1996            1995
                                                                                      --------------   -------------   -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss..........................................................................    $(27,790,244)    $(2,059,897)    $(4,623,322)

 Adjustments to reconcile net loss to net cash provided by operating activities:
   Exploration costs...............................................................           8,792          40,112       1,547,278
   (Gain) loss on net assets held for disposition..................................              --          42,748              --
   (Gain) loss on sale of other equipment..........................................              --           1,918          (4,970)

   Depreciation, depletion and amortization........................................       4,764,036       6,334,748       4,949,682
   Write down of oil and gas properties............................................      25,752,034              --              --
   Amortization of other assets....................................................         240,444         232,148         224,276
   Deferred income taxes...........................................................        (979,499)        338,580         640,919
   Change in assets and liabilities:
     Decrease (increase) in accounts receivable....................................         723,856        (144,757)       (673,808)

     Decrease in inventories.......................................................          57,728          70,020          24,525
     Decrease (increase) in prepaid expenses.......................................          (3,205)          1,975          36,162
     Increase (decrease) in accounts payable and accrued liabilities...............         569,712        (751,538)       (586,645)

     Increase (decrease) in other long-term liabilities............................         (44,522)        (64,049)        134,013
     Decrease (increase) in escrow account.........................................        (649,882)      1,789,495      (2,838,844)

                                                                                       ------------     -----------     -----------
     Net cash provided (used) by operating activities..............................       2,649,250       5,831,503      (1,170,734)

                                                                                       ------------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to oil and gas properties...............................................      (5,685,717)     (4,145,538)     (9,331,942)

 Additions to other equipment......................................................          (4,254)        (21,492)         (6,880)

 Proceeds from asset dispositions..................................................              --         292,244           5,000
 (Increase) decrease in joint venture and contractor advances......................       1,365,960      (1,298,843)        621,225
 Decrease in inventories...........................................................         106,589          15,296         300,256
 Decrease in net assets held for disposition.......................................           1,749          73,798         110,683
 (Increase) decrease in other assets...............................................         (50,390)         25,277          24,170
 Acquisition of partnership interests in Argosy Energy.............................
 International, net of cash acquired...............................................              --              --         (92,621)

                                                                                       ------------     -----------     -----------

   Net cash used for investing activities..........................................      (4,266,063)     (5,059,258)     (8,370,109)

                                                                                       ------------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuances of debt...................................................              --              --       4,754,880
 Repayments of debt................................................................        (992,400)       (560,998)       (208,983)

 Costs of debt issuances...........................................................         (23,783)        (27,579)       (121,312)

                                                                                       ------------     -----------     -----------
   Net cash provided by (used for) financing activities............................      (1,016,183)       (588,577)      4,424,585
                                                                                       ------------     -----------     -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS..........................................      (2,632,996)        183,668      (5,116,258)


CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...................................       3,058,015       2,874,347       7,990,605
                                                                                       ------------     -----------     -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD.........................................    $    425,019     $ 3,058,015     $ 2,874,347
                                                                                       ============     ===========     ===========

Supplemental disclosures of cash flow information:
 Cash paid for:
   Interest, net of amounts capitalized............................................    $  2,186,208     $ 1,983,043     $ 1,334,676
   Income taxes....................................................................         486,296         582,047         490,624



  The accompanying notes are an integral part of these consolidated financial statements.

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
     ---------------------------------------------------------

     Nature of operations
     --------------------

     Garnet Resources Corporation, a Delaware corporation ("Garnet"), and its subsidiaries (collectively referred to as the "Company") are engaged in the exploration, development and production of oil and gas properties located outside the United States. The Company operates primarily in Colombia and Papua New Guinea.

     Principles of consolidation
     ---------------------------

     The consolidated financial statements include the accounts of Garnet and its majority-owned subsidiaries. Inter-company accounts and transactions have been eliminated. The Company accounts for its investment in Argosy Energy International, a limited partnership ("Argosy") in which Garnet is a limited partner and a wholly owned subsidiary of Garnet is the general partner (see Note 3), using the proportionate consolidation method.

     Cash equivalents
     ----------------

     Cash equivalents include highly liquid debt instruments with an initial maturity of three months or less at the date of purchase. The Company had no cash equivalents at December 31, 1997 and 1996.

     Inventories
     -----------

     Inventories consist of oil field equipment, materials and supplies, and crude oil. For presentation in the accompanying consolidated statements of cash flows, changes in oil field equipment inventory are included as investing activities because they relate to the Company's exploration and development activities, while changes in other types of inventories are included as operating activities.

     Oil and gas properties
     ----------------------

     The Company follows the full-cost method of accounting for oil and gas properties. Under this method, all productive and nonproductive costs incurred in connection with the exploration and development of oil and gas reserves are capitalized in separate cost centers for each country. Such capitalized costs include contract and concession acquisition, geological, geophysical and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs. The Company also capitalizes interest costs related to unevaluated oil and gas properties. The Company incurred total interest costs of $2,321,613, $2,410,958, and $2,252,483 in 1997, 1996 and 1995,
     respectively, of which $26,760, $302,612, and $761,352 were capitalized as additional costs of oil and gas properties.

     The capitalized costs of oil and gas properties in each cost center plus future development costs are amortized on a composite unit-of-production method based on future gross revenues from proved reserves. Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs. Gain or loss is not recognized in income unless a significant portion of a cost center's reserves is involved. Capitalized costs associated with the acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. Unproved properties are assessed at least annually to determine whether any impairment has occurred. If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the costs of properties not being

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)

     amortized, both adjusted for income tax effects, such excess is charged to expense. This process resulted in a $25.8 million write down of oil and gas properties during 1997.

     Revenue recognition
     -------------------

     Oil and gas revenues from producing wells are recognized when the oil or gas is sold.

     Stock-based compensation
     ------------------------

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages but does not require companies to record compensation costs for stock-based employee plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of Garnet's common stock at the date of grant over the amount an employee must pay to acquire the stock.

     Net loss per share
     ------------------

     Net loss per common share represents basic earnings per share ("EPS") as defined in Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). Under SFAS No. 128, Basic EPS is calculated by dividing the net loss, after consideration of preferred stock dividends paid or accrued, by the weighted average number of common shares outstanding during each period presented. Diluted EPS, as defined in SFAS No. 128, is not presented separately as the effect of any potential common shares on reported losses would be antidilutive. Potential common shares for the Company include outstanding stock options.

     Use of estimates
     ----------------

     The preparation of these financial statements requires the use of certain estimates by management in determining the Company's assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Depreciation, depletion and amortization of oil and gas properties and the impairment of oil and gas properties are determined using estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of proved reserves and in projecting the future rates of production and timing of development expenditures. Reference is made to the Supplemental Oil and Gas Information for additional information regarding the process of estimating proved reserve quantities and related cash flows.


(2)  RESOURCES AND LIQUIDITY
     -----------------------

     A decline in the price of oil in 1997 and a decline in the rate of production commencing in the third quarter of 1997 resulted in a 73% decrease in the Company's estimate of discounted future net cash flows from proved reserves at December 31, 1997 and a 22% decrease in revenues from oil sales during 1997 compared to 1996. As a result, the Company recorded $25.8 million of write downs of oil and gas properties during 1997, resulting in a significant net loss during 1997 and negative stockholders' equity at December 31, 1997.

     The Company is highly leveraged with $22.6 million in current debt consisting of (i) $15 million of 9 1/2% Convertible Subordinated Debentures due December 21, 1998 (the "Debentures") and (ii) $7.7 million ($7.6 million net to Garnet) of an outstanding loan (the "OPIC Loan") to Argosy from Chase Bank of Texas ("Chase") which is guaranteed by the Overseas Private Investment Corporation ("OPIC") and secured by Argosy's assets in Colombia and Garnet's direct and indirect interests in Argosy. Based on Argosy's year-end financial statements, Argosy has determined that it is no longer in compliance with

            GARNET RESOURCES CORPORATION AND SUBSIDIARIESNOTES TO
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     certain covenants required by the finance agreement governing the OPIC Loan. In the absence of a waiver of such covenants, either OPIC or Chase would have the right to call a default under the OPIC Loan, accelerate payment of all outstanding amounts due thereunder and realize upon the collateral securing the OPIC Loan. Although Argosy intends to apply for a waiver, and such waivers have been obtained in the past year, given the Company's financial position and negative working capital balance at December 31, 1997, no assurance can be given that such waiver will be granted or continued. Under the terms of the OPIC Loan, the 75% of proceeds from Argosy's oil sales which are paid in U.S. dollars are deposited into an escrow account with Chase to secure payment of the OPIC Loan. Argosy is required to maintain a minimum balance in such escrow account equal to six months of interest, principal and other fees due under the OPIC Loan. The escrow account minimum required balance at March 15, 1998 was $1,700,000 and the total account balance was $1,953,000. Any excess in the escrow account over the minimum balance can be released to Argosy and used to pay operating expenses and amounts due under the OPIC Loan. Even if OPIC grants a waiver of the loan covenants with which Argosy is not in compliance, if the minimum balance required in such escrow account increases, as a result of a change in the amortization schedule or otherwise, sufficient funds may not be available to fund the Company's operations.

     The Company's financial forecasts indicate that, assuming no changes in its capital structure, available working capital and cash flows from operations will not be sufficient to make the interest payment due on the Debentures on March 31, 1998, to pay principal and interest due under the OPIC Loan on June 15, 1998 and to maintain the minimum balance in the escrow account. The Company also does not expect working capital and cash flow from operations to be sufficient to repay the principal amount of the Debentures at maturity or earlier if the Debenture holders call a default as a result of the non-payment of interest. The Company must complete a restructuring transaction or renegotiate the terms of the Debentures in order to avoid non-compliance with its obligations to pay the Debentures. As a result, management believes there is substantial doubt about the Company's ability to continue as a going concern. In the absence of a business transaction or a restructuring of the Company's indebtedness, the Company may seek protection form its creditors under the Federal Bankruptcy Code.

     In view of its operating losses and financial condition, the Company initiated further cost containment programs in 1997 including a 28% reduction in its Colombian personnel and the termination of all U.S. personnel other than Douglas W. Fry, the Chief Executive Officer, and Edgar
     L. Dyes, the Chief Financial Officer. The Company also engaged Rauscher Pierce Refsnes, Inc. as a financial advisor to provide assistance in negotiating a business combination or a debt restructuring transaction to address the Company's liquidity issues. Although the Company engaged in comprehensive efforts, including extensive negotiations with two separate candidates, the Company was not successful in concluding a transaction. The Company is currently engaged in negotiations to effect a business combination, although no assurance can be given that such negotiations will result in a definitive agreement or the consummation of a transaction.

(3)  COLOMBIAN OPERATIONS
     --------------------

     Through its ownership of interests in Argosy, the Company has an indirect interest in a risk sharing contract in Colombia (the "Santana Contract") with Empresa Colombiana de Petroleos, the Colombian national oil company ("Ecopetrol"). The Santana Contract currently entitles Argosy and its joint venture partner to explore for oil and gas on approximately 52,000 acres located in the Putumayo Region of Colombia (the "Santana Block"). The contract provided for a ten-year exploration period, which expired in 1997 and for a production period expiring in 2015. Argosy and its joint venture partner also have two association contracts (the "Fragua Contract" and the "Yuruyaco Contract") with Ecopetrol. The Fragua Contract covers an area of approximately 32,000 acres contiguous to the northern boundary of the Santana Block (the "Fragua Block"), while the Yuruyaco Contract covers an area of approximately 39,000 acres contiguous to the eastern boundaries of the Santana Block and the Fragua Block (the "Yuruyaco Block"). Work obligations under these two contracts have been met and applications to

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)

     relinquish the areas have been filed with Ecopetrol. Argosy and its joint venture partner also have the right until 2003 to explore for and produce oil and gas from approximately 77,000 acres located in the Putumayo Region (the "Aporte Putumayo Block") pursuant to other agreements with Ecopetrol. Argosy and its joint venture partner notified Ecopetrol in 1994 that they intend to abandon the remaining wells and relinquish the Aporte Putumayo Block because declining production rates have made continued operation economically unattractive.

     Argosy serves as the operator of the Colombian properties under joint venture agreements. The Santana Contract provides that Ecopetrol will receive a royalty equal to 20% of production on behalf of the Colombian government and, in the event a discovery is deemed commercially feasible, Ecopetrol will acquire a 65% interest in the remaining production from the field, bear 50% of the development costs, and reimburse the joint venture from Ecopetrol's share of future production from each well, for 50% of the joint venture's costs of successful exploratory wells in the field. In June 1996, cumulative oil production from the Santana Contract exceeded seven million barrels. Under the terms of the Santana Contract, Ecopetrol continued to bear 50% of development costs, but its interest in production revenues and operating costs applicable to wells on the Santana Block increased to 65%. If a discovery is made and is not deemed by Ecopetrol to be commercially feasible, the joint venture may continue to develop the field at its own expense and will recover 200% of the costs thereof, at which time Ecopetrol will acquire a 65% interest therein at no cost to Ecopetrol or further reimbursement by Ecopetrol to Argosy.

     In March 1995, the Company increased its ownership in Argosy by exchanging 366,625 shares of Garnet's common stock with a value of $3.00 per share and cash totaling $142,703 for the partnership interests held by certain of Argosy's limited partners.

     The Company's resulting net participation in revenues and costs for the Santana Contract is as follows:

                                         PRODUCTION    OPERATING    EXPLORATION    DEVELOPMENT
                                          REVENUES       COSTS         COSTS          COSTS
                                         -----------   ----------   ------------   ------------
Santana Contract:
     After seven million barrels of
       accumulated production                  15.3%        19.1%          38.2%          27.3%


  The joint venture has completed its seismic acquisition and drilling obligations for the ten-year exploration period of the Santana Contract, resulting in the discovery of four oil fields, all of which have been declared commercial by Ecopetrol. The joint venture has the right to continue to explore for additional oil and gas deposits on the remaining acreage in the block, which is held under the commercial production provisions of the Santana Contract.

  Under the terms of a contract with Ecopetrol, all oil produced from the Santana Block is sold to Ecopetrol. If Ecopetrol exports the oil, the price paid is the export price received by Ecopetrol, adjusted for quality differences, less a handling and commercialization fee of $.515 per barrel, effective February 1, 1997. If Ecopetrol does not export the oil, the price paid is based on the price received from Ecopetrol's Cartagena refinery, adjusted for quality differences, plus or minus a sales value differential to be determined by independent analysis, less Ecopetrol's cost to transport the crude to Cartagena and a handling and commercialization fee of $.415 per barrel, effective February 1, 1997. Under the terms of its contract with Ecopetrol, 25% of all revenues from oil sold to Ecopetrol is paid in Colombian pesos which may only be utilized in Colombia. To date, Argosy has experienced no difficulty in repatriating the remaining 75% of such payments which are payable in United States dollars.

  As general partner, the Company's subsidiary is contingently liable for any obligations of Argosy and may be contingently liable for claims generally related to the conduct of Argosy's business.

(4)  EXPLORATION LICENSES IN PAPUA NEW GUINEA
     ----------------------------------------

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  Garnet PNG Corporation, a wholly owned subsidiary of Garnet ("Garnet PNG"), owned a 6% interest (the "PPL-181 Interest") in Petroleum Prospecting License No. 181 ("PPL-181") which covered 952,000 acres (the "PPL-181 Area"). Garnet PNG also held a 7.73% interest in an adjoining license, Petroleum Prospecting License No. 174, on which an exploratory dry hole was drilled in the first quarter of 1996. This license was surrendered on April 25, 1997. In 1986, oil was discovered approximately 10 miles from the northern border of the PPL-181 Area in an adjoining license area.

  Under the terms of an agreement pertaining to PPL-181, Occidental International Exploration and Production Company ("Occidental") agreed to drill and complete at its cost, a test well on the PPL-181 Area by September 1997. PPL-181 was owned by Occidental (88%), Garnet PNG (6%) and Niugini Energy Pty. Limited (6%). The test well, Turama-1, was drilled in the first quarter of 1997, reaching a total depth of 9,652 feet. The well encountered the objective sands in the Jurassic-Cretaceous Imburu formation, but evaluations of samples and electric logs indicated that the sands were water bearing; therefore, the well was abandoned as a dry hole.

  In an agreement dated November 24, 1997, among Occidental Kanau Ltd. ("Kanau"), Occidental of Papua New Guinea Ltd. ("Occidental PNG"), Santos Niugini Exploration Pty. Limited ("Santos"), Niugini Energy, Inc. ("Niugini") and Garnet PNG Corporation ("Garnet PNG"), a wholly owned subsidiary of Garnet, Garnet PNG agreed to exchange its 6% interest (the "PPL-181 Interest") in Petroleum Prospecting License No. 181 ("PPL-181 Area"), for a 4% interest in a newly applied for but not yet issued, petroleum prospecting license ("New PPL") covering the PPL-181 Area and Petroleum Prospecting License No. 158 ("PPL-158") held by Occidental PNG and Santos.

  Upon presentation of a tax clearance certificate evidencing Garnet PNG's compliance with the relevant provisions of Papua New Guinea's income tax laws, profits, dividends and certain other payments, if any, up to an amount of 500,000 kina (approximately US$ 290,000) per year may be fully remitted out of Papua New Guinea. Amounts in excess of 500,000 kina may also be remitted, subject to clearance from the Bank of Papua New Guinea.

(5)    LONG-TERM DEBT
       --------------


  Long-term debt at December 31, 1997 and 1996 consisted of the following:


                                                    1997            1996
                                                -------------   -------------
9 1/2% convertible subordinated debentures...   $ 15,000,000     $15,000,000
Notes payable by Argosy to a U.S. bank.......      7,641,480       8,633,880
                                                ------------     -----------
                                                  22,641,480      23,633,880
Less -- Current portion......................    (22,641,480)     (2,004,648)
                                                ------------     -----------
                                                $  --            $21,629,232
                                                ============     ===========


     In December 1993, Garnet issued $15,000,000 of Convertible Subordinated Debentures (the "Debentures") due December 21, 1998. The Debentures bear interest at 9 1/2% per annum payable quarterly and are convertible at the option of the holders into Garnet common stock at $5.50 per share. If the Company elects to prepay the Debentures under certain circumstances, it will issue warrants under the same economic terms as the Debentures. At the option of a holder, in the event of a change of control of the Company, the Company will be required to prepay such holder's Debenture at a 30% premium. The Debentures are secured by a pledge of all of the common stock of Garnet's wholly owned subsidiary which serves as the general partner of Argosy (see Note 3).

     Under the terms of an agreement with the holders of its Debentures, Garnet has agreed that it will not pay dividends or make distributions to the holders of its common stock. The Debentures mature December 21, 1998; therefore, the entire balance has been classified as current in the accompanying consolidated balance sheet. As of December 31, 1997, Garnet was not in compliance with the minimum net worth covenant required by the Debentures. Additionally, the Company does not expect working

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     capital and cash flow from operations to be sufficient to repay the principal amount of the Debentures at maturity, therefore the Company must consummate a restructuring transaction prior to their maturity date in order to avoid non-compliance with its obligation to pay the Debentures. If no restructuring transaction is consummated the Company will be required to re-negotiate the terms of the Debentures. In such event, the Company would explore the advantages and disadvantages in seeking protection from its creditors under Federal Bankruptcy Code.

     In 1994, Argosy entered into a finance agreement with Overseas Private Investment Corporation, an agency of the United States government ("OPIC"), pursuant to which OPIC agreed to guarantee up to $9,200,000 in bank loans to Argosy. The loans were funded in two stages of $4,400,000 in August 1994 and $4,800,000 in October 1995. The Company used these funds to drill development wells and construct pipelines and production facilities in Colombia. OPIC's guaranty is secured by Argosy's interest in the Santana Contract and related assets, as well as the pledge of Garnet's direct and indirect interests in Argosy. The terms of the guaranty agreement also restrict Argosy's ability to make distributions to its partners prior to the repayment of the guaranteed loans. The maximum term of the loans is not to exceed seven years, and the principal amortization schedule is based on projected cash flows from wells on the Santana Block. The loans bear interest at the lender's Eurodollar deposit rate plus .25% per annum for periods of two, three or six months as selected by Argosy. The interest rate at December 31, 1997 was 6.125%. In consideration for OPIC's guaranty, Argosy pays OPIC a guaranty fee of 2.4% per annum on the outstanding balance of the loans guaranteed. Argosy is no longer in compliance with certain covenants required by the finance agreement governing the OPIC Loan. See Note 2, Resources and Liquidity, for additional information.



(6)  STOCK OPTION PLANS
     ------------------

     Garnet has adopted stock option plans (the "Employee Plans") pursuant to which an aggregate of 1,473,000 shares of Garnet's common stock is authorized to be issued upon exercise of options granted to officers, employees and certain other persons or entities performing substantial services for or on behalf of Garnet or its subsidiaries.

     The Stock Option and Compensation Committee of Garnet's Board of Directors (the "Committee") is vested with authority to administer and interpret the Employees' Plan, to determine the terms upon which options may be granted, to prescribe, amend and rescind such interpretations and determinations and to grant options. Current Committee members are not eligible to receive options under the Employees' Plan.

     The employee stock options are generally exercisable for a period of 10 years and 30 days from the date of grant. The purchase price of shares issuable upon exercise of an option may be paid in cash or by delivery of shares with a value equal to the exercise price of the option. The committee has generally determined that the right to exercise non-incentive options issued to employees vests over a period of four years, so that 20% of the options become exercisable on each anniversary from the date of grant.

     On May 22, 1997, Garnet adopted the 1997 Directors' Stock Option Plan (the "1997 Directors' Plan") pursuant to which an aggregate of 470,000 shares of Garnet's common stock is authorized to be issued upon exercise of options granted to non-employee directors. An aggregate of 306,975 shares was issuable as of December 31, 1997 upon exercise of options granted thereunder in exchange, among other things, for the surrender of 265,000 options previously granted to such directors under the 1990 Directors' Stock Option Plan that has since been terminated. Director's stock options are exercisable for a period of 5 years from the date of grant. The purchase price of shares issuable upon exercise of a director's stock option must be paid in cash.

     The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly no compensation cost has been recognized for the Employee Plans and the Directors' Plan. Had compensation cost for

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     these plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below.

                                       1997            1996            1995
                                  --------------   -------------   -------------
Pro forma net loss.............    $(27,903,082)    $(2,101,716)    $(5,102,286)
Pro forma net loss per share...    $      (2.43)    $      (.18)    $      (.45)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                              1997     1996     1995
                             ------   ------   ------
Expected life (years).....     5.0      5.0      4.3
Risk-free interest rate...    5.89%    6.17%    6.62%
Volatility................   63.65%   57.00%   44.40%
Dividend..................    0.00%    0.00%    0.00%

     The following is a summary of stock option activity and related information for 1997, 1996 and 1995.

                                                     1997                                1996                       1995
                                        -------------------------------   ---------------------------------   ----------------
                                                            WEIGHTED                            WEIGHTED
                                                            AVERAGE                             AVERAGE
                                            SHARES       EXERCISE PRICE        SHARES        EXERCISE PRICE        SHARES
                                        --------------   --------------   ----------------   --------------   ----------------


Options outstanding, beginning of
 year................................       1,178,726             $2.86         1,329,102             $4.72         1,369,500
Options granted......................         698,956               .46           480,000              1.19           618,000
Options forfeited....................        (451,080)             5.09          (336,102)             7.44                --
Options expired......................         (85,372)             1.19          (294,274)             3.31          (658,398)
                                           ----------             -----        ----------             -----        ----------

Options outstanding, end of year.....       1,341,230             $ .83         1,178,726             $2.86         1,329,102
                                           ==========             =====        ==========             =====        ==========

Option price range at end of year....   $.38 to $2.50                     $1.19 to $13.83                     $2.50 to $13.83

Options available for grant at end
 of year.............................         448,270                             410,774                             470,398
                                           ==========                          ==========                          ==========
Weighted average fair value of
 options granted
 during the year.....................            $.24                                $.66                          $     1.19
                                           ==========                          ==========                          ==========

The following table summarizes information about stock options outstanding at December 31, 1997:

                                               OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                                --------------------------------------------------   ------------------------------

                                     NUMBER                             WEIGHTED         NUMBER          WEIGHTED
                                  OUTSTANDING          AVERAGE          AVERAGE        EXERCISABLE       AVERAGE
                                AT DECEMBER 31,       REMAINING         EXERCISE       AT DECEMBER       EXERCISE
  RANGE OF EXERCISES PRICES           1997         CONTRACTUAL LIFE      PRICE          31, 1997          PRICE
-----------------------------   ----------------   ----------------   ------------   ---------------   ------------

$0.375--40.438...............            490,956       4.3 years             $0.42           391,766          $0.43
$0.5625......................            630,274       7.0 years             $0.56           259,606          $0.56
$2.50........................            220,000       0.5 years             $2.50           220,000          $2.50
                                       ---------   ----------------          -----           -------          -----

$0.375--42.50................          1,341,230                             $0.83           871,372
                                       =========                             =====           =======

(7)      INCOME TAXES
         ------------

         Income (loss) before income taxes and the provision for income taxes consisted of the following:

                                                      YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------
                                                1997            1996            1995
                                           --------------   -------------   -------------
Income (loss) before income taxes:
      Domestic..........................    $ (5,613,734)    $(1,847,919)    $(2,340,158)
      Foreign...........................     (22,461,831)        993,782      (1,231,316)
                                            ------------     -----------     -----------
                                            $(28,075,565)    $  (854,137)    $(3,571,474)
                                            ============     ===========     ===========

Provision (benefit) for income taxes:
      Foreign

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

       Current..........................    $    694,178     $   868,344     $   410,929
       Deferred.........................        (979,499)        337,416         640,919
                                            ------------     -----------     -----------
                                            $   (285,231)    $ 1,205,760     $ 1,051,848
                                            ============     ===========     ===========

     The provisions for income taxes and deferred income taxes payable relate to the Colombian activities of Argosy. No deferred taxes were provided in 1997 because the tax bases of the Company's assets exceed the financial statement bases, resulting in a deferred tax asset, which the Company has determined is not presently realizable.

     The Company's net deferred income tax liabilities as of December 31, 1997 and 1996 were as follows:

                                          1997            1996
                                      -------------   -------------
Deferred tax liability.............   $     27,198    $  2,109,649
Deferred tax asset.................    (12,677,641)    (11,061,573)
Valuation allowance................     12,650,443       9,931,423
                                      ------------    ------------
      Net deferred tax liability...   $  --           $    979,499
                                      ============    ============

     Temporary differences included in the deferred tax liabilities related primarily to property and equipment. Deferred tax assets principally consisted of net operating loss carryforwards. The Colombian deferred tax liability was eliminated due to a write down of oil and gas properties during 1997, totaling $25.8 million.

     As of December 31, 1997, the Company had a regular U.S. tax net operating loss carryforward and an alternative minimum tax loss carryforward of approximately $30,900,000 and $30,600,000 respectively. These loss carryforwards will expire beginning in 2001 if not utilized to reduce U.S. income taxes otherwise payable in future years, and are limited as to utilization because of the occurrences of "ownership changes" (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) in 1991 and earlier years. Such loss carryforwards also exclude regular tax net operating loss carryforwards aggregating approximately $4,500,000 attributable to certain of Garnet's subsidiaries, which can be used in certain circumstances to offset taxable income generated by such subsidiaries.

(8)  FAIR VALUE OF FINANCIAL INSTRUMENTS
     -----------------------------------

     The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate fair value because of the short maturity of these items. The carrying amounts of notes payable by Argosy to U.S. banks approximate fair value because the interest rates on these instruments change with market interest rates. There are no quoted market prices for the Debentures. Because the Debentures are convertible into shares of Garnet's common stock, the fair value of the Debentures is contingent on market prices for the common stock, the value of the Company's assets, and the results of its operations. In addition the Debentures contain unique terms, conditions, covenants and restrictions. Consequently the Company is unable to estimate the fair value of the Debentures.

(9)  CONCENTRATION OF CREDIT RISK
     ----------------------------

     During the years ended December 31, 1997, 1996 and 1995, all of the Company's oil production was purchased by Ecopetrol. As of December 31, 1997 and 1996, accounts receivable included approximately $1,134,812 and $2,866,000 respectively, from Ecopetrol. The Company believes that its oil production could be sold to other purchasers at similar prices in lieu of sales to Ecopetrol.

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)


(10) OPERATIONS BY GEOGRAPHIC AREA
     -----------------------------

     The Company operates in one industry segment. Information about the Company's operations for the years ended December 31, 1997, 1996 and 1995 by different geographic areas is shown below.

                                                                                      OTHER
                                                UNITED STATES       COLOMBIA      FOREIGN AREAS        TOTAL
                                                --------------   --------------   --------------   --------------
     1997:
     -----
Oil and gas sales............................   $          --     $  8,982,008    $          --     $  8,982,008
                                                =============     ============    =============     ============
Operating profit (loss)......................   $          --     $(25,211,665)   $      (8,792)    $(25,220,457)
                                                =============     ============    =============
General corporate income and expenses, net...                                                         (2,855,108)
                                                                                                    ------------
Income (loss) before income taxes............                                                       $(28,075,565)
                                                                                                    ============

Identifiable assets..........................   $     349,612     $ 13,985,826    $         760     $ 14,336,198
                                                =============     ============    =============     ------------

Corporate assets:
       Cash and cash equivalents.............                                                          2,124,250
                                                                                                    ------------

Total assets.................................                                                       $ 16,460,448
                                                                                                    ============

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                                            Other
1996:                                     United States     Columbia    Foreign Areas     Total
-----                                     -------------   -----------   -------------  -----------
Oil and gas sales                          $        --    $11,446,587   $        --    $11,446,587
--------------------------                 ===========    ===========   ===========    ===========
Operating profit (loss)                    $   (42,748)   $ 1,701,677   $   (40,112)   $ 1,618,817
                                           ===========    ===========   ===========
General corporate income and expenses, net                                              (2,472,954)
                                                                                       -----------
Income (loss) before income taxes                                                      $  (854,137)
                                                                                       ===========

Identifiable assets                        $   633,606    $43,780,585   $        --    $44,414,191
                                           ===========    ===========   ===========    -----------

Corporate assets:
  Cash and cash equivalents                                                              4,107,364
                                                                                       -----------

Total assets                                                                           $48,521,555
                                                                                       ===========

1995:
-----
Oil and gas sales                          $        --    $ 8,635,570   $        --    $ 8,635,570
                                           ===========    ===========   ===========    ===========
Operating profit (loss)                    $    (6,476)   $   158,792   $(1,547,278)   $(1,394,962)
                                           ===========    ===========   ===========
General corporate income and expenses, net                                              (2,176,512)
                                                                                       -----------
Income (loss) before income taxes                                                      $(3,571,474)
                                                                                       ===========

Identifiable assets                        $   937,359    $43,303,637   $     4,841    $44,245,837
                                           ===========    ===========   ===========    -----------

Corporate assets:
  Cash and cash equivalents                                                              5,713,191
                                                                                       -----------

Total assets                                                                           $49,959,028
                                                                                       ===========


The operating loss in other foreign areas represents oil and gas acquisition and exploration costs charged to expense, of which $674,554 was in Papua New Guinea, $798,263 was in France and $74,461 was in other countries.

                 GARNET RESOURCES CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)


The following tables set forth information about the Company's oil and gas producing activities pursuant to the requirements of SFAS No. 69 "Disclosures About Oil and Gas Producing Activities."

                                                                  December 31,
                                                          -----------------------------
                                                              1997            1996
                                                          -------------   -------------

CAPITALIZED COSTS:
------------------
Proved properties......................................   $ 59,317,097    $ 56,500,390
Unproved properties....................................        263,908         227,846
                                                          ------------    ------------
                                                            59,581,005      56,728,236

Accumulated depreciation, depletion and amortization...    (48,115,622)    (17,610,628)
                                                          ------------    ------------

Net capitalized costs..................................   $ 11,465,383    $ 39,117,608
                                                          ============    ============

As of December 31, 1997 and 1996, all capitalized costs pertained to oil and gas properties in Colombia.

The Company's investment in oil and gas properties as of December 31, 1997 includes $263,908 in unevaluated properties which have been excluded from amortization. Such costs will be evaluated in future periods based on management's assessment of exploration activities, expiration dates of licenses, permits and concessions, changes in economic conditions and other factors.


                                                                                   Other
                                                                               -------------
                                                             Columbia          Foreing Areas          Total
                                                           ------------        -------------       ------------
YEAR ENDED DECEMBER 31, 1997:
-----------------------------
Property acquisition:
  Proved properties.....................................   $         --        $        --         $         --
  Unproved properties...................................             --                760                  760
Exploration.............................................        308,239                 --              308,239
Development.............................................      2,543,770                 --            2,543,770
                                                           ------------        -----------         ------------

Total costs incurred....................................   $  2,852,009        $       760         $  2,852,769
                                                           ============        ===========         ============

YEAR ENDED DECEMBER 31, 1996:
-----------------------------
Property acquisition:...................................
  Proved properties.....................................   $         --        $        --         $         --
  Unproved properties...................................             --              5,258                5,258
Exploration.............................................      1,257,150             34,854            1,292,004
Development.............................................      4,829,074                 --            4,829,074
                                                           ------------        -----------         ------------

Total costs incurred....................................   $  6,086,224        $    40,112         $  6,126,336
                                                           ============        ===========         ============

YEAR ENDED DECEMBER 31, 1995:...........................
--------------------------------------------------------
Property acquisition:...................................
  Proved properties.....................................   $  1,590,943        $        --         $  1,590,943
  Unproved properties...................................             --             61,361               61,361
Exploration.............................................      1,439,406            502,544            1,941,950
Development.............................................      6,229,286                 --            6,229,286
                                                           ------------        -----------         ------------

Total costs incurred....................................   $  9,259,635        $   563,905         $  9,823,540
                                                           ============        ===========         ============

                                                                               Year Ended December 31,
                                                           -------------------------------------------------------------------------
                RESULTS OF OPERATIONS                           1997                      1996                     1995
                ---------------------                      ------------                -----------              ----------
Revenues................................................   $  8,982,008                $11,446,587              $8,635,570
Expenses:
  Production costs......................................      3,677,603                  3,410,162               3,533,572
  Depreciation, depletion and amortization..............      4,764,036                  6,323,999               4,936,955
  Write down of oil and gas properties..................     25,752,034                         --                      --
                                                           ------------                -----------              ----------
                                                             34,193,673                  9,734,161               8,470,527

Results of operations before income taxes...............    (25,211,665)                 1,712,426                 165,043
Provision for income taxes..............................             --                    710,657                  70,638

Results of operations from oil and gas
  producing activities..................................   $(25,211,665)                $1,001,769              $   94,405
                                                           ------------                -----------              ----------

Sales price per barrel..................................   $      17.39                $     19.82              $    16.39

Production costs per barrel.............................           7.12                       5.91                    6.71

Depreciation, depletion and amortization per dollar of
  oil and gas revenues (excluding write down of oil
  and gas properties)...................................            .53                        .55                     .57

During the years ended December 31, 1997, 1996 and 1995, all of the Company's oil and gas producing operations were located in Colombia.

During 1997, 1996 and 1995 the Company also charged to expense a total of $8,792, $40,112 and $1,547,278 respectively, of acquisition and exploration costs pertaining to its activities in other foreign areas.

Oil and Gas Reserve Quantities

Proved reserves represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate to be reasonably recoverable in the future from known reservoirs under existing economic and operating conditions. Proved developed reserves can be expected to be recovered through existing wells with existing equipment and operating methods.

Estimates of proved and proved developed oil and gas reserves are subject to numerous uncertainties inherent in the process of developing the estimates including the estimation of the reserve quantities and estimated future rates of production and timing of development expenditures. The accuracy of any reserve estimate is a function of the quantity and quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Additionally, the estimated volumes to be commercially recoverable may fluctuate with changes in prices of oil and natural gas.

Estimates of the Company's proved reserves and related valuations, as shown in the following tables were developed pursuant to SFAS No. 69. Huddleston & Co., Inc. provided estimates of future recoverable oil reserves and projected future net revenues. The Company's proved reserves were comprised entirely of crude oil in Colombia, and are stated in barrels.


                                                            December 31,
                                                -------------------------------------
                                                    1997         1996         1995
                                                ----------    ---------    ---------
Proved developed and undeveloped reserves:
       Beginning of year.....................    3,415,909    3,942,231    4,626,883
       Revisions of previous estimates.......   (1,109,268)      51,106     (377,493)
       Production............................     (516,543)    (577,428)    (526,834)
       Purchases of  reserves in place.......           --           --      219,675
                                                ----------    ---------    ---------
         End of year.........................    1,790,098    3,415,909    3,942,231
                                                ==========    =========    =========

Proved undeveloped reserves at end of year...           --      980,824    2,002,811
Proved developed reserves at end of year.....    1,790,098    2,435,085    1,939,420

The following tables present the standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in the standardized measure of discounted future net cash flows. Future cash inflows and costs were computed using prices and costs in effect at the end of the applicable year without escalation. Future income taxes were computed by applying the appropriate statutory income tax rate to the pretax future net cash flows reduced by future tax deductions and net operating loss carryforwards.


Standardized Measure of Discounted Future Net Cash Flows

                                                                             DECEMBER 31,
                                                              ------------------------------------------
                                                                  1997           1996           1995
                                                              ------------   ------------   ------------
Future cash inflows........................................    $25,617,420    $77,207,720    $69,343,840
Future costs:
      Production...........................................      9,348,337     13,778,938     18,021,679
      Development..........................................        395,643      3,513,309      5,264,508
                                                               -----------    -----------    -----------

Future net cash flows before income taxes..................     15,873,440     59,915,473     46,057,653
Future income taxes........................................        961,636      6,010,111      4,232,095
                                                               -----------    -----------    -----------

Future net cash flows......................................     14,911,804     53,905,362     41,825,558
10% discount factor........................................      3,430,104     10,755,572     11,151,677
                                                               -----------    -----------    -----------

Standardized measure of discounted future net cash flows...    $11,481,700    $43,149,790    $30,673,881
                                                               ===========    ===========    ===========

Changes in Standardized Measure of Discounted Future Net Cash Flows

                                                                                    DECEMBER 31,
                                                                    ---------------------------------------------
                                                                        1997            1996            1995
                                                                    -------------   -------------   -------------
Standardized measure, beginning of year..........................   $ 43,149,790     $30,673,881     $32,434,723
Increases (decreases)
      Sales, net of production costs.............................     (5,304,405)     (8,036,425)     (5,101,998)
      Net change in sales prices, net of production costs........    (25,277,345)     14,139,910       1,578,689
      Changes in estimated future development costs..............      1,346,106      (1,111,112)     (1,749,979)
Development costs incurred during the year that reduced future
      development costs..........................................      1,751,409       3,310,248       4,994,019
Revisions of quantity estimates..................................     (9,310,817)      2,540,160      (9,003,192)
Accretion of discount............................................      4,808,672       3,359,280       3,702,993
Net change in income taxes.......................................      4,116,800      (2,018,011)      1,676,288
Purchases of reserves in place...................................             --              --       1,758,109
Changes in production rates (timing) and other...................     (3,798,510)        291,859         384,229
                                                                    ------------     -----------     -----------

Standardized measure of year.....................................   $ 11,481,700     $43,149,790     $30,673,881
                                                                    ============     ===========     ===========

The standardized measure of discounted future net cash flows does not purport to present the fair market value of the Company's proved reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

                                   SCHEDULE I

                          GARNET RESOURCES CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                 BALANCE SHEETS


                                                                                                 DECEMBER 31,
                                                                                         -----------------------------
                                                                                             1997            1996
                                                                                         -------------   -------------
                                     ASSETS
                                    --------

CURRENT ASSETS:
   Cash...............................................................................   $    164,092    $     86,119
   Accounts receivable................................................................         28,116         494,261
   Prepaid expenses...................................................................         27,330          24,124
                                                                                         ------------    ------------
       Total current assets...........................................................        219,538         604,504
                                                                                         ------------    ------------

INVESTMENTS IN AND ADVANCES TO SUBSIDIARIES...........................................      6,988,613      34,427,950
                                                                                         ------------    ------------

PROPERTY AND EQUIPMENT, at cost:
   Furniture and equipment............................................................         72,255          69,928
   Less -- Accumulated depreciation...................................................        (47,116)        (41,731)
                                                                                         ------------    ------------
                                                                                               25,139          28,197
                                                                                         ------------    ------------

OTHER ASSETS..........................................................................        205,784         309,497
                                                                                         ------------    ------------
                                                                                         $  7,439,074    $ 35,370,148
                                                                                         ============    ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY
                         ------------------------------------
CURRENT LIABILITIES:
   Current portion of long-term debt..................................................   $ 15,000,000    $         --
   Accounts payable and accrued liabilities...........................................         22,410         163,240
                                                                                         ------------    ------------
                                                                                           15,022,410         163,240

LONG-TERM DEBT........................................................................             --      15,000,000
                                                                                         ------------    ------------
OTHER LONG-TERM LIABILITIES...........................................................             --              --
                                                                                         ------------    ------------

STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value,
       75,000,000 shares authorized, 11,492,162 shares issued and outstanding as of
       December 31, 1997 and 1996...................................................          114,922         114,922
   Capital in excess of par value.....................................................     52,491,212      52,491,212
   Retained earnings (deficit)........................................................    (60,189,470)    (32,399,226)
                                                                                         ------------    ------------

   Total stockholders' equity.........................................................     (7,583,336)     20,206,908
                                                                                         ------------    ------------
                                                                                         $  7,439,074    $ 35,370,148
                                                                                         ============    ============


These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Item 8 of Part II.

                                  SCHEDULE I

                          GARNET RESOURCE CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           STATEMENTS OF OPERATIONS


                                                                    YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------------
                                                              1997            1996            1995
                                                         --------------   -------------   -------------
INTEREST INCOME.......................................    $      6,378     $   140,732     $   519,630
                                                          ------------     -----------     -----------

COSTS AND EXPENSES:
 Exploration..........................................              --           1,775         798,263
 General and administrative...........................       1,256,948       1,134,107       1,953,436
 Interest.............................................       1,712,745       1,243,668         819,134
 Depreciation.........................................           7,114           8,273           5,874
                                                          ------------     -----------     -----------
                                                             2,976,807       2,387,823       3,576,707
                                                          ------------     -----------     -----------

INCOME (LOSS) BEFORE EQUITY IN EARNINGS (LOSSES) OF
 SUBSIDIARIES.........................................      (2,970,429)     (2,247,091)     (3,057,077)

EQUITY IN EARNINGS (LOSSES) OF SUBSIDIARIES...........     (24,819,815)        187,194      (1,566,245)
                                                          ------------     -----------     -----------

NET LOSS..............................................    $(27,790,244)    $(2,059,897)    $(4,623,322)
                                                          ============     ===========     ===========


These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Item 8 of Part II.

                                   SCHEDULE I

                          GARNET RESOURCES CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            STATEMENTS OF CASH FLOWS


                                                                            YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------------
                                                                      1997            1996            1995
                                                                 --------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                       $(27,790,244)   $ (2,059,897)   $ (4,623,322)
   Equity in (earnings) loss of subsidiaries                        24,819,815        (187,194)      1,566,245
   Exploration costs                                                        --           1,775         798,263
   Depreciation                                                          7,114           8,273           5,874
   Changes in components of working capital                             99,923        (378,881)        159,500
   Other                                                               154,103          89,927         213,309
                                                                  ------------    ------------    ------------
       Net cash used for operating activities                       (2,709,289)     (2,525,997)     (1,880,131)
                                                                  ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Investments in and advances from (to) subsidiaries                2,619,522        (161,156)     (6,131,388)
   Capital expenditures                                                (54,446)        (25,929)       (132,902)
   Loans repaid by Argosy Energy International                         222,186       1,710,518       2,353,784
                                                                  ------------    ------------    ------------
       Net cash provided by (used for) investing activities          2,787,262       1,523,433      (3,910,506)
                                                                  ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net cash used for financing activities                                   --              --              --
                                                                  ------------    ------------    ------------
NET (DECREASE) INCREASE CASH                                            77,973      (1,002,564)     (5,790,637)

CASH AT BEGINNING OF PERIOD                                             86,119       1,088,683       6,879,320
                                                                  ------------    ------------    ------------
CASH AT END OF PERIOD                                             $    164,092    $     86,119    $  1,088,683
                                                                  ============    ============    ============


These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Item 8 of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article 2.02-1 of the TBCA and the Aviva Charter, each current and former director and officer of a Texas corporation, or each person who served at the request of the corporation as a director or officer of a subsidiary of the corporation, shall be indemnified by the corporation for liabilities imposed upon him, expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of being or having been a director or an officer, and for any reasonable settlement of any such claim, action, suit or proceeding. The TBCA provides that a corporation may undertake any indemnification of a director or officer only if it is determined that such person (i) conducted himself in good faith,
(ii) reasonably believed that, in the case of conduct in his official capacity as a director, that his conduct was in the corporation's best interests, and in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, a corporation must indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant because he is or was a director if he has been wholly successful in the defense of the proceeding. The Aviva Charter authorizes the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Aviva or is or was serving at the request of Aviva as a director, officer, employee or agent of another corporation, partnership, or other enterprise against expenses and damages incurred thereby.

     The TBCA further provides that Texas corporations may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation for any liability asserted against him, whether or not the corporation would have the power to indemnify him against liability under the TBCA. Section 39 of the Bylaws provides that Aviva may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of Aviva or of another entity against any expense, liability or loss, regardless of whether Aviva would have the power to indemnify such person against such expense, liability or loss under the TBCA.

     Under article 1302-7.06 of the Texas Civil Statutes, the articles of incorporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for an act or omission in the director's capacity as director, except that the articles of incorporation must not eliminate or limit the liability of a director to the extent the director is found liable for (1) a breach of the director's duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Aviva Charter contains provisions that limit the liability of directors of Aviva to the extent allowable under this law.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number                          Description of Exhibits
------                          -----------------------

2.1* Agreement and Plan of Merger dated as of June 24, 1998 by and among Aviva Petroleum Inc., Aviva Merger Inc. and Garnet Resources
          Corporation.

2.2*      Debenture Purchase Agreement dated as of June 24, 1998 between Aviva
          Petroleum Inc. and the Holders of the Debentures named therein.

2.3# Form of Bank Credit Facility between ING (U.S.) Capital Corporation and Neo Energy, Inc.


3.1*      Restated Articles of Incorporation of Aviva Petroleum Inc. dated July
          25, 1995 (filed as exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-22258, and incorporated herein by reference).

3.2* Amended and Restated ByLaws of Aviva Petroleum Inc., as amended (filed as exhibit 3.2 to the Annual Report on Form 10-K for the year ended
          December 31, 1994, File No. 0-22258, and incorporated herein by reference).

4.1*      Deposit Agreement dated September 15, 1994 between Aviva Petroleum
          Inc. and ChaseMellon Shareholder Services, L.L.C. (filed as exhibit
          10.29 to the Registration Statement on Form S-1, File No. 33-82072, and incorporated herein by reference).

5.1+ Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.

23.1+     Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).

23.2+     Consent of KPMG Peat Marwick LLP (Aviva).

23.3+     Consent of Arthur Andersen LLP (Garnet).

23.4+     Consent of Netherland, Sewell & Associates, Inc.

23.5+     Consent of Huddleston & Co., Inc.

99.1*     Powers of Attorney (set forth on signature page).

99.2+     Form of Aviva Proxy.

99.3+     Form of Garnet Proxy.

99.4+     Consent of Robert Cresci as a Person About to Become a Director.

__________
+ Filed herewith.

* Previously filed.

# To be filed by Amendment.

Financial Statement Schedules:


  The Financial Statement Schedules of Garnet Resources Corporation have been included as part of this Registration Statement.

ITEM  22.   UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 20th day of August, 1998.

                                       AVIVA PETROLEUM INC.


                                       By: /s/ RONALD SUTTILL
                                           ------------------------------
                                           Ronald Suttill
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of August, 1998.

      Signature                   Title
      ---------                   -----
/s/ RONALD SUTTILL
------------------
Ronald Suttill                President, Chief Executive
                              Officer, and Director

/s/ JAMES L. BUSBY*           Treasurer, Secretary and
-------------------
James L. Busby                Principal Financial and
                              Accounting Officer

/s/ EUGENE C. FIEDOREK*       Director
-----------------------
Eugene C. Fiedorek

/s/ JOHN J. LEE*              Director
----------------
John J. Lee

/s/ ELLIOTT ROOSEVELT, JR.*   Director
---------------------------
Elliott Roosevelt, Jr.

/s/ JAMES E. TRACEY*          Director
--------------------
James E. Tracey

* By  /s/ Ronald Suttill, Attorney-in-fact
     -------------------------------------
     Ronald Suttill

                               INDEX TO EXHIBITS


Exhibit
Number                        Description of Exhibits
------                        -----------------------

2.1* Agreement and Plan of Merger dated as of June 24, 1998 by and among Aviva Petroleum Inc., Aviva Merger Inc. and Garnet Resources
          Corporation.

2.2*      Debenture Purchase Agreement dated as of June 24, 1998 between Aviva
          Petroleum Inc. and the Holders of the Debentures named therein.

2.3# Form of Bank Credit Facility between ING (U.S.) Capital Corporation and Neo Energy, Inc.

3.1*      Restated Articles of Incorporation of Aviva Petroleum Inc. dated
          July 25, 1995 (filed as exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-22258, and incorporated herein by reference).

3.2*      Amended and Restated ByLaws of Aviva Petroleum Inc., as amended
          (filed as exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-22258, and incorporated herein by reference).

4.1*      Deposit Agreement dated September 15, 1994 between Aviva Petroleum Inc.
          and ChaseMellon Shareholder Services, L.L.C. (filed as exhibit 10.29 to the Registration Statement on Form S-1, File No. 33-82072, and incorporated herein by reference).

5.1+ Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.

23.1+     Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).

23.2+     Consent of KPMG Peat Marwick LLP (Aviva).

23.3+     Consent of Arthur Andersen LLP (Garnet).

23.4+     Consent of Netherland, Sewell & Associates, Inc.

23.5+     Consent of Huddleston & Co., Inc.

99.1*     Powers of Attorney (set forth on signature page).

99.2+     Form of Aviva Proxy.

99.3+     Form of Garnet Proxy.

99.4+     Consent of Robert Cresci as a Person About to Become a Director.

__________
+ Filed herewith.

* Previously filed.

# To be filed by Amendment.